Exhibit 10.1

AMENDMENT AND LIMITED WAIVER

THIS AMENDMENT AND LIMITED WAIVER, dated as of March 21, 2023 (this “Amendment and Waiver”), is among DIEBOLD NIXDORF, INCORPORATED, an Ohio corporation (the “Company”), JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, the other Credit Parties party hereto and the Lenders party hereto, in connection with that certain Asset-Based Revolving Credit and Guaranty Agreement, dated as of December 29, 2022 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”; the Credit Agreement as in effect immediately prior to giving effect to this Amendment and Waiver is referred to herein as the “Existing Credit Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

ARTICLE I

AMENDMENTS

Subject to the satisfaction of the conditions set forth in Article IV hereof, each of the parties hereto agrees that the Existing Credit Agreement shall be amended to:

1.1     delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit A hereto; and

1.2    insert Annex A-2, Exhibit B-3 and Exhibit E-2 thereto in the forms attached as Exhibit B hereto.

ARTICLE II

LIMITED WAIVER

2.1    Solely for the period commencing on the Waiver Effective Date (as defined below) and ending on June 4, 2023 (or such earlier date as the Borrower shall notify the Administrative Agent in writing) (such period, the “Waiver Period”), the Lenders party hereto hereby agree that: (i) to the extent necessary to prevent any tranche of Revolving Credit Outstandings from exceeding the applicable Maximum Credit for such tranche (after giving effect to the deemed usage of the Global Borrowing Base set forth in clause (1) of the following proviso), (x) the aggregate Global Borrowing Base is deemed equal to $233,811,586 (plus any payments in kind on the FILO Loans) and (y) subject to Section 2.1(a) and 2.3 below, in the event the Revolving Credit Outstandings of any Borrower exceed its Borrowing Base, such overadvance shall be permitted to remain outstanding; provided that (1) any FILO Loans shall constitute use of the Global Borrowing Base by the US Borrower, and (2) no new Revolving Credit Exposure shall be permitted during the Waiver Period, (ii) the Administrative Agent and the Required Lenders, as applicable, shall not exercise their rights under Sections 2.13(b) or 5.15(g) of the Credit Agreement or the right to request additional field exams and appraisals under Section 5.13 of the Credit Agreement, and weekly Borrowing Base Certificates shall not be required under Section 5.12(a)(A) of the Credit Agreement, in each case notwithstanding that a Global Liquidity Event Period pursuant to clause (a) of the definition thereof or the proviso in the definition thereof shall have occurred; provided that, for the avoidance of doubt, the Administrative Agent and the Required Lenders, as applicable, may exercise their rights under Sections 2.13(b) and 5.15(g) of the Credit Agreement and the right to request additional field exams and appraisals under Section 5.13 of the Credit Agreement, and weekly Borrowing Base Certificates shall be required under Section 5.12(a)(A) of the Credit Agreement, in each case if a Global Liquidity Event Period pursuant to clause (b) of the definition thereof shall have occurred, (iii) no Commencement Date shall occur under Section 6.1 of the Credit Agreement and (iv) daily reporting and/or the requirement to maintain Qualified Cash in a deposit account at the Administrative Agent, in each case pursuant to Section 5.12(c) of the Credit Agreement, shall not be required (clauses (i) through (iv), collectively, the “Waived Provisions”); provided that, during the Waiver Period, the Company and the other Borrowers shall comply with each of the following covenants (failure to comply with any covenant described in clauses (a) through (f) below occurring at any time or the occurrence of any Specified Default (as defined below) or Event of Default under the Credit Agreement, a “Reset Trigger”):

(a)

on each date that the Global Borrowing Base (without giving effect to the deemed increase of the Borrowing Base set forth in clause (i) of the Waived Provisions) (the “Unadjusted Borrowing Base”) set forth in any Borrowing Base Certificate delivered pursuant to the Credit Agreement shall be less than $140,000,000 (the “Minimum Borrowing Base Threshold”), each applicable Borrower shall, (i) no later than three Business Days after the date that the Unadjusted Borrowing Base set forth in any Borrowing Base Certificate delivered pursuant to the Credit Agreement is first less than the Minimum Borrowing Base Threshold (the “Initial Prepayment Event”), prepay the Revolving Loans (starting with the Revolving Loans made to the US Borrower on a ratable basis among the Tranche A Loans, Tranche B Loans and Tranche C Loans) (and, to the extent necessary after prepaying Revolving Loans, cash collateralize Letter of Credit Usage) in an amount equal to the amount by which the Minimum Borrowing Base Threshold exceeds the Unadjusted Borrowing Base and (ii) no later than three Business Days after each date after the Initial Prepayment Event on which (a “Subsequent Prepayment Date”) the Unadjusted Borrowing Base set forth in any Borrowing Base Certificate delivered pursuant to the Credit Agreement is less than it was on the date of the immediately preceding prepayment under this clause (a) (each, a “Prior Prepayment Date”), prepay the Revolving Loans (starting with the Revolving Loans made to the US Borrower on a ratable basis among the Tranche A Loans, Tranche B Loans and Tranche C Loans) (and, to the extent necessary after prepaying Revolving Loans, cash collateralize Letter of Credit Usage) in an amount equal to the amount by which the Unadjusted Borrowing Base as of the Prior Prepayment Date exceeds the Unadjusted Borrowing Base on the Subsequent Prepayment Date; provided that, notwithstanding anything to the contrary in the Credit Agreement, amounts prepaid pursuant to this clause (a) may not be reborrowed during the Waiver Period; it is agreed (i) that any prepayment required pursuant to this clause (a) may be funded with the proceeds of additional FILO Loans (on terms substantially consistent with the then existing FILO Loans, except that the interest rate, upfront fees, yield and other economics of such additional FILO Loans may be different from the then existing FILO Loans) provided by the FILO Lenders (it being understood that any FILO Lender may decide to provide or decline to provide any such additional FILO Loan in its sole and absolute discretion and shall have no commitment to provide any such additional FILO Loan) and all Lenders and the parties hereto agree that the Company, the Administrative Agent and the FILO Lenders providing such FILO Loans may enter into an amendment to the Credit Agreement to establish such additional FILO Loans without the consent of any other Lender or any other parties to the Credit Agreement and (ii) that a Reset Trigger pursuant to this clause (a) shall only be deemed to have occurred pursuant to this clause (a) if the prepayment required pursuant to this clause (a) is not made in compliance with this clause (a);

(b)

in no event shall the sum of the aggregate Revolving Credit Exposure and the outstanding principal amount of FILO Loans (less any payment in kind of interest or fees added thereto) exceed $233,811,586;

(c)

each Borrower shall consult and cooperate with Riveron in connection with the preparation of each Borrowing Base Certificate delivered pursuant to the Credit Agreement, and the Administrative Agent and its advisors and the legal and financial advisors of the FILO Lenders (the “FILO Lender Advisors”) shall be permitted to discuss with Riveron matters as the Administrative Agent may reasonably request and Riveron shall provide the Administrative Agent and its advisors and the FILO Lender Advisors such information related to the Credit Agreement, the Borrowing Base, the Borrowers, their business and/or matters relating thereto as the Administrative Agent or the FILO Lender Advisors, as applicable, shall reasonably request;

(d)

on March 27, 2023 and on each Monday thereafter, the Company shall deliver to the Administrative Agent and the FILO Lender Advisors a thirteen (13)-week cash flow forecast for the period beginning on the Monday immediately prior to the date on which such thirteen (13)-week cash flow forecast is required to be delivered by the Company pursuant to this clause (d) and including a report showing variances to the prior week’s thirteen (13)-week cash flow forecast, prepared in form reasonably acceptable to the Administrative Agent and certified by a Financial Officer of the Company as being based on good faith assumptions and fairly stated in all material respects;

(e)

on March 27, 2023 and on each Monday thereafter, the Company shall deliver a report of its consolidated bank and book cash balance prepared in form reasonably acceptable to the Administrative Agent and the FILO Lender Advisors and certified by a Financial Officer of the Company; and

(f)

during normal business hours and with reasonable prior notice, senior management of the Company shall participate in calls with the Lenders as reasonably requested by the Administrative Agent to review the operations and financial condition of the Company and its Subsidiaries and answer questions from Lenders in connection therewith.

2.2    Upon the earlier of (x) occurrence of a Reset Trigger and (y) the expiration of the Waiver Period, the waiver of the Waived Provisions set forth in clause 2.1 above shall automatically terminate and the Company and the other Borrowers shall be required to comply with the terms of the Credit Agreement as if the waiver in this Article II shall have never occurred.

2.3    Upon the earlier of (x) the occurrence of a Reset Trigger and (y) the expiration of the Waiver Period, (i) in the event the aggregate Revolving Credit Outstandings exceed the Unadjusted Global Borrowing Base, or the Revolving Credit Outstandings of any Borrower exceed its Borrowing Base, the applicable Borrower shall have repaid such excess amount to eliminate such overadvance in full and (ii) the US Borrower shall have repaid the FILO Obligations (other than any indemnification or other similar contingent obligations which are not then due and owing at the time of determination) in full and satisfied the other Pre-Default FILO Payment Conditions; provided that (a) failure to comply with this Section 2.3 shall constitute an immediate Event of Default and (b) unless the the FILO Obligations been repaid in full, the Company shall continue to comply with clauses (c), (d) and (e) of Section 2.1.

2.4    Each of the Company and each other Borrower agrees that it shall, and shall cause each Subsidiary to, if any senior officer of the Company or such Borrower has knowledge thereof, give notice in writing to the Administrative Agent of the occurrence of any Reset Trigger.

2.5    Each of the Company and each other Borrower agree to deliver or cause to be delivered to Administrative Agent and, as applicable, the Applicable Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the FILO Lender Advisors, the items described on Exhibit C hereof on or before the dates specified with respect to such items on Exhibit C (or, in each case, such later date as may be agreed to by Administrative Agent and the FILO Lenders, acting through the FILO Lender Advisors, in their respective sole discretion).

2.6    This Amendment and Waiver shall not constitute a waiver of any Default or Event of Default that has occurred and is continuing, or any rights or remedies of the Administrative Agent or the Lenders under the Credit Documents in connection therewith, except as expressly stated in Section 2.1 above.

2.7    As used in this Amendment and Waiver and the Credit Agreement as amended by this Amendment and Waiver, “Specified Default” shall mean (a) failure by any Borrower to pay when due (i) any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) any amount payable to an Issuing Bank in reimbursement of any drawing under an applicable Letter of Credit or (iii) any interest on any Loan or any fee or any other amount due under the Credit Agreement and (b) failure of any Credit Party to perform or comply, or to cause any of its Subsidiaries to perform or comply, with any term or condition contained in Section 5.12(a) of the Credit Agreement.

ARTICLE III

REPRESENTATIONS

3.1    Each Credit Party represents and warrants to the Administrative Agent and the Lenders on the date hereof, that:

(a)

as of the date hereof, the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects (or in the event a representation or warranty is qualified as to materiality, Material Adverse Effect or similar qualification, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in the event a representation or warranty is qualified as to materiality, Material Adverse Effect or similar qualification, in all respects) on and as of such earlier date;

(b)

as of the date hereof, no event shall have occurred and be continuing or would result from the consummation of the transaction contemplated by this Amendment and Waiver that would constitute a Default or an Event of Default;

(c)

each Credit Party party hereto has the corporate or other power and authority and legal right to execute and deliver this Amendment and Waiver and to perform its obligations hereunder. The execution and delivery by each Credit Party of this Amendment and Waiver and the performance of its obligations hereunder have been duly authorized by proper corporate or other applicable company proceedings. This Amendment and Waiver has been duly executed and delivered on behalf of each Credit Party. This Amendment and Waiver constitutes a legal, valid and binding obligation of each Credit Party party hereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(d)

Neither the execution and delivery by the Credit Parties of this Amendment and Waiver, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent Borrower or any of its Subsidiaries or the Parent Borrower’s or any Subsidiary’s constitutive documents or the provisions of any material indenture, instrument or agreement to which the Parent Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Parent Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been (or will be in accordance with the actions set forth on Exhibit C) obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording, notarization or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Amendment and Waiver or any other document contemplated or required by this Amendment and Waiver.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

This Amendment and Waiver shall become effective on the first date (the “Waiver Effective Date”) on which each of the following conditions have been satisfied:

4.1    this Amendment and Waiver shall have been duly executed and delivered by the Company, each of the other Credit Parties, the Administrative Agent and all Lenders under the Existing Credit Agreement and each FILO Lender;

4.2    the Administrative Agent shall have received, (i) for the account of the applicable Person, reimbursement or payment of all the Administrative Agent’s and the FILO Lenders’ reasonable out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel) incurred in connection with this Amendment and Waiver or in connection with the Credit Documents and payment of all other outstanding invoices from the FILO Lender Advisors (including all outstanding invoices from Davis, Polk & Wardwell LLP) and the legal and financial advisors of the Administrative Agent and the Revolving Credit Lenders (including all outstanding invoices from Simpson Thacher & Bartlett LLP), (ii) an amendment fee for the benefit of each Revolving Credit Lender party hereto equal to 0.15% of the Revolving Credit Commitment of such Revolving Credit Lender on the Waiver Effective Date, and (iii) a fee for the ratable benefit of the FILO Lenders (which fee shall be paid in-kind by adding such fee to the principal amount of the FILO Loans on the date hereof (it being understood that any principal amount on account of such fee shall constitute and be treated as a FILO Loan for all purposes under the Credit Documents)) in the amount separately agreed in writing between the Company and the FILO Lenders.

4.3    the Agents and the Lenders shall have received favorable written opinions of (i) Sullivan & Cromwell LLP, counsel for the Credit Parties (ii) Jones Day, Ohio counsel for the Credit Parties, in each case, as to such matters as the Administrative Agent or the FILO Lenders may reasonably request, dated as of the date hereof and in form and substance reasonably satisfactory to the Administrative Agent and the FILO Lenders (and each Credit Party hereby instructs each of its counsel to deliver such opinions to the Agents and Lenders); and

4.4    the Administrative Agent shall have received (a) the documents required to be delivered on the date of this Amendment and Waiver pursuant to Exhibit C and (b) in a timely manner, such other documents, evidence, and instruments from the Company as the Administrative Agent or the FILO Lenders may reasonably request.

ARTICLE V

MISCELLANEOUS

5.1    On and after the date hereof, references in the Credit Agreement or in any other Credit Document to the Credit Agreement shall be deemed to be references to the Credit Agreement after giving effect to the waiver expressly described herein and as further amended, restated, modified or supplemented from time to time. This Amendment and Waiver shall constitute a Credit Document. For the avoidance of doubt, the Company agrees it is required to reimburse the Administrative Agent and Lenders for the fees, charges and disbursements of the Lender Financial Advisor (as defined in the Limited Waiver dated as of March 15, 2023) and for all other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Revolving Lenders in connection with this Amendment and Waiver pursuant to Section 10.2(b) of the Credit Agreement. Without limiting any reimbursement obligations under the Credit Agreement, each Credit Party agrees to reimburse the FILO Lenders promptly upon demand for any reasonable and documented out-of-pocket expenses (including reasonable and documented fees, expenses and disbursements of financial and legal advisors) incurred by the FILO Lenders in connection with the preparation, execution, delivery, modification, amendment, administration or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, or otherwise incurred in connection with this Amendment and Waiver or the other Credit Documents (which, in the case of legal fees, expenses and disbursements shall be limited to the reasonable and documented fees, expenses and disbursements of one counsel to the FILO Lenders in each appropriate jurisdiction).

5.2    Except as expressly waived hereby, each of the Borrowers agrees that the Credit Agreement and the other Credit Documents, as modified hereby, are ratified and confirmed and shall remain in full force and effect in accordance with their terms and that they are not aware of any set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. Except as expressly set forth herein with respect to the Waived Provisions, the execution, delivery and effectiveness of this Amendment and Waiver shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor shall it constitute a waiver of any provision of any of the Credit Documents. Nothing herein shall be deemed to entitle any Borrower to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document whether in similar or different circumstances. This Amendment and Waiver shall not constitute a novation of any Obligations.

5.3    Each Borrower acknowledges that neither the Administrative Agent nor any Lender has made any assurances concerning: (i) the manner in which or whether the Waived Provisions may be resolved; or (ii) any additional forbearance, waiver, restructuring or other accommodations.

5.4    Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment and Waiver shall not directly or indirectly (i) except as expressly set forth in Section 2.1 hereof, and only to such extent, constitute a consent or waiver of any past, present or future violations of any provisions of the Credit Agreement or any other Credit Documents nor constitute a novation of any of the Obligations under the Credit Agreement or other Credit Documents or (ii) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, each of the Administrative Agent and each Lender reserves all of its rights, powers, and remedies under the Credit Agreement, the other Credit Documents and applicable law. All of the provisions of the Credit Agreement and the other Credit Documents are hereby reiterated.

5.5    Except as expressly set forth in Section 2.1 hereof, and only to such extent, no Lender has waived (regardless of any delay in exercising such rights and remedies), any Default or Event of Default that may be continuing on the date hereof or any Default or Event of Default that may occur after the date hereof (whether the same or similar to the Waived Provisions or otherwise), and neither the Administrative Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Defaults or Events of Default, that may have occurred or are continuing as of the date hereof, or that may occur after the date hereof.

5.6    Each Borrower acknowledges and agrees that the Lenders’ agreement to provide the waiver set forth in Section 2.1 hereof does not in any manner whatsoever limit the Administrative Agent’s or any Lender’s right to insist upon strict compliance by the Borrowers and the other Credit Parties with the Credit Agreement, this Amendment and Waiver or any other Credit Document.

5.7    By their execution hereof, each of the Company and each Subsidiary thereof, on behalf of itself and its Affiliates and its successors-in-title and assignees and, to the extent the same is claimed by right of, through or under any Credit Party, for its past, present and future employees, agents, representatives, officers, directors and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Lenders and each of their respective affiliates and each of their successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, covenants, controversies, damages, judgments, expenses, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Lender Parties under the Credit Agreement, this Amendment and Waiver or any of the other Credit Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof, in all cases of the foregoing in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement, this Amendment and Waiver or any other Credit Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from Lender Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision.

5.8    Each Credit Party, in its capacity as a Borrower or Guarantor, as the case may be, in any case under the Credit Documents, hereby (i) consents to the amendments to the Existing Credit Agreement effected by this Amendment and Waiver, (ii) acknowledges, ratifies and confirms that all Obligations under the Existing Credit Agreement and under the Credit Agreement as amended hereby (including the FILO Obligations) constitute valid and existing “Obligations” under the Credit Agreement after giving effect to this Amendment and Waiver, (iii) ratifies and confirms that (x) any and all Credit Documents to which it is a party and (y) all of its respective payment and performance obligations, contingent or otherwise, and all of its guarantees and other similar rights or obligations, as applicable, under each of the Credit Documents to which it is party, are not discharged and remain in full force and effect notwithstanding the effectiveness of this Amendment and Waiver and (iv) confirms and agrees that all Liens now or hereafter held by any Collateral Agent or European Collateral Agent for the benefit of the Secured Parties as security for payment of the Obligations are not discharged and remain in full force and effect and shall continue following the effectiveness of this Amendment and Waiver. Without limiting the generality of the foregoing, each Credit Party further agrees (A) that any reference to “Obligations” contained in any Credit Documents shall include, without limitation, the “Obligations” as such term is defined in the Credit Agreement after giving effect to this Amendment and Waiver and (B) that the related guarantees contained in such Credit Documents shall include and extend to such Obligations. Without limiting the generality of the foregoing, each Credit Party, in its capacity as a Borrower or Guarantor, as the case may be, in any case under the Credit Documents, hereby confirms that all Liens created by it under the Belgian Collateral Documents and Dutch Collateral Documents has always been intended to extend to all Obligations under the Credit Agreement as amended and restated from time to time, including as amended by this Amendment and Waiver, and shall so extend thereto in accordance with the terms of the Belgian Collateral Documents and the Dutch Collateral Documents (as applicable).

5.9    Notwithstanding anything to the contrary, Diebold Nixdorf S.A.S acting as French Guarantor hereby confirms to the other parties hereto that, upon and following the execution and performance by it of this Amendment and Waiver, (i) all of its payment and performance obligations, contingent or otherwise, under each of the Credit Documents (including, for the avoidance of doubt, this Amendment and Waiver) to which it is a party shall remain in full force and effect, (ii) the security interests created or purported to be created by it under each French Collateral Documents to which it is party shall remain in full force and effect and shall continue to secure the “Secured Obligations” as such term is defined in each of the French Collateral Documents (except with respect to the master agreement for the assignment of accounts dated December 29, 2022 entered into between the French Guarantor as assignor, GLAS Americas LLC, as European collateral agent and the assignees listed thereto and each bordereau de cession de créances professionnelles relating thereto (all together, the “Agreement for the Assignment of Accounts”)) and (iii) the term “ABL Credit Agreement” as used in each French Collateral Document to which it is party shall be a reference to the Credit Agreement as amended by this Amendment and Waiver and as further amended, restated, supplemented and modified from time to time without any novation whatsoever of any of the rights and obligations of parties under the Credit Documents and nothing in this agreement or any other Credit Document shall be construed as indicating any intention of the parties to cause any novation whatsoever under the Credit Documents. It is also specified, for the avoidance of doubt and notwithstanding anything to the contrary, that any payment or guaranty limitation applicable to Diebold Nixdorf S.A.S under the Credit Documents shall also remain in full force and effect.

5.10    The FILO Lenders hereby irrevocably appoint the European Collateral Agent as French collateral agent to create, register, manage and enforce on their behalf (étendue de ses pouvoirs), under the denomination of Agent des Sûretés (qualité), the security interests constituted by the French Collateral Documents (except with respect to the Agreement for the Assignment of Accounts) of the French Credit Party in accordance with article 2488-6 et seq. of the French Civil Code (objet de sa mission), as amended from time to time on the terms of the relevant Credit Documents and French Collateral Documents (except with respect to the Agreement for the Assignment of Accounts), and until the discharge date of the relevant Credit Documents or French Collateral Documents (durée de sa mission), and the European Collateral Agent accepts the appointment.

5.11    In relation to the Credit Documents governed by Italian law, each FILO Lender, on behalf of itself and any of its Affiliates that are Secured Parties irrevocably (i) appoints the European Collateral Agent as collateral agent to be its agent (mandatario con rappresentanza) for the purpose of executing on behalf of itself and any of its Affiliates that are Secured Parties any Credit Document which is expressed to be governed by Italian law; (ii) grants the European Collateral Agent the powers to negotiate and approve the terms and conditions of such Credit Documents which are expressed to be governed by Italian law, execute any other agreement or instruments, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release, in whole or in part, of the security created thereunder, in each case in the name and on behalf of it and its Affiliates that are Secured Parties, (iii) consents that the European Collateral Agent may act as its agent (mandatario con rappresentanza) in all cases of conflict of interest and self-dealing, in accordance with Article 1394 and execute each Credit Document expressed to be governed by Italian law and executed by the European Collateral Agent on its behalf including to execute any document with itself (contratto con se stesso) in accordance with Article 1395 of the Italian Civil Code, and (iv) consents to the possibility for the European Collateral Agent to delegate and sub-delegate any of its powers under this clause including by appointing third parties agents and/or representatives.

5.12    This Amendment and Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and Waiver and/or any other Credit Document shall be deemed to include an executed counterpart of a signature page of this Amendment and Waiver by telecopy or electronic mail message (an “Electronic Signature”), deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of a Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

5.13    This Amendment and Waiver shall be construed in accordance with and governed by the law of the State of New York.

5.14    Any provision in this Amendment and Waiver that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment and Waiver are declared to be severable.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Waiver as of the date first above written.

DIEBOLD NIXDORF, INCORPORATED

By	/s/ James Barna
	Name:	James Barna
	Title:	Executive Vice President and Chief Financial Officer

DIEBOLD NIXDORF CANADA, LIMITED

By	/s/ Jonathan Leiken
	Name:	Jonathan Leiken
	Title:	Vice President and Secretary

DIEBOLD NIXDORF BV

By	/s/ Helena Mueller
	Name:	Helena Mueller
	Title:	Managing Director

DIEBOLD NIXDORF B.V.

By	/s/ Elizabeth Radigan
	Name:	Elizabeth Radigan
	Title:	Authorized Signatory

DIEBOLD NIXDORF S.A.S.

By	/s/ Octavio Marquez
	Name:	Octavio Marquez
	Title:	President

WINCOR NIXDORF INTERNATIONAL GMBH

By	/s/ Olaf Heyden
	Name:	Olaf Heyden
	Title:	Managing Director

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD NIXDORF SYSTEMS GMBH

By	/s/ Jörn Förster
	Name:	Jörn Förster
	Title:	Managing Director

DIEBOLD NIXDORF DEUTSCHLAND GMBH

By	/s/ Frank Johann
	Name:	Frank Johann
	Title:	Managing Director

DIEBOLD NIXDORF GLOBAL LOGISTICS GMBH

By	/s/ Christina Wieber
	Name:	Christina Wieber
	Title:	Managing Director

DIEBOLD NIXDORF S.R.L.

By	/s/ Jonathan Leiken
	Name:	Jonathan Leiken
	Title:	Authorized Signatory

Place of Execution: Hudson, Ohio, U.S.A.

DIEBOLD NIXDORF SP. Z O.O.

By	/s/ Adrian Gawryś
	Name:	Adrian Gawryś
	Title:	Managing Director

DIEBOLD NIXDORF AB

By	/s/ René Lauxtermann
	Name:	René Lauxtermann
	Title:	Director

DIEBOLD NIXDORF (UK) LIMITED

By	/s/ Paul George Young
	Name:	Paul George Young
	Title:	Director

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD SELF-SERVICE SOLUTIONS S.AR.L

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

DIEBOLD NIXDORF S.L.

By	/s/ Luis Pita Espiniella
	Name:	Luis Pita Espiniella
	Title:	Board Member

By	/s/ Ewa Porebska
	Name:	Ewa Porebska
	Title:	Board Member

GUARANTORS:

DIEBOLD GLOBAL FINANCE CORPORATION

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

DIEBOLD HOLDING COMPANY, LLC

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

DIEBOLD SST HOLDING COMPANY, LLC

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

GRIFFIN TECHNOLOGY INCORPORATED

By	/s/ Elizabeth Radigan
	Name:	Elizabeth Radigan
	Title:	Vice President and Secretary

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD SELF-SERVICE SYSTEMS

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

DIEBOLD NIXDORF TECHNOLOGY FINANCE, LLC

By	/s/ James Barna
	Name:	James Barna
	Title:	Vice President and Treasurer

DIEBOLD CANADA HOLDING COMPANY INC.

By	/s/ Jonathan Leiken
	Name:	Jonathan Leiken
	Title:	Vice President and Secretary

DIEBOLD NIXDORF GLOBAL HOLDING B.V.

By	/s/ Elizabeth Radigan
	Name:	Elizabeth Radigan
	Title:	Authorized Signatory

DIEBOLD NIXDORF DUTCH HOLDING B.V.

By	/s/ Elizabeth Radigan
	Name:	Elizabeth Radigan
	Title:	Authorized Signatory

DIEBOLD NIXDORF SOFTWARE PARTNER B.V.

By	/s/ Michael Engel
	Name:	Michael Engel
	Title:	Managing Director

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD NIXDORF SOFTWARE CV, represented by its general partner Diebold Nixdorf Software Partner B.V.

By	/s/ Michael Engel
	Name:	Michael Engel
	Title:	Managing Director

DIEBOLD NIXDORF GLOBAL SOLUTIONS B.V.

By	/s/ Hendrik Schouten
	Name:	Hendrik Schouten
	Title:	Managing Director

DIEBOLD NIXDORF HOLDING GERMANY GMBH

By	/s/ Olaf Heyden
	Name:	Olaf Heyden
	Title:	Managing Director

DIEBOLD NIXDORF LOGISTICS GMBH

By	/s/ Christina Wieber
	Name:	Christina Wieber
	Title:	Managing Director

WINCOR NIXDORF FACILITY GMBH

By	/s/ Jörn Förster
	Name:	Jörn Förster
	Title:	Managing Director

DIEBOLD NIXDORF REAL ESTATE GMBH & CO. KG. represented by its general partner Diebold Nixdorf Security GmbH

By	/s/ Jörn Förster
	Name:	Jörn Förster
	Title:	Managing Director

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD NIXDORF BUSINESS ADMINISTRATION CENTER GMBH

By	/s/ Jörg Kleinschmidt
	Name:	Jörg Kleinschmidt
	Title:	Managing Director

IP MANAGEMENT GMBH

By	/s/ Olaf Heyden
	Name:	Olaf Heyden
	Title:	Managing Director

DIEBOLD NIXDORF VERMÖGENSVERWALTUNGS GMBH

By	/s/ Olaf Heyden
	Name:	Olaf Heyden
	Title:	Managing Director

DIEBOLD NIXDORF SECURITY GMBH

By	/s/ Jörn Förster
	Name:	Jörn Förster
	Title:	Managing Director

DIEBOLD NIXDORF OPERATIONS GMBH

By	/s/ Michael Schütt
	Name:	Michael Schütt
	Title:	Managing Director

DIEBOLD NIXDORF FINANCE GERMANY GMBH

By	/s/ Jörn Förster
	Name:	Jörn Förster
	Title:	Managing Director

[Signature Page to Amendment and Waiver (ABL)]

DIEBOLD NIXDORF BPO SP. Z O.O.

By	/s/ Adrian Gawryś
	Name:	Adrian Gawryś
	Title:	Managing Director

[Signature Page to Amendment and Waiver (ABL)]

JPMORGAN CHASE BANK. N.A., as Administrative Agent and as a Lender

By:	/s/ Christine Lathrop
	Name:	Christine Lathrop
	Title:	Executive Director

[Signature Page to Amendment and Waiver (ABL)]

[Lenders’ signatures on file with the Company]

[Signature Page to Amendment and Waiver (ABL)]

Exhibit A

ASSET-BASED REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of December 29, 2022, as amended by that certain Amendment and Limited Waiver, dated as of March 21, 2023 among

DIEBOLD NIXDORF, INCORPORATED,

THE EUROPEAN BORROWERS AND CANADIAN BORROWER NAMED HEREIN,

THE SUBSIDIARIES OF DIEBOLD NIXDORF, INCORPORATED NAMED HEREIN as GUARANTORS,

EACH ADDITIONAL BORROWER AND GUARANTOR THAT BECOMES A PARTY HERETO AFTER THE DATE HEREOF,

VARIOUS LENDERS,

JPMORGAN CHASE BANK, N.A. and PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

GLAS AMERICAS LLC,

as European Collateral Agent,

JPMORGAN CHASE BANK, N.A. and PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

BANK OF AMERICA, N.A. and DEUTSCHE BANK

as Co-Documentation Agents

$250,000,000 Asset-Based Revolving Credit Facility

TABLE OF CONTENTS

Page
Section 1.	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	2
1.2	Accounting Terms	~~99~~102
1.3	Interpretation, Etc	~~100~~103
1.4	French terms	~~101~~104
1.6	Swedish terms	~~104~~107
1.7	Polish terms	~~105~~108
1.8	German terms	~~106~~109
1.9	Belgian Terms	~~106~~109
1.10	Certain Spanish Matters	~~107~~110
1.11	Certain Canadian Matters	~~108~~111
1.12	Certain Swiss Matters	~~108~~111
1.13	Exchange Rates; Currency Equivalents	~~109~~112
1.14	Excluded Swap Obligations	~~109~~112
1.15	Interest Rates; Benchmark Notifications	~~109~~112
1.16	Divisions	~~110~~113

Section 2.	LOANS AND LETTERS OF CREDIT	~~110~~113
2.1	Revolving Loans	~~110~~113
2.2	Swing Line Loans	~~114~~117
2.3	Issuance of Letters of Credit and Purchase of Participations Therein	~~115~~119
2.4	Pro Rata Shares	~~121~~125
2.5	Resignation of Issuing Bank	~~121~~125
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	~~121~~125
2.7	Interest on Loans	~~122~~126
2.8	Conversion/Continuation of Loans	~~128~~131
2.9	Default Interest	~~128~~132
2.10	Fees	~~129~~132
2.11	Voluntary Prepayments	~~130~~133
2.12	Voluntary Revolving Commitment Reductions	~~130~~134
2.13	Mandatory Prepayments	~~130~~134
2.14	Application of Prepayments	~~132~~135
2.15	General Provisions Regarding Payments	~~132~~136
2.16	Ratable Sharing	~~135~~139
2.17	Making or Maintaining Loans	~~135~~139

-i-

Page
2.18	Increased Costs; Capital Adequacy	~~138~~142
2.19	Taxes; Withholding, Etc.	~~139~~143
2.20	Obligation to Mitigate	~~148~~152
2.21	Defaulting Lenders	~~149~~153
2.22	Removal or Replacement of a Lender	~~151~~155
2.23	Extensions	~~152~~156
2.24	Protective Advances	~~152~~156
2.25	Alternate Rate of Interest	~~153~~157

Section 3.	CONDITIONS PRECEDENT	~~157~~161
3.1	Closing Date	~~157~~161
3.2	Conditions Precedent to Each Credit Extension After the Closing Date	~~162~~166

Section 4.	REPRESENTATIONS AND WARRANTIES	~~163~~167
4.1	Corporate Existence and Standing	~~163~~167
4.2	Authorization and Validity	~~163~~167
4.3	No Conflict; Government Consent	~~163~~167
4.4	Financial Statements	~~163~~168
4.5	Material Adverse Effect	~~164~~168
4.6	Taxes	~~164~~168
4.7	Litigation and Guarantee Obligations	~~164~~168
4.8	Subsidiaries	~~164~~168
4.9	Pension Matters	~~164~~168
4.10	Accuracy of Information	~~165~~169
4.11	Regulations T, U and X	~~165~~170
4.12	Use of Proceeds	~~166~~170
4.13	Compliance With Laws; Properties	~~166~~170
4.14	Plan Assets; Prohibited Transactions	~~166~~170
4.15	Environmental Matters	~~166~~170
4.16	Investment Company Act	~~166~~170
4.17	Subsidiary Borrowers	~~166~~170
4.18	Insurance	~~166~~171
4.19	Ownership of Properties	~~166~~171
4.20	Labor Controversies	~~167~~171
4.21	Burdensome Obligations	~~167~~171
4.22	Patriot Act	~~167~~171
4.23	Anti-Corruption Laws and Sanctions	~~167~~171
4.24	Intellectual Property; Licenses, Etc	~~167~~172

-ii-

Page
4.25	Solvency	~~168~~172
4.26	Affected Financial Institutions	~~169~~173
4.27	Perfection, Etc.	~~169~~173
4.28	Centre of Main Interests and Establishments	~~170~~174
4.29	Compliance with Swiss Non-Bank Rules	~~170~~175
4.30	COVID Loans	~~171~~175
4.31	Segregation of assets under the Italian Civil Code	~~171~~175
4.32	Direzione e coordinamento	~~171~~175

Section 5.	AFFIRMATIVE COVENANTS.	~~171~~175
5.1	Financial Statements and Other Reports	~~171~~175
5.2	Use of Proceeds.	~~173~~177
5.3	Notice of Default; Notice of Material Adverse Effect	~~173~~177
5.4	Conduct of Business	~~173~~178
5.5	Taxes	~~174~~178
5.6	Insurance	~~174~~178
5.7	Compliance with Laws	~~174~~178
5.8	Properties; Inspection	~~174~~178
5.9	Collateral Matters; Further Assurances, Etc.	~~174~~179
5.10	Maintenance of Ratings	~~177~~181
5.11	Guaranties	~~177~~181
5.12	Borrowing Base Determination	~~178~~182
5.13	Field Examinations; Collateral Appraisals	~~179~~183
5.14	Additional Borrowers	~~179~~183
5.15	Control Accounts; Approved Deposit Accounts	~~180~~184
5.16	Landlord Waivers and Bailee’s Letters	~~183~~187
5.17	Financial Assistance	~~183~~187
5.18	Compliance with Swiss Non-Bank Rules	~~183~~187
5.19	Post-Closing Matters	~~183~~188
5.20	[Reserved]	~~184~~188
5.21	DAC 6	~~184~~188
5.22	Pensions	~~184~~188
5.23	Centre of Main Interests and Establishments	~~184~~189
5.24	European Ongoing Perfection Requirements	~~185~~189
5.25	People with Significant Control Regime	~~185~~189
5.26	Dutch Tax Covenants	~~185~~189

Section 6.	NEGATIVE COVENANTS	~~186~~190

-iii-

Page
6.1	Fixed Charge Coverage Ratio	~~186~~190
6.2	Merger; Consolidations; Fundamental Changes	~~186~~190
6.3	Sale of Assets	~~187~~191
6.4	Investments and Acquisitions	~~189~~193
6.5	Liens	~~190~~195
6.6	Affiliates	~~193~~197
6.7	Indebtedness	~~193~~197
6.8	Negative Pledge Clauses	~~197~~201
6.9	Limitation on Restrictions on Subsidiary Distributions	~~197~~201
6.10	Swap Contracts	~~198~~202
6.11	Receivables	~~198~~202
6.12	Restricted Payments	~~198~~202
6.13	Certain Payments of Restricted Indebtedness; Modifications of Restricted Indebtedness Documents.	~~200~~204
6.14	Amendments to Certain Documents	~~201~~205
6.15	[Reserved]	~~201~~205
6.16	Fiscal Year	~~201~~205
6.17	No Segregation of Assets or Finanziamenti Destinati	~~201~~205
6.18	Canadian Defined Benefit Plans	~~201~~205
6.19	Swiss Borrower	~~201~~205

Section 7.	GUARANTY.	~~201~~205
7.1	Guaranty of the Obligations	~~201~~205
7.2	Limitation of Guaranty	~~202~~206
7.3	Contribution	~~202~~206
7.4	Liability of Guarantors Absolute	~~202~~206
7.5	Waivers by Guarantors	~~204~~208
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc	~~205~~209
7.7	Subordination of Other Obligations	~~206~~210
7.8	Continuing Guaranty	~~206~~210
7.9	Authority of Guarantors	~~206~~210
7.10	Financial Condition of the Borrowers	~~206~~210
7.11	Default, Remedies	~~207~~211
7.12	Bankruptcy, Etc.	~~207~~211
7.13	Waiver of Judicial Bond	~~208~~212
7.14	Discharge of Guaranty Upon Sale of Guarantor	~~208~~212
7.15	Stay of Acceleration	~~208~~212
7.16	Assignment	~~208~~212

-iv-

Page
7.17	Limitation of Guaranty under Applicable Laws	~~208~~212
7.18	Certain Releases	~~215~~219
7.19	Spanish Guarantors Intent	~~215~~219

Section 8.	EVENTS OF DEFAULT	~~216~~220
8.1	Events of Default	~~216~~220
8.2	Actions in Respect of Letters of Credit	~~220~~224
8.3	[Reserved]	~~220~~224
8.4	[Reserved]	~~220~~224
8.5	CAM Exchange	~~220~~224

Section 9.	AGENTS	~~221~~225
9.1	Authorization and Action	~~221~~225
9.2	Agent’s Reliance, Limitation of Liability, Etc.	~~225~~229
9.3	Posting of Communications	~~226~~230
9.4	Agent Individually	~~228~~232
9.5	Successor Agent	~~228~~232
9.6	Acknowledgements of Lenders and Issuing Bank	~~229~~233
9.7	Collateral Matters	~~231~~235
9.8	Credit Bidding	~~232~~237
9.9	Certain ERISA Matters	~~233~~238
9.10	Flood Laws	~~234~~239
9.11	Right to Indemnity	~~235~~239
9.12	[Reserved]	~~235~~239
9.13	French Collateral Documents	~~235~~239
9.14	Italian Law Credit Documents	~~235~~240
9.15	[Reserved]	~~236~~240
9.16	Belgian Priority of Ranking	~~236~~240
9.17	[Reserved]	~~236~~240
9.18	[Reserved]	~~236~~240

Section 10.	MISCELLANEOUS	~~236~~240
10.1	Notices	~~236~~240
10.2	Expenses	~~237~~241
10.3	Indemnity	~~238~~242
10.4	Setoff	~~240~~244
10.5	Amendments and Waivers	~~240~~244
10.6	Successors and Assigns; Participations	~~244~~249
10.7	Independence of Covenants	~~248~~253

-v-

Page
10.8	Survival of Representations, Warranties and Agreements	~~249~~253
10.9	No Waiver; Remedies Cumulative	~~249~~253
10.10	Marshalling; Payments Set Aside	~~249~~253
10.11	Severability	~~249~~254
10.12	Obligations Several; Independent Nature of Lenders’ Rights	~~249~~254
10.13	Headings	~~249~~254
10.14	GOVERNING LAW	~~250~~254
10.15	CONSENT TO JURISDICTION; SERVICE OF PROCESS	~~250~~254
10.16	WAIVER OF JURY TRIAL	~~250~~255
10.17	Confidentiality	~~251~~256
10.18	Entire Agreement	~~252~~256
10.19	Counterparts	~~252~~256
10.20	Patriot Act	~~252~~257
10.21	Electronic Execution	~~252~~257
10.22	Joint and Several Liability	~~253~~258
10.23	Agency of the Parent Borrower for Each Other Borrower and Guarantor	~~254~~259
10.24	Intercreditor Agreement	~~255~~259
10.25	Contribution and Indemnification Among the Borrowers	~~255~~260
10.26	Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization	~~256~~260
10.27	Acknowledgement Regarding Any Supported QFCs	~~257~~261
10.28	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~257~~262
10.29	Canadian Anti-Money Laundering Legislation.	~~258~~262
10.30	Spanish Formalities.	~~258~~263
10.31	English Language	~~259~~264

Section 11.	Subordination ; bankruptcy proceedings ; purchase option	264
11.1	Subordination of Liabilities	264
11.2	Separate Classification	265
11.3	Financing Matters	265
11.4	Adequate Protection	266
11.5	No Contest	267
11.6	Effectiveness in Insolvency Proceedings	267
11.7	Credit Bidding	267
11.8	Purchase Option	267
11.9	Section 11 Governs	269

-vi-

APPENDICES:
A	Revolving Commitments
B	Notice Addresses
C	Letter of Credit Sublimit

SCHEDULES:
Schedule 2.3(k)	Existing Letters of Credit
Schedule 4.7	Litigation
Schedule 4.8	Subsidiaries
Schedule 4.9	Pension Matters
Schedule 4.24	Intellectual Property; Licenses, Etc.
Schedule 4.27	Filing Offices
Schedule 5.19	Post-Closing Matters
Schedule 5.24	Ongoing European Perfection Requirements
Schedule 6.4	Existing Investments
Schedule 6.5	Existing Liens
Schedule 6.7	Existing Indebtedness

EXHIBITS:
Exhibit A-1	Funding Notice
Exhibit A-2	Conversion/Continuation Notice
Exhibit A-3	Issuance Notice
Exhibit A-4	Swing Line Request
Exhibit B-1	Revolving Loan Note
Exhibit B-2	Swing Line Note
Exhibit C	Compliance Certificate
Exhibit D-1	United States Tax Compliance Certificate
Exhibit D-2	Italian Lender Tax Certificate
Exhibit D-3	French Lender Tax Certificate
Exhibit E	Assignment Agreement (Revolving Loans)
Exhibit F	Subordination Agreement
Exhibit G-1	Closing Date Certificate
Exhibit G-2	Solvency Certificate
Exhibit H	[Reserved]
Exhibit I-1	Security Agreement
Exhibit J	Landlord Personal Property Collateral Access Agreement
Exhibit K	Bailee’s Letter
Exhibit L	Borrowing Base Certificate
Exhibit M	Intercreditor Agreement
Exhibit N	Joinder Agreement
Exhibit O	Spanish Joinder Agreement

ANNEXES:
Annex I	Agreed Security Principles

-vii-

REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of December 29, 2022, as amended by that certain Amendment and Limited Waiver, dated as of March 21, 2023, is entered into by and among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Parent Borrower”, the “US Borrower” or the “Company”), the certain Subsidiaries of Parent Borrower identified on the signature pages hereto as the US Subsidiary Guarantors (the “US Subsidiary Guarantors”) and the European Guarantors, Diebold Nixdorf Deutschland GmbH (“DND”), Diebold Nixdorf Systems GmbH (“DNS”), Wincor Nixdorf International GmbH (“WNI”) and Diebold Nixdorf Global Logistics GmbH (“DNGL”), each a company organized under the laws of Germany (DND, DNS, WNI and DNGL, collectively, the “German Borrowers” and each, a “German Borrower”), Diebold Nixdorf AB, a company organized under the laws of Sweden with company registration number 556567-7787 (the “Swedish Borrower”), Diebold Nixdorf S.A.S., a company organized under the laws of France (the “French Borrower”), Diebold Nixdorf B.V., a company organized under the laws of the Netherlands (the “Dutch Borrower”), Diebold Nixdorf (UK) Limited, a company incorporated under the laws of England and Wales with company number 03841833 (the “UK Borrower”), Diebold Nixdorf ~~s~~S.r.l., a company organized under the laws of Italy (the “Italian Borrower”), Diebold Nixdorf sp. z o.o., a company organized under the laws of Poland (the “Polish Borrower”), Diebold Nixdorf BV, a company organized under the laws of Belgium, registered with the Crossroads Bank for Enterprises under number 0470.273.024 (the “Belgian Borrower”), Diebold Self-Service Solutions S.ar.l (the “Swiss Borrower” and, together with the German Borrowers, the Swedish Borrower, the French Borrower, the Dutch Borrower, the UK Borrower, the Italian Borrower, the Polish Borrower, the Spanish Borrower and the Belgian Borrower, collectively, the “European Borrowers” and, each, an “European Borrower”), Diebold Nixdorf Canada, Limited, a company organized under the laws of the Province of Ontario (the “Canadian Borrower”), the Lenders party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”), JPMorgan, as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”) and GLAS Americas LLC, as European collateral agent (together with its permitted successors in such capacity, the “European Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, (a) the Revolving Lenders have agreed to extend a revolving credit facility to the Borrowers, in an aggregate amount not to exceed $250,000,000, the proceeds of which shall be used to repay certain outstanding amounts and terminate the commitments under the Existing Revolving Credit Facility (the “Refinancing”), and to pay fees, commissions and expenses in connection with the foregoing (the events and transactions described above, together with the “Transactions” as defined in the TSA (as defined below), collectively, the “Transactions”), and to finance the ongoing working capital requirements of the Borrowers and their respective subsidiaries and for general corporate purposes and (b) the FILO Lenders have agreed to extend a senior secured first-in last-out term loan facility (the “FILO Facility”) in an aggregate amount not to exceed $55,000,000 on the terms and conditions set forth herein; and

WHEREAS, each of the Credit Parties has agreed to secure the Obligations hereunder (subject to the applicable limitations set forth in the Credit Documents) by granting to the Applicable Collateral Agent, for the benefit of the Secured Parties (or, where not possible under the relevant local law, directly to the Secured Parties), a First Priority Lien on its ABL Collateral and a junior priority lien on its Fixed Asset Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2024 Consent Solicitation and Exchange Offer” as defined in the TSA.

“ABL Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL DIP Financing” as defined in Section 11.3.

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Accommodation Payment” as defined in Section 10.25.

“Account” as defined in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Credit Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Acquisition Loans” means, for the purposes of Section 7.17(e) any Loan advanced under this Agreement whose purpose or actual use is, directly or indirectly, to finance (and/or refinance) (i) the acquisition of any Italian Guarantor (and/or of any Controlling Person of any Italian Guarantor) and/or (ii) the subscription of an equity interest of any Italian Guarantor (and/or of any Controlling Person of any Italian Guarantor) and/or (iii) the payment of any interest, fees, costs and expenses, stamp, registration or other Taxes in connection therewith and/or (iv) any existing indebtedness incurred for the purposes of (i), (ii) and (iii) above.

“Additional Borrower” as defined in Section 5.14(a).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling and (ii) subject to Section 2.25 with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” as defined in the preamble hereto and includes, for the avoidance of doubt, any designated branch or Affiliate of JPMorgan Chase Bank, N.A. designated by it to serve in such capacity.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against the Parent Borrower or any of its Subsidiaries or any property of the Parent Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For greater certainty, any reference to an Affiliate of the Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person.

“Agent” means each of the Administrative Agent, the Collateral Agent and the European Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreed Security Principles” has the meaning set forth on Annex I.

“Agreement” means this Revolving Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Allocable Amount” as defined in Section 10.25.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.25 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.25(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (a) with respect to Revolving Loans, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement and (b) with respect to FILO Loans, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 5.0%, such rate shall be deemed to be 5.0% for purposes of this Agreement.

“Alternate Rate” means the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion in consultation with the Parent Borrower based on market conditions, reflecting the cost to the Lenders of obtaining funds, plus (b) the relevant Applicable Margin for Dollars set out under the heading “Applicable Margin for Term Benchmark Loans”. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Rate.

“Alternative Currency” means Canadian Dollars, Sterling, Euros, and any additional currencies determined after the Closing Date by mutual agreement of the Borrowers, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Amendment and Limited Waiver” means the Amendment and Limited Waiver to this Agreement, dated as of March 21, 2023.

“Ancillary Document” as defined in Section 10.21.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Agent” means (a) with respect to the Revolving Commitments, extensions of credit thereunder, payments in respect thereof, and other matters pertaining thereto, the Administrative Agent, (b) with respect to any action or determination under any U.S. Collateral Document or Canadian Collateral Document or Collateral thereunder, the Collateral Agent, (c) with respect to any action or determination under any European Collateral Document or Collateral thereunder, the European Collateral Agent and (d) with respect to the FILO Facility, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the Administrative Agent.

“Applicable Collateral Agent” means (a) with respect to any action or determination under any U.S. Collateral Document or Canadian Collateral Document or Collateral thereunder, the Collateral Agent and (b) with respect to any action or determination under any European Collateral Document or Collateral thereunder, the European Collateral Agent.

“Applicable Margin” means, (x) with respect to any FILO Loans that are (i) Term Benchmark Loans, 8.00% per annum and (ii) ABR Loans, 7.00% per annum; and (y) with respect to the Revolving Credit Facility, subject to the provisos below, for any period, the applicable percentage per annum determined by reference to the average daily Excess Availability during such period as set forth below:

EXCESS AVAILABILITY	APPLICABLE MARGIN FOR ABR/CANADIAN PRIME RATE LOANS	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS	APPLICABLE MARGIN FOR RFR LOANS
Less than $125,000,000	2.00%	3.00%	3.00%
Greater than or equal to $125,000,000	1.50%	2.50%	2.50%

The Applicable Margin will be determined on the first Business Day after the date on which the Administrative Agent shall have received the most recent Borrowing Base Certificate delivered pursuant to Section 5.12(a) calculating the Excess Availability. At any time that any Borrower has not submitted to the Administrative Agent the applicable Borrowing Base Certificate as and when required under Section 5.12(a), the Applicable Margin shall be determined as if the Excess Availability was less than $125,000,000 until such Borrower delivers such Borrowing Base Certificate; provided, however, that notwithstanding the foregoing, for the period from the Closing Date until the day on which the Administrative Agent has received the Borrowing Base Certificate required to be delivered hereunder for the first full fiscal month completed after the Closing Date, the Applicable Margin for (a) ABR/Canadian Prime Rate Loans shall be 2.00% per annum, (b) Term Benchmark Loans shall be 3.00% per annum and (c) RFR Loans shall be 3.00% per annum.

“Applicable Reference Period” means as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended September 30, 2022).

“Applicable Revolving Commitment Fee Percentage” means, for any period, a percentage rate equal to 0.50% per annum.

“Applicable Threshold” means on any date of determination, the amount equal to the greater of (i) 12.5% of the Line Cap at such time and (ii) $25,000,000.

“Approved Counterparty” means each Agent or Lender or any Affiliate of such Agent or Lender who enters into a Cash Management Document, a Hedge Agreement and/or Bi-lateral LC/WC Agreement (regardless of whether such Cash Management Document, Hedge Agreement and/or Bi-lateral LC/WC Agreement was entered into prior to the Closing Date) (including any Person who is an Agent or Initial Lender (and, in each case, any Affiliate thereof) at the time any such Cash Management Document, Hedge Agreement and/or Bi-lateral LC/WC Agreement, as the case may be, is entered into (or, with respect to any Cash Management Documents, Hedge Agreements and/or Bi-lateral LC/WC Agreements that were entered into prior to the Closing Date, any Person who is an Agent or Initial Lender (and, in each case, any Affiliate thereof) on the Closing Date) but subsequently ceases to be an Agent or Lender), including, without limitation, each such Affiliate that enters into a joinder agreement for such purpose with the Collateral Agent or the European Collateral Agent.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Credit Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Credit Document or the transactions contemplated therein, including (a) any supplement to the Guaranty and any joinder to the Security Agreement, any Canadian Collateral Document or European Collateral Document and any other written Contractual Obligation required to be delivered in respect of any Credit Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communications” shall exclude (i) any Notice, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing or Credit Extension, (ii) any notice pursuant to Sections 2.11, 2.12 and 2.13 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 3 or Section 2.3(a) or any other condition to any Borrowing or other Credit Extension hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” as defined in Section 9.3(a).

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Assignment Closing Date” as defined in Section 10.6(b).

“Auditor’s Determination” as defined in Section 7.17(d).

“Authorized Officer” means, as applied to any Person, (i) the principal executive officers, managing members or general partners of such Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant treasurer (but, in any event, with respect to financial matters, “Authorized Officer” shall mean such Person’s chief financial officer, treasurer, assistant treasurer or controller) or, in each case, the equivalent thereof and provided such officer is authorized to represent that Credit Party and (ii) in the case of a European Credit Party, each person performing similar duties as the foregoing persons listed in clause (i) (including any directors of a European Credit Party acting in such capacity).

“Available Currency” means with respect to (i) Tranche A Loans, Dollars and Canadian Dollars, (ii) Tranche A Swing Line Loans, Dollars, (iii) Tranche A Letters of Credit, Dollars, Canadian Dollars, Euros and Pounds Sterling, (iv) Tranche B Loans, Dollars and Euros and (v) Tranche C Loans, Dollars, Euros and Pounds Sterling.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.25.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee’s Letter” means a letter substantially in the form of Exhibit K (or such other form as may reasonably be agreed to by the Administrative Agent), with such amendments or modifications as may be approved by the Administrative Agent and the Parent Borrower and executed by any Person (other than a Borrower) that is in possession of inventory on behalf of any Borrower pursuant to which such Person acknowledges, among other things, the Applicable Collateral Agent’s Lien with respect thereto or such documentation as is required in relation to the perfection or control of security and/or blocking or control of Collateral pursuant to any relevant Canadian Collateral Document or European Collateral Document.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean, as applicable, (a) the Bankruptcy Code and (b) and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement involving a compromise of claims of any class of its creditors), the UK Insolvency Act 1986, the United Kingdom’s Companies Act 2006, the Insolvency Regulation and the Retained Insolvency Regulation, the German Insolvency Code (Insolvenzordnung), the German restructuring act (StaRUG), in the case of an Italian Account Debtor, the Italian Bankruptcy Law or Italian Crisis and Insolvency Code, in the case of an Account Debtor with its centre of main interests or an establishment (each as defined in the Insolvency Regulation) in the Netherlands, the Dutch Bankruptcy Act (Faillissementswet), in the case of a Belgian Account Debtor, Book XX (Insolventie van de ondernemingen/Insolvabilité des entreprises) of the Belgian Economic Law Code (Wetboek Economisch Recht/Code de droit économique), in the case of a French Credit Party, the French Insolvency Law, in the case of a Swedish Account Debtor, the Swedish Reorganisation Act (Sw. lag (2022:964), the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) om företagsrekonstruktion), in the case of a Spanish Credit Party, the Spanish Insolvency Law, the Polish Insolvency Law dated 28 February 2003 (Prawo upadłościowe) and the Polish Restructuring Law dated 15 May 2015 (Prawo restrukturyzacyjne), in the case of a Swiss Borrower, the Swiss Insolvency Law and the provisions related to insolvency contained in the Swiss Code of Obligations, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect (including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt).

“Belgian Borrower” as defined in the recitals hereto or any other Person added as a Borrower that is incorporated in Belgium in accordance with the terms hereof.

“Belgian Borrowing Base” means, with respect to the Belgian Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Belgian Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Belgian Borrower or such Eligible Receivables.

“Belgian Collateral Documents” means, collectively, the Belgian Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement and the Agreed Security Principles that are intended to create, perfect or evidence Liens on assets of any Belgian Credit Party to secure any of the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgage deeds, pledges, powers of attorney, assignments, and financing statements, in each case now or hereafter executed by any Belgian Credit Party and delivered to the Applicable Agent that are intended to create, perfect or evidence Liens on assets of any Belgian Credit Party or executed by a Credit Party in respect of shares in a Belgian Credit Party to secure any of the Obligations.

“Belgian Credit Party” means each Belgian Borrower and each Belgian Guarantor.

“Belgian Guarantor” means any European Guarantor incorporated under the laws of Belgium.

“Belgian Insolvency Event” means with respect to a Belgian Credit Party: any event whereby such person (i) has been dissolved (ontbonden / dissoute) or resolved to enter into liquidation (vereffening / liquidation), (ii) had its assets placed under administration (onder bewind gesteld / placés sous administration), (iii) ceased to pay its debts as they fall due (staking van betaling / cessation de paiement), (iv) filed an application for or been subject to proceedings for bankruptcy (faillissement / faillite) or judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire), (v) has been declared bankrupt (failliet verklaard / declarées en faillite), or (vi) has been subjected to measures such as the appointment of a provisional administrator (voorlopig bewindvoerder / administrateur provisoire) or sequestrator (sekwester / séquestre).

“Belgian Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction within the meaning of article 307, §1/2 of the Belgian Income Tax Code 1992, as amended.

“Belgian Outstandings” means, with respect to any Belgian Borrower at any particular time, the principal amount of the Tranche C Loans made to such Belgian Borrower outstanding at such time.

“Belgian Security Agreement” means the Belgian law governed security agreement in respect of accounts, receivables and movable assets dated on or about the date of this Agreement and made among each Belgian Credit Party as pledgor and the European Collateral Agent as pledgee.

“Belgian Tax Qualifying Lender” means:

(a)

a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code 1992 that is acting through its head office and is resident for tax purposes in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(b)

a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code 1992 that is acting through a permanent establishment which (i) itself qualifies as a credit institution within the meaning of the aforementioned article 107, §2, 5, a) second dash and (ii) is located in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(c)

a professional investor within the meaning of article 105, 3° of the Royal Decree implementing the Belgian Income Tax Code 1992 which is a company resident in Belgium for tax purposes or acting through a permanent establishment in Belgium;

(d)

a credit institution within the meaning of article 105, 1°, a) of the Royal Decree implementing the Belgian Income Tax Code 1992 which is a resident for tax purposes in Belgium or which is acting through a permanent establishment in Belgium; or

(e)	a Belgian Treaty Lender.

“Belgian Treaty Lender” means, in respect of a payment under a Credit Document, a Lender which:

(a)

is a resident (as defined in the relevant double taxation agreement) in a country with which Belgium has a double taxation agreement according residents of that country an exemption from Belgian taxation on interest;

(b)	does not carry on a business in Belgium through a permanent establishment with which a Lender’s participation in the Loan is effectively connected; and

(c)

fulfills any conditions which must be fulfilled under the relevant double taxation agreement for residents of that country in order to obtain an exemption from Belgian taxation on interest (subject to any necessary procedural formalities).

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency and (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current

Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.25.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollar Borrowings;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Parent Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in consultation with the Parent Borrower is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.25 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.25.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bi-lateral LC/WC Agreement” means an agreement between the Parent Borrower and/or any of its Subsidiaries and a financial institution providing for the issuance of letters of credit, bank guarantees and/or similar obligations which agreement has been designated in writing as a Bi-lateral LC/WC Agreement by the Parent Borrower to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount permitted under such agreement. For the avoidance of doubt the Parent Borrower may rescind such designation (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Obligations) by written notice to the Administrative Agent.

“Blockage Notice” means a notice of “control” (as defined in the UCC) or its applicable equivalent contemplated to be delivered pursuant to each Deposit Account Control Agreement.

“Blocking Regulation” means Council Regulation (EC) 2271/96.

“Board of Directors” means:

(a)    with respect to a corporation, the board of directors or managers (as applicable) of the corporation;

(b)    with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the relevant UK Borrower and the Administrative Agent.

“Borrowers” means the collective reference to the US Borrowers, the Canadian Borrowers and the European Borrowers, and each of the foregoing, individually, a “Borrower.”

“Borrowers’ Accountants” means KPMG LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Borrowing” means (a) the borrowing of one Type of Loan of a single currency by a Borrower, from the Lenders (or from a Swing Line Lender, in the case of Swing Line Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Term Benchmark Loans the same Interest Period and (b) a Protective Advance.

“Borrowing Base” means the French Borrowing Base, each German Borrowing Base, the Dutch Borrowing Base, the Canadian Borrowing Base, the Swedish Borrowing Base, the Spanish Borrowing Base, the Italian Borrowing Base, the UK Borrowing Base, the Belgian Borrowing Base, the Polish Borrowing Base, the US Borrowing Base, the Global Borrowing Base, the European Borrowing Base or the Specified Borrowing Base, as the case may be.

“Borrowing Base Certificate” means a certificate of each Borrower the assets of which are included in the applicable Borrowing Base substantially in the form of Exhibit L.

“Borrowing Conditions” means, as applicable, the Tranche A Borrowing Conditions, the Tranche B Borrowing Conditions and the Tranche C Borrowing Conditions.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close. In addition to the foregoing, a Business Day shall be (a) for Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) for RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (c) for Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, and (d) for Loans denominated in Canadian Dollars or made to the Canadian Borrower and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans or any other dealings in Canadian Dollars, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Ontario (Canada), (f) for any interest rate settings, fundings, disbursements, settlements or payments of any Loans or any other dealings serviced out of the London branch of JPMorgan, any day (other than a Saturday or a Sunday) on which banks are open for business in London, England and (g) with respect to any Loan made available to the French Borrower, the term “Business Day” shall also exclude any day which is a legal holiday in Paris, France or is a day on which banking institutions located in Paris, France are authorized or required by law or other governmental action to close.

“CAM” means the mechanism for the allocation and exchange of interests in Revolving Credit Loans and other extensions of credit ~~hereunder~~under the Revolving Credit Facility and collections in respect thereof established in Section 8.5.

“CAM Exchange” means the exchange of the Revolving Lenders’ interests provided for in Section 8.5.

“CAM Exchange Date” means the date on which any event referred to in paragraph (f) or (g) of Section 8.1 shall occur in respect of any Borrower or the date on which the Revolving Loans are accelerated in accordance with the last paragraph of Section 8.1.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Obligations owed to such Revolving Lender (whether or not at the time due and payable) and such Revolving Lender’s participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime Act (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada), R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” as defined in the Freezing Assets of Corrupt Foreign Officials Act (Canada), or “terrorist group” as defined in Part II.1 of the Criminal Code (Canada).

“Canadian Borrower” shall have the meaning given to such term in the preamble hereto, together with any other Person added as a Canadian Borrower in accordance with the terms hereof.

“Canadian Borrowing Base” means:

(a)    The sum of:

(i)    in the case of Eligible Receivables, the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Canadian Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

plus

(ii)    in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of the Canadian Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the Canadian Borrower (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b)    any applicable Reserve then in effect to the extent applicable to such Canadian Borrower, such Eligible Receivables or such Eligible Inventory.

“Canadian Collateral and Guarantee Requirement” means, at any time and solely with respect to each Canadian Credit Party or Canadian Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary, the requirement that:

(a) the Administrative Agent and the Collateral Agent shall have received from (i) each Canadian Credit Party or Canadian Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of this Agreement duly executed and delivered on behalf of such Person in its capacity as a Guarantor or (y) in the case of any Person that becomes or is required to become a Canadian Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered on behalf of such Person in its capacity as a Guarantor, (ii) each Canadian Credit Party or Canadian Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of the Canadian Security Agreement and, if applicable, a deed of hypothec, each duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Canadian Security Agreement and, if applicable, a deed of hypothec, each in the form specified therein, duly executed and delivered on behalf of such Person and (iii) each Canadian Credit Party or Canadian Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of the Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person in each case under this clause (a) together with, in the case of any such Credit Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), opinions, documents and certificates of the type referred to in Section 3.1;

(b) all outstanding Equity Interests of any Subsidiary of the Parent Borrower (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Canadian Credit Party shall have been pledged pursuant to the Canadian Security Agreement and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Parent Borrower or any Subsidiary in a principal amount of $2,000,000 or more is owing by such obligor to any Canadian Credit Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Canadian Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including PPSA financing statements, Deposit Account Control Agreements, Securities Account Control Agreements and Intellectual Property Security Agreements, required by the Canadian Security Agreement or requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Canadian Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Canadian Security Agreement and the other provisions of the term “Canadian Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent, acting at the direction of the Administrative Agent) of the fair market value of such Mortgaged Property and fixtures, as reasonably determined by the Parent Borrower and agreed to by the Collateral Agent, acting at the direction of the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent, acting at the direction of the Administrative Agent, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.5, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Collateral Agent, acting at the direction of the Administrative Agent, of payment by the Parent Borrower or any other Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer) and (vi) such legal opinions as the Administrative Agent or Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) the Administrative Agent and the Collateral Agent shall have received each Deposit Account Control Agreement and each Securities Account Control Agreement required by, and at the times set forth in, Section 5.15.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Canadian Credit Parties, or the provision of Guarantees by any Canadian Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent and the Parent Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Parent Borrower and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the PPSA or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral of the Canadian Credit

Parties shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the PPSA or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Canadian Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Canadian Security Agreement, (c) [reserved], (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of PPSA financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $2,000,000 other than the filing of PPSA financing statements and, other than the filing of PPSA financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $2,000,000, (f) except as set forth in the Foreign Credit Documents or as expressly required by the Agreed Security Principles, no actions in any non-U.S. or Canadian jurisdiction or required by the laws of any non-U.S. or Canadian jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States or Canada (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets, (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of PPSA financing statements), (h) [reserved] and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of the Guaranty by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, subject to the terms of the Intercreditor Agreement (including any bailee provisions therein), to the extent any perfection actions are required to be taken with respect to any asset under the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing 2023 Term Loans and/or the Extended Term Loans, such perfection actions shall be required to be taken hereunder with respect to such asset.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens on assets of any Credit Party to secure any of the Obligations, including, without limitation, all other security agreements, pledge agreements, deeds of hypothec, debentures, share charges, pledges, powers of attorney, assignments, and financing statements, in each case now or hereafter executed by any Canadian Credit Party and delivered to the Applicable Agent that are intended to create, perfect or evidence Liens on assets of any Canadian Credit Party to secure any of the Obligations.

“Canadian Credit Parties” means, each of, and collectively, the Canadian Borrower and any Credit Party organized under applicable law of Canada or any province or territory of Canada that is a party to this Agreement as of the Closing Date or that becomes a party to this Agreement after the Closing Date pursuant to a joinder agreement, and their respective successors and permitted assigns, and the term “Canadian Credit Party” means any one of them or all of them individually, as the context may require.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Tax Act.

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Obligations” means all obligations of every nature of each Canadian Credit Party under the Credit Documents, together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document, Hedge Agreement or Bi-lateral LC/WC Agreement, in each case whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Canadian Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Canadian Outstandings” means, with respect to any Canadian Borrower at any particular time, the principal amount of the Tranche A Loans made to such Canadian Borrower outstanding at such time.

“Canadian Pension Event” means (a) the whole or partial withdrawal of a Canadian Credit Party or another Credit Party from a Canadian Defined Benefit Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the treatment of a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any statutory deemed trust or Lien, other than a Permitted Lien, arises in connection with a Canadian Defined Benefit Plan, or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Canadian Defined Benefit Plan.

“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Tax Act and that is either (a) maintained or sponsored by the Canadian Credit Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which the Canadian Credit Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but “Canadian Pension Plan” shall not include the Canada Pension Plan (CPP) as maintained by the government of Canada or the Quebec Pension Plan (QPP) as maintained by the government of Quebec or the Ontario Retirement Pension Plan.

“Canadian Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such by Refinitiv (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent’s in its reasonable discretion) as of 10:15 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus 1% per annum; provided that if any of the above rates shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or in the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such by Refinitiv shall be effective from and including the effective date of such change in the PRIMCAN Index or in the 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such by Refinitiv, respectively.

“Canadian Priority Payable Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, for amounts owing by a Canadian Credit Party (or any other Person for which any Canadian Credit Party has joint and several liability) secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, salaries, commission or compensation, including vacation pay (including as provided for under WEPPA), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes, any and all solvency deficiencies, unfunded liabilities on wind-up or wind-up deficiencies in regards to any Canadian Defined Benefit Plan (to the extent impacting personal or moveable property), amounts in respect of rights or claims of suppliers under section 81.1 of the Bankruptcy and Insolvency Act (Canada) and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario), the Quebec Pension Plan (QPP) or any similar legislation.

“Canadian Security Agreement” means that certain Canadian Security Agreement (including any and all supplements thereto), dated as of the date hereof, by and among the Credit Parties party thereto and the Applicable Agent, for the benefit of the Applicable Agent and the other Secured Parties, any other Canadian pledge and security agreement and any deed of hypothec entered into by any Credit Party prior to, on or after the date of this Agreement in connection with this Agreement.

“Canadian Subsidiary” means each Subsidiary incorporated, formed or organized, under the laws of Canada or a province or territory thereof.

“Capital Expenditures” means, for any period for any Person, the aggregate of all cash expenditures of such Person during such period determined on a consolidated basis that are or should be included in “purchase of property and equipment” or similar items, in each case, of a type which would be treated as capital expenditures in accordance with GAAP, reflected in the statement of cash flows of such Person other than (a) any expenditures financed with proceeds from the issuance of Capital Stock by the Parent Borrower, insurance proceeds or asset sales permitted under Section 6.3 and (b) expenditures for leasehold improvements for which such Person is reimbursed in cash (other than by an Affiliate of such Person) substantially concurrently with the making of such expenditures.

“Capital Impairment” as defined in Section 7.17(d).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by any Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as such Agent may determine in its sole discretion, (c) in the name of the Applicable Agent (although such account may also have words referring to a Borrower and the account’s purpose), (d) under the control of the Applicable Agent and (e) in the case of a Securities Account, with respect to which the Applicable Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (i) Dollars, Canadian Dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros, any national currency of any participating member state of the European Union and any other Available Currencies; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.

“Cash Management Document” means any certificate, agreement or other document executed by any Credit Party in respect of the Cash Management Obligations of any Credit Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person (i) in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, merchant services and processing and other cash management arrangements) which have been designated in writing as Cash Management Obligations by the Parent Borrower to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount that shall constitute Cash Management Obligations or (ii) under Bi-lateral LC/WC Agreements, in each case, provided by any Approved Counterparty (regardless of whether these or similar services or agreements were provided or entered into prior to the date hereof by any Approved Counterparty), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith. For the avoidance of doubt, the Parent Borrower may rescind such designation under clause (i) above (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Cash Management Obligations) by written notice to the Administrative Agent.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for the relevant Interest Period, the Canadian Dollar offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such by Refinitiv (the “CDOR Screen Rate”), as of approximately 10:15 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided, that, (x) if the CDOR Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement and (y) if the CDOR Screen Rate is not available on any particular day, then the Canadian deposit offered rate for such date shall be the rate per annum equivalent to the annual discount rate as of approximately 10:15 a.m. Toronto local time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar-denominated bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term).

“CDOR Screen Rate” has the meaning ascribed thereto in the definition of the “CDOR Rate”.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted

EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change of Control” means (i) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, other than the Consenting Party Group, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Parent Borrower and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Parent Borrower’s Voting Stock; (ii) the Parent Borrower shall cease to directly (or indirectly through one or more other Credit Parties each of which shall have satisfied the Collateral and Guarantee Requirement applicable to it) own 100% of the Voting Stock of each other Borrower or (iii) any event or circumstance which causes a “change of control” (as such term (or any reasonably synonymous term) is defined in the definitive documentation governing any Fixed Asset Facility (or under any documents governing any Indebtedness with aggregate principal amount in excess of $50,000,000 that has refinanced any Fixed Asset Facility)).

“Closing Date” means December 29, 2022.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Co-Documentation Agents” means Bank of America, N.A. and Deutsche Bank, in their respective capacities as co-documentation agents for the Revolving Credit Facility.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and PNC Bank, National Association, in their respective capacities as co-syndication agents for the Revolving Credit Facility.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Collateral Documents as security for the Obligations (but shall in all events with respect to Credit Parties organized or incorporated outside the United States (or any state or territory thereof), other than the Canadian Credit Parties, be limited by and subject in all respects to the Agreed Security Principles and exclude all Foreign Excluded Assets).

“Collateral Agent” as defined in the preamble hereto and includes, for the avoidance of doubt, any designated branch or Affiliate of JPMorgan Chase Bank, N.A. designated by it to serve in such capacity for purposes of any particular Collateral Document (other than the French Collateral Documents or Italian Collateral Documents) or Collateral thereunder.

“Collateral and Guarantee Requirements” means, at any time, collectively, the Domestic Collateral and Guarantee Requirement, the Canadian Collateral and Guarantee Requirement and the Agreed Security Principles.

“Collateral Documents” means the Security Agreement, the Canadian Collateral Documents, the European Collateral Documents, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Applicable Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations.

“Collection Accounts” means, in the case of any European Borrower, any accounts that may be opened or maintained by a European Borrower with any bank or financial institution or any other person into which Accounts of a European Borrower are, or are to be, directly or indirectly paid or credited from time to time (and any replacement account or subdivision or subaccount of that account).

“Commitments” means, collectively, the Revolving Commitments and the FILO Commitments. For the avoidance of doubt, as of the Waiver Effective Date, (i) the Revolving Commitments shall be in an aggregate principal amount equal to $250,000,000 and (ii) the FILO Commitments shall be in an aggregate principal amount equal to $55,000,000. The aggregate amount of the Lenders’ Commitments on the Waiver Effective Date is $305,000,000.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Swap Agreement” means any commodity or fuel exchange contract, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the Parent Borrower’s and its Subsidiaries’ exposure to fluctuations in prices for commodities or fuel and not for speculative purposes.

“Company” means Diebold Nixdorf, Incorporated, an Ohio corporation.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consenting Party Group” means a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) comprised of the Consenting Parties (as defined in the TSA); provided that no individual Consenting Party shall own, purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Parent Borrower resulting in such Consenting Party (together with its Affiliates), directly or indirectly beneficially owning in the aggregate Voting Stock representing more than 30% of the combined voting power of the Parent Borrower’s Voting Stock owned by the Consenting Party Group. For the avoidance of doubt, there shall be only one Consenting Party Group.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Parent Borrower and its Subsidiaries during such period, determined on a consolidated basis.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Parent Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) cash prepayments (to the extent such cash prepayments are made, directly or indirectly, with proceeds of Credit Extensions under this Agreement) and regularly scheduled cash payments of principal on Total Debt (other than (i) payment of the Existing 2023 Term Loans and the Existing 2024 Notes at maturity thereof and (ii) payments made solely with the proceeds of Permitted Refinancing Indebtedness), (iii) all cash Restricted Payments made by the Parent Borrower or any Subsidiary (other than pursuant to Section 6.12(a), (c), (d), (e), (f), (h) or (k)) during such period, and (iv) cash contributions to any Pension Plan, Foreign Plan, Multiemployer Plan or Canadian Pension Plan, all calculated for the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Parent Borrower and its Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Parent Borrower and its Subsidiaries during such period from Investments. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Finance Lease Obligations during such period, all as determined in accordance with GAAP.

“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of Parent Borrower and its Subsidiaries for such period determined in conformity with GAAP.

“Contingent Obligations” means at any time, (i) any indemnification or other similar contingent obligations which are not then due and owing at the time of determination or (ii) any obligations in respect of a Hedge Agreement or Cash Management Document.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, deed of hypothec, debenture, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Controlling Person” means, for the purposes of Section 7.17(e), any person, directly or indirectly, controlling any Italian Guarantor.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in ac-cordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.27.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement (together with any Joinder Agreement), the Notes, if any, the Collateral Documents, the Intercreditor Agreement and each Borrowing Base Certificate (including any amendments, restatements, supplements, joinders or other modifications thereto).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Facility” means the Revolving Credit Facility or the FILO Facility, as applicable.

“Credit Party” means each Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Parent Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Currency Due” as defined in Section 10.3(c).

“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an

RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day (provided, that for any request for a Swing Line Loan denominated in Dollars, Daily Simple SOFR shall be based on the published rate for Daily Simple SOFR as of the Business Day of such request), in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Debtor Relief Laws” means, collectively, the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement involving a compromise of claims of any class of its creditors), the United Kingdom’s Insolvency Act 1986, the United Kingdom’s Companies Act 2006, the Insolvency Regulation and the Retained Insolvency Regulation, the German Insolvency Code (Insolvenzordnung), the German restructuring act (StaRUG) in the case of an Italian Account Debtor, the Italian Bankruptcy Law or Italian Crisis and Insolvency Code, in the case of an Account Debtor with its centre of main interests or an establishment (each as defined in the Insolvency Regulation) in the Netherlands, the Dutch Bankruptcy Act (Faillissementswet) and in the case of a Belgian Account Debtor, Book XX (Insolventie van de ondernemingen/Insolvabilité des entreprises) of the Belgian Economic Law Code (Wetboek Economisch Recht/Code de droit é~~e~~conomique), in the case of a Spanish Credit Party, the Spanish Insolvency Law, in the case of a French Credit Party, the French Insolvency Law, in the case of a Swedish Account Debtor, the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion), ~~in~~the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) om företagsrekonstruktion), the Polish Insolvency Law dated 28 February 2003 (Prawo upadłościowe) and the Polish Restructuring Law dated 15 May 2015 (Prawo restrukturyzacyjne), in the case of a Swiss Borrower, the Swiss Insolvency Law and the provisions related to insolvency contained in the Swiss Code of Obligations, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect (including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Account” has the meaning given such term in the UCC and includes any Collection Accounts.

“Deposit Account Bank” means a financial institution at which the Credit Parties maintain a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement and also includes any tri-party control agreement or other documentation entered into between an Agent (or multiple Agents, as applicable), the relevant Credit Party and the relevant account bank, necessary or desirable to perfect the Lien of the Applicable Collateral Agent over bank accounts and to effect control over the bank accounts of the relevant Credit Party (whether Deposit Accounts, Collection Accounts or otherwise) pursuant to any relevant Collateral Document.

“Designated Lender” means Bank of America, N.A.; provided if Bank of America, N.A. ceases to be a Lender, there shall be no Designated Lender.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Credit Parties as determined by the Administrative Agent in its Permitted Discretion.

“Dilution Ratio” means at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months (or such shorter period as determined by the Administrative Agent in its Permitted Discretion) divided by (b) total gross sales for the twelve (12) most recently ended fiscal months (or the applicable shorter period determined by the Administrative Agent in its Permitted Discretion).

“Dilution Reserve” means at any date, (a) the percentage amount by which the applicable Dilution Ratio exceeds 2.5% multiplied by (b) the Eligible Receivables.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests (excluding Equity Interests which are convertible or exchangeable solely at the option of such Person (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Equity Interests), in each case, on or prior to the 91st day following the Revolving Commitment Termination Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent Borrower to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Parent Borrower is not required to repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnification claims) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Revolving Commitment Termination Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent Borrower or any Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Parent Borrower (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Parent Borrower to the Administrative Agent prior to the Closing Date, (b) any competitors of the Parent Borrower or its respective Subsidiaries that were separately identified in writing by the Parent Borrower to the Administrative Agent from time to time on three (3) Business Days’ prior written notice, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Parent Borrower to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name to an entity set forth on the Disqualified Lender list pursuant to clauses (a) and (b). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender. There shall be no retroactive disqualification of an entity that has (i) acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) become a competitor of the Parent Borrower or its respective Subsidiaries, in each case, before such entity is added to the Disqualified Lender list. The identity of Disqualified Lenders may be communicated by the Administrative Agent to a Lender or its proposed assignee upon request, but will not be otherwise posted or distributed to any Person. Any updates to the Disqualified Lender list shall not become effective until three (3) Business Days after receipt of such update by the Administrative Agent or the end of such lesser time period, if any, as is acceptable to the Administrative Agent.

“DND” shall have the meaning given to such term in the preamble hereto.

“DNS” shall have the meaning given to such term in the preamble hereto.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion in consultation with the Parent Borrower (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion in consultation with the Parent Borrower) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Collateral and Guarantee Requirement” means, at any time and solely with respect to each US Credit Party or US Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary, the requirement that:

(a) the Administrative Agent and the Collateral Agent shall have received from (i) each US Credit Party or US Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of this Agreement duly executed and delivered on behalf of such Person in its capacity as a Guarantor or (y) in the case of any Person that becomes or is required to become a US Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered on behalf of such Person in its capacity as a Guarantor, (ii) each US Credit Party or US Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a US Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (iii) each US Credit Party or US Subsidiary of the Parent Borrower not constituting an Excluded Subsidiary either (x) a counterpart of the Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a US Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person in each case under this clause (a) together with, in the case of any such Credit Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent, opinions, documents and certificates of the type referred to in Section 4.1;

(b) all outstanding Equity Interests of the Parent Borrower and the Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any US Credit Party shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Parent Borrower or any Subsidiary in a principal amount of $2,000,000 or more is owing by such obligor to any US Credit Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, Deposit Account Control Agreements, Securities Account Control Agreements and Intellectual Property Security Agreements, required by the Collateral Documents or requirements of Law and reasonably requested by the Administrative Agent, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Domestic Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent, acting at the direction of the Administrative Agent) of the fair market value of such Mortgaged Property and fixtures, as reasonably determined by the Parent Borrower and agreed to by the Collateral Agent, acting at the direction of the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent, acting at the direction of the Administrative Agent, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.5, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Collateral Agent, acting at the direction of the

Administrative Agent, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Collateral Agent, acting at the direction of the Administrative Agent, of payment by the Parent Borrower or any other Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and each Credit Party relating thereto), (vii) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Regulations and as required under Section 5.9, and (viii) such legal opinions as the Administrative Agent or the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) the Administrative Agent and the Collateral Agent shall have received each Deposit Account Control Agreement and each Securities Account Control Agreement required by, and at the times set forth in, Section 5.15.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Credit Parties, or the provision of Guarantees by any Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent and the Parent Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Parent Borrower and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Domestic Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Collateral Documents, (c) [reserved], (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $2,000,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $2,000,000, (f) except as set forth in the Foreign Credit Documents or as expressly required by the Agreed Security Principles, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that except as set forth in the Foreign Credit Documents or as expressly required by the Agreed Security Principles, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) [reserved] and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of the Guaranty by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, subject to the terms of the Intercreditor Agreement (including any bailee provisions therein), to the extent any perfection actions are required to be taken with respect to any asset under the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing 2023 Term Loans and/or the Extended Term Loans, such perfection actions shall be required to be taken hereunder with respect to such asset.

“Dutch Borrower” as defined in the recitals hereto or any other Person added as a Dutch Borrower in accordance with the terms hereof.

“Dutch Borrowing Base” means, with respect to the Dutch Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Dutch Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Dutch Borrower or such Eligible Receivables.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Code of Civil Procedure” means the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering).

“Dutch Collateral Documents” means, collectively, the Dutch Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement and the Agreed Security Principles that are intended to create, perfect or evidence Liens on assets of any Dutch Credit Party to secure any of the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgage deeds, pledges, powers of attorney, assignments, and financing statements, in each case now or hereafter executed by any Dutch Credit Party and delivered to the Applicable Agent that are intended to create, perfect or evidence Liens on assets of any Dutch Credit Party to secure any of the Obligations.

“Dutch Credit Party” means each Dutch Borrower and Dutch Guarantor.

“Dutch Insolvency Event” means any insolvency proceedings under the Dutch Bankruptcy Act (Faillissementswet) and any filing of a declaration under article 370(3) of the Dutch Bankruptcy Act (Faillissementswet), or filing a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Dutch Guarantor” means any European Guarantor incorporated under the laws of the Netherlands.

“Dutch Outstandings” means, with respect to any Dutch Borrower at any particular time, the principal amount of the Tranche C Loans made to such Dutch Borrower outstanding at such time.

“Dutch Security Agreement” means the Dutch law governed security agreement dated on or about the date of this Agreement and made among the Dutch Credit Parties as pledgors and the European Collateral Agent as pledgee.

“Dutch Tax Deduction” means, with respect to a Loan to a Dutch Borrower, a deduction or withholding from a payment under this Agreement for and on account of any Taxes imposed by the Netherlands other than a Tax imposed under FATCA.

“Dutch Tax Qualifying Lender” means in relation to a payment made by a Dutch Borrower under a Credit Document, a Lender which is (a) entitled to receive such payments in respect of the Credit Document from the Dutch Borrower without a Dutch Tax Deduction, or (b) a Lender which is a Dutch Treaty Lender.

“Dutch Treaty Lender” means, in respect of a payment by or in respect of a Dutch Borrower under a Credit Document, a Lender which is beneficially entitled to interest payable by that Dutch Borrower in respect of an advance under a Credit Document and (a) is treated as a resident of the relevant Dutch Treaty State for the purposes of the relevant Dutch Treaty, (b) does not carry on a business in the Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) fulfils any other conditions which must be fulfilled under the relevant Dutch Treaty in order to benefit from full exemption from Tax imposed by The Netherlands on interest subject to the completion of any necessary procedural formalities.

“Dutch Treaty State” means a jurisdiction having a double taxation agreement (a “Dutch Treaty”) in force with the Netherlands which makes provision for full exemption from Tax imposed by the Netherlands on interest.

“EBIT” means, for any period, the sum of:

(a)    the Consolidated Net Income of the Parent Borrower and its Subsidiaries for such period determined in conformity with GAAP plus, each of the following to the extent not duplicative of amounts included in determining Consolidated Net Income:

(b)    Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes, and Consolidated Interest Expense (without, however, giving effect to the proviso to the definition thereof), and any extraordinary or non-recurring losses and charges and any non-cash losses and non-cash charges and related tax effects in accordance with GAAP; plus

(c)    [reserved]; plus

(d)    (i) fees, costs and expenses incurred in connection with Acquisitions, (ii) non-recurring costs, charges and expenses relating to (x) the exercise of options and (y) stock issued by the target of an Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Acquisition, Disposition or other Investment permitted hereunder, recapitalization or incurrence or amendments of Indebtedness permitted to be made under (or related to any refinancing hereof or amendment hereto) this Agreement (whether or not successful) and (iv) any costs or expenses incurred by the Parent Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Parent Borrower; plus

(e)    any loss realized as a result of the cumulative effect of a change in accounting principles; plus

(f)    any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Acquisition, Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(g)    [reserved]; plus

(h)    synergies and cost-savings of the Parent Borrower and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Synergies”) and non-recurring costs, charges, accruals, reserves or expenses of the Parent Borrower and its Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to any Acquisition, any Disposition by the Parent Borrower or its Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (h) related to an Acquisition or Disposition shall only be available subject to the consummation of the Acquisition or Disposition and not in contemplation thereof), in each case, that are set forth in a certificate of a Financial Officer of the Parent Borrower and that are factually supportable (in the good faith determination of the Parent Borrower, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Parent Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Acquisition or Disposition or the decision implement such restructuring initiative (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (h));

minus, each of the following to the extent included in determining Consolidated Net Income (without duplication):

(i)    (i) the income (or loss) of any Person (other than a Subsidiary of the Parent Borrower) in which any Person other than the Parent Borrower or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent that any such income is actually paid to or otherwise received in cash by the Parent Borrower or any of its Subsidiaries during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated or amalgamated with the Parent Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Parent Borrower or any of its Subsidiaries, except as provided in the definitions of “EBIT” and “Pro Forma Basis” herein, (iii) [reserved]; (iv) gains (or losses) from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Parent Borrower and its Subsidiaries, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Parent Borrower or its Subsidiaries, any non-cash gains for such period, and in each case, related tax effects in accordance with GAAP and (vi) the income of any Subsidiary of the Parent Borrower (other than Subsidiaries which are not material in the aggregate as agreed upon between the Parent Borrower and the Administrative Agent) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; minus

(j)    [reserved]; minus

(k)    without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine EBIT for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus

(l)    any gain realized as a result of the cumulative effect of a change in accounting principles.

For the avoidance of doubt, the foregoing shall be calculated as set forth in Section 1.2.

“EBITDA” means, for any period, the sum of (a) EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, all amounts attributable to depreciation expense and amortization expense (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), in each case, determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any (i) any Agent, any Lender, any Affiliate of any Agent or Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course; provided that (x) any assignee of a Tranche B Lender shall qualify as a French Qualifying Lender and an Italian Tax Qualifying Lender, and, with respect to any Tranche B Loan made available to an Italian Borrower, it shall be an entity duly licensed to carry on lending activities in Italy pursuant to the applicable laws and regulations and (y) none of the Parent Borrower, any Affiliate of Parent Borrower, any Defaulting Lender or any natural person shall be an Eligible Assignee; provided further that no Disqualified Lender may be an Eligible Assignee.

“Eligible European Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Luxembourg, the European part of the Kingdom of the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom provided that the Administrative Agent may, in its sole discretion following the Closing Date, remove one or more of the countries comprising the Eligible European Jurisdictions and subsequently add one or more countries back as Eligible European Jurisdictions.

“Eligible Inventory” means, with respect to any Borrower, the inventory of such Borrower including raw materials, finished goods and service parts:

(a)    that is owned solely by a Borrower free and clear from any Lien in favor of a third party (other than (v) the Liens in favor of the Applicable Collateral Agent, (w) the Junior Priority Lien in favor of the Fixed Asset Collateral Agent pursuant to any Fixed Asset Facility in accordance with the terms of the Intercreditor Agreement, (x) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent for which a reserve has been established against the applicable Borrowing Base, (y) inchoate Liens for which amounts are not yet past due and (z) other Permitted Liens),

(b)    with respect to which the Applicable Collateral Agent has a valid, perfected and enforceable First Priority Lien governed by (x) in the case of inventory of the US Borrowers and Canadian Borrowers, the laws of the jurisdiction in which the Eligible Inventory is located; (y) in the case of inventory of the German Borrowers (other than DNS) Germany; and (z) in the case of inventory of DNS, Germany and England and Wales, in each case subject only to (x) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (y) inchoate Liens for which amounts are not yet past due; provided that Inventory shall not be deemed ineligible with respect to this clause (b) solely as the result of a Permitted Priority Lien thereon, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such Inventory (for the avoidance of doubt, without limiting the Administrative Agent’s ability to implement a Priority Payable Reserve for any other reason),

(c)    with respect to which no representation or warranty contained in any Credit Document has been breached in any material respect,

(d)    that is not, in the Administrative Agent’s Permitted Discretion, obsolete or unmerchantable, and

(e)    which contains, embeds, embodies or bears any Intellectual Property licensed to such Borrower unless the Applicable Collateral Agent and, if the Applicable Collateral Agent is the European Collateral Agent, the Administrative Agent are satisfied that the Applicable Collateral Agent may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement;

provided that, no inventory of a Borrower shall be Eligible Inventory if such inventory consists of (i) goods that are not held by such Borrower for bona fide resale, (ii) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (iii) goods to be returned to suppliers, (iv) goods that have been consigned by a Borrower, (v) goods in transit (provided that inventory located in the continental United States, Canada or Germany which is being transported by a Borrower between premises owned or operated by a Borrower or from a Borrower to a warehouse owned or leased by a Borrower, in each case within the same jurisdiction and for which a reserve has been taken for any freight costs, storage fees and/or insurance costs necessary (as reasonably determined by the Administrative Agent) to obtain possession of such inventory may be deemed “Eligible Inventory”); provided that in the case of any such inventory in transit to a warehouse leased by a Borrower, (A) the Administrative Agent has received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in form and substance reasonably satisfactory to it that continues to be in effect or (B) an appropriate rent reserve has been taken in respect thereof, (vi) goods the buyer of which has rights superior to the security interest of the Applicable Collateral Agent, (vii) inventory specifically reserved against by a Borrower, (viii) inventory (A) acquired by a Borrower pursuant to an Acquisition or other acquisition or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the date hereof (including, in each case, any Additional Borrower pursuant to Section 5.14), and in each case has a fair market value, taken together with all other assets to become eligible pursuant to this clause (viii) or clause (v) of the definition of “Eligible Receivables,” of more than $12,500,000, and with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Administrative Agent, (ix) goods located, stored, used or held at any premises owned or operated by a Person which is not a Borrower unless (A)(1) the Administrative Agent shall have received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in form and substance reasonably satisfactory to it and the Administrative Agent or (2) in the case of inventory located at a leased premises, a Reserve in an amount equal to three (3) months’ rent (or such longer period as may be required by the Administrative Agent in its Permitted Discretion) or operating expenses, as applicable, for such premises shall have been established with respect thereto and (B) an appropriate UCC-1 financing statement or equivalent shall have been executed and properly filed,

(x) inventory evidenced by negotiable documents of title unless such documents of title are delivered to the Applicable Collateral Agent, (xi) inventory which is not located in the United States, Canada, Germany or England and Wales; (xii) inventory (A) which is subject to retention of title rights in favor of the vendor or supplier thereof, including for which any contract relating to such inventory expressly includes retention of title in favor of the vendor or supplier thereof; or (B) for which any contract relating to such inventory does not address retention of title and the relevant Borrower has not demonstrated to the satisfaction of the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof; (xiii) for which reclamation rights exist or have been asserted by the seller; (xiv) inventory which is work-in-process; (xv) bill-and-hold goods; (xvi) operating supplies, packaging or shipping materials, cartons, repair parts, labels, mandrels, tooling item, miscellaneous spare parts, consumables or other such materials not considered for sale in the ordinary course of business; (xvii) goods with respect to which amounts may be claimed as an offset or that is subject to other accrued liabilities or reserves as identified by the Borrowers; (xviii) inventory at any location with less than $600,000 in inventory and (xix) with respect to any inventory, any portion of cost attributable to intercompany profit among the Borrowers and their Affiliates.

“Eligible Receivable” means the gross outstanding balance of each Account of a Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by a Borrower to a Person that is not an Affiliate of any Credit Party and that constitutes Collateral in which the Applicable Collateral Agent has a fully perfected First Priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)    (i) such Account is more than 70 days past due according to the original terms of sale, (ii) 150 days past the original invoice date thereof (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances) or (iii) in respect of an Account owed by a French debtor or governed by French law, the scheduled due date is more than the maximum payment terms authorized under the French Commercial Code); or

(b)    any representation or warranty contained in this Agreement or any other Credit Document with respect to such specific Account is not true and correct in all material respects; or

(c)    the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to a Borrower but only to the extent of such dispute or claim; or

(d)    the Account Debtor on such Account has then currently (i) filed a petition for bankruptcy or any other relief under any applicable Debtor Relief Laws, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under any applicable Debtor Relief Laws, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver, interim receiver, monitor, examiner, administrator, (preliminary) insolvency administrator (((vorläufiger) Insolvenzverwalter), restructuring official (herstructureringsdeskundige), observer (observator), administrator (bewindvoerder), any insolventiefunctionaris/praticien de l’insolvabilité, curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, mandataris ad hoc/mandataire ad hoc and ondernemingsbemiddelaar/médiateur d’entreprise, as applicable or a trustee to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under Chapter 11 of the Bankruptcy Code or any similar or equivalent provision of any Debtor Relief Laws, (B) has established debtor-in-possession financing satisfactory to the Administrative Agent in its sole discretion and (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Receivables; or

(e)    the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of a Borrower, to the extent of the applicable offset unless such Account Debtor has executed a no-offset letter reasonably satisfactory to the Administrative Agent, in its discretion exercised in a commercially reasonable manner; or

(f)    the sale represented by such Account is to an Account Debtor located outside of (i) in the case of an Account of a US Borrower or Canadian Borrower, the United States or Canada or (ii) in the case of an Account of any European Borrower, any Eligible European Jurisdiction, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its Permitted Discretion and (a) such letter of credit names the Applicable Collateral Agent as beneficiary for the benefit of the Secured Parties or (b) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Applicable Collateral Agent; or

(g)    the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval, sale on consignment or sale providing for repurchase or return basis; or

(h)    such Account is subject to a Lien in favor of any Person other than (i) the First Priority Lien in favor of the Applicable Collateral Agent for the benefit of the Secured Parties, (ii) the Junior Priority Lien in favor of the Fixed Asset Collateral Agent pursuant to the Fixed Asset Facility in accordance with the terms of the Intercreditor Agreement, (iii) non-consensual Liens arising by operation of law which are junior to the Applicable Collateral Agent’s Lien, (iv) inchoate Liens for which amounts are not past due and (v) other Permitted Liens; or

(i)    such Account is subject to any deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustments, or other conditions other than volume sales discounts given in the ordinary course of the business of the applicable Borrower; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustment, or other condition; or

(j)    the Account Debtor on such Account is located in New Jersey, Minnesota or any other state of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such state or other jurisdiction either to (i) receive a certificate of authorization to do business in such state or be in good standing in such state or (ii) file a notice of business activities report, or equivalent, with the appropriate office or agency of such state, in each case unless and for so long as the applicable Borrower has filed within the Qualification Period (and maintains the effectiveness of) such a certificate of authority to do business and is in good standing or, as the case may be, has duly filed within the Qualification Period (and maintains the effectiveness of) such a notice in such state; or

(k)    the Account Debtor on such Account is a Governmental Authority, unless, in the case of an Account Debtor which is a Governmental Authority of the United States, the applicable Borrower has assigned its rights to payment of such Account to the Applicable Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority only, and pursuant to applicable law, if any, in the case of any other Governmental Authority in the United States of America only, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l)    50% or more of the outstanding Accounts of the Account Debtor have become, in accordance with the provisions of clause (a) above, ineligible; or

(m)    the sale represented by such Account is denominated in a currency other than (i) in the case of any US Borrower, Dollars, (ii) in the case of any Canadian Borrower, Dollars and Canadian Dollars and (iii) in the case of any European Borrower, Dollars, Euros, Pounds Sterling, Swedish Krona and Polish Zloty; or

(n)    the Account Debtor is in default on prior indebtedness to the applicable Borrower (other than invoices that are not ineligible pursuant to clause (a) above) or which has been written off the books of the Borrowers or otherwise designated as uncollectible; or

(o)    the applicable Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p)    such Account is owing by an Account Debtor to the extent the total Accounts of such Account Debtor to the applicable Borrower represent more than 15% of the Eligible Receivables at such time, solely to the extent of such excess; or

(q)    such Account is not legally enforceable; or

(r)    such Account is unlawful or not absolute; or

(s)    such Account is not in material compliance with all applicable material laws and regulations; or

(t)    such Account did not arise from a final sale of goods or services (evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its Permitted Discretion) which have been fully delivered; it being understood and agreed that each Borrower’s form of invoice which has been delivered to the Administrative Agent prior to the Closing Date is acceptable; or

(u)    payment in cash has been received with respect to, but not yet applied to, such Account, but only to the extent of such non-application; or

(v)    Accounts (A) acquired by a Borrower pursuant to an Acquisition or other acquisition in respect of which the consideration, if any, has been paid in full or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the date hereof (including, in each case, any Additional Borrower pursuant to Section 5.14), and in each case has a fair market value, taken together with all other assets to become eligible pursuant to this clause (v) or clause (viii) of the definition of “Eligible Inventory,” of more than $12,500,000, and with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Administrative Agent (provided that no such accounts may be Eligible Receivables if the applicable consideration paid in such Acquisition or acquisition has not been paid in full); or

(w)    such Account is evidenced by chattel paper or a promissory note or an instrument of any kind; or

(x)    any Account which was partially paid and in respect of which the applicable Borrower created a new receivable for the unpaid portion of such Account; or

(y)    such Account is governed by the laws of any jurisdiction other than (i) in the case of an Account of a US Borrower or Canadian Borrower, the United States or Canada or (ii) in the case of an Account of any European Borrower, any jurisdiction in which a European Borrower is incorporated; or

(z)    any Account which, for any Account Debtor, exceeds the applicable credit limit for such Account Debtor, if any, determined by the Borrowers, to the extent of such excess; or

(aa)    such Account is subject to any limitation of assignment (which would have the effect of preventing or restricting the creation of security interests) or limitation on the creation of security interests (whether arising by operation of law, by agreement or otherwise), unless the Administrative Agent has determined that such limitation is not enforceable; or

(bb)    with respect to an Account owed by a French Account Debtor or governed by French law, (A) any Account that is owed by an Account Debtor which is a consumer (consommateur) within the meaning of the French Consumer Code, (B) any Account that is not a professional receivable (créance professionnelle) within the meaning of the French Monetary and Financial Code or (C) any Account that is an Account evidenced by any promissory note, bill of exchange (including lettre de change or billet à ordre), chattel paper or instrument (unless endorsed in favor of the European Administrative Agent); or

(cc)    such Account is subject to any netting or similar arrangements with the respective Account Debtor, including with respect to German law governed Accounts a current account arrangement (Kontokorrentabrede); or

(dd)    such Account is owed by an Account Debtor who is a consumer within applicable consumer protection legislation, including, in the case of an Account owed to a UK Borrower, any Account which arises under a commercial agreement made with a private individual or regulated by the UK Consumer Credit Act 1974, and in the case of an Account owed to an Italian Borrower, by an Account Debtor which is an individual (persona fisica); or

(ee)    with respect to an Account owed by a Belgian Account Debtor, such Account arose from an intuitu personae sale or service agreement; or

(ff)    with respect to an Account owed by a Belgian Account Debtor, such Account arose from public procurement agreements; or

(gg)    such Account relates to inventory that is recorded as perpetual inventory or that is inventory in transit that may be deemed “Eligible Inventory” in accordance with clause (v) of the definition of “Eligible Inventory”; or

(hh)    such Account represents amounts that may not be collectible from the customer as determined by accrued liability or deferred revenue balances recorded by the borrower with respect to such customers in the Permitted Discretion of the Administrative Agent; or

(ii)    such Account was created on cash on delivery or cash in advance terms; or

(jj)    such Account with respect to which the scheduled due date is more than 60 days after the date of the original invoice therefor or which has no stated due date.

“Entitlement Holder” has the meaning given such term in the UCC.

“Entitlement Order” has the meaning given such term in the UCC.

“Environment” means the indoor and outdoor environment, including ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any Adverse Proceeding, investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the Environment.

“Environmental Laws” means any and all current or future federal, state, provincial, territorial, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, decrees, permits licenses or restrictions imposed by a Governmental Authority, and any and all other Laws, relating to pollution or protection of the Environment or protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Parent Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which any Credit Party is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which any Credit Party is a member; and (iii) for purposes of provisions relating to Section 412 of the Internal Revenue Code or Section 302 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which any Credit Party is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (e) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4041A or 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the failure by any Credit Party or any ERISA Affiliate to satisfy the minimum funding standards of Sections 412, 430, 431 or 432 of the Internal Revenue Code or Sections 302, 303, 304 or 305 of ERISA with respect to a Pension Plan or Multiemployer Plan, whether or not waived; (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon any Credit Party or any ERISA Affiliate; or (j) a Canadian Pension Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” refers to the single currency of the Participating Member States.

“European Borrowers” as defined in the preamble hereto together with any other Person added as a European Borrower in accordance with the terms hereof.

“European Borrowing Base” means the sum of (i) the French Borrowing Base plus (ii) each German Borrowing Base plus (iii) the Spanish Borrowing Base plus (iv) the Italian Borrowing Base plus (v) the Belgian Borrowing Base    plus (vi) Swedish Borrowing Base plus (vii) the Polish Borrowing Base plus (viii) Dutch Borrowing Base plus (ix) the UK Borrowing Base; provided that, notwithstanding the foregoing, in no event shall the European Borrowing Base exceed 50% of the Global Borrowing Base.

“European Collateral Agent” as defined in the preamble hereto and includes, for the avoidance of doubt, any designated branch or Affiliate of GLAS Americas LLC designated by it to serve in such capacity for purposes of any European Collateral Documents or Collateral thereunder.

“European Collateral Document” means each Collateral Document not governed by the laws of the United States or Canada or any state, territory or province thereof, including without limitation the Dutch Collateral Documents, the French Collateral Documents, the German Collateral Documents, the UK Collateral Documents, the Italian Collateral Documents, the Spanish Collateral Documents, the Belgian Collateral Documents, the Polish Collateral Documents and the Swedish Collateral Documents.

“European Credit Party” means each Credit Party other than a US Credit Party and a Canadian Credit Party.

“European Guarantor” means each Guarantor that is a Foreign Subsidiary (other than any Canadian Credit Party and the Swiss Borrower).

“European Limitations” has the meaning set forth in Section 2.13(c).

“European Obligations” means all obligations of every nature of each European Credit Party under the Credit Documents together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document, Hedge Agreement or Bi-lateral LC/WC Agreement, in each case whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any European Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise (including any Parallel Debt).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, (a) the Line Cap minus (b) the aggregate of all Revolving Credit Outstandings.

“Excess Stub Notes” means the principal amount of the Existing 2024 Notes (if any) that, after the 2024 Consent Solicitation and Exchange Offer and Registered Exchange Offer have been consummated, have not been exchanged for New 2L Notes and Warrants pursuant to the 2024 Consent Solicitation and Exchange Offer or Registered Exchange Offer in excess of $20,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” has the meaning assigned to such term in the Superpriority Term Loan Agreement.

“Excluded Account” as defined in Section 5.15(a).

“Excluded Assets” means (i) any fee-owned real property located outside the United States having a fair market value equal to or less than $10,000,000, (ii) any fee-owned real property located in the United States having a fair market value equal to or less than $10,000,000, (iii) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts), (iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law), or to the extent that such security interests would result in material adverse tax consequences to the Parent Borrower and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Parent Borrower, (v) those assets as to which the Administrative Agent and the Parent Borrower reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) to the extent requiring the consent of one or more third parties or prohibited by

(including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement (in each case after taking commercially reasonable efforts to obtain such consent or have such prohibition waived to the extent such actions are reasonably requested by the Administrative Agent), equity interests in any person other than Wholly Owned Subsidiaries, (viii) margin stock, (ix) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that the Parent Borrower and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below $2,000,000 (except to the extent perfection can be achieved by the filing of a UCC or PPSA financing statement), (x) any governmental licenses or state, provincial, territorial or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the UCC or PPSA and excluding the proceeds and receivables thereof), (xi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Parent Borrower or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such prohibition, but in each case subject to the terms of the Collateral and Guarantee Requirements (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets), (xii) the Specified Intercompany Claims and (xiii) any property excluded pursuant to the Agreed Security Principles. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (x) any asset (other than the Paderborn Property) that does not constitute “Excluded Property” or “Excluded Assets”, as applicable, under and as defined in the 2025 Notes, New 2L Notes, Superpriority Term Loan Agreement, Existing Credit Agreement and/or the Extended Term Loan Agreement (or, in each case, the other definitive documentation related thereto) shall not constitute an “Excluded Asset” for purposes of this Agreement and the other Credit Documents and (y) in no event shall any asset be excluded from any floating charge under any UK Collateral Document.

“Excluded Subsidiary” means (i) any Foreign Subsidiary (other than a Specified Foreign Subsidiary), (ii) any US Subsidiary of a Foreign Subsidiary (other than a Specified Foreign Subsidiary), (iii) any US Subsidiary substantially all of the assets of which are Capital Stock or Indebtedness of Excluded Subsidiaries under clause (i), (iv) any other Subsidiary excused from becoming a Credit Party pursuant to clause (a) of the second to last paragraph of the definition of the term “Domestic Collateral and Guarantee Requirement” or of the term “Canadian Collateral and Guarantee Requirement” or the terms of the Agreed Security Principles (v) any non-Wholly Owned Subsidiary to the extent the provision of a guarantee or granting of a Lien thereby is restricted or prohibited pursuant to applicable local law or contractual requirements and (vi) Immaterial Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, and only for so long as, the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant by any Credit Party of a security interest, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Agent, any Lender (including each Swing Line Lender and Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) any tax on such recipient’s net income or profits (or franchise and similar tax in lieu of such tax on net income or profits) imposed by a jurisdiction (i) as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction or (ii) as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Documents); (b) any branch profits tax under Section 884(a) of the Internal Revenue Code or any similar tax imposed by any other jurisdiction described in (a); (c) with respect to any Loan or Letter of Credit made to a US Borrower by a Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to a Borrower’s request under Section 2.22), any U.S. federal withholding tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Credit Party with respect to such U.S. federal withholding tax pursuant to Section 2.19; (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.19(k); (e) any U.S. federal withholding tax imposed under FATCA; (f) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, any French withholding tax that is imposed on interest or fees payable by a French Borrower or a French Guarantor, except to the extent that (i) such withholding tax arises because of a change in Laws after the date such Lender became a Lender (it being specified however that, any amendment to the lists referred to in the definition of the Non-Cooperative Jurisdiction shall not be treated as a change in Law) or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such French withholding tax pursuant to Section 2.19; (g) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, any Taxes imposed by Germany on a payment made by a German Borrower to a Lender, if on the date on which the payment falls due (i) the payment could have been made without a German Tax Deduction if the Lender had been a German Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a German Tax Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a German Treaty Lender and the German Borrower is able to demonstrate that the payment could have been made to the Lender without the German Tax Deduction had that Lender complied with its obligations under Section 2.19(k) (h) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, any Swedish withholding tax that is imposed on interest (including any fees treated as interest for Swedish income tax purposes) payable by a Swedish Borrower, except to the extent that (i) such withholding tax arises because of a change in Laws after the date such Lender became a Lender or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such Swedish withholding tax pursuant to Section 2.19; (i) Canadian federal withholding Taxes imposed on amounts payable by a Canadian Borrower to a recipient solely as a result of: (i) such recipient not dealing at arm’s length (within the meaning of the Tax Act) with a Canadian Borrower at the time of such payment, or (ii) such recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Canadian Borrower or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Canadian Borrower, other than, in the case of (i) and (ii), where the recipient is not dealing at arm’s length with the applicable Canadian Borrower, or the recipient is a “specified non-resident shareholder” of the applicable Canadian Borrower or does not deal at arm’s length with a “specified shareholder” of the applicable Canadian Borrower, as applicable, solely in connection with or as a result of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Credit Document; (j) solely with respect to any Loan to a UK Borrower, any UK Tax Deduction if, on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Tax Qualifying Lender, except to the extent that (x) such UK Tax Deduction arises as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority or (y) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such UK Tax Deduction pursuant to Section 2.19; or (ii) the relevant Lender is a UK Tax Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Tax Qualifying Lender; and: (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from any UK Borrower or any Guarantor making the payment a certified copy of that Direction; and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Tax Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Tax Qualifying Lender and: (A) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower; and (B) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given such a UK Tax Confirmation, on the basis that the UK Tax Confirmation would have enabled any UK Borrower or any Guarantor making the payment to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (iv) the relevant Lender is a UK Treaty Lender and any UK Borrower or any Guarantor making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.19(k)(4); (k) except in the case of a Tranche A Lender that become a Tranche B Lender pursuant to Section 8.5, any Spanish withholding tax that it is imposed on interest payable by a Spanish Borrower to a Lender, except to the extent that (i) such withholding tax arises in relation to a Spanish Tax Qualifying Lender because of a change in Laws after the date such Spanish Tax Qualifying Lender became a Lender or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such Spanish withholding tax pursuant to Section 2.19; (l) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, in the case of a Belgian Borrower, any withholding tax on interest that is imposed by Belgium as a result of the fact that the relevant Lender has ceased to be a Belgian Tax Qualifying Lender, except to the extent that (i) such withholding tax arises because of a change in (or in the interpretation, administration, or application of) Laws after the date such Lender became a Lender under this Agreement or (ii) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such Belgian withholding tax pursuant to Section 2.19; (m) except in the case of a Tranche A Lender that becomes a Tranche B Lender pursuant to Section 8.5, in the case of an Italian Borrower, any withholding tax on interest and/or fees or commission related to a Letter of Credit that is imposed by Italy as a result of the fact that the relevant Lender has ceased to be a Italian Tax Qualifying Lender, except to the extent that such withholding tax arises because of a change in (or in the interpretation, administration, or application of) Laws after the date such Lender became a Lender under this Agreement; (n) solely with respect to any Loan to a Dutch Borrower, any Dutch Tax Deduction if, on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Dutch Tax Deduction if the Lender had been a Dutch Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a Dutch Tax Qualifying Lender, except to the extent that (x) such Dutch Tax Deduction arises as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Dutch Treaty or any published practice or published concession of any relevant taxing authority or (y) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to receive additional amounts from a Credit Party with respect to such Dutch Tax Deduction pursuant to Section 2.19; (o) [Reserved]; (p) any Tax levied under the laws of the Netherlands to the extent such Tax becomes payable as a result of any Lender or Agent having a substantial interest (aanmerkelijk belang) in any Dutch Borrower as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001); (q) any tax that arises due to the fact that the Loan is secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or domestic rights treated as real property under German civil law (inländische Rechte, die den Vorschriften über Grundstücke unterliegen) within the meaning of section 49 para. 1 no. 5 lit. c) aa) Income Tax Act (Einkommensteuergesetz) (including withholding taxes within the meaning of section 50a para. 7 Income Tax Act (Einkommensteuergesetz)); and (r) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (r) of this definition.

“Existing 2023 Term Loans” means the Term B Loans under and as defined in the Existing Credit Agreement having a maturity date of November 6, 2023.

“Existing 2024 Notes” means the notes pursuant to the Existing 2024 Indenture.

“Existing 2024 Indenture” means that certain Senior Notes Indenture, dated as of April 19, 2016, by and among Parent Borrower, U.S. Bank Trust Company, National Association, as the trustee, and Parent Borrower’s subsidiary guarantors party thereto, as amended, restated, amended and restated, supplemented or otherwise modified.

“Existing 2025 Notes” means the notes pursuant to the Existing 2025 Indentures.

“Existing 2025 Indentures” means, collectively, (i) that certain Senior Secured Notes Indenture, dated as of July 20, 2020, by and among the Parent Borrower, U.S. Bank Trust Company, National Association, as the trustee, and Parent Borrower’s subsidiary guarantors party thereto and (ii) that certain Senior Secured Notes Indenture, dated as of July 20, 2020, by and among Diebold Nixdorf Dutch Holding B.V., Parent Borrower, U.S. Bank Trust Company, National Association, as the trustee, and Parent Borrower’s subsidiary guarantors party thereto, in each case as amended, restated, amended and restated, supplemented or otherwise modified.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 23, 2015, by and among inter alia the Parent Borrower, the subsidiaries of the Parent Borrower from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent as amended, restated, amended and restated or otherwise modified.

“Existing Letters of Credit” as defined in Section 2.3(k).

“Existing Revolving Credit Facility” means the senior secured revolving credit facility provided under the Existing Credit Agreement.

“Extended Term Loan Agreement” means that certain credit agreement, dated as of the Closing Date, among the Parent Borrower, the Guarantors parties thereto, the JPMorgan Chase Bank, N.A., in its capacity as the administrative agent (or any successor representative acting in such capacity), GLAS Americas LLC, in its capacity as the collateral agent (or any successor representative acting in such capacity), and the lenders parties thereto from time to time, as amended and as the same may be further amended, restated, modified or refinanced in whole or in part from time to time.

“Extended Term Loan Paydown” means the repayment of the Extended Term Loans from the proceeds of the Superpriority Term Loans Extended Term Loans on a pro rata basis (i) on the Closing Date, at par in an amount equal to 15% of the principal amount of Existing 2023 Term Loans that participate in the Term Loan Exchange, (ii) on December 31, 2023, at par in an amount equal to 5% of the principal amount (at the time of the Term Loan Exchange) of Existing 2023 Term Loans that participated in the Term Loan Exchange, subject in the case of clause (ii) to pro forma liquidity (tested on a trailing 10-day average and based on global cash or Cash Equivalents, of the Parent Borrower and its Subsidiaries and unused availability under this Agreement, but without deduction for any amounts used to pay, prepay, repay, satisfy, purchase, exchange, redeem, retire, acquire, defease, cancel or terminate the Excess Stub Notes (including any payment of interest, fees or principal on account of such Excess Stub Notes) on December 31, 2023 in excess of $250,000,000 (the “Liquidity Condition”) and (iii) solely in the event the repayment in clause (ii) is not made as a result of the Liquidity Condition not being satisfied, on December 31, 2024, at par in an amount equal to 5% of the principal amount (at the time of the Term Loan Exchange) of Existing 2023 Term Loans that participated in the Term Loan Exchange, subject to the Liquidity Condition (tested on a trailing 10-day average and based on global cash or Cash Equivalents of the Parent Borrower and its Subsidiaries, and unused availability under this Agreement, but without deduction for any amounts used to pay, prepay, repay, satisfy, purchase, exchange, redeem, retire, acquire, defease, cancel or terminate the Excess Stub Notes (including any payment of interest, fees or principal on account of such Excess Stub Notes) measured on a pro forma basis on December 31, 2024.

“Extended Term Loans” means the loans made to the Parent Borrower pursuant to the Extended Term Loan Agreement.

“Extended Termination Date” as defined in Section 2.23.

“Extending Lender” as defined in Section 2.23.

“External Subsidiary” means a Subsidiary of the Parent Borrower which is not a Credit Party.

“Facility Cash Management Obligation” means any costs incurred or other payments required to be made by any Agent pursuant to any Deposit Account Control Agreement or Securities Account Control Agreement or similar obligations.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection with the foregoing and any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to above.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“FILO Borrowing ” means a Borrowing comprised of FILO Loans.

“FILO Commitment” means, with respect to each FILO Lender, the commitment of such FILO Lender hereunder set forth as its FILO Commitment opposite its name on Appendix A-2 to the Amendment and Limited Waiver, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. On the Waiver Effective Date, the aggregate FILO Commitments are $55,000,000.

“FILO Facility ” as defined in the recitals hereto.

“FILO Facility Maturity Date” means June 4, 2023.

“FILO Lender ” means each Lender which holds a FILO Commitment or a FILO Loan and any other person who becomes a “FILO Lender” in accordance with the provisions of this Agreement.

“FILO Loan ” as defined in Section 2.1(b).

“FILO Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“FILO Obligations ” means for purposes of Article 11, (a) all Obligations with respect to the FILO Facility and (b) all obligations in respect of any debtor-in-possession financing or adequate protection provided by any FILO Secured Party in any Insolvency Proceeding of any Credit Party.

“FILO Outstandings” means, at any particular time, the principal amount of the FILO Loans outstanding at such time.

“FILO Secured Party” means each FILO Lender and each other holder of a FILO Obligation.

“Finance Lease Obligations” of a Person means the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease) on the balance sheet of that Person, and, for purposes hereof and subject to Section 1.2, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Officer” means, with respect to any Borrower, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing (and in the case of a European Credit Party, also means each person performing similar duties as the foregoing persons (including any director of a European Credit Party acting in such capacity).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“First Priority” means, with respect to any Lien purported to be created in any ABL Collateral of a Credit Party pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien which is junior in priority to the Applicable Collateral Agent’s Lien on such Collateral and inchoate Liens arising by operation of law for which amounts are not yet past due; provided that a Lien shall not be deemed to not constitute a First Priority Lien solely as the result of the existence of a Permitted Priority Lien on such Collateral, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such applicable asset (for the avoidance of doubt, without limiting the Administrative Agent’s ability to implement a Priority Payable Reserve for any other reason).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means with respect to the Parent Borrower, the fiscal year ending on December 31 of each calendar year.

“Fixed Asset Collateral” means the “Notes Priority Collateral” as defined in the Intercreditor Agreement.

“Fixed Asset Facility” means (i) the credit facilities under the Existing Credit Agreement, the Extended Term Loans, the Superpriority Term Loans, the Existing 2025 Notes and the New 2L Notes, in each case as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such facility or agreements or indenture or indentures or any successor or replacement facility or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreements and/or indentures referred to in clause (i) remain outstanding, if designated by the Parent Borrower to be included in the definition of “Fixed Asset Facility,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Fixed Asset Facility Collateral Agent” means the collateral agent (or, collectively, the collateral agents) for the holders of the Fixed Asset Facility.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter (or on any date of determination other than the last day of any Fiscal Quarter, the ratio as of the last day of the most recently ended full Fiscal Quarter) of (i) an amount equal to (x) EBITDA for the four Fiscal Quarter period then ending minus (y) Consolidated Capital Expenditures made in cash during such four Fiscal Quarter period to the extent not financed with the proceeds of Indebtedness minus (z) cash taxes actually paid by the Parent Borrower and its Subsidiaries during such four Fiscal Quarter period, to (ii) Consolidated Fixed Charges for such four Fiscal Quarter period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, the

Canadian Prime Rate, CDOR Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, the Canadian Prime Rate, CDOR Rate or the Central Bank Rate shall be 0%. Solely with respect to FILO Loans the Floor for Adjusted Term SOFR Rate Loans shall be 4.00%.

“Foreign Benefit Plan Event” means (i) the failure of any Credit Party or any Subsidiary to make its required contributions in respect of any Foreign Plan when such contributions are required to be made; (ii) the failure of any Credit Party or any Subsidiary to administer any Foreign Plan (other than any governmental arrangement) in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Plan which could give rise to the imposition on any Credit Party or any Subsidiary of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against any Credit Party or any Subsidiary in respect of a Foreign Plan; (v) the imposition of a Lien in respect of any Foreign Plan; or (vi) any event or condition which might constitute grounds for the termination, in whole or in part, of any Foreign Plan or the appointment of a trustee to administer any Foreign Plan.

“Foreign Borrower” means the Canadian Borrower and the European Borrowers.

“Foreign Credit Documents” means the Canadian Collateral Documents, the Dutch Collateral Documents, the UK Collateral Documents, the German Collateral Documents, the French Collateral Documents, the Belgian Collateral Documents, the Swedish Collateral Documents, the Spanish Collateral Documents, the Polish Collateral Documents, the Italian Collateral Documents and any other Credit Document which is not governed by the laws of the United States of America or any state or territory thereof.

“Foreign Excluded Assets” means any asset or undertaking not required to be charged or secured or not subject to any applicable Security Document pursuant to and in accordance with the terms of the Canadian Collateral and Guarantee Requirement and Agreed Security Principles (other than in connection with the floating charge under any UK Collateral Documents), including, subject to Section 5.9(e), the Paderborn Property.

“Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Foreign Plan” means each employee benefit plan, fund or arrangement (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or other similar pension plan or program that is not subject to US law and is maintained or contributed to by any Credit Party or any Subsidiary for the benefit of its employees working outside the United States.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Fraudulent Transfer Laws” as defined in Section 7.2.

“French Borrower” refers to Diebold Nixdorf, a French société par actions simplifiée, with a share capital of €12,820,080.00, with its registered office at 3, rue Paul Dautier, 6, avenue Morane Saulnier, 78140 Vélizy-Villacoublay, registered at the commercial registry of Versailles under number 410 383 533 R.C.S. Versailles, as defined in the recitals hereto, or any other Person added as a French Borrower in accordance with the terms hereof.

“French Borrowing Base” means, with respect to the French Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the French Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the French Borrower or such Eligible Receivables.

“French Civil Code” means the French Code civil.

“French Collateral Documents” means any master receivables assignment agreements (and each bordereau de cession de créances professionnelles relating thereto), pledge over bank accounts, charged account control deed (as applicable) and notice of pledge relating thereto, and all other instruments and agreements delivered by any French Borrower pursuant to this Agreement or any of the other Credit Documents and the Agreed Security Principles in order to grant to the European Collateral Agent, for the benefit of the Secured Parties, a Lien as security for the Obligations, in form and substance reasonably satisfactory to the European Collateral Agent and the Administrative Agent.

“French Commercial Code” means the French Code de commerce.

“French Consumer Code” means the French Code de la consommation.

“French Credit Party” means each French Borrower and each French Guarantor.

“French Guarantor” means any European Guarantor incorporated under the laws of France.

“French Insolvency Event” means in respect of any French Credit Party, any insolvency where such person is unable to pay its debts as they fall due and/or is in a state of “état de cessation des paiements” as defined in article L. 631-1 of the French Commercial Code or encounters difficulties that it is not able to overcome within the meaning of Article L. 620-1 of the French Commercial Code, any reorganisation in the context of a mandat ad hoc or of a conciliation, any judicial reorganisation “redressement judiciaire,” any judicial liquidation “liquidation judiciaire,” any safeguard “sauvegarde,” or any accelerated safeguard “sauvegarde accélérée”.

“French Insolvency Law” means the Council of the European Union Regulation 2015/848 on insolvency proceedings, the provisions of Book VI (Livre Sixième) of the French Commercial Code and other relevant provisions related thereto of the French Commercial Code or similar debtor relief laws of France from time to time in effect.

“French Lender Tax Certificate” means a certificate substantially in the form of Exhibit D-3, appropriately completed.

“French Monetary and Financial Code” means the French Code monétaire et financier.

“French Outstandings” means, with respect to any French Borrower at any particular time,the principal amount of the Tranche B Loans made to such French Borrower outstanding at such time.

“French Qualifying Lender” means any credit institution (établissement decrédit) licensed for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Union, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Union, which has obtained a certificate from the relevant Governmental Authority of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant French authorities have been notified in advance by the relevant Governmental Authorities of such state; provided, that such financial institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Tax Qualifying Lender” means in relation to a payment made by a French Borrower or Guarantor under a Credit Document, a Lender which is not resident, established or otherwise located in a Non-Cooperative Jurisdiction and which (a) fulfils the conditions imposed by French law in order for such payment not to be subject to (or as the case may be, to be exempt from) any deduction or withholding for or on account of Tax; or (b) is a French Treaty Lender.

“French Treaty Lender” means in relation to a payment made by a French Borrower under a Credit Document, a Lender which:

(i)    is treated as a resident of a French Treaty State for the purposes of the Treaty;

(ii)    does not carry on a business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)    fulfils any other conditions which must be fulfilled under the relevant Treaty for residents of that French Treaty State to obtain exemption from Tax imposed on interest by France in respect of an advance under a Credit Document.

“French Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with France, which makes provision for full exemption from Tax imposed by France on interest payments.

“Funding Notice” as defined in Section 2.1(c)(i).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General Intangible” as defined in the UCC.

“German Borrower” as defined in the recitals hereto or any other Person added as a German Borrower in accordance with the terms hereof.

“German Borrowing Base” means, with respect to any German Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the sum of:

(i)    in the case of Eligible Receivables, the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of such German Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii)    in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of such German Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of such German Borrower (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b)    any applicable Reserve then in effect to the extent applicable to such German Borrower or such Eligible Receivables or Eligible Inventory.

“German Collateral Documents” means each security transfer agreement (if any), account pledge agreement and global assignment agreement (and any notice of assignment or pledge relating thereto) and all other instruments and agreements delivered by any German Credit Party pursuant to this Agreement or any of the other Credit Documents and the Agreed Security Principles in order to grant to European Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such German Borrower or German Guarantor as security for the Obligations and in form and substance satisfactory to the European Collateral Agent and the Administrative Agent.

“German Guarantor” means any Guarantor incorporated in Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft - KG) with a limited liability company as general partner (Komplementär) (a “German GmbH & Co. KG Guarantor”).

“German Insolvency Event” means, with respect to any German Credit Party, such entity is unable to pay its debts as they fall due (Zahlungsunfähigkeit) or is over-indebted (Überschuldung) within the meaning of Sections 17 or 19 of the German Insolvency Code (Insolvenzordnung), or such entity files for the commencement of insolvency proceedings pursuant to Section 18 of the German Insolvency Code (Insolvenzordnung), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, if applicable, for any of the reasons set out in Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung) an order is made or an effective resolution passed for the winding-up of the such entity (except, in any such case, a winding-up or dissolution for the purpose of a reconstruction or amalgamation the terms of which have been previously approved by the Applicable Collateral Agent); such entity stops or threatens to stop payment of its debts generally (Zahlungseinstellung); a (preliminary) insolvency administrator or a custodian for debtor in possession proceedings (Sachwalter) is appointed by any competent court; or any competent court takes any of the measures pursuant Section 21 of the German Insolvency Code (Insolvenzordnung) or decides to open insolvency proceedings pursuant to Section 27 of the German Insolvency Code (Insolvenzordnung) or debtor in possession proceedings pursuant to Section 270 of the German Insolvency Code

(Insolvenzordnung) in respect of such entity which judgment, measure, decree or order is not stayed or revoked within fourteen (14) days of commencement. For the avoidance of doubt, a measure described in section 44 para. 1 nos. 1 to 3 of the German Act on the Stabilisation and Restructuring Framework for Buinesses (StaRuG) does not constitute a German Insolvency Event.

“German Outstandings” means, with respect to any German Borrower at any particular time, the principal amount of the Tranche C Loans made to such German Borrower outstanding at such time.

“German Tax Deduction” means, with respect to a Loan to a German Borrower, a deduction or withholding from a payment under this Agreement for and on account of any Taxes imposed by Germany other than a Tax imposed under FATCA.

“German Tax Qualifying Lender” means in relation to a payment made by German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is (i) resident for tax purposes in Germany, (ii) lending through a facility office in Germany or (iii) a German Treaty Lender.

“German Treaty Lender” means in relation to a payment made by a German Borrower under a Credit Document, a Lender which:

(i)    is treated as a resident of a German Treaty State for the purposes of the German Treaty;

(ii)    does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)    fulfils any other conditions which must be fulfilled under the relevant Treaty for residents of that German Treaty State to obtain exemption from Tax imposed on interest by Germany in respect of an advance under a Credit Document, subject to the completion of any necessary procedural formalities.

“German Treaty State” means a jurisdiction having a double taxation agreement with Germany (a “German Treaty”), which makes provision for full exemption from Tax imposed by Germany on interest payments.

“Global Borrowing Base” means the sum of the French Borrowing Base, each German Borrowing Base, the Belgian Borrowing Base, the Dutch Borrowing Base, the Spanish Borrowing Base, the Polish Borrowing Base, the Swedish Borrowing Base, the Italian Borrowing Base, the Canadian Borrowing Base, the UK Borrowing Base and the US Borrowing Base; provided that, notwithstanding the foregoing, (i) in no event shall the European Borrowing Base exceed 50% of the Global Borrowing Base and (ii) in no event shall the Specified Borrowing Base exceed 10% of the Global Borrowing Base.

“Global Liquidity Event Period” means any period beginning on (a) the date on which (x) solely during the Specified Availability Period, the greater of Excess Availability and Specified Availability and (y) thereafter, Excess Availability shall have been less than the Applicable Threshold for five consecutive calendar days; or (b) the date on which an Event of Default under Section 8.1(a), (e) (with respect to a Default in respect of Section 5.12(a) only), (f) or (g) or has occurred and is continuing, and ending on the first Business Day (each such date, a “Release Date”) on which (i) the Excess Availability (or, solely during the Specified Availability Period, the greater of Excess Availability and Specified Availability) is greater than the Applicable Threshold for more than 30 consecutive calendar days and (ii) no such Event of Default has occurred and is continuing; provided that it shall also be a Global Liquidity Event Period if in any jurisdiction for which there is a Borrowing Base (or, in Germany, with respect to a particular German Borrower) a Global Liquidity Event Period would exist if that jurisdiction (or German Borrower) were the only jurisdiction (or Borrower) under this Agreement and the Applicable Threshold component amounts were reduced to equal the product of such component amounts multiplied by the percentage that jurisdiction’s Borrowing Base (or German Borrower’s Borrowing Base) represents of the Global Borrowing Base, and in such event, notwithstanding anything to the contrary, the Administrative Agent may exercise the cash dominion under Section 2.13(b) and its rights under any other provision applicable during a Global Liquidity Event Period but, with respect to this proviso, only with respect to the jurisdiction (or German Borrower) that is subject to this proviso.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (together with any European supranational body, including the European Central Bank and the Council of Ministers of the European Union) or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guaranteed Obligations” means, with respect to any Guarantor, the Obligations guaranteed by such Guarantor pursuant to Section 7.1.

“Guarantor” means subject to any limitations set forth in Section 7.17 with respect to the European Credit Parties, each US Borrower, each Canadian Borrower, each European Borrower (other than the Swiss Borrower) and each other Subsidiary of the Parent Borrower that is party hereto on the Closing Date, or becomes party hereto at any time after the Closing Date, as a Guarantor; provided that Excluded Subsidiaries, the Swiss Borrower and any other Person incorporated in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act shall not be required to be Guarantors.

“Guarantor Subsidiary” means each Guarantor other than the Parent Borrower.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Guidelines” means the guidelines S-02.123 in relation to interbank loans of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind Interbankguthaben), S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2017) of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the practice note 010-DVS-2019 dated 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern), the circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities, promissory note loans, bills of exchange and subparticipations (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”) and the circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend “Obligationen”) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, or compound in any form or any nature, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radioactive materials, and per- and polyfluoroalkyl substances, that is harmful or deleterious or that is regulated pursuant to, or that could reasonably be expected to result in liability under, any Environmental Law.

“Hedge Agreement” means a Swap Contract entered into with an Approved Counterparty in order to satisfy the requirements of any Fixed Asset Facility or otherwise in the ordinary course of the Parent Borrower’s or any of its Subsidiaries’ businesses, which Swap Contract has been designated in writing as a Hedge Agreement by the Parent Borrower to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount permitted under such Swap Contract. For the avoidance of doubt, the Parent Borrower may rescind such designation (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Obligations) by written notice to the Administrative Agent.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of each of the Parent Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2021 and (ii) the unaudited consolidated financial statements of each of the Parent Borrower and its Subsidiaries as at the Fiscal Quarter ended March 31, 2022, June 30, 2022 and September 30, 2022, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine- month period, as applicable, ending on such date.

“HMRC DT Treaty Passport scheme” means the Double Taxation Treaty Passport scheme operated by His Majesty’s Revenue and Customs in the United Kingdom.

“Immaterial Subsidiary” means each Subsidiary of the Parent Borrower now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Parent Borrower and its Subsidiaries or (b) 5.0% of the Total Assets (after intercompany eliminations) of the Parent Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Parent Borrower for which financial statements were delivered pursuant to Section 5.1(a) or (b); provided that if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.0% of such consolidated gross revenues or more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.

“Increased-Cost Lender” as defined in Section 2.22.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments, to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Finance Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees), including those arising out of or relating to an action, investigation, suit or proceeding commenced or threatened by any Credit Party or Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether direct, indirect or consequential and whether based on any federal, state, provincial, territorial or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit

Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any presence, Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Credit Party or their respective Subsidiaries or any Environmental Liability of any Credit Party or their respective Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged.

“Initial Lender” means each Lender that is a party hereto on the Closing Date.

“Insolvency Proceeding” means (a) any voluntary or involuntary case, petition, application or proceeding under the Bankruptcy Code or other applicable Bankruptcy Laws with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case, petition, application or proceeding, or any receivership, liquidation, administration, reorganization or other similar case, petition, application or proceeding with respect to any Credit Party or with respect to a material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party or (e) the appointment of a trustee, monitor, receiver, interim receiver, receiver and manager, liquidator, custodian or similar official for any Credit Party or a material part of such Credit Party’s property.

“Insolvency Regulation” means Regulation (EU) No 2015/848 on insolvency proceedings (recast), as amended from time to time.

“Intellectual Property” as defined in the Security Agreement.

“Intellectual Property Security Agreement” means each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, in each case as defined in the Security Agreement.

“Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the date hereof, among the Credit Parties, the Administrative Agent, the Collateral Agent, the European Collateral Agent, each Fixed Asset Facility Collateral Agent and the other parties thereto, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any ~~Revolving~~ Loan that is an ABR Loan or Canadian Prime Rate Loan (other than a Swing Line Loan), the first Business Day of each quarter and the Revolving Commitment Termination Date, (ii) with respect to any ~~Revolving~~ Loan that is a RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Commitment Termination Date, (iii) any ~~Revolving~~ Loan that is a Term Benchmark Loan, the last day of each Interest Period applicable to such Loan ~~and the Revolving Commitment Termination Date~~ (provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period) ~~and~~, (iv) any Revolving Loan, the Revolving Commitment Termination Date, (v) any FILO Loan, the FILO Facility Maturity Date and (vi) any Swing Line Loan or Protective Advance, the first Business Day of each month following the making of such Loan and the date that such Loan or Protective Advance is required to be repaid.

“Interest Period” means, in connection with (i) a Term Benchmark Loan (other than any CDOR Rate Borrowing), an interest period of one, three or six months (or any other period agreed to between the Parent Borrower and the Administrative Agent which is available to all relevant Lenders) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Revolving Commitment for any Agreed Currency), as selected by the Parent Borrower in the applicable Funding Notice or Conversion/Continuation Notice and (ii) any CDOR Rate Borrowing, an interest period of one, two or three months (or any other period agreed to between the Parent Borrower and the Administrative Agent which is available to all relevant Lenders) (in each case, subject to the availability for the CDOR Rate), as selected by the Parent Borrower in the applicable Funding Notice or Conversion/Continuation Notice, in each case (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (w) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (x) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (y) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date; and (z) no tenor that has been removed from this definition pursuant to Section 2.25(e) shall be available for specification in such Funding Notice or Conversion/Continuation Notice.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” or the “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business), Acquisition or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Issuance Notice, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Parent Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, collectively, (a) JPMorgan, (b) Credit Suisse AG, Cayman Islands Branch and (c) any Lender or Affiliate of such Lender that hereafter becomes an Issuing Bank as designated by the Parent Borrower and reasonably acceptable to the Administrative Agent, by agreeing pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent and the Parent Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity.

“Italian Account Debtor” means any Account Debtor incorporated under the laws of the Republic of Italy.

“Italian Banking Law” means the Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as amended and supplemented from time to time (including pursuant to Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Borrower” as defined in the recitals hereto or any other Person added as an Italian Borrower in accordance with the terms hereof.

“Italian Borrowing Base” means, with respect to the Italian Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Italian Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Italian Borrower or such Eligible Receivables.

“Italian Civil Code” means the Italian civil code (“codice civile”), enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

“Italian Collateral Documents” means any receivables assignment agreements, bank account pledge agreements and all other instruments and agreements delivered by any Italian Borrower pursuant to this Agreement or any of the other Credit Documents and the Agreed Security Principles in order to grant to the Secured Parties (also through the European Collateral Agent, where applicable), a Lien on any personal or mixed property of such Italian Borrower as security for the Obligations and in form and substance satisfactory to the European Collateral Agent and the Administrative Agent.

“Italian Credit Party” means each Italian Borrower and each Italian Guarantor.

“Italian Crisis and Insolvency Code” means the Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended, supplemented and implemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Guarantor” means any European Guarantor incorporated under the laws of Italy.

“Italian Lender Tax Certificate” means a certificate substantially in the form of Exhibit D-2, appropriately completed.

“Italian Obligor” means, jointly, any Italian Borrower and any Italian Guarantor.

“Italian Outstandings” means, with respect to any Italian Borrower at any particular time, the principal amount of the Tranche B Loans made to such Italian Borrower outstanding at such time.

“Italian Tax Qualifying Lender” means in relation to a payment made by an Italian Borrower under a Credit Document, a Lender which is beneficially entitled to interest payable to that Lender and is:

(a)

a bank, financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to Italian Banking Law or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is a resident of Italy for tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 not acting for the purposes of a Credit Document through a facility office or, in any case, a permanent establishment located outside of Italy; or

(b)

a permanent establishment in Italy of a foreign bank, insurance company or other financial institution duly authorised or licensed to carry out lending activities vis-à-vis the public within the territory of Italy, for which any payment received and beneficially owned under a Credit Document is taxable as business income (“reddito d’impresa”) pursuant to article 81, 151 and 152, paragraph 1, of Italian Presidential Decree No. 917 of 22 December 1986; or

(c)

a securitisation company incorporated under Law No. 130 of April 30, 1999, that is resident in Italy for tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 not acting for the purposes of a Credit Document through a permanent establishment (stabile organizzazione) located outside of Italy; or

(d)	a bank established in a member state of the European Union or acting through a permanent establishment (stabile organizzazione) located in a member state of the European Union; or

(e)	an insurance company incorporated in and authorised under the laws of a member state of the European Union; or

(f)

an institutional investor (“investitore instituzionale”) pursuant to Article 6, paragraph 1, letter b), of Legislative Decree 1 April 1996, No. 239 subject to regulatory supervision in the country in which it is established; or

(g)	an entity included in the list provided for by Article 2, paragraph 5, numbers from 4) to 23) of the Directive No. 2013/36/EU; or

(h)	an entity that:

a.	is treated as a resident of the relevant Italian Treaty State for the purposes of the relevant Italian Treaty and is entitled to the benefit of such Italian Treaty; and

b.	does not carry on a business in Italy through a permanent establishment with which that Lender’s participation in the facility is effectively connected; and

c.

fulfils any other conditions which must be fulfilled by residents of that Italian Treaty State for such residents to obtain full exemption under the Italian Treaty from Tax imposed by Italy on interest, including the completion of any necessary procedural formalities, including the timely file of an Italian Lender Tax Certificate; or

(i)    in respect of any Letter of Credit, an entity which under Article 26-bis of Presidential Decree No. 600 of 29 September 1973, is beneficially entitled to receive any relevant fees and other commission from Italy without a deduction or withholding on account of Tax.

“Italian Treaty State” means a jurisdiction having a double taxation agreement in force (an “Italian Treaty”) with Italy, which makes provision for full exemption for Tax imposed by Italy on payments under this Agreement.

“Italian Usury Law” means Italian Law No. 108 of 7 March 1996, as subsequently amended and supplemented from time to time.

“Joinder Agreement” means an agreement substantially in the form of Exhibit N.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” as defined in Section 10.3(c).

“Junior Priority” means, with respect to any Lien created in any ABL Collateral pursuant to any Collateral Document, that such Lien is subordinated to the Liens on such Collateral created by the Collateral Documents.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J (or such other form as may be agreed to by the Administrative Agent) with such amendments or modifications as may be approved by the Administrative Agent.

“Laws” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” means JPMorgan and PNC Capital Markets LLC in their respective capacities as lead arranger and bookrunner for the Revolving Credit Facility.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement, a Joinder Agreement or any amendment hereto. For the avoidance of doubt, no Lender shall make available Tranche B Loans to the French Borrowers unless it qualifies as a French Qualifying Lender and no Lender shall make available Tranche B Loans to the Italian Borrowers unless it qualified as an Italian Tax Qualifying Lender and it is duly licensed to carry out lending activities in Italy pursuant to the applicable laws and regulations.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations (together, the “funding obligations”), which refusal or failure is not cured within three business days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three business days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder; or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, an “ABL Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such ABL Distressed Person under any debt relief law, or a custodian, conservator, receiver, interim receiver, monitor or similar official is appointed for such ABL Distressed Person or any substantial part of such ABL Distressed Person’s assets, or such ABL Distressed Person or any person that directly or indirectly controls such ABL Distressed Person is subject to a forced liquidation, or such ABL Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined to be, insolvent or bankrupt; provided that an ABL Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” means each standby letter of credit issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Obligations” means the Tranche A Letter of Credit Obligations.

“Letter of Credit Reimbursement Agreement” means the Tranche A Letter of Credit Reimbursement Agreement.

“Letter of Credit Sublimit” means the Tranche A Letter of Credit Sublimit. The Letter of Credit Sublimit of each individual Issuing Bank as of the Closing Date is set forth on Appendix C hereto.

“Letter of Credit Undrawn Amounts” means the Tranche A Letter of Credit Undrawn Amounts.

“Letter of Credit Usage” means the Tranche A Letter of Credit Usage.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any agreement or mandate to give any of the foregoing, any conditional sale right of retention (retentierecht), privilege (voorrecht), retention of title arrangements (eigendomsvoorbehoud), right of reclamation (recht van reclame) or other title retention agreement, any transfer by way of security, and any lease in the nature thereof (but excluding bona fide operating leases)) and any privilege, option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Line Cap” means the lesser of the (a) Global Borrowing Base and (b) the Revolving Commitments under the Revolving Credit Facility.

“Loan” means a Revolving Loan, a FILO Loan or a Swing Line Loan, as applicable.

“Local Time” means (a) with respect to a Loan, Letter of Credit, Protective Advance or Borrowing to a US Borrower, New York City time, (b) with respect to a Loan to a Canadian Borrower, Toronto, Ontario time (c) with respect to a Loan to a European Borrower, London time, and (d) for all other matters, New York City time.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Credit Parties, taken as a whole, to pay the Obligations under the Credit Documents, or (iii) the validity or enforceability against any of the Credit Parties of any of the Credit Documents or the rights or remedies of the Administrative Agent, Collateral Agent or the Lenders thereunder.

“Maximum Credit” means the Tranche A Maximum Credit, the Tranche B Maximum Credit and/or the Tranche C Maximum Credit, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Mortgage” means a mortgage, charge, deed of trust, deed of hypothec, debenture or deed to secure debt, in form and substance reasonably satisfactory to the Applicable Collateral Agent and, if the Applicable Collateral Agent is the European Collateral Agent, the Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means any real property and the improvements thereon owned in fee by a ~~Loan~~Credit Party with respect to which a Mortgage is granted pursuant to Section 3.1 (if any) or Section 5.9 (if any).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Assets” means a German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) assets pursuant to Section 266 sub-section (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch) less the aggregate of its liabilities pursuant to Section 266 sub-section (3) B, C, D and E of the German Commercial Code, taking into consideration the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the respective German Guarantor in the preparation of its financial statements.

“Net Cash Proceeds” means, in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts or placement agents’ fees, listing fees, discounts or commissions, brokerage, consultant and other fees and charges and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Orderly Liquidation Value Percentage” means the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the cost of such inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such inventory received by the Administrative Agent in accordance with the terms hereof.

“New 2L Notes Indenture” means that certain indenture, dated as of the Closing Date, among the Parent Borrower, the Guarantors party thereto, U.S. Bank Trust Company National Association, as trustee, and GLAS Americas LLC, in its capacity as collateral agent, as amended or supplemented from time to time, relating to the New 2L Notes.

“New 2L Notes” means the Company’s 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 issued pursuant to the New 2L Notes Indenture.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (état ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code, as such list may be amended from time to time.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes.

“Non-US Lender” means, with respect to any Loan made to a US Borrower, any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, Swing Line Request or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, collectively, the US Obligations, the Canadian Obligations and the European Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Finance Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Parent Borrower or any of its Subsidiaries, or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause (iii) above, solely to the extent recourse to the Parent Borrower or any of its Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization (atto costitutivo and statuto, in relation to an Italian Credit Party), as amended, and its by-laws, as amended (in each case, or document of similar import), (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended (in each case, or document of similar import), (iii) with respect to any general partnership, its partnership agreement, as amended (in each case, or document of similar import), (iv) with respect to any limited liability company, its certificate of incorporation, articles of organization (or memorandum and articles of organization of incorporation), as amended, and its operating agreement, as amended (in each case, or document of similar import) (v) with respect to a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) or Dutch limited liability company (naamloze vennootschap), its deed of incorporation and its articles of association and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch company, (vi) with respect to a Dutch limited partnership (commanditaire vennootschap), the partnership agreement and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch limited partnership, (vii) with respect to any Credit Party incorporated under the laws of France, its statuts and extrait K-bis (viii) with respect to any Swedish limited liability company, a certificate of registration (Sw. registreringsbevis) and its articles of association (Sw. bolagsordning), (ix) with respect to any Polish Credit Party, its articles of association (umowa spółki z ograniczoną odpowiedzialnością) or statute (statut) and an information equivalent to a full extract from Polish National Court Registry (informacja odpowiadająca odpisowy pełnemu z rejestru przedsiębiorców Krajowego Rejestru Sądowego); (x) with respect to any Credit Party incorporated under the laws of Belgium, (a) the deed of incorporation, (b) most recent coordinated articles of association, (c) an extract from the Crossroads Bank for Enterprises (Kruispuntbank van Ondernemingen/Banque Carrefour des Entreprises), and (d) a copy of the complete and up-to-date share register, (xi) with respect to a German limited liability company (Gesellschaft mit beschränkter Haftung - GmbH), the articles of association, the shareholder list, an excerpt from the commercial register (Handelsregister), and any by-laws (Geschäftsordnung) of any of its corporate bodies, (xii) with respect to a German a limited partnership (Kommanditgesellschaft - KG), the partnership agreement, an excerpt from the commercial register (Handelsregister), and any by-laws (Geschäftsordnung) of any of its corporate bodies, and in case its general partner (Komplementär) is alimited liability company, the documents listed under clause (xi) above in relation to such entity, (xiii) with respect to an Italian company, its deed of incorporation (atto costitutivo) and by-laws (statuto), (xiv) in respect of an English private limited company, its certificate of incorporation, certificates of incorporation on change of name (if any) and memorandum and articles of association, (xv) with respect to an Italian company, its deed of incorporation (atto costitutivo) and by-laws (statuto), (xvi) in respect of a Swiss stock corporation (Aktiengesellschaft or Gesellschaft mit beschränkter Haftung), the articles of association (Statuten) and an excerpt from the relevant commercial register (Handelsregisterauszug) and (xvii) in each case, similar organizational documents in any other applicable jurisdiction of a European Credit Party. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document, except any such Taxes that are described in clause (a)(ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paderborn Property” means the fee-owned real property located at Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany.

“Parallel Debt” has the meaning assigned to such term in the Intercreditor Agreement.

“Parent Borrower” as defined in the preamble hereto.

“Participating Member State” means a member state of the European Communities that has adopted the Euro as its lawful currency in accordance with legislation of the European Community for Economic and Monetary Union.

“Party” as defined in Section 2.19(u).

“PATRIOT Act” means the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“Payment” has the meaning assigned to such term in Section 9.6(d).

“Payment Conditions” means, at any time of determination, (i) no Default or Event of Default shall have occurred and be continuing or result from any specified event, (ii) the Fixed Charge Coverage Ratio would be at least 1.1:1.0 on a Pro Forma Basis, (iii) Excess Availability would on a Pro Forma Basis be at least the greater of (x) $56.25 million and (y) 22.5% of the Line Cap and (iv) unrestricted Cash and Cash Equivalents of the Parent Borrower and its Subsidiaries would on a Pro Forma Basis be at least $140,000,000.

“Payment Notice” has the meaning assigned to such term in Section 9.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which any Credit Party or any ERISA Affiliate has any liability.

“Pensions Regulator” means the body corporate called the Pensions Regulator under Part I of the Pensions Act 2004 (UK).

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under applicable law.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute a Default under Section 8.1(h) or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent Borrower or any Subsidiary;

(g) easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent Borrower and its Subsidiaries, taken as a whole;

(h) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of Parent Borrower or any Subsidiary on deposit with or in possession of such bank;

(i) Liens granted by (1) a Credit Party to another Credit Party, (2) a Subsidiary that is not a Credit Party to a Credit Party and (3) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party;

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of Parent Borrower or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of Parent Borrower or materially impair the operation of the business of Parent Borrower or its Subsidiaries;

(k) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, subleases, licenses or sublicenses (other than with respect to Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Parent Borrower or any Subsidiary and do not secure any Indebtedness;

(m) non-exclusive leases, subleases, licenses and sublicenses of Intellectual Property granted to others in the ordinary course of business;

(n) exclusive leases, subleases, licenses and sublicenses of Intellectual Property solely within the granted territory in the ordinary course of business;

(o) deposits in the ordinary course of business to secure liability to insurance carriers;

(p) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(q) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Parent Borrower or any of its Subsidiaries in the ordinary course of business of Parent Borrower or such Subsidiary;

(r) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a cash management agreement or Swap Contract, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;

(s) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(t) precautionary financing statement filings in connection with operating leases.

provided that, in any event, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.5.

“Permitted Priority Liens” means Permitted Liens described in Section 6.5(b), (g) and (l) and clauses (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (l), (o), (r), and (s) of the definition of “Permitted Encumbrance”.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the original principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and then remaining weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is (or would have been required to be) secured (whether senior, equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by a Lien on the same property that secures the Indebtedness that is being Refinanced on terms no less favorable (including as to priority of such Lien), taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, and to the extent the Obligations are secured by such property, shall be subject to an intercreditor agreement in form and substance substantially the same as the Intercreditor Agreement or reasonably acceptable to the Administrative Agent and the Collateral Agent and (f) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, unlimited liability companies, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Polish Agreement for Civil and Registered Pledge over Bank Accounts” means any agreement for civil and registered pledge over bank accounts, executed by the European Collateral Agent as pledgee and the Polish Borrower and the Polish Guarantor respectively as pledgors.

“Polish Agreement for Civil and Registered Pledge over Intellectual Property Rights” means any agreement for civil and registered pledge over certain Intellectual Property rights of the Polish Borrower and the Polish Guarantor, executed by the Collateral Agent as pledgee and the Polish Borrower and the Polish Guarantor respectively as pledgors.

“Polish Agreement for Civil and Registered Pledge over Shares” means any agreement for civil and registered pledge over shares in the Polish Borrower and the Polish Guarantor, executed by the Collateral Agent as pledgee and the shareholder(s) of the Polish Borrower and the Polish Guarantor respectively as pledgors.

“Polish Agreement for Registered Pledge over Assets” means any agreement for registered pledge over movable property and rights of the Polish Credit Parties respectively, executed by the European Collateral Agent as pledgee and the Polish Credit Parties respectively as pledgors.

“Polish Agreement for Registered Pledge over Inventories” means any agreement for registered pledge over Inventory located in certain locations in Poland, executed by the European Collateral Agent as pledgee and the Polish Credit Parties respectively as pledgors.

“Polish Borrower” as defined in the recitals hereto or any other Person added as a Polish Borrower in accordance with the terms hereof.

“Polish Borrowing Base” means, with respect to the Polish Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Polish Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Polish Borrower or such Eligible Receivables.

“Polish Civil Code” means the Polish Civil Code dated 23 April 1964, as amended.

“Polish Civil Procedure Code” means the Polish Civil Procedure Code dated 17 November 1964, as amended.

“Polish Commercial Companies Code” means the Polish Commercial Companies Code dated 15 September 2000, as amended.

“Polish Collateral Documents” means, collectively (i) each Polish Agreement for Civil and Registered Pledge over Bank Accounts; (ii) each Polish Agreement for Civil and Registered Pledge over Shares; (iii) each Polish Agreement for Civil and Registered Pledge over Intellectual Property Rights; (iv) each Polish Agreement for Registered Pledge over Inventories; (v) each Polish Security Assignment Agreement; (vi) each Polish Agreement for Registered Pledge over Assets; (vii) each Polish Declaration on Submission to Enforcement, and any other agreements, instruments, statements and documents executed in connection with this Agreement and the Agreed Security Principles that are intended to create, perfect or evidence security interest on assets of a Polish Credit Party to secure the Parallel Debt, including, without limitation, all other security agreements, powers of attorney, assignments, and financing statements, in each case now or hereafter executed by the Polish Credit Parties and delivered to the European Collateral Agent that are intended to create, perfect or evidence Liens on assets of a Polish Credit Party to secure the Parallel Debt.

“Polish Credit Party” means each Polish Borrower and each Polish Guarantor.

“Polish Declaration on Submission to Enforcement” means any declaration on voluntary submission to enforcement of the Polish Guarantor or the Polish Borrower respectively in favor of the European Collateral Agent in the form of notarial deed.

“Polish Guarantor” means any European Guarantor incorporated under the laws of Poland.

“Polish Insolvency Event” means with respect to a Polish Credit Party: (i) no corporate action, legal proceedings or other procedure or step is taken in relation to: (A) the suspension of payments or declaration of bankruptcy (ogłoszenie upadłości) (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Polish Credit Party (other than a solvent reorganization and any transaction permitted under this Agreement); (B) a composition, compromise or arrangement with any creditor of the Polish Credit Party, including opening of restructuring proceedings (otwarcie postępowania restrukturyzacyjnego) in the form of postępowanie o zatwierdzenie układu, a przyspieszone postępowanie układowe, a postepowanie układowe, a postępowanie sanacyjne; (C) the appointment of a court receiver (syndyk), temporary court supervisor (tymczasowy nadzordca sądowy), compulsory manager (zarządca przymusowy) or other similar officer in respect of the Polish Credit Party or any of their assets in the bankruptcy proceedings pursuant to the Polish Insolvency Act; (D) the appointment of an arrangement supervisor (nadzorca układu), court supervisor (nadzorca sądowy), manager (zarządca) or other similar officer in respect of the Polish Credit Party or any of their assets in the restructuring proceedings pursuant to the Polish Restructuring Act; or (E) enforcement of any Collateral over any assets of the Polish Credit Party; (ii) no Person presents a petition for bankruptcy (wniosek o ogłoszenie upadłości) or an opening of the restructuring proceedings (wniosek o otwarcie postępowania restrukturyzacyjnego) of the Polish Credit Party; (iii) no liquidator (likwidator), judicial custodian (kurator sądowy), compulsory manager (zarządca przymusowy), administrator (zarządca), court receiver (syndyk), supervisor (nadzorca), court supervisor (nadzorca sądowy), arrangement supervisor (nadzorca układu), manager (zarządca), or similar officer is appointed in respect of the Polish Credit Party or any of their assets; (iv) no Polish Credit Party (A) is unable or admits inability to pay its debts as they fall due; (B) has suspended making payments on any of its debts; or (C) has by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party acting in such capacity) with a view to rescheduling or restructuring any of its indebtedness.

“Polish Insolvency Law” means the Polish Insolvency Law dated 28 February 2003, as amended.

“Polish Outstandings” means, with respect to any Polish Borrower at any particular time, the principal amount of the Tranche C Loans made to such Polish Borrower outstanding at such time.

“Polish Restructuring Law” means the Polish Restructuring Law dated 15 May 2015, as amended.

“Polish Security Assignment Agreement” means any agreement for assignment of Accounts governed by the laws of Poland and any rights stemming from insurance policies governed by the laws of Poland, executed by the European Collateral Agent as assignee and the Polish Credit Parties respectively as assignors.

“Pounds Sterling” or “£” refers to the lawful currency of the United Kingdom.

“Polish Zloty” refers to the lawful currency of Poland.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) including the regulations and Minister’s orders thereto; provided that, if validity, perfection or the effect of perfection or non-perfection or opposability or the priority of any Lien created hereunder on the Collateral is governed by the personal (movable) property security legislation or other applicable legislation with respect to personal (movable) property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including, without limitation, the Civil Code of Quebec) in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or opposability or priority.

“Pre-Default FILO Payment Conditions” means, with respect to any proposed payment of any Obligations in respect of any FILO Loans, that (a) no Specified Default and no Event of Default shall have occurred and be continuing or would result therefrom or after giving effect thereto and (b) other than with respect to regularly scheduled interest and fees on the FILO Loans and FILO Obligations constituting indemnification and expense reimbursement obligations (which indemnity and expense reimbursement obligations shall, for the avoidance of doubt, exclude any principal, interest and fees in respect of the FILO Loans), such payment is a refinancing in full of all outstanding FILO Loans with Indebtedness the proceeds of which shall be incurred by the Credit Parties and either be unsecured or secured by a Lien on Collateral that, with respect to the ABL Collateral, is junior to the Lien securing the Revolving Obligations (but may be secured by a Lien on the Term Debt Priority Collateral (as defined in the Intercreditor Agreement) that is senior to the Lien on the Term Debt Priority Collateral securing the Revolving Obligations) (and, for the avoidance of doubt, such Indebtedness shall be documented under separate documentation and not under the Credit Documents) and (c) other than with respect to regularly scheduled interest and fees on the FILO Loans and FILO Obligations constituting indemnification and expense reimbursement obligations (which indemnity and expense reimbursement obligations shall, for the avoidance of doubt, exclude any principal, interest and fees in respect of the FILO Loans), after giving effect thereto, the Company shall be in compliance with Section 2.3 of the Amendment and Limited Waiver.

“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) or (b) in the case of ABR Loans to any Canadian Borrower, the base rate in effect at the office of JPMorgan Chase Bank, N.A. in Toronto, Canada for US Dollar-denominated commercial loans made in Canada. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective. If the Prime Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the applicable Borrower, the Administrative Agent and each Lender.

“Priority Payable Reserves” means reserves for amounts which rank or are capable of ranking in priority to the Liens granted to the Applicable Collateral Agent to secure the Obligations, including, without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation pay, severance pay, employee deductions, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and any other taxes and pension obligations.

“Proceeds” has the meaning given such term in the UCC.

“Pro Forma Basis” means, with respect to the Payment Conditions and for purposes of calculating compliance of any transaction with any provision hereof or any test which refers to a Pro Forma Basis, that the transaction in question (including any related Acquisition, Restricted Payments, sale of assets, incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), creation or incurrence of Liens, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the Applicable Reference Period. In connection with any calculation of the Fixed Charge Coverage Ratio upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred, repaid, repurchased, or redeemed by the Parent Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the Reference Period or during the period from the last day of such period to and including the date of determination) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the Applicable Reference Period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed, (iv) in the case of any determination of the permissibility of the incurrence of Indebtedness, the cash proceeds of all such Indebtedness shall be disregarded in calculating the Fixed Charge Coverage Ratio, (v) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period and (vi) without duplication of subclause (h) of the definition of “EBIT”, such calculation shall give effect to Synergies and Costs of Synergies resulting from or relating to the transaction in question and projected by the Parent Borrower in good faith to be realized by the Parent Borrower and its Subsidiaries subject, in any calculation of pro forma EBIT or EBITDA, to the applicable limitations on such Synergies and Costs of Synergies set forth in the definition of “EBIT”.

“Prohibition” as defined in Section 7.17(a).

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed Extension” as defined in Section 2.23.

“Pro Rata Share” means

(a)    with respect to all payments, computations and other matters relating to the Tranche A Revolving Commitment or Tranche A Loans of any Lender or any Tranche A Letters of Credit issued or participations purchased therein by any Lender or any participations in any Tranche A Swing Line Loans purchased by any Lender or any participations in any Tranche A Protective Advances purchased by any Lender, the percentage obtained by dividing (i) the Tranche A Revolving Commitment (or after the termination of the Tranche A Revolving Commitment, the Tranche A Revolving Credit Exposure) of that Lender by (ii) the aggregate Tranche A Revolving Credit Commitments (or after the termination of the Tranche A Revolving Commitment, the Tranche A Revolving Credit Exposure) of all Lenders;

(b)    with respect to all payments, computations and other matters relating to the Tranche B Revolving Commitment or Tranche B Loans of any Lender, the percentage obtained by dividing (i) the Tranche B Revolving Commitment (or after the termination of the Tranche B Revolving Commitment, the Tranche B Revolving Credit Exposure) of that Lender by (ii) the aggregate Tranche B Revolving Credit Commitments (or after the termination of the Tranche B Revolving Commitment, the Tranche B Revolving Credit Exposure) of all Lenders;

(c)    with respect to all payments, computations and other matters relating to the Tranche C Revolving Commitment or Tranche C Loans of any Lender, the percentage obtained by dividing (i) the Tranche C Revolving Commitment (or after the termination of the Tranche C Revolving Commitment, the Tranche C Revolving Credit Exposure) of that Lender by (ii) the aggregate Tranche C Revolving Credit Commitments (or after the termination of the Tranche C Revolving Commitment, the Tranche C Revolving Credit Exposure) of all Lenders; ~~and~~

(d)    with respect to all payments, computations and other matters relating to the Revolving Commitment generally, the percentage obtained by dividing (i) the Revolving Commitment (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of that Lender by (ii) the aggregate Revolving Commitments (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of all Lenders~~.~~; and

(e)    with respect to all payments, computations and other matters relating to the FILO Commitments or FILO Loans of any Lender, the percentage obtained by dividing (i) the FILO Commitment (or, after the funding of the FILO Loans, the FILO Loans) of that Lender by (ii) the aggregate amount of FILO Commitments (or, after the funding of the FILO Loans, FILO Loans) of all Lenders.

“Protective Advance” as defined in Section 2.24(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.27.

“Qualification Period” means (i) in the case of New Jersey, Minnesota and such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are located on the Closing Date, within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree) and (ii) in the case of such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are or become located after the Closing Date, within 30 days of the creation of such Account (or such longer period as the Administrative Agent may agree).

“Qualified Cash” means the aggregate amount of unrestricted cash and unrestricted Cash Equivalents of the US Borrower or the UK Borrower, as the context may require, that is in a deposit account located within the United States or England and Wales, as applicable, and subject to a First Priority perfected lien governed by the laws of the jurisdiction in which the deposit account is located and Deposit Account Control Agreement in favor of the Applicable Collateral Agent for the benefit of the Secured Parties at such time (provided that, prior to the deadline for Deposit Account Control Agreements set forth in clause (1) of the third proviso in Section 5.15(a), Qualified Cash shall include unrestricted cash and unrestricted Cash Equivalents of the US Borrower that is held in a deposit account located at JPMorgan Chase Bank, N.A. within the United States and subject to a First Priority perfected lien governed by the laws of the jurisdiction in which the deposit account is located); provided that the aggregate amount of Qualified Cash included in the US Borrowing Base and the UK Borrowing Base, collectively, shall not exceed $25,000,000.

“Recipient” as defined in Section 2.19(v).

“Reference Period” means each period of four consecutive fiscal quarters of the Parent Borrower.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if such Benchmark is the CDOR Rate, 10:15 a.m. (Toronto, Ontario time) on the date of such setting, or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or the CDOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” as defined in the recitals hereto.

“Register” as defined in Section 2.6(b).

“Registered Exchange Offer” means a registered exchange of the Existing 2024 Notes held by holders that did not, or were not eligible to, participate in the 2024 Consent Solicitation and Exchange Offer for Units comprised of New 2L Notes and Warrants, on the terms contemplated for such Registered Exchange Offer in the TSA.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.3(h).

“Reimbursement Obligations” means, as and when matured, the obligation of the applicable Borrower to pay, on the date payment is made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under applicable Letters of Credit, and all other matured reimbursement or repayment obligations of the applicable Borrower to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any RFR Borrowing denominated in Pounds Sterling or Dollars, the applicable Adjusted Daily Simple RFR or (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate.

“Relevant Screen Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate.

“Remedial Action” means an action to address a Release or other violation of Environmental Laws required by any Environmental Law.

“Replacement Lender” as defined in Section 2.22.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Credit Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA, with respect to a Pension Plan other than those events as to which the 30-day notice period has been waived.

“Required Lenders” means, at any date, Lenders having or holding more than 50% of the sum of (i) the Revolving Credit Commitments (or, in the event the Revolving Credit Commitments have terminated, the Revolving Credit Exposure) at such date and (ii) the aggregate outstanding principal amount of the FILO Loans at such date.

“Required FILO Lenders” means one or more Lenders having or holding FILO Loans representing more than 50% of the sum of the aggregate FILO Loans of all Lenders.

“Required Revolving Lenders” means one or more Lenders having or holding Revolving Commitments and Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Revolving Commitments and Revolving Credit Exposure of all Lenders.

“Reserves” means, effective as of two Business Days (provided that no Borrower shall be permitted to request any Credit Extensions during such two Business Day period) after the date of written notice of any determination thereof to the Parent Borrower by the Administrative Agent, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in other related borrowing base definitions, (i) such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to any Applicable Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which directly and adversely affect any component of any Borrowing Base; (ii) customary rent reserves, (iii) the Canadian Priority Payable Reserves, (iv) Dilution Reserves, (v) Priority Payable Reserves, (vi) Retention of Title Reserves, (vii) reserves for fees payable to an insolvency administrator pursuant to Sec. 171 of the German Insolvency Code (Insolvenzordnung) (or relevant successor provisions) and (viii) any and all other reserves which the Administrative Agent deems necessary in its Permitted Discretion (including, without limitation, reserves against Accounts (x) subject to any extended or extendable retention of title claims by a supplier or vendor and (y) in respect of dilution).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Indebtedness” as defined in Section 6.13.

“Restricted Payment” as defined in Section 6.12.

“Retained” means that legislation as it applies under English law, taking into account: (i) its having become part of English domestic law on and after 11pm (UK time) on 31 December 2020 (“IP completion day”) pursuant to the European Union (Withdrawal) Act 2018 (“EUWA”); and (ii) any modifications to it that have taken effect on or after IP completion day pursuant to the EUWA or otherwise under English law (but not, for the avoidance of doubt, any modifications to it that have taken effect on or after IP completion day under European Union law).

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the face amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require; and (c) any additional date as the Administrative Agent may determine in its discretion.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Tranche A Loan, Tranche B Loan and/or Tranche C Loan and to acquire participations in Tranche A Letters of Credit and Tranche A Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) July 20, 2026; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12; (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1~~,~~ and (iv) the date that is 91 days prior to the maturity date of any Indebtedness for borrowed money (other than (x) the Existing 2023 Term Loans and the Existing 2024 Notes remaining outstanding on the Closing Date after giving effect to the Transactions and (y) the FILO Facility) in an aggregate principal amount in excess of $25,000,000 incurred by the Parent Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Revolving Loans of that Lender, (b) the aggregate amount of all participations by that Lender in any outstanding Tranche A Letters of Credit or any unreimbursed drawing under any Tranche A Letter of Credit, (c) in the case of a Lender that is a Tranche A Swing Line Lender, the aggregate outstanding principal amount of all Tranche A Swing Line Loans of such Lender (net of any participations therein actually funded by other Lenders), (d) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Swing Line Loans (other than any Tranche A Swing Line Loans made by such Lender in its capacity as a Tranche A Swing Line Lender) and (e) without duplication of clause (a), the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Protective Advances.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Tranche A Loans, Tranche B Loans, Tranche C Loans, Tranche A Swing Line Loans, Tranche A Letters of Credit, and Tranche A Protective Advances.

“Revolving Credit Outstandings” means the Tranche A Revolving Credit Outstandings, the Tranche B Revolving Credit Outstandings and/or the Tranche C Revolving Credit Outstandings, as the case may be.

“Revolving Lender” means any Lender having a Revolving Commitment or Revolving Loan.

“Revolving Loan” means the Tranche A Loans, the Tranche B Loans and/or the Tranche C Loans.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means, for purposes of Section 11, (a) all Obligations with respect to the Revolving Credit Facility, (b) all obligations in respect of any ABL DIP Financing, (c) all obligations in respect of any adequate protection provided to any Revolving Secured Party in any Insolvency Proceeding of any Credit Party, (d) all Cash Management Obligations, (e) all Obligations in respect of Hedge Agreements and (f) all other Obligations, in the case of each of the foregoing, excluding any FILO Obligations.

“Revolving Obligations Payment Date” means the first date on which (a) all Revolving Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Credit Documents), (b) all commitments to extend credit under the Credit Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Credit Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Credit Documents), and (d) termination or cash collateralization (in an amount reasonably satisfactory to the Administrative Agent and each applicable Secured Party providing such Cash Management Obligations and/or Obligations in respect of Hedge Agreements) of all Cash Management Obligations and Obligations in respect of Hedge Agreements.

“Revolving Secured Party” means each Revolving Lender, the Issuing Banks, the Agents, each Approved Counterparty and each other holder of a Revolving Obligation.

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Parent Borrower or a Subsidiary).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea, Kherson, and Zaporizhzhia Regions of Ukraine, Cuba (other than with respect to a Canadian Credit Party), Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, any European Union member state, HM’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions, including any Canadian Blocked Person.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Government of Canada (including the Canadian Economic Sanctions and Export Control Laws) or (c) the United Nations Security Council, the European Union, any European Union member state, Switzerland (including the State Secretariat for Economic Affairs of Switzerland (SECO) and/or the Swiss Directorate of International Law (DIL)), HM’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any comparable agency in any applicable non-U.S. jurisdiction.

“Secured Parties” means, collectively, the Lenders, the Issuing Banks, the Agents, each Approved Counterparty and each other holder of an Obligation.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” means a “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Security Agreement” means an agreement, substantially in the form of Exhibit I-1, as it may be amended, supplemented or otherwise modified from time to time, executed by the Parent Borrower and each other US Guarantor.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of each Borrower substantially in the form of Exhibit G-2.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spanish Borrower” means Diebold Nixdorf S.L., or any other Person added as a Spanish Borrower in accordance with the terms hereof.

“Spanish Borrowing Base” means, with respect to the Spanish Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Spanish Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Spanish Borrower or such Eligible Receivables.

“Spanish Civil Code” means the Spanish Civil Code published by virtue of the Royal Decree of 24 July 1889 (Real decreto de 24 de julio de 1889 por el que se publica el Código Civil), as amended from time to time.

“Spanish Civil Procedural Law” means Law 1/2000 of 7 January (Ley de Enjuiciamiento Civil), as amended from time to time.

“Spanish Commercial Code” means the Spanish Commercial Code published by virtue of the Royal Decree of 22 August 1885 (Real decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended from time to time.

“Spanish Companies Law” means the Royal Legislative Decree 1/2010, of 2 July, whereby the companies act is approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Collateral Documents” means each pledge over the credit rights arising from bank accounts opened in Spain by any Credit Party, pledge over credit rights arising in favor of any Credit Party from any agreement governed by Spanish law, non-possessory pledge over Inventory located in Spain, and any other security document or financial collateral agreement (garantía financiera pignoraticia) governed by Spanish law pursuant to this Agreement or any of the other Credit Documents and the Agreed Security Principles in order to grant to Secured Parties a Lien on real, personal or mixed property of any Borrower or Guarantor located in Spain as security for the Obligations and in form and substance reasonably satisfactory to the European Collateral Agent and the Administrative Agent, jointly with any document, notice or irrevocable power of attorney ancillary to such Spanish Collateral Document.

“Spanish Credit Party” means each Spanish Borrower and each Spanish Guarantor.

“Spanish Guarantor” means any European Guarantor incorporated under the laws of Spain.

“Spanish Insolvency Event” means in respect of a Spanish Credit Party any insolvency or insolvency proceeding where such person is unable to pay its debts and that person being in a state of insolvencia or in concurso according to Spanish Insolvency Law, including a declaración de concurso con independencia de su carácter necesario o voluntario as well as any solicitud de inicio del procedimiento de concurso voluntario, the request of declaration of insolvency by a third party (solicitud de concurso por acreedores) (including without limitation, any petition filed under to a competent court pursuant to articles 585 et seq., and 635 et seq. of the Spanish Insolvency Law, petition to appoint a restructuring expert pursuant to articles 672 et seq., and its solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores and transacción extrajudicial).

“Spanish Insolvency Law” means the Royal Legislative Decree 1/2020, of 5 May, approving the Consolidated Text of the Spanish Insolvency Law (Real Decreto-Legislativo 1/2020, de 5 de mayo, por el que se aprueba el Texto Refundido de la Ley Concursal), as amended from time to time and, in particular but not limited to, pursuant to the Spanish Law 16/2022, of 5 September, amending the consolidated text of the Spanish Insolvency Law (Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).

“Spanish Joinder Agreement” means the joinder agreement substantially in the form of Exhibit O executed by Diebold Nixdorf S.L., the Secured Parties, the Administrative Agent and the European Collateral Agent on the Closing Date.

“Spanish Lender” means a Lender which is:

(a)    a Spanish-resident financial entity (entidad de crédito o establecimiento financiero de crédito) to which paragraph (c) of article 61 of the Corporate Income Tax Regulations approved by the Royal Decree 634/2015 on 10 July (Real Decreto 634/2015, de 10 de julio, por el que se aprueba el Reglamento del Impuesto sobre Sociedades), as amended or restated, apply;

(a)    a Spanish permanent establishment of a non-Spanish financial entity, that is registered with the Bank of Spain and to which the second paragraph of article 8.1 of the Non Resident Income Tax Regulations approved by the Royal Decree 1776/2004 on 30 July 2004 (Real Decreto 1776/2004, de 30 de julio de 2004, por el que se aprueba el Reglamento del Impuesto sobre la Renta de no Residentes), as amended or restated, apply; or

(b)    a Spanish-resident securitization fund to which paragraph (k) of article 61 of the Corporate Income Tax Regulations approved by the Royal Decree 634/2015 on 10 July (Real Decreto 634/2015, de 10 de julio, por el que se aprueba el Reglamento del Impuesto sobre Sociedades), as amended or restated, apply.

“Spanish Outstandings” means, with respect to any Spanish Borrower at any particular time, the principal amount of the Tranche C Loans made to such Spanish Borrower outstanding at such time.

“Spanish Public Document” means a Spanish law notarial deed (documento público), being either an escritura pública or a póliza o efecto intervenido por notario español.

“Spanish Tax Qualifying Lender” means, in respect of a payment by or in respect of a Spanish Borrower, a Lender which is beneficially entitled to interest payable by a Spanish Borrower to that Lender in respect of an advance under a Credit Document and is:

(a)    a Spanish Lender;

(b)    a Spanish Treaty Lender; or

(c)    tax resident in a member state of the European Union, other than Spain, or of the European Economic Area, acting directly or through a permanent establishment of such European Union or European Economic Area resident located in another Member State of the European Union (other than Spain) or in the European Economic Area, to which the income obtained is effectively connected, provided that it does not obtain the income through a territory considered to be a tax haven for Spanish Tax purposes (in accordance with the Royal Decree 1080/1991, of 5 July (Real Decreto 1080/1991, de 5 de julio), and paragraphs 1 and 2 of the First Additional Provision of Law 36/2006, of 29 November (Disposición Adicional Primera de la Ley 36/2006, de 29 de noviembre), as amended or restated, or through a member state of the European Economic Area not having an effective exchange of tax information agreement with Spain in force.

“Spanish Treaty Lender” means in relation to a payment of interest by or in respect of a Spanish Borrower under a Credit Document, a Lender which:

(a)    is treated as a resident of a Spanish Treaty State for the purposes of the relevant Spanish Treaty;

(b)    does not carry on a business in Spain through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)    fulfils any other conditions which must be fulfilled under the relevant Spanish Treaty in order to benefit from full exemption from Tax imposed by Spain on interest including the completion of any necessary procedural formalities.

“Spanish Treaty State” means a jurisdiction having a double tax agreement (the Spanish Treaty) with Spain which makes provision for full exemption for Tax imposed by Spain on interest payments.

“Specified Availability” means, at any time, the sum of (a) (i) the Line Cap minus (ii) the aggregate of all Revolving Credit Outstandings, (b) the aggregate amount of unrestricted cash and unrestricted Cash Equivalents (other than any Qualified Cash included in the foregoing clause (a)) of the US Borrower that is held in a deposit account located at JPMorgan Chase Bank, N.A. within the United States and subject to a First Priority perfected lien governed by the laws of the jurisdiction in which the deposit account is located; provided that the aggregate amount of cash and Cash Equivalents included in this clause (b) shall only be included in Specified Availability if the amount exceeds $10,000,000 and (c) such additional amount of unrestricted cash and unrestricted Cash Equivalents (other than any Qualified Cash included in the foregoing clause (a)) of the UK Borrower that is held in a deposit account located within England and Wales that is subject to a perfected lien governed by the laws of the jurisdiction in which the deposit account is located; provided that the aggregate amount of cash and Cash Equivalents included in this clause (c) shall only be included in Specified Availability if the amount exceeds $10,000,000; provided further that if at any time during the Specified Availability Period, Excess Availability is less than $18,000,000, then Specified Availability will be deemed to be less than Excess Availability for all purposes of this Agreement.

“Specified Availability Period” means the period beginning on the Closing Date and ending on the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree up to the date that is 60 days after the Closing Date).

“Specified Borrowing Base” means the sum of (i) the Italian Borrowing Base plus (ii) the Swedish Borrowing Base plus (iii) the Polish Borrowing Base; provided that, notwithstanding the foregoing, in no event shall the Specified Borrowing Base exceed 10% of the Global Borrowing Base.

“Specified Default” shall be given the meaning assigned to such term in the Amendment and Limited Waiver.

“Specified Foreign Jurisdictions” means Germany, Canada, Belgium, France, England and Wales, Sweden, Spain, Poland, Italy and the Netherlands.

“Specified Foreign Subsidiary” means each Subsidiary organized under the laws of a Specified Foreign Jurisdiction.

“Specified Intercompany Claims” means, collectively, (i) that certain intercompany claim owed by Diebold Nixdorf Holding Germany GmbH to the Parent Borrower (the amount of which, as of the Closing Date, is approximately €656,000,000) and (ii) that certain intercompany claim owed by Diebold Nixdorf Holding Germany GmbH to Diebold Nixdorf Dutch Holding B.V. (the amount of which, as of the Closing Date, is approximately €343,000,000).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Certificates” means Collateral consisting of stock certificates representing Capital Stock (or partnership interests) of the Subsidiaries of the Parent Borrower for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers executed in blank with respect thereto.

“Subject Party” as defined in Section 2.19(v).

“Subordinated Indebtedness” means any Indebtedness of the Parent Borrower or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.

“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit F or any other form approved by the Administrative Agent and the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent Borrower. In relation to a French company, “subsidiary” shall mean an entity over which such French company has from time to time direct or indirect control (as defined in article L.233-3 I, 1° and 2° of the French Commercial Code).

“Substantial Portion” means, with respect to the Property of the Parent Borrower and its Subsidiaries, Property which (a) represents consolidated assets in excess of $726,850,000 or (b) is responsible for consolidated net sales in excess of $887,880,000.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing at least 66.7% of the sum of the aggregate Revolving Credit Exposure and unused Revolving Commitments at such time.

“Superpriority Term Loan Agreement” means that certain credit agreement, dated as of the Closing Date, among the Company, Diebold Nixdorf Holding Germany GmbH, as the borrower, the GLAS USA LLC, in its capacity as the administrative agent (or any successor representative acting in such capacity), GLAS Americas LLC, in its capacity as the collateral agent (or any successor representative acting in such capacity), and the lenders parties thereto from time to time, as amended and as the same may be further amended, restated, modified or refinanced in whole or in part from time to time.

“Superpriority Term Loans” means the loans made to Diebold Nixdorf Holding Germany GmbH pursuant to the Superpriority Term Loan Agreement.

“Supported QFC” has the meaning assigned to it in Section 10.27.

“Supplier” as defined in Section 2.19(v).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means collectively, each Interest Rate Agreement, each Currency Agreement and each Commodity Swap Agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any Swap Contract after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Agent or any Lender).

“Swedish Borrower” as defined in the recitals hereto or any other Person added as a Swedish Borrower in accordance with the terms hereof.

“Swedish Borrowing Base” means, with respect to the Swedish Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Swedish Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to the Swedish Borrower or such Eligible Receivables.

“Swedish Collateral Documents” means (i) a Swedish law governed security agreement regarding a pledge over certain receivables owed to a Swedish Borrower from time to time, (ii) a Swedish law governed security agreement regarding a pledge over one or several bank accounts held by a Swedish Borrower, and (iii) a Swedish law governed security agreement regarding a corporate mortgage (Sw. företagshypotek) over all assets of such Swedish Borrower from time to time being subject to certain corporate mortgage registration(s) (Sw. företagsinteckning(ar)) pursuant to the Corporate Mortgage Act (Sw. lag (2008:990) om företagshypotek), and any other agreements, instruments and documents governed by the laws of Sweden executed in connection with this Agreement and the Agreed Security Principles that are intended to create, perfect or evidence Liens to secure the Obligations, as the same may be amended, restated or otherwise modified from time to time.

“Swedish Credit Party” means each Swedish Borrower and each Swedish Guarantor.

“Swedish Guarantor” means any European Guarantor incorporated under the laws of Sweden.

“Swedish Insolvency Event” means, in respect of any Swedish Credit Party, it (i) (A) is unable or admits inability to pay its debts as they fall due, (B) is deemed to, or is declared to, be unable to pay its debts under applicable law, (C) suspends or threatens to suspend making payments on any of its debts, or by reason of actual financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness, and (ii) the board of directors of a Swedish Credit Party is under a statutory obligation to liquidate that Swedish Credit Party due to capital deficiency (Sw. kapitalbrist).

“Swedish Krona” refers to the lawful currency of Sweden.

“Swedish Lender Tax Certificate” means a confirmation by a Lender to a Swedish Borrower that it meets the requirements to be a Swedish Treaty Lender, together with a tax residence certificate issued by the competent authority or tax authority that the Lender is treated as a resident in the relevant Swedish Treaty State for the purposes of the relevant Swedish Treaty.

“Swedish Outstandings” means, with respect to any Swedish Borrower at any particular time, the principal amount of the Tranche C Loans made to such Swedish Borrower outstanding at such time.

“Swedish Tax Qualifying Lender” means in relation to a payment made by a Swedish Borrower under a Credit Document, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a Swedish Borrower under a Credit Document and is: (i) a Lender which fulfils the conditions imposed by the laws of Sweden in force as at the date of this Agreement in order for a payment under a Credit Document not to be subject to (or, as the case may be, to be exempt from) any Tax Deduction for or on account of Tax imposed by Swedish law; or (ii)    a Swedish Treaty Lender.

“Swedish Treaty Lender” means in relation to a payment by a Swedish Borrower under a Credit Document, a Lender which is: (i) is treated as a resident of a Swedish Treaty State for the purposes of the relevant Swedish Treaty; (ii) does not carry on business in Sweden through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (iii) has fulfilled any other conditions which must be fulfilled under the relevant Swedish Treaty by residents of the relevant Swedish Treaty State for such residents to obtain the full exemption from Tax imposed by Sweden on interest payments made by a Swedish Borrower under a Credit Document, including completion of any necessary procedural formalities.

“Swedish Treaty State” means jurisdictions having a double taxation agreement (a “Swedish Treaty” in force with Sweden which makes provision for full exemption from Tax imposed by Sweden on interest.

“Swing Line Lender” means the Tranche A Swing Line Lender.

“Swing Line Loan” means the Tranche A Swing Line Loans.

“Swing Line Loan Sublimit” means the Tranche A Swing Line Loan Sublimit.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Request” as defined in Section 2.2(b).

“Swiss Borrower” as defined in the recitals hereto or any other Person incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act added as a Swiss Borrower in accordance with the terms hereof.

“Swiss Insolvency Event” means each of “Drohende Zahlungsunfähigkeit” (threat of illiquidity/insolvency), “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), “hälftiger Kapitalverlust” or “Überschuldung” within the meaning of art. 725 et seqq and art. 820 ~~para. 1~~ of the Swiss Code of Obligations (CO) (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a, 725b and art. 820 ~~para. 1~~ CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding Fälligkeitsaufschub (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725, 725a ~~or~~, 725b and art. 820 ~~para. 2~~ CO, notification of the judge of a capital loss or over-indebtedness under these provisions and “Auflösung / Liquidation” (dissolution/liquidation).

“Swiss Insolvency Law” means the means the Swiss Debt Collection and Bankruptcy Act of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs vom 11. April 1889 (SR 281.1)).

“Swiss Joint and Several Guarantee Act” means the Covid-19 Joint Guarantee Act Swiss Federal Act on Credits with Joint Guarantees of 18 December 2020 (Bundesgesetz vom 18. Dezember 2020 über Kredite mit Solidarbürgschaft infolge des Coronavirus (SR 951.2)).

“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Outstandings” means, with respect to any Swiss Borrower at any particular time, the principal amount of the Tranche C Loans made to such Swiss Borrower outstanding at such time.

“Swiss Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch, in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity, in each case, in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors of a Swiss Borrower under a Loan to such Swiss Borrower pursuant to this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Swiss Qualifying Banks of a Swiss Borrower under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) must not at any time exceed twenty, all in accordance with the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” means the Swiss withholding tax as per the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“T2” means the real time gross settlement system operated by the Eurosystem or any successor system.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, ~~if such payment system ceases to be~~upon T2 becoming operati~~ve~~onal, ~~such other payment system, if any, determined by the Administrative Agent to be a suitable replacement~~T2) is open for the settlement of payments in Euro.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Deduction” shall mean a deduction or withholding for or on account of Non-Excluded Taxes or Other Taxes from a payment under the Credit Documents.

“Tax Indemnitee” as defined in Section 2.19(m).

“TEG Letter” has the meaning set forth in Section 2.7(i).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the CDOR Rate.

“Term Loan Exchange” has the meaning given to such term in the TSA.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Local Time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Terminated Lender” as defined in Section 2.22.

“Total Assets” means the total assets of the Parent Borrower and its Subsidiaries, determined in accordance with GAAP.

“Total Commitments” means the sum of the Tranche A Revolving Commitments, the Tranche B Revolving Commitments and the Tranche C Revolving Commitments.

“Total Debt” as of any date, means all of the following for the Parent Borrower and its Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Finance Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices); (ii) all reimbursement obligations under outstanding Letters of Credit (other than commercial Letters of Credit referenced in clause (i) above or Letters of Credit that are 100% cash collateralized) in respect of drafts which (A) may be presented (other than performance or standby Letters of Credit) or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iii) all Off-Balance Sheet Liabilities; (iv) all Guarantee Obligations of indebtedness or liabilities of the type described in clauses (i), (ii) or (iii) above and (v) all obligations of the kind referred to in the foregoing clauses (i), (ii), (iii) or (iv) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of debt of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, each of the following shall be excluded from, and not considered part of, Total Debt: (1) money borrowed by the Parent Borrower against the cash value of life insurance policies owned by the Parent Borrower; (2) Indebtedness consisting of avals by any of the Parent Borrower’s Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Parent Borrower’s other Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices; and (3) Indebtedness permitted under Section 6.7(p).

“Total Shared Borrowing Base” means, at any time of determination, an amount equal to the US Borrowing Base less the US Outstandings less the Swiss Outstandings less the aggregate amount by which each Foreign Borrower have received Credit Extensions in excess of each Foreign Borrower’s own Borrowing Base.

“Tranche” with respect to any Revolving Commitment, refers to whether such Revolving Commitment is a Tranche A Revolving Commitment, a Tranche B Revolving Commitment or a Tranche C Revolving Commitment and, with respect to any Loan, refers to whether such Loan is made pursuant to the Tranche A Revolving Commitments, pursuant to the Tranche B Revolving Commitments or pursuant to the Tranche C Revolving Commitments.

“Tranche A Available Credit” means, at any time, the lesser of (i) the then effective Tranche A Revolving Commitments and (ii) (A) in the case of a Credit Extension to a US Borrower, the Total Shared Borrowing Base at such time and (B) in the case of a Credit Extension to the Canadian Borrower only, Total Shared Borrowing Base plus an amount equal to the greater of (x) the Canadian Borrowing Base of such Borrower, minus the Canadian Outstandings of such Borrower; and (y) zero.

“Tranche A Borrowers” means the US Borrower and the Canadian Borrower.

“Tranche A Borrowing Conditions” has the meaning given to the term in Section 2.1(a).

“Tranche A Lender” means any Lender having a Tranche A Revolving Commitment.

“Tranche A Letter of Credit” means each standby letter of credit issued by any Issuing Bank to the Parent Borrower pursuant to this Agreement.

“Tranche A Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the US Borrower to all Issuing Banks with respect to Tranche A Letters of Credit, whether or not any such liability is contingent, including, without duplication, the Tranche A Letter of Credit Usage at such time.

“Tranche A Letter of Credit Reimbursement Agreement” as defined in Section 2.3(a)(vi).

“Tranche A Letter of Credit Sublimit” means the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect. The Tranche A Letter of Credit Sublimit of each individual Issuing Bank as of the Closing Date is set forth on Appendix C hereto.

“Tranche A Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Tranche A Letters of Credit outstanding at such time.

“Tranche A Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Tranche A Letter of Credit Undrawn Amounts at such time and (ii) the outstanding Reimbursement Obligations with respect to Tranche A Letters of Credit at such time.

“Tranche A Loan” as defined in Section 2.1(a)(i), together with any Tranche A Protective Advances.

“Tranche A Maximum Credit” means, at any time, the lesser of (i) the Tranche A Revolving Commitments in effect at such time and (ii) the sum of the US Borrowing Base and the Canadian Borrowing Base, in each case at such time.

“Tranche A Protective Advance” as defined in Section 2.24(a).

“Tranche A Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans and to acquire participations in Tranche A Letters of Credit, Tranche A Swing Line Loans and Tranche A Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche A Revolving Credit Outstandings hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Tranche A Revolving Commitment as of the Closing Date is set forth on Appendix A, or the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche A Revolving Commitment, as applicable. The aggregate amount of the Tranche A Revolving Commitments as of the Closing Date is $155,000,000.00.

“Tranche A Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Tranche A Loans of that Lender, (b) the aggregate amount of all participations by that Lender in any outstanding Tranche A Letters of Credit or any unreimbursed drawing under any Tranche A Letter of Credit, (c) in the case of a Lender that is a Tranche A Swing Line Lender, the aggregate outstanding principal amount of all Tranche A Swing Line Loans of such Lender (net of any participations therein actually funded by other Lenders), (d) the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Swing Line Loans (other than any Tranche A Swing Line Loans made by such Lender in its capacity as a Tranche A Swing Line Lender) and (e) without duplication of clause (a), the aggregate amount of all participations therein by that Lender in any outstanding Tranche A Protective Advances.

“Tranche A Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Tranche A Loans outstanding at such time, (b) the Tranche A Letter of Credit Usage outstanding at such time and (c) the principal amount of the Tranche A Swing Line Loans outstanding at such time.

“Tranche A Swing Line Lender” means (i) JPMorgan in its capacity as Tranche A Swing Line Lender hereunder and (ii) any other Lender reasonably acceptable to the Administrative Agent and the Parent Borrower who agrees to become a Tranche A Swing Line Lender and to be bound by the terms hereof applicable to Tranche A Swing Line Lenders pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent and the Parent Borrower, in each case together with its permitted successors and assigns in such capacity.

“Tranche A Swing Line Loan” as defined in Section 2.2(a).

“Tranche A Swing Line Sublimit” means the lesser of (i) $50,000,000, and (ii) in respect of an applicable Borrower, that Borrower’s Tranche A Available Credit then in effect.

“Tranche B Available Credit” means, at any time, the lesser of (i) the then effective Tranche B Revolving Commitments and (ii) (A) in the case of a Credit Extension to a US Borrower, the Total Shared Borrowing Base; (B) in the case of a Credit Extension to a French Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the French Borrowing Base of such Borrower, minus the French Outstandings of such Borrower; and (y) zero; and (C) in the case of a Credit Extension to an Italian Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the Italian Borrowing Base of such Borrower minus the Italian Outstandings of such Borrower; and (y) zero; provided that, notwithstanding the foregoing, in determining the Tranche B Available Credit, (i) in no event shall the European Borrowing Base exceed 50% of the Global Borrowing Base and (ii) in no event shall the Specified Borrowing Base exceed 10% of the Global Borrowing Base.

“Tranche B Borrowers” means (i) as of the Closing Date, each French Borrower and Italian Borrower and (ii) the US Borrower, solely on and after the date on which (x) the Administrative Agent or the applicable Lender shall have received all documentation and other information regarding the US Borrower in form and substance satisfactory to such Agent or applicable Lender (as the case may be) to the extent requested in writing on or prior to the date that is 5 Business Days after Closing Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation and (y) to the extent any such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested in writing on or prior to the date that is 5 Business Days after Closing Date a Beneficial Ownership Certification in relation to the US Borrower shall have received such Beneficial Ownership Certification (it being understood that, if no such request is made pursuant to clause (x) or (y), the US Borrower shall constitute a Tranche B Borrower on and after the date that is 5 Business Days after Closing Date).

“Tranche B Borrowing Conditions” has the meaning given to the term in Section 2.1(a).

“Tranche B Lender” means any Lender having a Tranche B Revolving Commitment; provided that no Tranche B Lender shall make available Loans to the French Borrower or the Italian Borrower, in each case, unless it qualifies as French Qualifying Lender or Italian Tax Qualifying Lender, as applicable, and, with respect to any Tranche B Loan, it shall be an entity duly licensed to carry out lending activities in Italy pursuant to the applicable laws and regulations.

“Tranche B Loan” as defined in Section 2.1(a)(ii).

“Tranche B Maximum Credit” means, at any time, the lesser of (i) the Tranche B Revolving Commitments in effect at such time and (ii) the sum of the Total Shared Borrowing Base and the French Borrowing Base and the Italian Borrowing Base, in each case at such time.

“Tranche B Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche B Revolving Credit Outstandings hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Tranche B Revolving Commitment as of the Closing Date is set forth on Appendix A, or the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Revolving Commitment, as applicable. The aggregate amount of the Tranche B Revolving Commitments as of the Closing Date is $25,000,000.00.

“Tranche B Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, the ~~sum of the~~ aggregate outstanding principal amount of the Dollar Equivalent of the Tranche B Loans of that Lender.

“Tranche B Revolving Credit Outstandings” means, at any particular time the principal amount of the Tranche B Loans outstanding at such time.

“Tranche C Available Credit” means, at any time, the lesser of (i) the then effective Tranche C Revolving Commitments and (ii) (A) in the case of a Credit Extension to a US Borrower or a Swiss Borrower only, the Total Shared Borrowing Base; (B) in the case of a Credit Extension to a Belgian Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the Belgian Borrowing Base of such Borrower, minus the Belgian Outstandings of such Borrower; and (y) zero; (C) in the case of a Credit Extension to a Dutch Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the Dutch Borrowing Base of such Borrower minus the Dutch Outstandings of such Borrower; and (y) zero; (D) in the case of a Credit Extension to a German Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the German Borrowing Base of such Borrower, minus the German Outstandings of such Borrower; and (y) zero; (E) in the case of a Credit Extension to a Polish Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the Polish Borrowing Base of such Borrower minus the Polish Outstandings of such Borrower; and (y) zero; (F) in the case of a Credit Extension to a Spanish Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the Spanish Borrowing Base of such Borrower, minus the Spanish Outstandings of such Borrower; and (y) zero; (G) in the case of a Credit Extension to a Swedish Borrower only, an amount equal to the greater of (x) the Swedish Borrowing Base of such Borrower minus the Swedish Outstandings of such Borrower; and (y) zero; and (H) in the case of a Credit Extension to a UK Borrower only, the Total Shared Borrowing Base plus an amount equal to the greater of (x) the UK Borrowing Base of such Borrower, minus the UK Outstandings of such Borrower; and (y) zero; provided that, notwithstanding the foregoing, in determining the Tranche C Available Credit, (i) in no event shall the European Borrowing Base exceed 50% of the Global Borrowing Base and (ii) in no event shall the Specified Borrowing Base exceed 10% of the Global Borrowing Base.

“Tranche C Borrowers” means each Belgian Borrower, Dutch Borrower, German Borrower, Polish Borrower, Spanish Borrower, Swiss Borrower, Swedish Borrower, UK Borrower and US Borrower.

“Tranche C Borrowing Conditions” has the meaning given to the term in Section 2.1(a).

“Tranche C Lender” means any Lender having a Tranche C Revolving Commitment.

“Tranche C Loan” as defined in Section 2.1(a)(iii).

“Tranche C Maximum Credit” means, at any time, the lesser of (i) the Tranche C Revolving Commitments in effect at such time and (ii) the sum of the Total Shared Borrowing Base and the Belgian Borrowing Base, the Dutch Borrowing Base, the German Borrowing Base, the Polish Borrowing Base, the Spanish Borrowing Base, the Swedish Borrowing Base and the UK Borrowing Base, in each case at such time.

“Tranche C Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche C Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche C Revolving Credit Outstandings hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Tranche C Revolving Commitment as of the Closing Date is set forth on Appendix A, or the Assignment

Agreement pursuant to which such Lender shall have assumed its Tranche C Revolving Commitment, as applicable. The aggregate amount of the Tranche C Revolving Commitments as of the Closing Date is $70,000,000.00.

“Tranche C Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, the ~~sum of the~~ aggregate outstanding principal amount of the Dollar Equivalent of the Tranche C Loans of that Lender.

“Tranche C Revolving Credit Outstandings” means, at any particular time the principal amount of the Tranche C Loans outstanding at such time.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Internal Revenue Code.

“TSA” means the Transaction Support Agreement, dated as of October 20, 2022, by and among the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto as guarantors, and the Consenting Parties (as defined therein) (as amended by that certain Amendment No. 1 to the TSA, dated as of November 28, 2022, and as further amended, restated, supplemented, or otherwise modified from time to time).

“Type of Loan” means (i) with respect to the Revolving Loans, a ABR Loan, Canadian Prime Rate Loan, an RFR Loan or a Term Benchmark Loan and (ii) with respect to Tranche A Swing Line Loans, a ABR Loan. “Type of Borrowing” shall have a corresponding meaning.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UFCA” as defined in Section 10.25.

“UFTA” as defined in Section 10.25.

“UK Borrower” as defined in the recitals hereto or any other Person incorporated under the laws of England and Wales that is added as a UK Borrower in accordance with the terms hereof.

“UK Borrowing Base” means, with respect to the UK Borrower at any time, the amount (expressed as a Dollar Equivalent amount) equal to:

(a)    the sum of:

(i)    in the case of Qualified Cash, the Dollar Equivalent of the Qualified Cash of the UK Borrower; and

(ii)    in the case of Eligible Receivables, the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the UK Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

minus

(b)    any applicable Reserve then in effect to the extent applicable to such UK Borrower or such Eligible Receivables.

“UK Collateral Documents” means, individually and collectively as the context may require, the UK Debenture, the UK Floating Charge, the UK Share Charge and any other agreements, instruments and documents governed by the laws of England and Wales executed in connection with this Agreement and the Agreed Security Principles that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, charges, control agreements, debentures, pledge agreements, mortgages, deeds of trust, guarantees, pledges, assignments, all other written matter whether theretofore, and delivered to the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.

“UK Credit Party” means each UK Borrower and each UK Guarantor.

“UK CTA” means the United Kingdom Corporation Tax Act 2009.

“UK Debenture” means the security agreement governed by English law dated on or about the date of this Agreement between the European Collateral Agent, the UK Borrower and the UK Guarantor.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Floating Charge” means the security agreement over inventory of DNGL, located in England and Wales governed by English law dated on or about the date of this Agreement between the European Collateral Agent and DNGL.

“UK Guarantor” means any European Guarantor incorporated under the laws of England and Wales.

“UK Insolvency Event” shall mean (a) any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness (provided the ending of such moratorium will not remedy any Event of Default caused by such moratorium), winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Credit Party; (ii) a composition, compromise, assignment or arrangement with any creditor of any UK Credit Party in connection with or as a result of any financial difficulty on the part of any UK Credit Party; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, monitor, compulsory manager or other similar officer in respect of any UK Credit Party, or any of its assets; (iv) the enforcement of any Lien over any assets of any UK Credit Party; or (v) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Credit Party, or any analogous procedure or step is taken in any jurisdiction provided that clauses (a)(i) to (v) above shall not apply to (i) any winding-up petition which is frivolous or vexatious or which is discharged, stayed or dismissed within 14 days of commencement, (ii) the appointment of an administrator (or any procedure or step in relation to such appointment) which the Administrative Agent is satisfied will be withdrawn and unsuccessful or (iii) any actions expressly permitted by the Credit Agreement; or (b) any UK Credit Party is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling its indebtedness or the value of the assets of any UK Credit Party is less than its liabilities (taking into account contingent or prospective liabilities).

“UK ITA” means the United Kingdom Income Tax Act 2007.

“UK Non-Bank Lender” means a Lender which is not party to this Agreement on the date of this Agreement and which gives a UK Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.

“UK Outstandings” means, with respect to any UK Borrower at any particular time, the principal amount of the Tranche C Loans made to such UK Borrower outstanding at such time.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Share Charge” means the security agreement over the shares of the UK Borrower governed by English law dated on or about the date of this Agreement between the European Collateral Agent and WNI.

“UK Tax Qualifying Lender” means (a) a Lender that is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is (i) a Lender (1) that is a bank (as defined for the purpose of section 879 UK ITA) making an advance under this Agreement and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA or (2) in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 879 UK ITA) at the time the advance was made and within the charge to UK corporation tax as regards any payment of interest made in respect of that advance; or (ii) a Lender which is (1) a company resident in the UK for UK tax purposes, (2) a partnership each member of which is (A) a company so resident in the UK or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (3) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or (iii) a UK Treaty Lender or (b) a Lender which is a building society (as defined for the purposes of Section 880 of the UK ITA) making an advance under a this Agreement.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is either (a) a company resident in the UK for UK tax purposes, (b) a partnership, each member of which is (i) a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole or any share of the interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the UK that carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of such advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of such company.

“UK Tax Deduction” means, with respect to a Loan to a UK Borrower, a deduction or withholding from a payment under this Agreement for and on account of any Taxes imposed by the UK other than a Tax imposed under FATCA.

“UK Treaty” has the meaning set forth in the definition of “UK Treaty State”.

“UK Treaty Lender” means a Lender which:

(a)    is treated as a resident of a Treaty State for the purposes of the relevant treaty;

(b)    does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

(c)    meets all other conditions which are required to be met by that Lender under the relevant treaty for residents of the relevant Treaty State to benefit from full exemption from Tax imposed by the United Kingdom on interest subject to the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement with the UK (a “UK Treaty”) which makes provision for full exemption from tax imposed by the UK on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” shall mean, at any time, Revolving Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Revolving Obligation, as applicable, and (b) with respect to Revolving Obligations contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) or no claim or demand for payment (whether oral or written) has been made (or, in the case of Revolving Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Units” as defined in the TSA.

“U.S.” means the United States of America.

“US Borrowers” as defined in the recitals hereto or any other Person added as an US Borrower in accordance with the terms hereof.

“US Borrowing Base” means:

(a)    the sum of:

(i)    in the case of Qualified Cash, the Qualified Cash of the US Borrower;

(ii)    in the case of Eligible Receivables, the product of 95% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the US Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(iii)    in the case of Eligible Inventory, the lesser of (A) 70% of the value of Eligible Inventory of the US Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the US Borrower (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b)    any applicable Reserve then in effect to the extent applicable to the US Borrowers or such Eligible Receivables or Eligible Inventory.

“U.S. Collateral Document” means the Security Agreement and each other Collateral Document governed by the laws of the United States or any state, territory or province thereof.

“US Credit Party” means each US Borrower and each US Guarantor.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Guarantor” means the Parent Borrower and each US Guarantor Subsidiary.

“US Guarantor Subsidiary” means each US Subsidiary that is identified as a “Guarantor” on the signature pages hereto and each other US Subsidiary that becomes a Guarantor after the date hereof in accordance with Section 5.11 or otherwise, provided that, for the avoidance of doubt, this definition is subject to the proviso of the definition of “Guarantor”.

“US Lender” means a Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“US Obligations” means all obligations of every nature of each US Credit Party under the Credit Documents, together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document, Hedge Agreement or Bi-lateral LC/WC Agreement, in each case whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any US Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“US Outstandings” means, with respect to the US Borrowers at any particular time, the sum of (a) the principal amount of the Revolving Loans, (b) the Letter of Credit Usage and (c) the principal amount of the Swing Line Loans made to the US Borrowers at such time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.27.

“US Subsidiary” means each present and future Subsidiary of the Parent Borrower that is not a Foreign Subsidiary.

“United States Tax Compliance Certificate” as defined in Section 2.19(k).

“VAT” as defined in Section 2.19(u) and includes (a) any value added taxes imposed by the United Kingdom’s Value Added Tax Act 1994;     (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b), or imposed elsewhere.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Waiver Effective Date” means March 21, 2023.

“Warrants” as defined in the TSA.

“WEPPA” means the Wage Earner Protection Program Act (Canada).

“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Affiliates of such Person. “Wholly Owned US Subsidiary” has the correlative meaning with respect to such type of Subsidiary.

“Wincor Nixdorf Defined Benefit Pension Scheme” means the defined benefit pension scheme established pursuant to a definitive deed dated 1 December 2000 between Diebold Nixdorf (UK) Limited and Richard Mosely Bearpark.

“WNI” shall have the meaning given to such term in the preamble hereto.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Parent Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions hereof shall be made in accordance with GAAP as in effect from time to time (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof). If, after the Closing Date, any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards

Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by a Borrower with the approval of the Borrowers’ Accountants and results in a change in any of the calculations required by Section 6 (including Section 6.7) that would not have resulted had such accounting change not occurred, if requested by the Parent Borrower or the Administrative Agent, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the applicable Credit Party or Subsidiary shall be the same after such change as if such change had not been made (subject to the approval of the Required Lenders and not subject to any amendment fee or increase in pricing hereunder); provided, however, that (i) no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 (including Section 6.7) shall be given effect until such provisions are amended to reflect such changes in GAAP and (ii) together with the first financial statements delivered by the Parent Borrower pursuant to Section 5.1 following such change in GAAP, the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between such calculations made before and after giving effect to such change in GAAP. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Parent Borrower or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Finance Lease Obligation of the Parent Borrower or any Subsidiary under this Agreement or any other Credit Document as a result of such changes in GAAP.

1.3    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. References in this Agreement to any statute or regulation shall be to such statute or regulation as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative. For the avoidance of doubt, with respect to a Person, the term “Affiliate” includes any other Person that becomes an “Affiliate” of such Person after the date hereof. The terms “Lender,” “Issuing Bank,” “Administrative Agent,” “Collateral Agent,” “European Collateral Agent” and “Agent” include, without limitation, their respective successors. Upon the appointment of any successor Agent pursuant to Section 9.5, references to JPMorgan in the definitions of Alternate Base Rate, Dollar Equivalent and Term Benchmark (and, in each case, component definitions thereof) shall be deemed to refer to the financial institution then acting as such Agent or one of its Affiliates if it so designates.

1.4    French terms. In this Agreement, where it relates to the French Credit Party:

(a)    “gross negligence” means “faute lourde”;

(b)    a “guarantee” means any type of “sûreté personnelle”;

(c)    “merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(d)    a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(e)    a “transfer” includes any means of transfer of rights and/or obligations under French law;

(f)    “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(g)    “willful misconduct” means “dol”;

(h)    a person being “unable to pay its debts” refers to that person being in a state of “cessation des paiements” as defined in article L. 631-1 of the French Commercial Code;

(i)    a “suspension of payments,” a “moratorium of any indebtedness,” a “winding-up,” “dissolution,” “administration,” “reorganisation” (by way of voluntary arrangement, scheme of arrangement or otherwise) or “insolvency” or similar laws relating to or limiting creditors’ rights generally refer to any reorganisation in the context of a mandat ad hoc or of a procédure de conciliation, any judicial reorganisation “redressement judiciaire,” any judicial liquidation “liquidation judiciaire,” any safeguard “sauvegarde,” any accelerated safeguard “sauvegarde accélérée” or any collective procedure “procédure collective” under Book VI (Livre Sixième) of the French Commercial Code;

(j)    a “composition” refers to a procédure de conciliation or a mandat ad hoc under Book VI (Livre Sixième) of the French Commercial Code;

(k)    a “liquidator,” “receiver,” “administrator,” “compulsory manager”, “examiner”, “monitor”, “sequestrator”, “custodian”, “compulsory interim manager” or similar officer refers to, any “mandataire ad hoc,” “administrateur judiciaire,” “administrateur provisoire,” “conciliateur” or “mandataire liquidateur” or similar officer; and

(l)    a reference to “financial assistance” means unlawful financial assistance within the meaning of article L. 225-216 of the French Commercial Code.

1.5    Italian terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to an entity incorporated or established under Italian law or which has its centre of main interest and/or its central administration in Italy or the context so requires, a reference to:

(a)    a “winding-up”, “administration”, “dissolution” or “liquidation”, includes, without limitation, any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)    an “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c)    an “insolvency proceeding”, includes, without limitation:

(i)    any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than in each case on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts; or

(ii)    any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)    any procedura concorsuale including judicial liquidation (liquidazione giudiziale) and concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, concordato preventivo pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, liquidazione coatta amministrativa pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code restructuring plan (piano attestator di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, accordi di ristrutturazione under articles 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione dei debiti a efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, convenzione di moratoria pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing (it being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable);

(iv)    a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator, custodian or insolvency administrator or the other similar officer includes, without limitation, a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, or any other person performing the same function of any of the foregoing;

(v)    a step or procedure taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to Article 1977 of the Civil Code (cessione beni ai creditori), the approval by such person of the filing of a petition for the appointment of a expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code or, more generally, of the access to one of the insolvency proceedings listed under letter (c) above (it being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable);

(vi)    a lease includes, without limitations, a contratto di locazione or comodato;

(vii)    a due or matured obligation if referred to an Italian Borrower and/or Italian Guarantor includes, without limitation, any credito liquido ed esigibile and any credito scaduto;

(viii)    security if referred to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, , fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale;

(ix)    a “guarantee”, if referred to a guarantee governed by Italian law includes, without limitation, any fideiussione, garanzia a prima domanda or garanzia personale;

(x)    a reference to financial assistance means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(xi)    gross negligence (or similar expressions) shall be construed as the Italian expression colpa grave;

(xii)    wilful misconduct (or similar expressions) shall be construed as the Italian expression dolo;

(xiii)    a limited liability company means a società a responsabilità limitata;

(xiv)    a joint stock company means a società per azioni; and

(xv)    an attachment or order (or similar expressions) includes a pignoramento or a sequestro.

In relation to letter (ix) above, all Parties to this Agreement acknowledge that no Italian Credit Party shall have or be deemed to have (directly or indirectly) any obligation and/or liability in respect of (directly and/or indirectly) the acquisition or subscription of its own shares (and/or the shares of any entity directly or indirectly controlling any such Italian Obligor) or which would in any manner whatsoever give rise to a breach of the provisions of Italian law relating to financial assistance, as provided in Articles 2358 and/or 2474 of the Italian Civil Code, unless in compliance with the limitations and exceptions set forth therein. This Agreement and any other Credit Document shall, therefore, be construed and interpreted accordingly.

1.6    Swedish terms

Notwithstanding and overriding any other provision of this Agreement and any other Credit Document and/or any exhibit or schedule thereto:

(a)    any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent;

(b)    for the avoidance of doubt, any transfer by novation and/or assignment, shall, as regards security created by or pursuant to a Collateral Document governed by the laws of Sweden, assign a proportionate part of the security interests granted under that Collateral Document together with a proportional part of the security interest in that Collateral Document;

(c)    any security granted under a Collateral Document governed by the laws of Sweden will be granted to the secured parties represented by the European Collateral Agent;

(d)    a “compromise” or “composition” with any creditor includes (a) any write-down of debt or other debt rescheduling following from any procedure of ‘företagsrekonstruktion’ under the Swedish company reorganisation act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (b) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(e)    a “receiver”, “trustee” or “liquidator” includes (a) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (b) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (c) ‘likvidator’ under the Swedish Companies Act;

(f)    a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning’ implemented in accordance with Chapter 24 of the Swedish Companies Act;

(g)    a “winding-up”, “liquidation” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “reorganisation” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act;

(h)    “gross negligence” means ‘grov vårdslöshet’ under Swedish law;

(i)    a “guarantee” includes any ‘garanti’ under Swedish law which is independent from the debt of any other person to which it relates and any ‘borgen’ under Swedish law which is accessory to or dependant on the debt of any other person to which it relates;

(j)    an insolvency includes such entity being subject to ‘konkurs’ under the Swedish Bankruptcy Act, ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act;

(k)    in relation to this Agreement and any other Credit Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden (including but not limited to the Swedish Borrower) will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.

1.7    Polish terms

In this Agreement, where it relates to a person incorporated or having its centre of main interests (as defined in the Insolvency Regulation) in Poland, a reference to:

(a)    an agent includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a person;

(b)    a composition, compromise, reorganisation or similar arrangement with any creditor includes a układ concluded or approved during insolvency proceedings under Polish Insolvency Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law. This also includes a partial composition (układ częściowy)

(c)    a compulsory manager, receiver or administrator includes a tymczasowy nadzorca sądowy, tymczasawy zarządca, nadzorca, nadzorca sądowy, nadzorca układu, syndyk or zarządca, as defined in Polish Bankruptcy Law or Polish Restructuring Law. This also includes zarządca appointed under the Polish Act on Registered Pledges or the Polish Civil Procedure Code and a kurator sądowy appointed under the Polish Civil Code;

(d)    a dissolution includes a rozwiązanie spółki in accordance with the Polish Commercial Companies Code;

(e)    a liquidator includes a likwidator appointed under the Polish Commercial Companies Code;

(f)    a moratorium includes a odroczenie spłaty zobowiązań pieniężnych;

(g)    a security or security interest means any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew praw na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej);

(h)    a winding up includes a declaration of bankruptcy.

1.8    German terms. In this Agreement, where it relates to a German Credit Party:

(a)    a necessary action to authorize, where applicable, includes without limitation, obtaining an unconditional positive advice from the competent works council(s);

(b)    gross negligence includes grobe Fahrlässigkeit;

(c)    negligence includes Fahrlässigkeit;

(d)    a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security;

(e)    a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst);

(f)    any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung);

(g)    an administrator includes an insolvency administrator (Insolvenzverwalter), preliminary insolvency administrator (vorläufiger Insolvenzverwalter) and custodian (Sachwalter);

(h)    a reference to a “director” or “managing director” of a person includes a reference to a Geschäftsführer or Vorstand (as applicable) of such person where such company or person is incorporated in, or organised under the laws of, Germany;

(i)    “filing for insolvency” or “to file for insolvency” includes the meaning of Antrag auf Eröffnung eines Insolvenzverfahrens;

(j)    “commencement of insolvency proceedings” or “opening of insolvency proceedings” includes the meaning Eröffnung eines Insolvenzverfahrens.

1.9    Belgian Terms. Without prejudice to the generality of any provision of the Credit Documents, in each Credit Document where it relates to a Belgian Credit Party, a reference to:

(a)    a “liquidator”, “receiver”, “administrator” or similar officer includes any curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, ondernemingsbemiddelaar/médiateur d’entreprise, as applicable, and sekwester/séquestre;

(b)    a “Security” includes any mortgage (hypotheek/hypothèque), pledge (pand/nantissement), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht/privilège), retention of title arrangement (eigendomsvoorbehoud/droit de rétention), any real security (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);

(c)    a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(d)    a “moratorium”, “composition”, “assignment” or similar arrangement includes a minnelijk akkoord met schuldeisers/accord amiable avec des créanciers or gerechtelijke reorganisatie/réorganisation judiciaire, as applicable;

(e)    an “insolvency” includes any insolventieprocedure/procédure d’insolvabilité, faillissement/faillite, gerechtelijke reorganisatie/réorganisation judiciaire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(f)    “winding up”, “bankruptcy”, “insolvency”, “administration”, “liquidation” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/ fermeture d’une enterprise;

(g)    an “attachment” or analogous events includes any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(h)    a “merger” includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with Articles 12:7 and 12:8, as the case may be (gelijkgestelde verrichting/opération assimilée) of the Belgian Code of Companies and Associations;

(i)    the “Belgian Civil Code” the Belgian oud Burgerlijk Wetboek/ancien Code Civil as amended and/or replaced from time to time;

(j)    the “Belgian Code of Companies and Associations” means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time;

(k)    “organizational documents” means the oprichtingsakte/acte constitutif, gecoördineerde statuten/statuts and uittreksel van de Kruispuntbank van Ondernemingen/extrait de la Banque-Carrefour des Entreprises;

(l)    a “subsidiary” shall be deemed to include a dochtervennootschap/filiale as defined in Article 1:15 of the Belgian Code of Companies and Associations;

(m)    a “successor” means an algemene rechtsopvolger/successeur universel; and

a Credit Party being “incorporated in Belgium” or “of which its jurisdiction of incorporation is Belgium”, means that such Credit Party has its statutory seat in Belgium.

1.10    Certain Spanish Matters. Where it relates to a person incorporated in Spain, and unless the contrary intention appears, a reference to: (i) “insolvency” or “insolvency proceeding” and any step or proceeding relating to it has the meaning attributed to them under the Spanish Insolvency Law, including a declaración de concurso con independencia de su carácter necesario o voluntario as well as any solicitud de inicio del procedimiento de concurso voluntario, the request of declaration of insolvency by a third party (solicitud de concurso por acreedores) (including without limitation, any petition filed under to a competent court pursuant to articles 585 et seq., and 635 et seq. of the Spanish Insolvency Law, petition to appoint a restructuring expert pursuant to articles 672 et seq., and its solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores and transacción extrajudicial). A person being unable to pay its debts includes that person being in a state of insolvencia or in concurso according to Spanish Insolvency Law; (ii) “financial assistance” means (a) in respect of a Spanish Credit Party incorporated as a Sociedad Anónima, financial assistance under Article 150 of the Spanish Companies Law; and (b) in respect of a Spanish Credit Party incorporated as a Sociedad de Responsabilidad Limitada, financial assistance under Article 143 of the Spanish Companies Law; (iii) “winding up” or “dissolution” includes, without limitation, disolución or liquidación, or any other similar proceedings and shall be used to those circumstances as regulated under Spanish law from time to time; (iv) a “composition” or similar arrangement with any creditor includes, without limitation, a convenio de acreedores or plan de reestructuración to be judicially sanctioned for the purposes of the Spanish Insolvency Law or any agreement under Title II or Title III of the Second Book of the Spanish Insolvency Law; (v) a “security” includes any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia) and, in general, any in rem security right governed by Spanish law; and (vi) a “guarantee” includes any accessory personal guarantee (fianza), performance bond (aval), joint and several guarantee (garantía solidaria) and first demand guarantee (garantía a primer requerimiento).

1.11    Certain Canadian Matters. For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Collateral Document) and for all other purposes pursuant to which the interpretation or construction of any other Collateral Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solitarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or “rank”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)” and (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec.

1.12    Certain Swiss Matters. Notwithstanding anything to the contrary in this Agreement, in no event shall the Swiss Borrower be required to guarantee any Obligation or be deemed to guarantee any Obligation, nor shall the Swiss Borrower be required to grant any security interest over its assets to secure the Obligations.

1.13    Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings, RFR Borrowings, Swing Line Loans, Canadian Prime Rate Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan, an RFR Loan, a Swing Line Loan, or a Canadian Prime Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(c)    If, on any date, the Dollar Equivalent of the aggregate amount of the Revolving Credit Exposure shall exceed 105% of the aggregate Revolving Commitment as a result of currency fluctuations, then the applicable Borrowers shall, not later than two Business Days following notice from the Administrative Agent, prepay one or more Borrowings in an aggregate principal amount sufficient to eliminate such excess.

1.14    Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Credit Document, no guarantee by any Credit Party under any Credit Document shall include a guarantee of any Obligation that, as to such Credit Party, is an Excluded Swap Obligation and no Collateral provided by any Credit Party shall secure any Obligation that, as to such Credit Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Credit Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Credit Party, the proceeds thereof shall be applied to pay the Obligations of such Credit Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Credit Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

1.15    Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.25(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Issuing Bank, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.16    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.    LOANS AND LETTERS OF CREDIT

2.1    ~~Revolving~~ Loans.

(a)    Revolving Commitments.

(i)    Subject to the conditions contained in this Agreement, each Lender with a Tranche A Revolving Commitment severally agrees to make Revolving Loans in an Available Currency (each, a “Tranche A Loan”) to the Tranche A Borrowers from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Tranche A Revolving Commitment; provided, however, that (A) at no time shall any Lender be obligated to make a Tranche A Loan in excess of such Lender’s Pro Rata Share of the Tranche A Available Credit (B) no Tranche A Loan to a US Borrower may exceed the US Borrower’s Tranche A Available Credit and (C) no Tranche A Loan to a Canadian Borrower may exceed that Canadian Borrower’s Tranche A Available Credit ((A) to (C) each a “Tranche A Borrowing Condition” and together the “Tranche A Borrowing Conditions”), subject in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Tranche A Revolving Commitment of each Lender, amounts of Tranche A Loans repaid may be reborrowed under this Section 2.1. Each Lender at its option may make any Tranche A Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.17(c), 2.17(d), 2.18, 2.19 and 2.25 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(ii)    Subject to the conditions contained in this Agreement, each Lender with a Tranche B Revolving Commitment severally agrees to make Revolving Loans denominated in an Available Currency (each, a “Tranche B Loan”) to the Tranche B Borrowers from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Tranche B Revolving Commitment; provided, however, that (A) at no time shall any Lender be obligated to make a Tranche B Loan in excess of such Lender’s Pro Rata Share of the Tranche B Available Credit, (B) no Tranche B Loan to a US Borrower may exceed that US Borrower’s Tranche B Available Credit, (C) no Tranche B Loan to a French Borrower may exceed that French Borrower’s Tranche B Available Credit, and (D) no Tranche B Loan to an Italian Borrower may exceed that Italian Borrower’s Tranche B Available Credit ((A) to (D) each a “Tranche B Borrowing Condition” and together the “Tranche B Borrowing Conditions”), subject in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Tranche B Revolving Commitment of each Lender, amounts of Tranche B Loans repaid may be reborrowed under this Section 2.1. Each Lender at its option may make any Tranche B Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.17(c), 2.17(d), 2.18, 2.19 and 2.25 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accord ance with the terms of this Agreement.

(iii)    Subject to the conditions contained in this Agreement, each Lender with a Tranche C Revolving Commitment severally agrees to make Revolving Loans denominated in an Available Currency (each, a “Tranche C Loan”) to the Tranche C Borrowers from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Tranche C Revolving Commitment; provided, however, that (A) at no time shall any Lender be obligated to make a Tranche C Loan in excess of such Lender’s Pro Rata Share of the Tranche C Available Credit, (B) no Tranche C Loan to a US Borrower may exceed that US Borrower’s Tranche C Available Credit, (C) no Tranche C Loan to a Belgian Borrower may exceed that Belgian Borrower’s Tranche C Available Credit, (D) no Tranche C Loan to a Dutch Borrower may exceed that Dutch Borrower’s Tranche C Available Credit, (E) no Tranche C Loan to a German Borrower may exceed that German Borrower’s Tranche C Available Credit, (F) no Tranche C Loan to a Polish Borrower may exceed that Polish Borrower’s Tranche C Available Credit (G) no Tranche C Loan to a Spanish Borrower may exceed that Spanish Borrower’s Tranche C Available Credit (H) no Tranche C Loan to a Swedish Borrower may exceed that Swedish Borrower’s Tranche C Available Credit, (I) no Tranche C Loan to a Swiss Borrower may exceed that Swiss Borrower’s Tranche C Available Credit and (J) no Tranche C Loan to an UK Borrower may exceed that UK Borrower’s Tranche C Available Credit ((A) to (J) each a “Tranche C Borrowing Condition” and together the “Tranche C Borrowing Conditions”), subject in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Tranche C Revolving Commitment of each Lender, amounts of Tranche C Loans repaid may be reborrowed under this Section 2.1. Each Lender at its option may make any Tranche C Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.17(c), 2.17(d), 2.18, 2.19 and 2.25 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(iv)    Borrowings under the Revolving Credit Facility are available as ABR Loans (solely in the case of (i) Tranche A Loans and Tranche A Protective Advances and (ii) Tranche B Loans and Tranche C Loans denominated in Dollars to the US Borrowers only), Canadian Prime Rate Loans (solely in the case of Tranche A Loans), Term Benchmark Loans, RFR Loans or Letters of Credit, as applicable pursuant to the availability thereof under each Tranche as set forth herein. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date, other than as specified in Section 2.23 with respect to any Extending Lender as set forth therein.

(b)     FILO Commitments.

(i)    Subject to the conditions contained in this Agreement, each Lender with a FILO Commitment severally agrees to make loans denominated in Dollars (each, a “FILO Loan”) to the US Borrower on the Waiver Effective Date, which FILO Loans shall not exceed, for any such Lender, the FILO Commitment of such Lender. The aggregate amount of the FILO Loans on the Closing Date, including the in-kind fee paid pursuant to Section 4.2(iii) of the Amendment and Limited Waiver shall not exceed $58,850,000 in the aggregate. Subject to the Pre-Default FILO Payment Conditions being met, amounts of

FILO Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed under this Section 2.1. Each Lender at its option may make any FILO Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.17(c), 2.17(d), 2.18, 2.19 and 2.25 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, only the US Borrower will be entitled to borrow under the FILO Facility.

(ii)    The FILO Loans shall be available as a single Borrowing on the Waiver Effective Date. Borrowings under the FILO Facility are available as ABR Loans or Term Benchmark Loans, pursuant to the availability thereof under the FILO Facility as set forth herein. Each Lender’s FILO Commitment shall terminate upon the making of the FILO Loans. The FILO Loans shall mature on the FILO Facility Maturity Date and all FILO Loans and all other amounts owed hereunder with respect to the FILO Loans shall be paid in full no later than such date. For the avoidance of doubt, payments of the FILO Loans and all other amounts owed hereunder with respect to the FILO Loans are subject to Section 11 hereof (or in the event Section 11 hereof does not apply, the Pre-Default FILO Payment Conditions).

(~~b~~c)    Borrowing Mechanics for ~~Revolving~~ Loans.

(i)    To request a ~~Revolving~~ Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand, fax or email) by delivering a notice substantially the form of Exhibit A-1 (a “Funding Notice”) signed by an Authorized Officer of the applicable Borrower or through an electronic system if arrangements for doing so have been approved by the Administrative Agent not later than (a)(i) in the case of a borrowing of Term Benchmark Loans denominated in Dollars, 10:00 a.m., Local Time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a borrowing of Term Benchmark Loans denominated in Euros, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of a borrowing of RFR Loans denominated in Pounds Sterling, 10:00 a.m., Local Time, five (5) RFR Business Days before the date of the proposed Borrowing, (iv) in the case of a borrowing of RFR Loans denominated in Dollars (to the extent applicable pursuant to Section 2.25), 10:00 a.m., Local Time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing and (v) in the case of a borrowing of Term Benchmark Loans denominated in Canadian Dollars, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, noon, Local Time, on the date of the proposed Borrowing or (c) in the case of a Canadian Prime Rate Borrowing, 12:00 p.m. (Toronto, Ontario time), on the date of the proposed Borrowing; provided that, (x) with respect to Revolving Loans only, any such notice of an ABR ~~Revolving~~ Borrowing or a Canadian Prime Rate Borrowing, as applicable to finance the reimbursement of a Reimbursement Obligation as contemplated by Section 2.3(e) may be given not later than 9:00 a.m., Local Time, on the date of such proposed Borrowing and (y) with respect to FILO Loans only, any such notice of an ABR Borrowing of FILO Loans on the Waiver Effective Date may be given not later than 9:00 a.m., Local Time, on the date of such proposed Borrowing. Each such Funding Notice shall be irrevocable; provided that the Funding Notice in respect of any Borrowing on the Closing Date or on the Waiver Effective Date, or in connection with any Acquisition or other transaction permitted under this Agreement, may be conditioned on occurrence of the Closing Date, the Waiver Effective Date or such Acquisition or other transaction, as applicable; provided, further, that only the US Borrower may request a Borrowing of FILO Loans. Each such Funding Notice shall specify (1) the date of such proposed Borrowing, (2) whether such Borrowing will be (x) a Revolving Borrowing or (y) a FILO Borrowing, (3) with respect to a Borrowing of Revolving Loans only, whether such Borrowing will be made as a Tranche A Loan, a Tranche B Loan or a Tranche C Loan, (~~3~~4) the aggregate amount and currency of such proposed Borrowing, (~~4~~5) whether any portion of the proposed Borrowing will be of ABR Loans, Canadian Prime Rate Loans, Term Benchmark Loans or RFR Loans, and (~~5~~6) for each Term Benchmark Loan, the initial Interest Period or Interest Periods thereof. Each Borrowing of ABR Loans and Canadian Prime Rate Loans shall be in an aggregate amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof. Each Borrowing of Term Benchmark Loans shall be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof.

(ii)    The Administrative Agent shall give to each applicable Lender prompt notice of the Administrative Agent’s receipt of a Funding Notice and, if Term Benchmark Loans are properly requested in such Funding Notice, the applicable interest rate determined pursuant to Section 2.17(a). Each Lender shall, before 11:00 a.m. (Local Time) (or, with respect to a same day Borrowings, 2:00 p.m. (Local Time)) on the date of the proposed Borrowing, make available to the Administrative Agent at its Principal Office, in immediately available funds, such Lender’s Pro Rata Share of such proposed Borrowing. Subject to fulfillment (A) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (B) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower; provided that Protective Advances shall be retained by the Administrative Agent and disbursed in its discretion.

(iii)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.1(~~b~~c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (B) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(iv)    The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Line Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

2.2    Swing Line Loans.

(a)    On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the Tranche A Swing Line Lender may elect in its sole discretion to make to the Parent Borrower, in Dollars, Loans (each, a “Tranche A Swing Line Loan”) otherwise available to the Parent Borrower under the Revolving Credit Facility from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding that (i) will not to exceed the lesser of (a) the Parent Borrower Tranche A Available Credit and (b) the Tranche A Swing Line Sublimit and (ii) unless waived by the Tranche A Swing Line Lender in its sole discretion, will not result in such Tranche A Swingline Lender’s Tranche A Revolving Credit Exposure exceeding its Tranche A Revolving Commitment, subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Each Tranche A Swing Line Loan shall be a ABR Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of Tranche A Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Tranche A Swing Line Loans repaid may be reborrowed under this clause (a).

(b)    In order to request a Swing Line Loan, the Parent Borrower shall deliver by hand, fax or email to the Administrative Agent a duly completed request in substantially the form of Exhibit A-4 (a “Swing Line Request”), setting forth the requested amount and date of such Swing Line Loan, to be received by the Administrative Agent not later than 1:00 p.m. (Local Time) on the day of the proposed Borrowing. The Administrative Agent shall promptly notify the applicable Swing Line Lender of the details of the requested Swing Line Loan. Subject to the terms of this Agreement, the applicable Swing Line Lender shall make a Swing Line Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amount available to the Parent Borrower on the date of the relevant Swing Line Request. No Swing Line Lender shall make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Line Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Line Loan.

(c)    Each Swing Line Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (Local Time) on the first Business Day of each week, of the aggregate principal amount of its Swing Line Loans then outstanding.

(d)    Each Swing Line Lender may demand at any time that each Tranche A Lender pay to the Administrative Agent, for the account of such Swing Line Lender, in the manner provided in clause (e) below, such Lender’s Pro Rata Share of all or a portion of the applicable outstanding Swing Line Loans of such Swing Line Lender, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Line Loans demanded to be paid.

(e)    The Administrative Agent shall forward each notice referred to in clause (b) above and each demand referred to in clause (d) above to each Tranche A Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (Local Time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to such Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 and 2.1 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (Local Time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Line Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (f) below, be deemed to have made an ABR Loan to the Parent Borrower. The Administrative Agent shall use such funds to repay the Swing Line Loans to the applicable Swing Line Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the applicable Swing Line Lender, the Parent Borrower shall repay such Swing Line Loan on demand, no later than one Business Day after receiving such demand (it being understood and agreed that in the event of such demand for payment, the Parent Borrower shall be permitted to make a Borrowing of Revolving Loans to satisfy such reimbursement obligation).

(f)    Upon the occurrence of a Default under Section 8.1(f) or (g) or at any other time upon the request of the Administrative Agent or a Swing Line Lender, each Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each applicable Swing Line Loan otherwise required to be repaid by such Revolving Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Lender’s Pro Rata Share of such Swing Line Loan, by paying to the applicable Swing Line Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Line Loan pursuant to clause (e) above, in immediately available funds in the same currency as such Swing Line Loan, an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan. If all or part of such amount is not in fact made available by such Lender to the applicable Swing Line Lender on such date, such Swing Line Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Lender together with interest accrued from such date at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first Business Day after such payment was due and thereafter the rate of interest then applicable to ABR Loans.

(g)    From and after the date on which any Revolving Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Line Loan or (ii) purchases an undivided participation interest in a Swing Line Loan pursuant to clause (f) above, the applicable Swing Line Lender shall promptly distribute to such Revolving Lender such Lender’s Pro Rata Share of all payments of principal of and interest received by such Swing Line Lender on account of such Swing Line Loan (other than those received from a Lender pursuant to clause (e) or (f) above).

2.3    Issuance of Letters of Credit and Purchase of Participations Therein.

(a)    On and after the Closing Date on the terms and subject to Section 2.21 and the other conditions contained in this Agreement, each Issuing Bank agrees to issue at the request of Parent Borrower and for the account of the Parent Borrower (or for the account of a Subsidiary of the Parent Borrower, so long as the Parent Borrower and such Subsidiary are co-applicants) one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the third day prior to the Revolving Commitment Termination Date; provided, however, that no Issuing Bank shall be under any obligation to issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (vi)(A) below, shall not issue) any Letter of Credit upon the occurrence of any of the following:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii)    such Issuing Bank shall have received any written notice of the type described in clause (d) below;

(iii)    after giving effect to the issuance of such Letter of Credit, the applicable aggregate Revolving Credit Outstandings would exceed the applicable Maximum Credit at such time or would result in the breach of any of the Tranche A Borrowing Conditions;

(iv)    after giving effect to the issuance of such Letter of Credit (x) the sum of (i) the Dollar Equivalents of the applicable Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the applicable Reimbursement Obligations at such time, exceeds the applicable Letter of Credit Sublimit or (y) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time which relate to Letters of Credit issued by such Issuing Bank plus the Dollar Equivalents of the applicable Reimbursement Obligations at such time which relate to Letters of Credit issued by such Issuing Bank, exceeds the Letter of Credit Sublimit of the applicable Issuing Bank;

(v)    such Letter of Credit is requested to be denominated in any currency other than an Available Currency; or

(vi)    (A) any fees invoiced and due in connection with a requested issuance have not been paid, (B) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such Issuing Bank or (C) the Issuing Bank for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Parent Borrower, applications, agreements and other documentation (a “Tranche A Letter of Credit Reimbursement Agreement”) such Issuing Bank generally employs in the ordinary course of its business for the issuance of letters of credit of the type of such Letter of Credit;

subject, in the case of clauses (iii), (iv) and (v) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b)    In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) except to the extent such Letter of Credit is cash collateralized or backstopped in a manner satisfactory to the Issuing Bank, be less than three days prior to the applicable Revolving Commitment Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Parent Borrower or the applicable Subsidiary and the Issuing Bank of such Letter of Credit shall have the option to prevent such renewal and (y) except to the extent such Letter of Credit is cash collateralized or backstopped in a manner satisfactory to the Issuing Bank, the Parent Borrower or the applicable Subsidiary shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

(c)    In connection with the issuance of each Letter of Credit, the Parent Borrower shall give the relevant Issuing Bank and the Administrative Agent three Business Days’ prior written notice (or such lesser notice as is acceptable to the applicable Issuing Bank in its sole discretion), which written notice shall be in substantially the form of Exhibit A-3 (or in such other written or electronic form as is acceptable to the applicable Issuing Bank) (an “Issuance Notice”), of the requested issuance of such Letter of Credit. Such notice shall be irrevocable after the form of such Letter of Credit has been agreed and shall specify (i) the Issuing Bank of such Letter of Credit, (ii) the face amount of such Letter of Credit (which shall not be less than an amount, the Dollar Equivalent of which is $15,000 or such lower amount as the Issuing Bank and Administrative Agent may agree), (iii) the currency of such Letter of Credit, which shall be an Available Currency, (iv) the date of issuance of such requested Letter of Credit, (v) the date on which such Letter of Credit is to expire (which date shall be a Business Day) and (vi) in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day prior to the requested issuance of such Letter of Credit.

(d)    Subject to the satisfaction of the conditions set forth in this Section 2.3, the relevant Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Parent Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuing Bank of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuing Bank shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e)    The Parent Borrower agrees that, if requested by the Issuing Bank of any Letter of Credit issued for the Parent Borrower’s account, it shall execute one applicable Letter of Credit Reimbursement Agreement in respect of all Letters of Credit issued for the Parent Borrower’s account hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)    Each Issuing Bank shall comply with the following:

(i)    give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the issuance of any Letter of Credit issued by it, of all drawings under any Letter of Credit issued by it and of the payment (or the failure to pay when due) by the Parent Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii)    upon the request of any Lender, furnish to such Lender copies of any applicable Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii)    no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Parent Borrower separate schedules for standby letters of credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Parent Borrower or the Administrative Agent relating thereto.

(g)    Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Tranche A Lender and each such Tranche A Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the Parent Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)    The Parent Borrower agrees to pay to the applicable Issuing Bank of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for the account of the Parent Borrower no later than the date that is the next succeeding Business Day after the Parent Borrower receive written notice from such Issuing Bank that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, setoff, defense or other right that the Parent Borrower may have at any time against such Issuing Bank or any other Person. In the event that any Issuing Bank makes any payment under any Letter of Credit and the Parent Borrower shall not have repaid such amount to such Issuing Bank pursuant to this clause (h) or any such payment by the Parent Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are ABR Loans (in the case of Letters of Credit requested to be denominated in Dollars), Revolving Loans that are Canadian Prime Rate Loans (in the case of Letters of Credit requested to be denominated in Canadian Dollars), Revolving Loans that are RFR Loans (in the case of Letters of Credit requested to be denominated in Pounds Sterling) or Revolving Loans that are Term Benchmark Loans with an Interest Period of one month (in the case of Letters of Credit requested to be denominated in any Available Currency other than Dollars, Canadian Dollars and Pounds Sterling) and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are ABR Loans (in the case of Letters of Credit requested to be denominated in Dollars), Revolving Loans that are Canadian Prime Rate Loans (in the case of Letters of Credit requested to be denominated in Canadian Dollars), Revolving Loans that are RFR Loans (in the case of Letters of Credit requested to be denominated in Pounds Sterling) or Revolving Loans that are Term Benchmark Loans with an Interest Period of one month (in the case of Letters of Credit requested to be denominated in any Available Currency other than Dollars, Canadian Dollars and Pounds Sterling) and such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Tranche A Lender of such failure, and each Tranche A Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Pro Rata Share of such payment in immediately available funds in the same currency as the applicable Letter of Credit; provided that in the case of each Letter of Credit denominated in an Alternative Currency, such payment shall be made in Dollars in the amount of the Dollar Equivalent of such Alternative Currency Amount. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (Local Time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(f) or (g) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Tranche A Loan to the Parent Borrower in the principal amount of such payment and the Parent Borrower’s Reimbursement Obligations shall be reduced by the amount of such deemed Revolving Loans. Whenever any Issuing Bank receives from the Parent Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i)    If and to the extent a Lender shall not have so made its Pro Rata Share of the amount of the payment required by clause (g) above available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuing Bank, in the case of any Tranche A Letter of Credit requested by the Parent Borrower, at a rate per annum equal to the rate applicable to ABR Loans (in the case of Letters of Credit requested to be denominated in Dollars), Revolving Loans that are Canadian Prime Rate Loans (in the case of Letters of Credit requested to be denominated in Canadian Dollars) or Revolving Loans that are Term Benchmark Loans with an Interest Period of one month (in the case of Letters of Credit requested to be denominated in any Available Currency other than Dollars and Canadian Dollars), as applicable.

(j)    The Parent Borrowers’ obligation to pay its Reimbursement Obligation and the obligations of the applicable Lenders to make payments to the Administrative Agent for the account of the applicable Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)    any lack of validity or enforceability of any Letter of Credit or any Credit Document, or any term or provision therein;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Credit Document;

(iii)    the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, any Agent or any Lender or any other Person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;

(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)    in the absence of gross negligence or willful misconduct of the Issuing Bank, and subject to the standards set forth below in this clause (j), payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit;

(vi)    any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, any Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the Parent Borrower’s obligations hereunder, other than acts, omissions or delays that are caused by gross negligence or willful misconduct of the Issuing Bank; and

(vii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally.

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuing Bank to the Parent Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(k)    Schedule 2.3(k) contains a schedule of certain letters of credit issued under the Existing Credit Agreement (the “Existing Letters of Credit”) for the account of the Parent Borrower or any of their Subsidiaries by the issuers set forth on such Schedule 2.3(k). On the Closing Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Tranche A Letters of Credit issued pursuant to this Section 2.3 for the account of Parent Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.10 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuing banks of such letters of credit shall be Lenders hereunder and shall be “Issuing Banks” hereunder for the purpose of maintaining such letters of credit, for purposes of Section 2.19 relating to the obligation to provide the appropriate forms, certificates and statements to the Parent Borrower and the Administrative Agent and any updates required by Section 2.19 and for purposes of Section 2.6 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Tranche A Letter of Credit Outstandings and (iv) all liabilities of the Parent Borrower or any of its Subsidiaries with respect to such letters of credit shall constitute Obligations.

(l)    The Parent Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of a Subsidiary of the Parent Borrower as provided in Section 2.3(a), the Parent Borrower will be fully responsible for the reimbursement of Reimbursement Obligations in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.10(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Parent Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

2.4    Pro Rata Shares. Subject to Section 2.21, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any FILO Commitment or Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.5    Resignation of Issuing Bank. Any Issuing Bank may resign at any time upon 30 days’ prior written notice to the Administrative Agent and the Parent Borrower. On the effective date of such resignation, such Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit previously issued by it, but shall continue to have all the rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 2.7, 2.12, 2.19, 2.20, 10.3 and 10.5 relating to any Letter of Credit issued by such Issuing Bank prior to such date. The foregoing notwithstanding, if such resignation would result in there being no Issuing Bank, then the Parent Borrower shall promptly appoint a replacement Issuing Bank reasonably acceptable to the Administrative Agent and such resignation shall not be effective until the acceptance of such appointment by the replacement Issuing Bank.

2.6    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be presumptively correct, absent manifest error and constitute conclusive evidence (including within the meaning of section 151 Dutch Code of Civil Procedure); provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the ~~Revolving~~ Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by any Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the ~~Revolving~~ Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be presumptively correct, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s ~~Revolving~~ Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates JPMorgan to serve as its agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Borrower hereby agrees that, to the extent JPMorgan serves in such capacity, JPMorgan and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the applicable Borrower (with a copy to the Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

(d)    Spanish Acknowledgment of Debt. Any Spanish Credit Party shall promptly, and in any event within 10 Business Days following a request by the Administrative Agent, which may but (unless requested to do so by any Lender) shall not be obliged to make any request, provide the Administrative Agent (in favor of the Lenders) with a notarised acknowledgement of debt (acta de reconocimiento de deuda) duly formalized as a Spanish Public Document provided that the request of the Administrative Agent shall only be made (i) not more than once in each financial year and (ii) at any time during an Event of Default which is continuing.

2.7    Interest on Loans.

(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    in the case of Tranche A Loans:

(1)    if an ABR Loan, at the ABR plus the Applicable Margin;

(2)    if a Term Benchmark Loan, at the Adjusted Term SOFR Rate or the CDOR Rate, as appliable, plus the Applicable Margin;

(3)    if a RFR Loan, at the applicable Adjusted Daily Simple RFR plus the Applicable Margin; or

(4)    if a Canadian Prime Rate Loan, at the Canadian Prime Rate plus the Applicable Margin;

(ii)    in the case of Tranche B Loans:

(1)    if an ABR Loan, at the ABR plus the Applicable Margin;

(2)    if a Term Benchmark Loan, at the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as appliable, plus the Applicable Margin; or

(3)    if a RFR Loan, at the applicable Adjusted Daily Simple RFR plus the Applicable Margin;

(iii)    in the case of Tranche C Loans:

(1)    if an ABR Loan, at the ABR plus the Applicable Margin;

(2)    if a Term Benchmark Loan, at the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as appliable, plus the Applicable Margin; or

(3)    if a RFR Loan, at the applicable Adjusted Daily Simple RFR plus the Applicable Margin;

(iv)    in the case of Tranche A Swing Line Loans, at the ABR plus the Applicable Margin; ~~and~~

(v)    in the case of Tranche A Protective Advances, at the ABR plus the Applicable Margin~~.~~; and

(vi)     in the case of FILO Loans:

(1)    if an ABR Loan, at the ABR plus the Applicable Margin; or

(2)     if a Term Benchmark Loan, at the Adjusted Term SOFR Rate, plus the Applicable Margin.

(b)    The basis for determining the rate of interest with respect to any Loan (it being understood that (i) Tranche A Swing Line Loans and Tranche A Protective Advances can be made and maintained as ABR Loans only, (ii) subject to Section 2.25, Tranche A Loans can be made and maintained as ABR Loans, Canadian Prime Rate Loans or Term Benchmark Loans only, (iii) subject to Section 2.25, Tranche B Loans can be made and maintained as ABR Loans (with respect to Tranche B Loans denominated in Dollars) and Term Benchmark Loans only, ~~and~~ (iv) subject to Section 2.25, Tranche C Loans can be made and maintained as ABR Loans (with respect to Tranche ~~B~~C Loans denominated in Dollars), Term Benchmark Loans or RFR Loans (with respect to Tranche B Loans denominated in Pounds Sterling) only)~~,~~ and (v) subject to Section 2.25, FILO Loans can be made and maintained as ABR Loans or Term Benchmark Loans only, and the Interest Period with respect to any Term Benchmark Loan, shall be selected by the applicable Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or

Conversion/Continuation Notice, as the case may be. If the applicable Borrower fails to deliver a timely Conversion/Continuation Notice with respect to (i) a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or (ii) a Term Benchmark Borrowing in Canadian Dollars to prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. If the applicable Borrower fails to deliver a timely and complete Conversion/Continuation Notice with respect to a Term Benchmark Borrowing denominated in an Available Currency (other than (i) in Dollars or (ii) in Canadian Dollars) prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (w) each Term Benchmark Borrowing denominated in Dollars to the US Borrowers shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (x) each Term Benchmark Borrowing denominated in Canadian Dollars shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto (y) each Term Benchmark Borrowing and each RFR Borrowing to any European Borrower denominated in Dollars shall either (A) bear interest at an Alternate Rate at the end of the Interest Period or Interest Payment Date applicable thereto, or (B) be prepaid at the end of the Interest Period or Interest Payment Date applicable thereto, in full; provided that if no election is made by the Borrowers by the earlier of (I) the date that is three Business Days after receipt by the Parent Borrower of such notice and (II) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrowers shall be deemed to have elected clause (A) above and (z) each Term Benchmark Borrowing and each RFR Borrowing denominated in an Alternative Currency (other than in Canadian Dollars), shall bear interest at the Central Bank Rate for the applicable Available Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected Term Benchmark Loans or RFR Loans, shall either (A) bear interest at an Alternate Rate at the end of the Interest Period, as applicable, therefor or (B) be prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrowers by the earlier of (I) the date that is three Business Days after receipt by the applicable Borrower of such notice and (II) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrowers shall be deemed to have elected clause (A) above.

(c)    In connection with Tranche A Term Benchmark Loans, Tranche B Term Benchmark Loans ~~and~~, Tranche C Term Benchmark Loans and FILO Term Benchmark Loans, taken together, there shall be no more than fifteen (15) Interest Periods outstanding at any time. In the event the Parent Borrower fails to specify between an ABR Loan, Canadian Prime Rate Loan, Term Benchmark Loan or RFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a Term Benchmark Loan in Dollars, will be automatically converted into an ABR Loan at the end of the applicable Interest Period on the last day of the then-current Interest Period for such Loan, (ii) if outstanding as a Term Benchmark Loan in Canadian Dollars, will be automatically converted into a Canadian Prime Rate Loan at the end of the applicable Interest Period on the last day of the then-current Interest Period for such Loan, (iii) if outstanding as a Term Benchmark Loan in an Available Currency (other than Dollars and

Canadian Dollars), will be made as a Term Benchmark Loan with an Interest Period of one month (iv) if outstanding as an ABR Loan will remain as an ABR Loan, if outstanding as a Canadian Prime Rate Loan will remain as a Canadian Prime Rate Loan and if outstanding as an RFR Loan denominated in Pounds Sterling, will remain as an RFR Loan, and (v) if not outstanding, will be made (A) in the case of a Loan denominated in Pounds Sterling, as an RFR Loan and (B) in all other cases, as a Term Benchmark Loan with an Interest Period of one month. In the event the Parent Borrower fails to specify an Interest Period for any Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Parent Borrower shall be deemed to have selected an Interest Period of one month. On each Interest Payment Date, as soon as practicable after 11:00 a.m. (Local Time) the Administrative Agent shall determine (which determination shall be final, conclusive and binding upon all parties in the absence of manifest error) the interest rate that shall apply to each Term Benchmark Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Parent Borrower and each Lender.

(d)    All interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, except that (i) interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate and interest computed by reference to the Canadian Prime Rate or the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling shall be computed on the basis of a year of 365 days, in each case for the actual number of days elapsed in the period during which it accrues (including the first day but excluding the last day). In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a ABR Loan or Canadian Prime Rate Loan being converted from a Term Benchmark Loan, the date of such conversion from such Term Benchmark Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a ABR Loan or Canadian Prime Rate Loan being converted to a Term Benchmark Loan, the date of conversion to such Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each ~~Revolving~~ Loan made to the Borrowers (A) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (B) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears upon any prepayment of such Tranche A Loan, Tranche B Loan ~~or~~, Tranche C Loan or FILO Loan whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (C) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears at maturity of such ~~Revolving~~ Loans, including final maturity of the Tranche A Loans, Tranche B Loans ~~or~~, Tranche C Loans or FILO Loans; provided, however, with respect to any voluntary prepayment of a ABR Loan or Canadian Prime Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)    The applicable Borrower agrees to pay to each applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued for its account, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the applicable Borrower, including by way of a deemed Tranche A Loan, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, (w) the Alternate Base Rate, plus the Applicable Margin payable hereunder with respect to ABR Loans (in the case of Tranche A Letters of Credit denominated in Dollars), (x) the Canadian Prime Rate, plus the Applicable Margin payable hereunder with respect to Canadian Prime Rate Loans (in the case of Tranche A Letters of Credit denominated in Canadian Dollars), (y) the Adjusted EURIBOR Rate with an Interest Period of one month, plus the Applicable Margin payable hereunder with respect to Term Benchmark Loans (in the case of Tranche A Letters of Credit denominated in Euros) or (z) the applicable Adjusted Daily Simple RFR, plus the Applicable Margin payable hereunder with respect to RFR Loans (in the case of Tranche A Letters of Credit denominated in Pounds Sterling), and (ii) thereafter, a rate which is 2% per annum in excess of the applicable rate set forth above in clause (i).

(g)    Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, except that (i) interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate and interest computed by reference to the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling shall be computed on the basis of a year of 365 days, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.7(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(h) or Section 2.3(i), as applicable, with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

(h)    The rates of interest provided for in this Agreement, including this Section 2.7, are minimum interest rates. When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement, if any, is not and will not become subject to Swiss Withholding Tax. This notwithstanding, if a Tax deduction is required by Swiss domestic tax law in respect of any interest payable by any Credit Party under a Credit Document and should it be unlawful for any Swiss Borrower to comply with Section 2.19 for any reason, where this would otherwise be required by the terms of Section 2.19, then (i) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by this Section 2.7 divided by one minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one); and (ii) such Credit Party shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and (B) make the Tax deduction on the interest so recalculated, and all references to a rate of interest under the Credit Documents shall be construed accordingly.

(i)    Effective Global Rate (Taux Effectif Global). All Credit Parties acknowledge that, by virtue of certain characteristics of this Agreement (in particular the floating rates of interest and the adjustment of the Applicable Margin applicable to the Loans, the French Borrowers’ right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Loans), for the purpose of articles L. 314-1 to L. 314-5 of the French Consumer Code, article R. 313-1 et seq. of the French Consumer Code and article L. 313-4 of the French Monetary and Financial Code, the taux effectif global (the “TEG”) shall be required to be calculated based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement. The calculation of the TEG shall be set out in a TEG letter (the “TEG Letter”) which will be delivered by the Administrative Agent to the French Borrower on the date of the first utilization, on the date of execution of this Agreement and/or from time to time as required by applicable law, and each TEG Letter will form an integral part of this Agreement.

(j)    Notwithstanding anything to the contrary herein, it is specified for any purpose whatsoever that no unpaid interest arising on an overdue amount could be compounded with the overdue amount within the meaning of article 1343-2 of the French Civil Code if such interest is due by a French Credit Party for a period of less than one year. More generally, no interest could be compounded under this Agreement within the meaning of article 1343-2 of the French Civil Code if such interest is due by a French Credit Party for a period of less than one year.

(k)    The Parties mutually acknowledge that the rate of interest applicable to Loans to any Italian Borrower under this Agreement or any other Credit Document (including the relevant component of any applicable fee and expense and any default rate of interest) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with the Italian Usury Law. In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan to any Italian Borrower and/or the default rate of interest (if due at such time from any Italian Borrower) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Italian Borrower shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

(l)    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(m)    If any provision of this Agreement or other Collateral Document would oblige any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by section 347 of the Criminal Code (Canada), the applicable Credit Party shall be entitled to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Credit Party.

2.8    Conversion/Continuation of Loans.

(a)    Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, each Borrower shall have the option:

(i)    to convert at any time all or any part of any Loan to such Borrower equal to (A) in the case of a conversion of a Loan denominated in Dollars to an ABR Loan, $1,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) in the case of a conversion of a Loan denominated in Canadian Dollars to a Canadian Prime Rate Loan, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (C) in the case of a conversion to a Term Benchmark Loan, $2,000,000 and integral multiples of $1,000,000 in excess of that amount; provided a Term Benchmark Loan may only be converted on the expiration of the Interest Period applicable to such Term Benchmark Loan unless the applicable Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; and provided further that the aggregate amount of the Term Benchmark Loans for each Interest Period must be in the amount of at least $2,000,000 or an integral multiple of $1,000,000 in excess of that amount; or

(ii)    upon the expiration of any Interest Period applicable to any Term Benchmark Loan, to continue all or any portion of such Loan in a minimum amount equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a Term Benchmark Loan.

(b)    The applicable Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (Local Time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion of a Loan denominated in Dollars to the US Borrowers to an ABR Loan or a conversion of a Loan denominated in Canadian Dollars to a Canadian Prime Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Term Benchmark Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term Benchmark Loans (or telephonic notice in lieu thereof) shall be irrevocable and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c)    Notwithstanding anything to the contrary in the foregoing, no conversion to a Term Benchmark Loan in whole or in part shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Term Benchmark Loan would violate any provision of Section 2.17 or 2.18.

(d)    This section shall not apply to Protective Advances, which may not be converted or continued.

2.9    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g) the principal amount of all overdue amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable overdue Loans (or, in the case of any such interest, fees or other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender. For these purposes and in accordance with Article 317 of the Spanish Commercial Code, if a Spanish Credit Party fails to pay any interest payable by it under a Credit Document on its due date, such interest shall be capitalized and the amount so capitalized shall accrue default interest in accordance with this Section 2.9. The default interest shall also be the post-judgment interest rate for purposes of the provisions of article 576.1 of the Spanish Civil Procedural Law.

2.10    Fees.

~~(a)    The Parent Borrower agrees to pay to each Lender:~~

(~~i)~~     a) The Parent Borrower agrees to pay to each Revolving Lender: (i) subject to Section 2.21, an unused commitment fee in an amount equal to (1) the average of the actual daily difference between (a) the Revolving Commitment of such Lender and (b) the aggregate principal amount of all applicable outstanding Revolving Credit Outstandings owing to such Lender, times (2) the Applicable Revolving Commitment Fee Percentage then in effect; provided that for purposes of calculating the commitment fee pursuant to this clause (i), Swing Line Loans shall not be deemed to be a utilization of the Revolving Commitments~~;~~ and

(ii) ~~(ii)~~    letter of credit fees equal to such Lender’s Pro Rata Share of the product of (A) the Applicable Margin for Loans that are Term Benchmark Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender the amount of such fees owing to it.

(b)    Each Borrower agrees to pay directly to each applicable Issuing Bank, for its own account, the following fees:

(A)    a fronting fee equal to 0.125% per annum, times the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all applicable Letters of Credit issued by such Issuing Bank for the account of such Borrower (determined as of the close of business on any date of determination); and

(B)    such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)    All fees referred to in:

(i)    Section 2.10(a)(i) shall be calculated on the basis of a 360-day year and shall be payable quarterly in arrears on the first Business Day of each quarter during the

Revolving Commitment Period, commencing on April 1, 2023 and on the applicable Revolving Commitment Termination Date; and

(ii)    Section 2.10(a)(ii) and Section 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on April 1, 2023 and ending on the applicable Revolving Commitment Termination Date.

(d)    In addition to any of the foregoing fees, the Parent Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon.

2.11    Voluntary Prepayments. Each Borrower may prepay the outstanding principal amount of the applicable Revolving Loans, FILO Loans and Swing Line Loans in whole or in part at any time; provided, however, that if any prepayment of any Term Benchmark Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.17(d); provided, further, that FILO Loans may only be prepaid if the Pre-Default FILO Payment Conditions are met at the time of such prepayment. Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

2.12    Voluntary Revolving Commitment Reductions.

(a)    The Parent Borrower may, upon not less than three Business Days’ prior written or telephonic notice (or such shorter notice period as the Administrative Agent may reasonably approve) confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, on a pro rata basis between the Tranche A Revolving Commitments, the Tranche B Revolving Commitments and the Tranche C Revolving Commitments, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments will exceed the Revolving Credit Outstandings at the time of such proposed termination or reduction after giving effect to any concurrent repayment (or, with respect to Letter of Credit Obligations, the provision of cash collateral or backstop letters of credit acceptable to the applicable Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations) of applicable Revolving Credit Outstandings; provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)    The Parent Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13    Mandatory Prepayments.

(a)    Maximum Credit. Subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24, promptly (but in no event later than two (2) Business Days) upon the earlier of (a) the knowledge of any Authorized Officer of Parent Borrower, or (b) notice to any Borrower from the Administrative Agent that

(w) the aggregate principal amount of applicable Tranche A Revolving Credit Outstandings exceeds the applicable Tranche A Maximum Credit at such time, (x) the Dollar Equivalent of the aggregate principal amount of applicable Tranche B Revolving Credit Outstandings exceeds the applicable Tranche B Maximum Credit at such time, (y) the Dollar Equivalent of the aggregate principal amount of applicable Tranche C Revolving Credit Outstandings exceeds the applicable Tranche C Maximum Credit at such time or (z) a Borrower is in breach of any of the Borrowing Conditions, the applicable Borrower shall forthwith prepay the Swing Line Loans first and then the Revolving Loans of the applicable Tranche then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the applicable aggregate outstanding Swing Line Loans and Revolving Loans, the applicable Borrower shall cash collateralize applicable Letters of Credit in the manner set forth in Section 8.2 in an amount equal to 103% of such excess.

(b)    Cash Dominion During a Global Liquidity Event Period. Each Borrower hereby irrevocably waives the right to direct, during a Global Liquidity Event Period, the application of all funds in each Cash Collateral Account and agrees that, subject to the Intercreditor Agreement, the Administrative Agent, (i) may or, upon the written direction of the Required Lenders at any time during such Global Liquidity Event Period, shall deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (ii) the Administrative Agent shall, during a Global Liquidity Event Period, except, as provided in Sections 2.15(g) and (h), apply all payments in respect of any Obligations and all available funds (net of such minimum balance, if any, required by the Deposit Account Banks at which each Approved Deposit Account is maintained (not to exceed $10,000 per Approved Deposit Account and $100,000 in the aggregate); provided that no Agent shall be obligated to monitor any such minimum balance requirement and, for the avoidance of doubt, shall be entitled to request a sweep of all available funds) in each Cash Collateral Account on a daily basis as follows: first, to prepay any Protective Advances that may be outstanding, pro rata; second, to repay the outstanding principal amount of the applicable Swing Line Loans until such Swing Line Loans have been repaid in full; third, to repay the outstanding principal balance of the applicable Revolving Loans until such Revolving Loans shall have been repaid in full (other than Contingent Obligations); and then to any other Obligation owing by such Borrower then due and payable. Any such application of funds shall be made (i) from Cash Collateral Accounts of the US Credit Parties and Canadian Credit Parties first in respect of Obligations of the US Credit Parties and Canadian Credit Parties under each Tranche ratably in accordance with the then outstanding amounts thereof and second in respect of Obligations of the European Borrowers under each Tranche ratably in accordance with the outstanding amounts thereof and (ii) from Cash Collateral Accounts of the European Borrowers and shall be made first in respect of Obligations of the European Borrowers under the applicable Tranche under which such European Borrowers are a Borrower ratably in accordance with the outstanding amounts thereof, second in relation to the obligations of the European Borrowers under the other Tranches ratably in accordance with the outstanding amounts thereof and third in respect of the Obligations of the US Credit Parties and Canadian Credit Parties under each Tranche ratably in accordance with the outstanding amounts thereof. In addition, during and following a Global Liquidity Event Period, the Administrative Agent shall have the right (i) to require that notice of the security interests created by each applicable European Collateral Document over the Accounts of the European Borrowers be served on each relevant Account Debtor and that, further, the Administrative Agent shall have the right to require that a notice relating to such security interests is set forth on all relevant invoices (or equivalent) of each European Borrower sent to such Account Debtors and (ii) to exercise any rights it has in relation to any European Borrower’s bank accounts pursuant to the European Collateral Documents to block and/or effect redirection of moneys to new accounts. If (i) following such application, (ii) outside of a Global Liquidity Event Period or (iii) after all Letters of Credit shall have expired or been fully drawn and all Revolving Commitments shall have been terminated, there are no Loans outstanding and no other Obligations (other than Contingent Obligations) that are then due and payable (and, during a Global Liquidity Event Period, cash collateral has been provided in an amount equal to 103% of the Letter of Credit Obligations in the manner required in Section 8.2), then the Administrative Agent shall cause any remaining funds in the Cash Collateral Accounts to be paid at the written direction of the applicable Borrower (or, in the absence of such direction, to the applicable Borrower or another Person lawfully entitled thereto).

(c)    Prepayment of Obligations by European Credit Party. Notwithstanding anything in this Section 2.13 to the contrary, funds received from or held by any European Credit Party shall be applied subject to Section 7.17 and limits on Section 10.22 (the “European Limitations”).

2.14    Application of Prepayments.

(a)    Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay the applicable outstanding Swing Line Loans of such Borrower to the full extent thereof~~; and~~, second, to repay the applicable outstanding Revolving Loans of such Borrower and third, to repay the applicable outstanding FILO Loans of such Borrower, in each case, to the full extent thereof ~~and any~~; provided, however, that FILO Loans may only be prepaid if the Pre-Default FILO Payment Conditions have been satisfied at the time of such prepayment. Any prepayments by a European Credit Party shall be subject to the European Limitations.

(b)    Application of Prepayments of Loans to ABR Loans, Canadian Prime Rate Loans and Term Benchmark Loans. ~~Any~~Subject to Section 2.14(a), any prepayment by a Borrower of Loans (i) denominated in Dollars shall be applied first to ABR Loans of such Borrower to the full extent thereof before application to Term Benchmark Loans of such Borrower, and (ii) denominated in Canadian Dollars shall be applied first to Canadian Prime Rate Loans of such Borrower to the full extent thereof before application to Term Benchmark Loans of such Borrower, in each case in a manner which minimizes the amount of any payments required to be made by the Parent Borrower pursuant to Section 2.17(d).

2.15    General Provisions Regarding Payments.

(a)    All payments by a Borrower of principal, interest, fees and other Obligations shall be made in the currency in which the obligation being paid is denominated in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Applicable Agent not later than 1:00 p.m. (Local Time) on the date due at the Principal Office designated by the Applicable Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Applicable Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b)    All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)    The Applicable Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Applicable Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans or Canadian Prime Rate Loans in lieu of its Pro Rata Share of any Term Benchmark Loans, the Applicable Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the provisos set forth in the definition of “Interest Period” as they may apply to ~~Revolving~~ Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)    The Applicable Agent shall deem any payment by or on behalf of a Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (Local Time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Applicable Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Applicable Agent shall give prompt telephonic notice to such Borrower and each Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a), subject to any applicable grace or cure periods therein. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full (other than Contingent Obligations).

(g)    Except for payments and other amounts received by the Applicable Agent and applied in accordance with the provisions of clause (h) below (or required to be applied in accordance with Section 2.14(a)), all payments and any other amounts received by the Applicable Agent from or for the benefit of each Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Tranche A Loans, Tranche B Loans or Tranche C Loans the Applicable Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Applicable Agent has not then been reimbursed by such Lender or such Borrower; second, to pay all other Obligations with respect to the Revolving Credit Facility then due and payable; ~~and~~ third, to pay all other Obligations then due and payable and fourth, as such Borrower so designates. Payments in respect of Swing Line Loans received by the Applicable Agent shall be distributed to the applicable Swing Line Lender; payments in respect of Revolving Loans received by the Applicable Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Pro Rata Shares.

(h)    Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, subject to Section 11 and the Intercreditor Agreement, notwithstanding the provisions of Section 2.14(a) and clause (g) above, if an Event of Default shall have occurred and not otherwise been waived, the Applicable Agent may, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the applicable Obligations pursuant to Section 8.1, shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any applicable Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral or any other proceeds received in respect of any Obligations in the following order:

(i)    first, to pay ratably interest on and then principal of any portion of the applicable Revolving Loans that the Applicable Agent may have advanced on behalf of any Lender for which the Applicable Agent has not then been reimbursed by such Lender or the applicable Borrower;

(ii)    second, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to any Agent;

(iii)    third, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to the Revolving Lenders and the Issuing Banks;

(iv)    fourth, to pay ratably applicable Obligations in respect of any fees then due to the Agents, the Revolving Lenders and the Issuing Banks;

(v)    fifth, to pay ratably interest then due and payable in respect of the applicable Protective Advances;

(vi)    sixth, to pay ratably the principal of the Protective Advances;

(vii)    seventh, to pay ratably interest then due and payable in respect of the applicable Revolving Loans (other than the Protective Advances) and Reimbursement Obligations;

(viii)    eighth, to pay or prepay ratably principal amounts on the applicable Revolving Loans (other than the Protective Advances) and Reimbursement Obligations and to provide cash collateral for applicable outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.2, ratably to the aggregate principal amount of such Revolving Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(ix)    ninth, to pay ratably amounts due and owing in respect of applicable Cash Management Obligations with respect to which proceeds of Collateral have not been applied in accordance with clause (vi) above and to pay amounts owing in respect of Hedge Agreements, ratably to the obligations owing with respect to such Cash Management Obligations and such amounts owing in respect of such Hedge Agreement; ~~and~~

(x)    tenth, to pay ratably all other applicable Revolving Obligations;

(xi)     eleventh, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to the FILO Lenders;

(xii)     twelfth, to pay ratably applicable Obligations in respect of any fees then due to the FILO Lenders;

(xiii)     thirteenth, to pay ratably interest then due and payable in respect of the FILO Loans;

(xiv)     fourteenth, to pay or prepay ratably principal amounts on the FILO Loans; and

(xv)    fifteenth, to pay ratably all other applicable Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) ~~and~~, (x), (xi), (xii), (xiii), (xiv) and (xv) above, the available funds being applied with respect to any such Obligation in such clause (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation within such clause ratably, based on the proportion of the applicable Agent’s and each applicable Lender’s or Issuing Bank’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Lenders shall be allocated first to repay Swing Line Loans until such Swing Line Loans are paid in full and then, to repay the Revolving Loans. Notwithstanding anything to the contrary contained herein, (i) proceeds of Collateral of European Credit Parties shall first be applied to the repayment of European Obligations otherwise in accordance with the provisions of this subsection (h) prior to the repayment of any Canadian Obligations or US Obligations, subject to the European Limitations, (ii) proceeds of Collateral of US Credit Parties shall first be applied to the repayment of US Obligations otherwise in accordance with the provisions of this subsection (h) prior to the repayment of any Canadian Obligations or European Obligations and (iii) proceeds of Collateral of Canadian Credit Parties shall first be applied to the repayment of Canadian Obligations otherwise in accordance with the provisions of this subsection (h) prior to the repayment of any US Obligations or European Obligations.

2.16    Ratable Sharing. Other than as set forth in Section 2.21 hereof, subject to Section 11 and the Intercreditor Agreement, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any other Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of: Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (other than payments or reductions received by way of an assignment or participation effected pursuant to Section 10.6) (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the applicable Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.

Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Notwithstanding anything to the contrary contained herein, proceeds of Collateral of European Credit Parties shall be applied subject to the European Limitations.

2.17    Making or Maintaining Loans.

(a)    Determination of Interest Rate. A determination of the applicable Alternate Base Rate, Canadian Prime Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted Daily Simple RFR, Daily Simple RFR, Adjusted Term SOFR Rate, Term SOFR Rate, CDOR Rate or other interest rate hereunder by the Administrative Agent shall be conclusive absent manifest error.

(b)    [reserved].

(c)    Illegality or Impracticability of Term Benchmark Loans. In the event that on any date any Lender shall have determined (which determination shall be presumptively correct absent manifest error but shall be made only after consultation with the Parent Borrower and the Administrative Agent) that the making, maintaining or continuation of its Term Benchmark Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline, order, Governmental Authorization or any other requirement of Law (or would conflict with any such treaty, governmental rule, regulation, guideline, order, Governmental Authorization or requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful), in each case, first made after the date hereof or otherwise when compliance becomes required after the date hereof, or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the applicable interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to such Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, to convert Loans to, or continue Loans as, Term Benchmark Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, provided that such Affected Lender shall promptly withdraw such notice when such circumstances cease to exist, (2) to the extent such determination by the Affected Lender relates to a Term Benchmark Loan then being requested by such Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) (w) in the case of a Term Benchmark Loan to a US Borrower or Canadian Borrower denominated in Dollars, an ABR Loan, (x) in the case of a Term Benchmark Loan to a European Borrower denominated in Dollars, an Alternate Rate Borrowing, (y) in the case of a Term Benchmark Loan denominated in Canadian Dollars, a Canadian Prime Rate Loan and (z) in the case of a Term Benchmark Loan denominated in any other Available Currency, a Loan bearing interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Parent Borrower’s election prior to such day: (I) bear interest at the Alternate Rate, (II) be prepaid by the Borrowers on such day or (III) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (3) the Affected Lender’s obligation to maintain its outstanding Term Benchmark Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into (w) in the case of a Term Benchmark Loan to a US Borrower or Canadian Borrower denominated in Dollars, an ABR Loan, (x) in the case of a Term Benchmark Loan to a European Borrower denominated in Dollars, an Alternate Rate Borrowing, (y) in the case of Term Benchmark Loans denominated in Canadian Dollars, Canadian Prime Rate Loans and (z) in the case of Term Benchmark Loans denominated in any other Available Currency, Loans bearing interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding Affected Loans shall, at the Parent Borrower’s election prior to such day: (I) bear interest at the Alternate Rate, (II) be prepaid by the Borrowers on such day or (III) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, in each case on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Term Benchmark Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section (d) and Section 2.25, to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(c) shall affect the obligation of any Lender other than an Affected Lender to make, maintain or continue Loans as, or to convert Loans to, Term Benchmark Loans in accordance with the terms hereof. Upon any such conversion or prepayment pursuant to this Section 2.17(c), the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(d)    Compensation for Breakage or Non-Commencement of Interest Periods.

(i)    With respect to Loans that are not RFR Loans, the Parent Borrower shall compensate each applicable Lender, within 30 days of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts, and which shall be presumptively correct absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Term Benchmark Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains: (i) if for any reason (other than a default by such Lender or such Lender becoming an Affected Lender) a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Term Benchmark Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term Benchmark Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Term Benchmark Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a result of the CAM Exchange.

(ii)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto, (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrowers pursuant to Section 2.22, (iv) the failure by the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (v) as a result of the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower(s) and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e)    Booking of Loans. (1) (A) any Lender may make, carry or transfer Loans or Letters of Credit for a French Borrower at, to, or for the account of any of its branch offices so long as such Lender would continue to qualify as a French Qualifying Lender and a French Tax Qualifying Lender and (B) any Lender may make, carry or transfer Loans or Letters of Credit for an Italian Borrower at, to, or for the account of any of its branch offices so long as such Lender would continue to qualify as a Italian Tax Qualifying Lender and an Italian Tax Qualifying Lender.

(i)    Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this clause (i)) may from time to time, consistent with the internal policies of such Lender and its Affiliates and any applicable legal or regulatory restrictions, (a) make, carry or transfer Loans or Letters of Credit to any Borrower (other than a French Borrower or an Italian Borrower) at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender and (b) carry or transfer any interests or participation interests allocated to such Lender pursuant to Section 8.5 (other than with respect to a French Borrower or an Italian Borrower) for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18    Increased Costs; Capital Adequacy.

(a)    Compensation for Increased Costs and Taxes. In the event that any Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.18(a)) shall reasonably determine (which determination shall be presumptively correct absent manifest error) that any law, treaty or governmental rule, regulation, order or Governmental Authorization, or any change after the Closing Date therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation, order or Governmental Authorization), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any Tax (other than any Excluded Tax or any Non-Excluded Taxes or Other Taxes indemnified under Section 2.19) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance, liquidity requirement or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Term Benchmark Loans that are reflected in the applicable Term Benchmark); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall within 30 days after receipt of the statement referred to in the next sentence, pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, (i) no such Lender shall be entitled to additional amounts pursuant to this Section 2.18(a), unless it is the general policy of such Lender to claim such amounts from similarly situated borrowers and (ii) proceeds of Collateral of European Credit Parties shall be applied in accordance with the European Limitations.

(b)    Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) shall have reasonably determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within 30 days after receipt by the applicable Borrower from such Lender of the statement referred to in the next sentence, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, (i) no such Lender shall be entitled to additional amounts pursuant to this Section 2.18(b), unless it is the general policy of such Lender to claim such amounts from similarly situated borrowers and (ii) each European Credit Party’s obligations under this Section 2.18(b) shall be subject to the European Limitations.

(c)    For purposes of this Section 2.18, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

2.19    Taxes; Withholding, Etc.

(a)    Payments to Be Free and Clear. All sums payable by any Credit Party hereunder or under any other Credit Document to any Lender or Agent shall (except to the extent required by law or as otherwise provided herein) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)    Withholding of Taxes. If any Credit Party or any other applicable withholding agent is required by law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Credit Party to any Lender or Agent under any of the Credit Documents: (i) the applicable Credit Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it; (ii) the applicable Credit Party or withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Taxes before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) if such Taxes are Non-Excluded Taxes or Other Taxes, the sum payable to such Lender or Agent (as applicable) shall be increased by such Credit Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 2.19), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Credit Party making such payments shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c)    A payment to a Lender (or the Administrative Agent for the account of a Lender) shall not be increased under Section 2.19(b) above by reason of any Non-Excluded Taxes or Other Taxes on account of Tax imposed by France, if on the date on which the payment falls due:

(i)    the payment could have been made to the Administrative Agent or the relevant Lender (or to the Administrative Agent for the account of such Lender) without a Tax Deduction if the Lender had been a French Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a French Tax Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; provided that the exclusion for changes after the date a Lender became a Lender under this paragraph shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender (or to an Agent for the account of a Lender) if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender or that Agent in a financial institution situated in a Non-Cooperative Jurisdiction; or

(ii)    the relevant Lender is a French Treaty Lender and the Credit Party or any other Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 2.19(d).

(d)    A French Treaty Lender and the Credit Party which makes a payment to which that French Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Credit Party to obtain authorization to make that payment without a Tax Deduction.

(e)    [Reserved].

(f)    [Reserved].

(g)    A payment to a Lender (or the Administrative Agent for the account of a Lender) shall not be increased under Section 2.19(b) above by reason of any Non-Excluded Taxes or Other Taxes on account of Tax imposed by Sweden, if on the date on which the payment falls due:

(i)    the payment could have been made to the Administrative Agent or the relevant Lender (or to the Administrative Agent for the account of such Lender) without a Tax Deduction if the Lender had been a Swedish Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a Swedish Tax Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)    the relevant Lender is a Swedish Treaty Lender and the Credit Party or any other Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 2.19(h).

(h)    A Swedish Treaty Lender and the Credit Party which makes a payment to which that Swedish Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Credit Party to obtain authorization to make that payment without a Tax Deduction.

(i)    A payment to a Lender (or the Administrative Agent for the account of a Lender) shall not be increased under Section 2.19(b) above by reason of any Non-Excluded Taxes or Other Taxes on account of Tax imposed by Spain, if on the date on which the payment falls due:

(i) the payment could have been made to the Administrative Agent or the relevant Lender (or to the Administrative Agent for the account of such Lender) without a Tax Deduction if the Lender had been a Spanish Tax Qualifying Lender, but on that date that Lender is not or has ceased to be a Spanish Tax Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii) the relevant Lender is a Spanish Tax Qualifying Lender, other than a Spanish Lender, and the Credit Party or any other Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 2.19(k)(10).

(j)    [Reserved].

(k)    Status of Lender. Each Lender shall, at such times as are reasonably requested by a Borrower or an Applicable Agent, provide such Borrower and such Applicable Agent with any documentation prescribed by laws or reasonably requested by such Borrower or such Applicable Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Credit Document. In addition, any Lender, if reasonably requested by the Borrower or an Applicable Agent, shall deliver such other documentation prescribed by laws or reasonably requested by the Borrower or an Applicable Agent as will enable the Borrower or an Applicable Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.19(k)) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Applicable Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or such Applicable Agent) or promptly notify such Borrower and such Applicable Agent of its legal inability to do so.

Without limiting the generality of the foregoing, in the event that the Borrower is a US Borrower:

(1)    Each US Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement properly completed and duly signed original copies of Internal Revenue Service Form W-9 (in such number of copies as shall be requested by the recipient) certifying that such Lender is exempt from U.S. federal backup withholding.

(2)    Each Non-US Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent) whichever of the following is applicable:

(A)    properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Internal Revenue Code,

(B)    properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (A) properly completed and duly signed certificates substantially in the form of Exhibit D (any such certificate, a “United States Tax Compliance Certificate”) and (B) properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms), as applicable,

(D)    to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.19(k) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or

(E)    properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.

(3)    If a payment made to any Applicable Agent or a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Applicable Agent or such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Applicable Agent or such Lender shall deliver to Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Parent Borrower or the Administrative Agent as may be necessary for Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Applicable Agent or such Lender has or has not complied with such Applicable Agent’s or such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(k)(3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(4)    Additional United Kingdom Withholding Tax Matters.

(A)    Subject to Section 2.19(k)(4)(C) below, each Lender that has made Loans to a UK Borrower and each UK Borrower which makes a payment to such Lender shall cooperate in completing as soon as reasonably practicable any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(B)

(a)

A UK Treaty Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name at Appendix A (Revolving Commitments); and

(b)

a UK Treaty Lender which becomes a party to this Agreement after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party to this Agreement as a Lender.

(C)    Upon satisfying Section 2.19(k)(4)(B)(a) or (b) above, such Lender shall have satisfied its obligation under Section 2.19(k)(4)(A) above and, in relation to the UK withholding tax that is mentioned in Section 2.19(k)(4)(A), its corresponding obligation under the first paragraph of this Section 2.19(k).

(D)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.19(k)(4)(B) above and:

(a)	a UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(b)	a UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

a	such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

b	HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for Taxes within 60 days of the date of such Borrower DTTP Filing; or

c	HM Revenue & Customs has given such UK Borrower authority to make payments to such Lender without a deduction for Taxes but such authority has subsequently been revoked or expired,

and in each case, such UK Borrower has notified that Lender in writing of either (a) or (b) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(E)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.19(k)(4)(B) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(5)    Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(6)    A UK Non-Bank Lender shall promptly notify the relevant UK Borrower and the relevant Applicable Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(7)    Each Lender that makes any Loan to a French Borrower shall, on or before the date it becomes a party hereto, inform the French Borrower whether it is a French Tax Qualifying Lender by completing the French Lender Tax Certificate (or a substantially similar certificate). Any such Lender shall also promptly notify the French Borrower if it subsequently ceases to be a French Tax Qualifying Lender or subsequently becomes a French Tax Qualifying Lender or if it sells an interest in the Loan made to a French Borrower to a participant who is not French Tax Qualifying Lender.

(8)    Each Lender that makes any Loan to an Italian Borrower shall, on or before the date it becomes a party hereto, inform the Italian Borrower whether it is an Italian Tax Qualifying Lender that falls under paragraphs (d)-(g) or (h) of the definition of Italian Tax Qualifying Lender by completing the Italian Lender Tax Certificate (in particular, any Lender that falls under paragraphs (d)-(g) should complete Part 1 of the Italian Lender Tax Certificate, the “Self-Declaration”, and any Lender that falls under paragraph (h) should file Part B of the Italian Lender Tax Certificate, the “Affidavit – Form B”). Any such Lender shall also promptly notify the Italian Borrower if it subsequently ceases to be an Italian Tax Qualifying Lender or subsequently becomes an Italian Tax Qualifying Lender under paragraphs (d)-(g) or (h) of the definition of Italian Tax Qualifying Lender or if it sells an interest in the Loan made to an Italian Borrower to a participant who is not Italian Tax Qualifying Lender.

(9)    Each Lender that makes any Loan to a Swedish Borrower shall, on or before the date it becomes a party hereto, inform the Swedish Borrower whether it is a Swedish Tax Qualifying Lender by completing the Swedish Lender Tax Certificate (or a substantially similar certificate). Any such Lender shall also promptly notify the Swedish Borrower if it subsequently ceases to be a Swedish Tax Qualifying Lender or subsequently becomes a Swedish Tax Qualifying Lender or if it sells an interest in the Loan made to a Swedish Borrower to a participant who is not Swedish Tax Qualifying Lender.

(10)    Each Spanish Tax Qualifying Lender, other than, a Spanish Lender as soon as reasonably practicable after the date on which it becomes a Party, but before any payment of interest is due or made, whichever comes first, deliver to the Spanish Borrower through the Administrative Agent a certificate of tax residence (or the specific form required under the relevant Spanish Treaty) duly issued by the competent tax authorities of its country of tax residence evidencing such Lender as resident for tax purposes in that country and, if the Lender is a Spanish Treaty Lender, accrediting such Spanish Treaty Lender as tax resident in the relevant jurisdiction within the meaning of the relevant Spanish Treaty. Upon timely written request from the Credit Party, each Spanish Tax Qualifying Lender, other than a Spanish Lender, shall be required to deliver a new certificate of tax residence upon expiry of the existing certificate in accordance with the applicable Spanish legislation.

(11)    Each Lender that makes any Loan to a Belgian Borrower and which is or becomes a tax resident of a Belgian Non-Cooperative Jurisdiction or, as the case may be, acts or will act through a facility office, with which the relevant Loan under a Credit Document is effectively connected, located in a Belgian Non-Cooperative Jurisdiction, shall provide information reasonably demonstrating that it cannot be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code 1992, following the receipt of a request from the Belgian Borrower.

(12)    [Reserved].

(13)    On or before the Closing Date (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the US Borrowers, to the extent it is legally able to do so, two duly executed copies of either (i) Internal Revenue Service Form W-9 or (ii) Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” of a foreign bank and evidencing its agreement with the US Borrowers to be treated as a U.S. person with respect to payments made to it by the US Borrowers.

Notwithstanding any other provision of this clause (k), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(l)    In addition to the payments by a Credit Party required by Section 2.19(b), the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(m)    The Credit Parties shall, jointly and severally (except as provided in Section 2.19(p) below), indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes (other than those taxes which may not give rise to a gross-up pursuant to Section 2.19(r)) paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Credit Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.19), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(n)    If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section), then such Tax Indemnitee shall pay to the relevant Credit Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(o)    In the event that a Credit Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (m) of this Section 2.19 or a Credit Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Credit Party pursuant to subsection (n) of this Section 2.19, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Credit Party, at the sole expense of such Credit Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Credit Party’s independent accountants or external legal counsel, there is a reasonable basis for such Credit Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 2.19(n). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(p)    Notwithstanding anything to the contrary in this Section 2.19, the obligations of each European Credit Party hereunder with respect to any Non-Excluded Taxes and Other Taxes shall be subject to the European Limitations, (w) each French Borrower shall only be liable for such additional amounts to the extent that they relate to such French Borrower’s Obligations; (x) each German Borrower shall only be liable for such additional amounts to the extent that they relate to such German Borrower’s Obligations and (y) each Swiss Borrower shall only be liable for such additional amounts to the extent that they relate to such Swiss Borrower’s Obligations.

(q)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19, include each Swing Line Lender and each Issuing Bank.

(r)    No Swiss Borrower shall be required to make an increased payment to a specific Lender in respect of Swiss Withholding Tax or interest payable by such Swiss Borrower under Sections 2.19(b) or 2.19(m) or to make an increased interest payment in accordance with Section 2.7(h) in connection with the deduction of Swiss Withholding Tax if on the date on which the payment falls due:

(i)    that specific Lender has breached its obligations pursuant to Section 10.6(e)(4) or has acquired any rights pursuant to Section 10.6 against a Swiss Borrower from a Lender that has breached its obligations pursuant to Section 10.6(e)(4) and the Swiss Withholding Tax would not have been imposed but for such breach; or

(ii)    in the case of that specific Lender that was a Swiss Qualifying Bank when it became a lender, the interest payment could have been made to such Lender without deduction of Swiss Withholding Tax if it had remained a Swiss Qualifying Bank, but on that date such Lender has ceased to be a Swiss Qualifying Bank as a result of any reason attributable to such Lender (such as the revocation of a license) but not as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority.

Notwithstanding anything to the contrary set forth herein, this Section 2.19(r) shall not apply to (A) any Tranche A Lender or a Tranche B Lender becoming a Tranche C Lender pursuant to Section 8.5 or (B) any Swiss Withholding Tax that would not apply to any Lender but for the consummation of the CAM Exchange under Section 8.5.

(s)    Each original Lender who has made a Loan to a Swiss Borrower confirms on the date of this Agreement that it is a Swiss Qualifying Bank and any other Person that shall become a Lender hereto with respect to such Loan pursuant to an Assignment or Participation pursuant to Section 10.6 (but excluding, for the avoidance of doubt, pursuant to the CAM Exchange under Section 8.5) shall be deemed to have confirmed, as of the date of such Assignment or Participation, that it (i) is a Swiss Qualifying Bank or (ii) is a Swiss Non-Qualifying Bank and counts as a single creditor for the purposes of the Swiss Non-Bank Rules.

(t)    [Reserved].

(u)    All amounts set out or expressed hereunder or under the other Credit Documents to be payable to any Secured Party by another party to the agreement hereunder or to the other Credit Documents (a “Party”) which (in whole or in part) constitute the consideration for a supply or supplies for value added tax (“VAT”) purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (g) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Party under the agreement hereunder or under the Other Credit Documents, that Party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such Party.

(v)    If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) under the agreement hereunder or under the other Credit Documents, and any Party other than the Recipient (the “Subject Party”) is required by the terms of the agreement hereunder and the other Credit Documents to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(w)    Where the agreement hereunder and any other Credit Document requires any Party to reimburse or indemnify a Secured Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

2.20    Obligation to Mitigate. Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after (a) the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive additional amounts under Section 2.17, 2.18 or 2.19, or (b) any amount payable to such Lender by, respectively, a French Borrower or a Belgian Borrower under this Agreement is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for, respectively, French or Belgian tax purposes for that Borrower, and with respect to the Belgian Borrower despite the fact that the amounts payable have been duly reported by the Belgian Borrower to the Belgian tax authorities and that the Belgian Borrower has reasonably tried to establish that the amounts payable have been made in the framework of real and genuine business transactions and to entities other than artificial constructions in the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992, by reason of (i) such Lender being incorporated, domiciled or established in, or acting through an office situated in, respectively, a Non-Cooperative Jurisdiction or a Belgian Non-Cooperative Jurisdiction or (ii) such amount being paid to an account opened in the name of or for the benefit of such Lender in a financial institution situated in respectively, a Non-Cooperative Jurisdiction or a Belgian Non-Cooperative Jurisdiction (each a “Non-Cooperative Jurisdiction Lender”), it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (x) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office or branch of such

Lender or to assign its rights and obligations hereunder to another Affiliate, or (y) take such other reasonable measures, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender or a Non-Cooperative Jurisdiction Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 or take such other measures unless the applicable Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of taking such measures as described above. A certificate as to the amount of any such expenses payable by the applicable Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to such Borrower (with a copy to the Administrative Agent) shall be presumptively correct absent manifest error.

2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a)(i);

(b)    the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that (i) such Defaulting Lender’s Revolving Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or disbursements under Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c)    if any Swing Line Loan is outstanding or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans shall be reallocated among the non-Defaulting Lenders (for the avoidance of doubt, by Tranche) in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans for such Tranche does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments with respect to such Tranche and to the extent that any non-Defaulting Lender’s Revolving Credit Exposure with respect to the applicable Tranche plus its allocated Pro Rata Share of such Defaulting Lender’s participation in any Letter of Credit Obligations and outstanding Swing Line Loans does not exceed such non-Defaulting Lender’s Revolving Commitment with respect to the applicable Tranche;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such unreallocated portion of the outstanding

Swing Line Loans and (y) second, cash collateralize for the benefit of the applicable Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(a) for so long as such Letter of Credit Obligations are outstanding or (z) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Banks and the Swing Line Lenders, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; provided that (A) to the extent that cash collateral has previously been provided pursuant to this clause (ii) and, a result of a repayment of Revolving Loans or otherwise, further reallocation of amounts among the Lenders in accordance with clause (i) above may be made, then, solely to the extent of the amounts so reallocated, the cash collateral requirement pursuant to this clause (ii) will terminate and each applicable Issuing bank and Swing Line Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral and (B) neither such reallocation nor any payment pursuant hereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iii)    if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is cash collateralized;

(iv)    if a reallocation of the Letter of Credit Obligations among the non-Defaulting Lender’s is effected pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a)(i) and Section 2.10(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares after giving effect to such reallocation; and

(v)    if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Borrower, any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations shall be payable to the applicable Issuing Bank until and to the extent that such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is reallocated and/or cash collateralized; and

(d)    notwithstanding anything to the contrary set forth herein, so long as such Lender is a Defaulting Lender, no Swing Line Lender under the applicable Tranche shall be required to fund any Swing Line Loan and no Issuing Bank under the applicable Tranche shall be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of the Letter of Credit Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Parent Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e)    In the event that the Administrative Agent, the Borrowers, each applicable Issuing Bank and each applicable Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.22    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the applicable Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17 (other than clause (d) thereof), 2.18 or 2.19 or is a Lender situated in a Non-Cooperative Jurisdiction, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect or such Lender shall not have withdrawn such notice, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the applicable Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and remain a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the applicable Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender (each, a “Terminated Lender”), the applicable Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and each Replacement Lender (or failing which, the Borrowers) shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(d), 2.18 or 2.19, or otherwise as if it were a prepayment; (3) to the extent an assignment to such Replacement Lender would require the consent of the Administrative Agent under Section 10.6, such Replacement Lender shall be reasonably acceptable to the Administrative Agent; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, such Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or shall provide cash collateral or backstop letters of credit acceptable to such Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification and to expense reimbursement hereunder shall survive as to such Terminated Lender. Each

Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.22, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment, together with any Revolving Loan Note (if such Loans are evidenced by a Revolving Loan Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.23    Extensions. At any time on or prior to the Revolving Commitment Termination Date, the Parent Borrower may request an extension of the Revolving Commitments (a “Proposed Extension”) by notice to the Administrative Agent, the Lenders, the Issuing Banks and the Swing Line Lenders. Each such notice shall specify the proposed extended revolving commitment termination date (the “Extended Termination Date”) and any other terms or conditions with respect to the Proposed Extension. Neither the Administrative Agent nor any Lender, Issuing Bank or Swing Line Lender shall be obligated in any capacity to provide any such extension of its Revolving Commitments pursuant to any Proposed Extension or enter into any negotiations with respect to any Proposed Extension. Each Lender, Issuing Bank and Swing Line Lender, as applicable, choosing to extend its Revolving Commitment pursuant to a Proposed Extension (each, an “Extending Lender”) and the applicable Borrowers may prepare appropriate documentation necessary to reflect the terms and conditions of the Proposed Extension; provided that (i) no amendments or modifications to any Credit Documents will be permitted prior to the Revolving Commitment Termination Date unless the Administrative Agent, in its sole discretion, consents to any such amendments or modifications (subject in each case to the requirements of Section 10.5); (ii) amendments or modifications to any Credit Document shall be permitted with the consent of the Administrative Agent and the Extending Lenders (but solely to the extent such amendments and modifications apply only following the Revolving Commitment Termination Date); and (iii) unless the Administrative Agent has agreed in its sole discretion to act as the Administrative Agent for the Extending Lenders following the Revolving Commitment Termination Date, a successor Administrative Agent shall have been appointed by the Extending Lenders to act as administrative agent commencing on the Revolving Commitment Termination Date.

2.24    Protective Advances.

(a)    Subject to the limitations set forth below, the Administrative Agent is authorized (but shall have no obligation to) by the Borrowers and the Lenders, from time to time following the occurrence and during the continuance of a Default or Event of Default, in the Administrative Agent’s Permitted Discretion, to make (or authorize the Administrative Agent to make) (i) Loans to the Parent Borrower in Dollars on behalf of the Tranche A Lenders (each such Loan, a “Tranche A Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers to the Agents and the Lenders pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (x) no Protective Advance may remain outstanding for more than 30 days; (y) the aggregate amount of Protective Advances outstanding at any time shall not exceed 10% of the Commitments outstanding as of such date; and (z) no Protective Advance shall be made that would result in the Revolving Credit Exposure of any Tranche A Lender exceeding such Lender’s Tranche A Revolving Commitment; provided further that no Protective Advance shall result in a Default due to the Borrowers’ failure to comply with Section 2.1 for so long as such Protective Advance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of each Applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances denominated in Dollars to the US Borrowers shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Tranche A Available Credit in respect of the Parent Borrower, as the case may be, and the conditions precedent set forth in Section 3.2 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.24(a). It is agreed that the Administrative Agent shall endeavor, but without any obligation, to notify the Parent Borrower promptly after the making of any Protective Advance.

(b)    Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each Tranche A Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Tranche A Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.25    Alternate Rate of Interest.

(a)    Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.25, if:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the CDOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the CDOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders through electronic system as provided in Section 10.1 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Conversion/Continuation Notice in accordance with the terms of Section 2.8 or a new Funding Notice in accordance with the terms of Section 2.1, (A) for Loans to any US Borrower or any Canadian Borrower denominated in Dollars, (1) any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Conversion/Continuation Notice or a Borrowing Request, as applicable, for an ABR Borrowing and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing, (B) for Loans to any European Borrower denominated in Dollars, (1) any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Conversion/Continuation Notice or a Borrowing Request, as applicable, for an Alternate Rate Borrowing and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an Alternate Rate Borrowing, (C) for Loans to any Canadian Borrower denominated in Canadian Dollars, any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Conversion/Continuation Notice or a Borrowing Request, as applicable, for a Canadian Prime Rate Borrowing and (D) for Loans denominated in an Alternative Currency, any Conversion/Continuation Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.25(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Conversion/Continuation Notice in accordance with the terms of Section 2.8 or a new Borrowing Request in accordance with the terms of Section 2.1, (A) for Loans to any US Borrower or any Canadian Borrower denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan, (B) for Loans to any European Borrower denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an Alternate Rate Loan on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an Alternate Rate Loan, (C) for Loans to any Canadian Borrower denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan on such day and (D) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Parent Borrower’s election prior to such day: (x) bear interest at the Alternate Rate, (y) be prepaid by the Borrowers on such day or (z) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency shall be deemed to be a Term

Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected RFR Loans, at the Parent Borrower’s election, shall either (x) bear interest at the Alternate Rate or (y) be prepaid in full immediately.

(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Tranche.

(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)    The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.25.

(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or CDOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative

Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any such request for a Term Benchmark Borrowing to any US Borrower or any Canadian Borrower denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing, (y) the Borrowers will be deemed to have converted any such request for a Term Benchmark Borrowing to any Canadian Borrower denominated in Canadian Dollars into a request for a Borrowing of or conversion to a Canadian Prime Rate Borrowing or (z) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency (or otherwise not addressed by the immediately preceding clause (x) or (y)) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.25(f) (A) for Loans to any US Borrower or any Canadian Borrower denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day, (B) for Loans to any Canadian Borrower denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan on such day, (C) for Loans to any European Borrower denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan shall on such day or the next succeeding Business Day, be converted by the Administrative Agent to, and shall constitute, an Alternate Rate Loan on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an Alternate Rate Loan and (D) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Parent Borrower’s election prior to such day: (x) be prepaid by the Borrowers on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the

Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected RFR Loans, at the Parent Borrower’s election, shall either (x) bear interest at the Alternate Rate or (y) be prepaid in full immediately.

SECTION 3.    CONDITIONS PRECEDENT

3.1    Closing Date. Subject to Schedule 5.19, the effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a)    Credit Documents. The Administrative Agent shall have received copies of (i) this Agreement and the Spanish Joinder Agreement, executed (and duly notarized when applicable) and delivered by each Credit Party, each Agent, each Issuing Bank, each Swing Line Lender and each Lender and (ii) each other Credit Document executed (and duly notarized when applicable) and delivered by each applicable Credit Party and each Applicable Agent party thereto.

(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable in each relevant jurisdiction (other than Germany), certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers or directors of such Person executing the Credit Documents to which it is a party (or any other similar document, as applicable under the Laws of the relevant jurisdiction); (iii) resolutions of the Board of Directors or of any sole director (duly notarized in case of a Spanish Credit Party) and/or similar governing body of each Credit Party (including the shareholders or partners, in the case of any UK Credit Party or German Credit Party) and in the case of a Dutch limited partnership (commanditaire vennootschap) of the meeting of partners, and in case of a Spanish Credit Party, of its shareholders, duly notarized and in the case of a Polish Credit Party which is a limited liability company (spółka z ograniczoną odpowiedzialnością) or a Polish joint stock company (spółka akcyjna) of: (A) the management board; (B) the meeting of shareholders and/or (C) the supervisory board, whichever is applicable pursuant to applicable laws and/or articles of association/statutes of such Polish Credit Party and of any other corporate body from which a resolution is required or customary, approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party (and, when applicable granting a power of attorney authorising the person(s) specified therein to sign the Credit Documents to which the Credit Party is a party on behalf of each of the Credit Parties), certified as of the Closing Date by its secretary, director, manager or an assistant secretary, or, in the case of a Canadian Credit Party, any officer, as being executed and delivered and in full force and effect without modification or amendment or, if not applicable under the Laws of the relevant jurisdiction, in a similar form; (iv) to the extent applicable, a “long-form” good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date (certificato di iscrizione dated not earlier than 5 Business Days from the date of execution of this Agreement in relation to an Italian Credit Party); (v) in the case of a German Borrower an excerpt from the commercial register dated a recent date prior to the Closing Date, along with a copy of the shareholders list; (vi) in the case of any Dutch Credit Party, (a) if required by law or in the context of any legal opinion required to be delivered hereunder, a copy of a resolution of the general meeting of the Dutch Credit Party, (b) if applicable, a copy of a resolution signed by the supervisory board of the Dutch Credit Party, and (c) if applicable, an unconditional or otherwise acceptable positive or neutral advice from each relevant works’ council, including the request for advice, in relation to the resolutions of the Board of Directors referred to under (iii)

above; (vii) in the case of a Polish Credit Party, an information equivalent to a full excerpt from Polish National Court Registry (informacja odpowiadająca odpisowi pełnemu z rejestru przedsiębiorców Krajowego Rejestru Sądowego) dated prior to the Closing Date; certificates from the Polish registry of registered pledges and central registry of treasury pledges confirming that there are no pledges over shares in the Polish Credit Parties or over assets of the Polish Credit Parties except only for pledges permitted pursuant to Credit Documents; as well as certificates from the relevant tax offices and Social Security Office (Zakład Ubezpieczeń Społecznych) or relevant management board declaration confirming that there are no outstanding taxes or social security premiums due from for the Polish Credit Parties; (viii) in respect of a Spanish Credit Party (a) a certificate from the Commercial Registry (certificación del Registro Mercantil) dated no earlier than 30 days prior to the date of this Agreement regarding due incorporation and existence (existencia y vigencia), solvency and no causes of winding up or dissolution (solvencia y ausencia de causas de disolución o liquidación), management body (órgano de administración), no insolvency (no insolvencia) to the extent provided by the relevant Registrar, the entries (inscripciones) regarding the three past years and including up to date and consolidated by-laws (estatutos actualizados y consolidados), (b) an online excerpt regarding the Spanish Credit Party issued by the Commercial Registry on the date of this Agreement and (c) copies of any documents which are pending registration with the relevant Commercial Registry as of the date of this Agreement, if any; (ix) a recent and up-to-date certified excerpt from the relevant commercial register (Handelsregisterauszug) regarding the Swiss Borrower and a copy of the up-to-date articles of association (Statuten) of the Swiss Borrower, certified by the relevant commercial register; (x) in the case of an Italian Credit Party, a good standing certificate (certificato di vigenza) issued by the competent Chamber of Commerce in relation to the Italian Credit Party, dated no more than 5 (five) business days prior to the Closing Date, confirming that no insolvency or similar procedures are pending against such Italian Credit Party; and (xi) in respect of the French Borrower, a certificate of the French Borrower, dated the Closing Date and executed by a legal representative (or authorized attorney), which shall (A) certify the relevant corporate approval documents (and powers of attorney, if applicable) authorizing the execution, delivery and performance of the Credit Documents to which it is a party, (B) identify by name and title and bear the signatures of any officers and directors of the French Borrower authorized to sign the Credit Documents to which it is a party, and (C) contain appropriate attachments, including (I) an electronic copy of the certificate of incorporation (k-bis) of the French Borrower dated 10 Business Days prior to the Closing Date maximum, (II) a true, correct and up-to-date copy of its bylaws (statuts), (III) an electronic copy of non-bankruptcy certificate (certificat de non-faillite) of the French Borrower dated no more than 10 Business Days prior to the Closing Date and (IV) an electronic copy of a lien search certificate (état des privilèges et des nantissements) of the French Borrower dated no more than 10 Business Days prior to the Closing Date (it being understood that for the purpose hereof, any reference to “electronic copy” includes any electronic copies of documents downloaded on the website www.infogreffe.fr).

(c)    Officer’s Certificate. The Administrative Agent shall have received (A) an officer’s certificate, dated the Closing Date, of each European Credit Party confirming, amongst other things, (i) compliance with the conditions set forth in Section 3.1(p) (Representations; No Default or Event of Default), (ii) solvency of that European Credit Party and (iii) that granting the Collateral Documents and/or the guarantee as contemplated under the Credit Documents will not cause any applicable limits on guaranteeing or security to be exceeded, together with such other customary items to be certified in accordance with the practice of the jurisdiction of the relevant Credit Party.

(d)    TEG Letter. The Agent and the relevant Lenders shall have provided to the French Borrower the TEG Letter.

(e)    Consummation of the Refinancing and TSA Transactions. Substantially simultaneously with the initial Borrowing hereunder:

(i)    the Refinancing shall be consummated and, after giving effect to the Transactions, Parent Borrower and its Subsidiaries shall have no outstanding third-party Indebtedness for borrowed money other than Indebtedness permitted to be incurred hereunder;

(ii)    each Lender that, immediately prior to the Closing Date, was a “Lender” under and as defined in the Existing Credit Agreement shall have its Commitments (as defined in the Existing Credit Agreement) terminated in full and all outstanding principal, interest and fees owed to such Lender under the Existing Credit Agreement shall be repaid in full in immediately available funds; and

(iii)    the transactions set forth in the TSA shall be consummated in all material respects in accordance with the terms thereof.

(f)    Minimum Availability and Liquidity. After giving pro forma effect to the Transactions (a) Excess Availability shall not be less than $18,000,000 (the “Closing Date Availability Condition”) and (b) the aggregate amount of unrestricted Cash or Cash Equivalents of the Parent Borrower and its Subsidiaries on the Closing Date shall not be less than $170,000,000.

(g)    Historical Financial Statements. The Lead Arrangers shall have received the financial statements described in Section 5.1(a) and 5.1(b) for the three most recently completed Fiscal Years ended at least 90 days prior to the date hereof and for each Fiscal Quarter ending after December 31, 2021 ended at least 45 days prior to the date hereof (other than any Fiscal Quarter ended on December 31).

(h)    Subordination Agreement. The Administrative Agent shall have received a fully executed copy of the Subordination Agreement executed by all of the Credit Parties and any External Subsidiary which is a creditor to any Credit Party.

(i)    Collateral and Guarantee Requirements.

(i)    The Collateral and Guarantee Requirements shall have been satisfied; provided that to the extent that the Collateral and Guarantee Requirements (other than the execution of the Collateral Documents and the Guaranty, delivery of Uniform Commercial Code or PPSA financing statements with respect to perfection of security interests in all assets of the Credit Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the PPSA of any applicable jurisdiction, delivery of Intellectual Property Security Agreements in form for filing with the United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office and the delivery of possessory collateral) cannot be satisfied at closing, are not satisfied as of the Closing Date after the Parent Borrower has used commercially reasonable efforts to do so, or are not required to be satisfied at closing pursuant to the applicable Collateral Document, the satisfaction of such requirements shall not be a condition to the effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension hereunder on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.19 or, in each case, such later date as the Administrative Agent may reasonably agree). The Collateral Agent shall have received (i) a completed Perfection

Certificate dated the Closing Date and signed by an Authorized Officer of each of the Parent Borrower and each Credit Party, together with all attachments contemplated thereby and (ii) results of (x) searches of the Uniform Commercial Code filings (or equivalent filings, including PPSA filings) and (y) bankruptcy, judgment, tax and Intellectual Property lien searches requested by the Administrative Agent, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or other documents) are permitted by hereunder or have been or will be released in connection with the Credit Extension made hereunder on the Closing Date; and

(ii)    The Administrative Agent shall have received (A) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property that has located therein any Eligible Inventory with a value in excess of $2,000,000 and (B) a Bailee’s Letter executed by each Person that is in possession of Eligible Inventory on behalf of such Credit Party (other than the Swiss Borrower) with a value in excess of $2,000,000; provided that to the extent the Borrowers or the applicable Guarantor is unable to deliver to the Applicable Collateral Agent on the Closing Date, after using commercially reasonable efforts to do so, such Landlord Personal Property Collateral Access Agreements or Bailee’s Letters, such Credit Party shall comply with the requirements of Section 5.16.

(j)    UK Pensions. Evidence satisfactory to the Administrative Agent that Dalriada Trustees Limited, in its capacity as trustee of the Wincor Nixdorf Defined Benefit Pension Scheme, has confirmed in writing to Diebold Nixdorf UK Limited its non-objection to the Transactions and to Diebold Nixdorf UK Limited’s participation in the Transactions.

(k)    Evidence of Insurance. The Applicable Collateral Agent shall have received a certificate from each insurance broker or other evidence reasonably satisfactory to it and the Administrative Agent that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect.

(l)    Opinions of Counsel. The Agents and the Lenders shall have received favorable written opinions of (i) Sullivan & Cromwell LLP, counsel for the Credit Parties (ii) Jones Day, Ohio counsel for the Credit Parties; (iii) Sullivan & Cromwell LLP, French counsel for the Credit Parties (capacity opinion) and Mayer Brown LLP, French counsel for the Administrative Agent; (iv) Sullivan & Cromwell LLP, German counsel for the Credit Parties (capacity opinion), and Mayer Brown LLP, German counsel for the Administrative Agent; (v) Jones Day, Belgian counsel for the Credit Parties; (vi) NautaDutilh BV/SRL, Belgian counsel for the Administrative Agent; (vii) NautaDutilh N.V., Dutch counsel for the Administrative Agent; (viii) McMillan LLP, Canadian Counsel for the Credit Parties (and any other local Canadian counsel as may be required in order to furnish a local opinion reasonably requested by the Administrative Agent); (ix) Wigge & Partners Advokat KB, Swedish counsel to the Administrative Agent; (x) Mayer Brown International LLP, English counsel for the Administrative Agent; (xi) Gattai, Minoli, Partners, Italian counsel to the Administrative Agent; (xii) Jones Day, Italian counsel for the Credit Parties; (xiii) [Reserved]; (xiv) Norton Rose Fulbright Dyczkowski and Partners, LLP, Polish counsel to the Administrative Agent; (xv) Jones Day, Spanish counsel for the Credit Parties; (xvi) Cuatrecasas, Gonçalves Pereira S.L.P., Spanish counsel to the Administrative Agent; and (xvii) ~~Tavernier Tschanz~~Niederer Kraft Frey AG, Swiss counsel to the Swiss Borrower, in each case, as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs each of its counsel to deliver such opinions to the Agents and Lenders).

(m)    Fees and Expenses. The Parent Borrower and/or the Borrowers shall have paid to the Lead Arrangers and the Agents the fees payable on the Closing Date referred to in Section 2.10(d). The Parent Borrower and/or the Borrowers shall have paid to the Applicable Agent all out-of-pocket expenses required under the Credit Documents or any fee or similar letters executed by the Parent Borrower in connection herewith to be reimbursed or paid by the Parent Borrower and its Subsidiaries, to the extent invoiced in writing to the Parent Borrower in reasonable detail at least three Business Days prior to the Closing Date.

(n)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Parent Borrower.

(o)    Closing Date Certificate. The Parent Borrower shall have delivered to the Administrative Agent an original executed Closing Date Certificate.

(p)    Representations; No Default or Event of Default.

(i)    The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(ii)    No event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute a Default or an Event of Default.

(q)    Borrowing Base. The Administrative Agent shall have received a Borrowing Base Certificate with respect to the US Borrowing Base, the Total Shared Borrowing Base, the Global Borrowing Base, the French Borrowing Base, each German Borrowing Base, the Canadian Borrowing Base, the Italian Borrowing Base, the Belgian Borrowing Base, the Polish Borrowing Base, the Dutch Borrowing Base, the Swedish Borrowing Base the UK Borrowing Base and the Spanish Borrowing Base, each calculated as of October 31, 2022, which meets the requirements of Section 5.12(a).

(r)    Patriot Act Information; Beneficial Ownership. The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Closing Date, and (i) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied.

(s)    Inventory Appraisal. The Administrative Agent shall have received and be satisfied with a field exam and inventory appraisal from an appraiser acceptable to the Administrative Agent.

(t)    Notices. The Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be.

(u)    Spanish Collateral Documents. The Spanish Collateral Documents have been duly executed as Spanish Public Documents and create legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral described therein, only subject to, if applicable, its registration in the relevant registries.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

3.2    Conditions Precedent to Each Credit Extension After the Closing Date. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a)    the Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b)    after making the Credit Extensions requested on such Credit Date, the Tranche A Revolving Credit Outstandings shall not exceed the Tranche A Maximum Credit then in effect, the Tranche B Revolving Credit Outstandings shall not exceed the Tranche B Maximum Credit then in effect, the Tranche C Revolving Credit Outstandings shall not exceed the Tranche C Maximum Credit then in effect and such Credit Extensions shall not result in a breach of any of the Borrowing Conditions;

(c)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default;

(e)    on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(f)    to the extent the proceeds of any such Credit Extension will be use to repay the Existing 2023 Term Loans or the Existing 2024 Notes, the Payment Conditions shall be satisfied on a Pro Forma Basis; ~~and~~

(g)    the earlier to occur of (i) the expiration of the Specified Availability Period and (ii) Excess Availability being equal to or greater than $50,000,000, as demonstrated by a Borrowing Base Certificate delivered by the Parent Borrower to the Administrative Agent on such date~~.~~; and

(h)    after making the Credit Extensions requested on such Credit Date and the application of proceeds thereof, the total principal amount of all Loans outstanding shall not exceed $250,000,000.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lenders on the Closing Date and each other date such representations and warranties are made pursuant to the Credit Documents, that:

4.1    Corporate Existence and Standing. Each Credit Party and, other than as would not reasonably be expected to have a Material Adverse Effect, each of their Subsidiaries is a corporation, partnership, limited liability company, unlimited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).

4.2    Authorization and Validity. Each Credit Party has the corporate or other power and authority and legal right to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Credit Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Credit Document has been duly executed and delivered on behalf of each Credit Party party thereto. Each Credit Document constitutes a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3    No Conflict; Government Consent. Neither the execution and delivery by the Credit Parties of the Credit Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent Borrower or any of its Subsidiaries or the Parent Borrower’s or any Subsidiary’s constitutive documents or the provisions of any material indenture, instrument or agreement to which the Parent Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Parent Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording, notarization or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Credit Documents.

4.4    Financial Statements. The Parent Borrower has heretofore furnished to the Lenders the Parent Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2022. All financial statements of the Parent Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to clause (a) or (b) of Section 5.1 or Section 3 on and after the Closing Date were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Parent Borrower and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

4.5    Material Adverse Effect. Since the Closing Date, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

4.6    Taxes. Each of the Parent Borrower and its Subsidiaries has filed all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than Permitted Liens) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than as permitted by Section 6.5. No Credit Party is a member of a tax group for VAT and/or corporate income tax purposes other than such a group made up solely of Credit Parties. Each Credit Party is resident for Tax purposes solely in its jurisdiction of incorporation.

4.7    Litigation and Guarantee Obligations. Except as set forth on Schedule 4.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Parent Borrower’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Parent Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Credit Extensions. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 4.7, the Parent Borrower and its Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 4.4 that could reasonably be expected to have a Material Adverse Effect.

4.8    Subsidiaries. Schedule 4.8 hereto contains an accurate list of all Subsidiaries of the Parent Borrower as of the Closing Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Parent Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Parent Borrower have been duly authorized and issued and are fully paid and non assessable (to the extent such concepts are applicable).

4.9    Pension Matters.

(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan is in compliance with the applicable provisions of ERISA and the Code except where such non-compliance could not reasonable be expected to have a Material Adverse Effect. No Credit Party or ERISA Affiliate has made an amendment to a Pension Plan that could result in the posting of a bond or other security under Section 436(f)(1) of the Code having a value individually or collectively in excess of $50,000,000. No Foreign Benefit Plan Event has occurred that could reasonably be expected to have a Material Adverse Effect. No Lien has been imposed upon any Credit Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

(b)    Except as set forth on Schedule 4.9 hereto, The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used to fund such Pension Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used to fund such Pension Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Pension Plans.

(c)    Other than in connection with the Wincor Nixdorf Defined Benefit Pension Scheme, no UK Credit Party nor any of its Subsidiaries or Affiliates is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer.

(d)    No Credit Party maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Defined Benefit Plan. Any and all Canadian Pension Plans are duly registered under the Tax Act and any other applicable laws which require registration, have been administered in accordance with the Tax Act and such other applicable law and no event has occurred which could cause the loss of such registered status. All obligations of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis. All contributions or premiums required to be made or paid by the Credit Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. No Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(e)    All pension schemes operated by or maintained for the benefit of any Credit Party and/or any of their respective employees have been contributed to to the extent required by applicable local law and regulation, except where failure to do so does not have and is not reasonably likely to have a Material Adverse Effect.

4.10    Accuracy of Information. No information, exhibit or report furnished by the Parent Borrower or any of its Subsidiaries in writing to the Applicable Agent or to any Lender in connection with the negotiation of the Credit Documents contain, when taken as a whole, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Parent Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Parent Borrower to be reasonable.

4.11    Regulations T, U and X. Neither the Parent Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Credit Extension will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Credit Extension, Margin Stock will not constitute more than 25% of the value of the assets (either of the Parent Borrower alone or of the Parent Borrower and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Credit Document that may cause the Credit Extensions to be deemed secured, directly or indirectly, by Margin Stock. The Parent Borrower and its Subsidiaries are in compliance with Section 5.2.

4.12    Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used only to finance the Transactions, to finance the ongoing working capital requirements of the Borrowers and their respective Subsidiaries and for other general corporate purposes.

4.13    Compliance With Laws; Properties. The Parent Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, failure to comply with which could reasonably be expected to have a Material Adverse Effect.

4.14    Plan Assets; Prohibited Transactions. None of the Credit Parties have engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.15    Environmental Matters. The Parent Borrower and its Subsidiaries are not and have not been in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Parent Borrower nor any Subsidiary has received any written notice regarding liabilities under or compliance with Environmental Laws or are the subject of any litigation, arbitration, governmental investigation, proceeding or inquiry related to Environmental Laws, Hazardous Substances or Remedial Action, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Subsidiary has incurred any Environmental Liability.

4.16    Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended and none of the UK Credit Parties carries on any business in the United Kingdom which requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority.

4.17    Subsidiary Borrowers. Each Subsidiary Borrower is a direct or indirect Wholly Owned Subsidiary of the Parent Borrower.

4.18    Insurance. The Parent Borrower and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Parent Borrower reasonably considers consistent with sound business practice.

4.19    Ownership of Properties. On the Closing Date, the Parent Borrower and its Subsidiaries will have good and marketable fee simple to, or a valid leasehold interest in, all of its real property, including the Mortgaged Properties, and all Property and assets reflected in their financial statements for such date as owned, leased or otherwise held by them, free and clear of all Liens other than Permitted Liens.

4.20    Labor Controversies. There are no labor controversies pending or, to the best of the Parent Borrower’s knowledge, threatened against the Parent Borrower or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

4.21    Burdensome Obligations. The Parent Borrower does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

4.22    Patriot Act. None of the Parent Borrower or its Subsidiaries is in violation, in any material respect, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act or the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

4.23    Anti-Corruption Laws and Sanctions. The Borrowers have implemented, maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with applicable Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and employees (in their respective capacities as such) and to the knowledge of the Parent Borrower, its directors and agents (in their respective capacities as such), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Parent Borrower, any director or agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person described in clause (a) of the definition thereof (or a Person owned or controlled by any Person described in such clause (a)), or a Sanctioned Person as described in clause (b) of the definition thereof in violation in any material respect of Sanctions. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions. The foregoing representations in this Section 4.23 will not apply to any party hereto (A) to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any similar blocking or anti-boycott law in the United Kingdom or (iii) Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), or (B) that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

4.24    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.24, (a) the Parent Borrower and each of its Subsidiaries own, or possess a valid license or legal right to use, all Intellectual Property used in, held for use in or necessary for the conduct of the respective businesses of the Parent Borrower and its Subsidiaries, free and clear of all Liens other than Permitted Liens, (b) none of the Parent Borrower or its Subsidiaries are infringing upon, misappropriating or otherwise violating any Intellectual Property of any person, and there are no claims or litigation pending or, to the knowledge of the Credit Parties, threatened against the Parent Borrower or any of its Subsidiaries alleging the foregoing and (c) there are no claims or litigation pending or, to the knowledge of the Credit Parties, threatened by or against the Parent Borrower or any of its Subsidiaries relating to any of the Intellectual Property owned by the Parent Borrower or any of its Subsidiaries.

4.25    Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date:

(a)    (i) in respect of the French Borrower, no French Insolvency Event will have occurred (ii) in respect of the UK Borrower, no UK Insolvency Event will have occurred; (iii) in respect of the Italian Borrower, it is not in any of the situations referred to under art. 2446, 2447, 2482bis and/or 2482ter of the Italian Civil Code and no facts, events and/or circumstances occurred which may be reasonably expected to cause the occurrence of any of the situations referred to under art. 2446, 2447, 2482bis and/or 2482ter of the Italian Civil Code; (iv) in respect of the Polish Borrower, no Polish Insolvency Event will have occurred; (v) in respect of each German Borrower, no German Insolvency Event will have occurred; (vi) in respect of the Swiss Borrower, no Swiss Insolvency Event will have occurred; (vii) in respect of the Spanish Borrower, no Spanish Insolvency Event will have occurred; (viii) in respect of the Dutch Borrower, no Dutch Insolvency Event will have occurred; (ix) with respect to each Swedish Credit Party on an individual basis, each such Person is not insolvent pursuant to applicable law; and (x) in respect of the Belgian Borrower, no Belgian Insolvency Event will have occurred;

(b)    with respect to each Canadian Credit Party on an individual basis, each such Person is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada); and

(c)    (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Parent Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Parent Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Borrower and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on such applicable date), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower, (e) the term “Can Pay Their/Its Stated Liabilities and Identified Contingent Liabilities as they mature” means that the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do/Does Not Have Unreasonably Small Capital” means the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

4.26    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

4.27    Perfection, Etc.

(a)    On and after the Closing Date, the Collateral Documents are effective to create in favor of the Applicable Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.27, (ii) Intellectual Property Security Agreements are filed with and recorded by the United States Patent and Trademark Office, the United States Copyright Office, or any foreign counterparts of the foregoing, as applicable, and (iii) upon the taking of possession or control by the Applicable Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Applicable Collateral Agent to the extent possession or control by the Applicable Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens (subject only to Permitted Liens) on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent perfection is required in accordance with the terms of the Collateral Documents (other than such Collateral in which a security interest cannot be perfected (x) under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement, (y) possession or control by the secured party, or (z) through filings with the United States Patent and Trademark Office, the United States Copyright Office, or any foreign counterparts of the foregoing, as applicable), in each case subject to (i) no Liens other than Liens permitted under the Credit Documents and (ii) the terms of the Intercreditor Agreement.

(b)    Each Collateral Document (other than Mortgages or any other registrable Spanish Collateral Documents) delivered pursuant to Section 5.9 will, upon execution and delivery thereof, be effective to create in favor of the Applicable Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the applicable Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, (ii) upon the taking of possession or control by the Applicable Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Applicable Collateral Agent to the extent required by any Collateral Document) and (iii) solely to the extent required by applicable local law, any notices to shareholders, account banks or other third parties have been made or, in the case of any Polish Collateral Documents, any motions, notices, filings or acknowledgements made under or in connection with any Polish Collateral Documents have been filed, dispatched or made on terms specified in respective Polish Collateral Document or respective provisions of Polish law, such Collateral Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties (other than the Swiss Borrower) in such Collateral (to the extent intended to be created thereby and required to be perfected under the Credit Documents), in each case subject to no Liens other than the Liens permitted under the Credit Documents.

(c)    Each Mortgage and any other registrable Spanish Collateral Documents delivered pursuant to Section 5.9 will be in a form that, when duly executed and delivered (and, when required under the relevant law, registered in the relevant registry), will be effective to create, in favor of the Applicable Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ (other than the Swiss Borrower) right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgage is duly executed and delivered and properly filed (together with all other necessary filings, if any, in appropriate form) in the applicable office specified in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.9, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties (other than the Swiss Borrower) in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

(d)    Each Collateral Document not described in clauses (a) through (c) above creates valid security interests in, and Liens on, the Collateral covered thereby, which security interests and Liens will be, upon the taking of all required perfection actions in each applicable jurisdiction, and except to the extent otherwise expressly provided for herein or in the Collateral Documents, perfected security interests and Liens, prior to all other Liens (other than Permitted Liens having priority over the Liens of the Applicable Collateral Agent (subject, in the case of the Liens securing the obligations under the Fixed Asset Facilities, to the Intercreditor Agreement)).

4.28    Centre of Main Interests and Establishments

(a)    The (a) centre of main interests (as that term is used in Article 3(1) of the Insolvency Regulation) of each European Credit Party (other than a UK Credit Party) is situated in its jurisdiction of incorporation and each such European Credit Party has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction (or in each case any equivalent provision(s) of any applicable successor to the Insolvency Regulation which may apply from time to time); and (b) centre of main interests (as that term is used in Article 3(1) of the Retained Insolvency Regulation) of each UK Credit Party is situated in its jurisdiction of incorporation and each such UK Credit Party has no “establishment” (as that term is used in Article 2(10) of the Retained Insolvency Regulation) in any other jurisdiction (or in each case any equivalent provision(s) of any applicable successor to the Retained Insolvency Regulation or the Insolvency Regulation, respectively, which may apply from time to time).

4.29    Compliance with Swiss Non-Bank Rules. Each Swiss Borrower is compliant with the Swiss Non-Bank Rules; provided, however, that it shall not be in breach of this representation if the relevant number of creditors, which are Swiss Non-Qualifying Banks, is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 2.19(s) or a failure by one or more Lenders to comply with their obligations in Section 10.6. For the purposes of this Section, each Swiss Borrower shall assume that the aggregate number of Lenders which are Swiss Non-Qualifying Banks is ten.

4.30    COVID Loans. No Swiss Borrower has been granted a loan under (a) the Ordinance regarding the granting of loans and sureties in connection with Covid-19 (Verordnung zur Gewährung von Krediten und Solidarbürgschaften in Folge des Coronavirus) of the Swiss Federal Council dated 25 March 2020, as amended (SR 951.261) (as replaced by the Swiss Joint and Several Guarantee Act) or (b) the Swiss Joint and Several Guarantee Act or under any similar federal or cantonal programme in Switzerland.

4.31    Segregation of assets under the Italian Civil Code. No Italian Credit Party has created any patrimonio destinato ad uno specifico affare nor has incurred any finanziamento destinato ad uno specifico affare pusuant to article 2447-bis and following of the Italian Civil Code.

4.32    Direzione e coordinamento. The Italian Credit Party is subject to the “attività di direzione e coordinamento” pursuant to art. 2497 and ff. of the Italian Civil Code of the Parent Borrower.

SECTION 5.    AFFIRMATIVE COVENANTS.

Each Credit Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent Obligations) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent) of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1    Financial Statements and Other Reports. The Parent Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders (or in the case of clause (h) below, the Lenders specified therein):

(a)    Annual Financial Statements. Within 90 days (or such earlier date as the Parent Borrower may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification related to impending maturity of any Loans or Commitments under this Agreement, the Existing 2023 Term Loans or the Existing 2024 Notes or a prospective breach of a financial covenant in Section 6.1)) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows, and if available to the Parent Borrower after the Parent Borrower’s use of commercially reasonable efforts to so obtain, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof.

(b)    Quarterly Financial Statements. Within 45 days (or such earlier date as the Parent Borrower may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Financial Officer.

(c)    Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate signed by a Financial Officer, including, in each case, (i) a statement that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and (ii) a calculation of the Fixed Charge Coverage Ratio for each period for which such Compliance Certificate relates.

(d)    Promptly and in any event within 30 Business Days after the Parent Borrower knows that any Reportable Event has occurred with respect to any Pension Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Financial Officer of the Parent Borrower, describing said Reportable Event and the action which the Parent Borrower proposes to take with respect thereto.

(e)    Promptly and in any event within 15 Business Days after receipt by the Parent Borrower (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Parent Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Parent Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the Environment, and (b) any written notice alleging any violation of any Environmental Law by the Parent Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(f)    Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Parent Borrower or any of its Subsidiaries sends to or files with any of their respective securities holders (other than the Parent Borrower or another Subsidiary) or any securities exchange or the SEC pertaining to the Parent Borrower or any of its Subsidiaries as the issuer of securities.

(g)    Such other information (including non-financial information) as any Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

(h)    Within 45 days after the end of each of the first two months of each of its fiscal quarters, to the Administrative Agent for distribution to the Lenders with access to the private-side agency intralinks or similar site, a year-over-year year to date profit and loss bridge and free cash flow schedule (which need not be prepared in accordance with GAAP).

Notwithstanding the foregoing clauses (a) and (b) above, as to any information contained in materials furnished pursuant to clause (f) above, the Parent Borrower shall not be separately required to furnish such information under the clauses (a) or (b) above, provided the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in the above clauses (a) and (b) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (a) through (f), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

5.2    Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used only to finance the Transactions, to finance the ongoing working capital requirements of the Borrowers and their respective Subsidiaries and for other general corporate purposes. The Parent Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock in any way in violation of Regulation T, U or X.

(b)    The Borrowers will not request any Loan or Letter of Credit, and the Borrowers shall not use, and shall ensure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit directly or indirectly (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions by any Lender or Agent party hereto. Each Borrower will take actions designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions in all material respects. The foregoing clauses (B) and (C) of this Section 5.2(b) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such covenants are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom or (C) section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung). Notwithstanding the foregoing, the representations given in this Section 5.2(b) shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

5.3    Notice of Default; Notice of Material Adverse Effect. The Parent Borrower will, and will cause each Borrower and Subsidiary to, after any senior officer of any Credit Party has knowledge thereof, give prompt notice in writing to the Administrative Agent of the occurrence of (i) any Default or Event of Default or (ii) of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

5.4    Conduct of Business. Neither the Parent Borrower nor any of its Subsidiaries shall enter into any material business, either directly or through any Subsidiary, except for those businesses (a) in which the Parent Borrower and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Parent Borrower will, and will cause each Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company, unlimited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to Subsidiaries other than Borrowers, the failure to do so would not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5    Taxes. The Parent Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state, provincial, territorial and local tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party will be member of a tax group for VAT and/or corporate income tax purposes other than such a group made up solely of Credit Parties. Each Credit Party will be resident for Tax purposes solely in its jurisdiction of incorporation.

5.6    Insurance. The Parent Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

5.7    Compliance with Laws. The Parent Borrower will, and will cause each Subsidiary to, comply with all Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.8    Properties; Inspection. The Parent Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, as applicable, and make all necessary and proper repairs, renewals, and replacements to the extent the Parent Borrower reasonably deems consistent with sound business practice. The Parent Borrower will, and will cause each Subsidiary to, permit representatives of the Administrative Agent (and through the Administrative Agent, the Lenders), to reasonably inspect any of the Property of the Parent Borrower and each Subsidiary, the financial or accounting records of the Parent Borrower and each Subsidiary and other documents of the Parent Borrower and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Administrative Agent and the Lenders under this Agreement, to examine and make copies of such records and documents of the Parent Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent may designate; provided that (x) other than after the occurrence and during the continuance of an Event of Default, no more than one such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of an Event of Default shall such inspections be at the Parent Borrower’s expense; provided further that all such inspection rights will be limited to the extent necessary for the Parent Borrower and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Parent Borrower or any of its Subsidiaries for the purpose of avoiding obligations under this Section 5.8. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 5.8 so as to minimize the disruption to the business of the Parent Borrower and its Subsidiaries resulting therefrom.

5.9    Collateral Matters; Further Assurances, Etc.

(a)    On and after the Closing Date the Parent Borrower will, and will, subject in the case of the US Credit Parties to the Domestic Collateral and Guarantee Requirement, the Canadian Credit Parties to the Canadian Collateral and Guarantee Requirement and the European Credit Parties to the the Agreed Security Principles, cause each Subsidiary that is a Guarantor (including any Wholly Owned Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Collateral Agent may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Parent Borrower.

(b)    On and after the Closing Date, with respect to any property (other than Excluded Assets and Foreign Excluded Assets) of the Parent Borrower or any Guarantors as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the

Collateral Documents or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted under Section 6.16) in such property, including the filing of Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Collateral Agent.

(c)    On and after the Closing Date, with respect to any fee interest in any real property (together with improvements thereof) having a fair market value in the reasonable judgment of the Parent Borrower of at least $10,000,000, except to the extent constituting Excluded Assets or Foreign Excluded Assets, within 90 days after the Closing Date or, if later, the acquisition thereof or joinder of the applicable Guarantor owning such property (or in each case such later date as agreed by the Collateral Agent), (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount equal to the fair market value referred to above (but in no event less that the purchase price of such real property), or such other amount as shall be reasonably specified by the Collateral Agent acting at the direction of the Administrative Agent), which title insurance shall contain such endorsements and affirmative coverage as may be reasonably requested by the Collateral Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, (iii) if requested by the Collateral Agent, a current ALTA survey of such real property, together with a surveyor’s certificate, (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions of local counsel and counsel in the jurisdiction where the relevant Guarantor is organized relating to such matters as may be reasonably requested by the Collateral Agent, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, and (v) if requested by the Collateral Agent, provide a Phase I environmental assessment report for such property that is reasonably acceptable to the Collateral Agent in form and substance.

(d)    On and after the Closing Date, with respect to any Subsidiary created or acquired by the Parent Borrower or any Guarantor, within 45 days of such Person becoming a Subsidiary (or such later date as agreed by the Collateral Agent) (i) the Parent Borrower shall take all actions (if any) to cause such Subsidiary (other than an Excluded Subsidiary) to comply with the Collateral and Guarantee Requirements, (ii) the Parent Borrower shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent such amendments to the Collateral Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted under Section 6.16) in the Capital Stock of such new Subsidiary that is owned by the Parent Borrower or any Guarantor except to the extent such Capital Stock constitutes an Excluded Asset or Foreign Excluded Assets, and (iii) except to the extent constituting Excluded Assets or Foreign Excluded Assets, if such Capital Stock is certificated, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Guarantor, as applicable.

(e)    Notwithstanding anything to the contrary herein or in any other Credit Documents, if the Paderborn Property constitutes (or is required to constitute) collateral securing the Superpriority Term Loans, the Paderborn Property shall cease to be a Foreign Excluded Asset and shall be Collateral upon written notice from the Collateral Agent, and such real property shall be subject to Section 5.9(c) above as if such real property had been acquired on the date of such notification.

(f)    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any incremental credit facilities hereunder, but excluding any continuation or conversion of Advances) may at the discretion of the Designated Lender be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgages as required by Flood Insurance Regulations and as otherwise reasonably required by the Administrative Agent, the Collateral Agent or Designated Lender and (2) the Administrative Agent having received written confirmation from the Designated Lender (if any), flood insurance due diligence and flood insurance compliance has been completed thereby (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(g)    Flood Insurance. With respect to each Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Regulations, the applicable Credit Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage of the Credit Party ceases to be financially sound and reputable after the Closing Date, in which case, the Parent Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent and the Designated Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent or the Designated Lender, will deliver to the Administrative Agent, the Collateral Agent or such Designated Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, the Collateral Agent or such Designated Lender, including, without limitation, evidence of annual renewals of such insurance.

(h)    Pledges of Mortgaged Property. Notwithstanding the foregoing or anything herein to the contrary, the Collateral Agent shall not enter into any Mortgage in respect of any real property located in the United States acquired by the Parent Borrower or any other Credit Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Designated Lender (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (x) if such real property is located in a “special flood hazard area”, (I) a notification to the Parent Borrower (or applicable Credit Party) of that fact and (if applicable) notification to the Parent Borrower (or applicable Credit Party) that flood insurance coverage is not available and (II) evidence of the receipt by the Parent Borrower (or applicable Credit Party) of such notice; and (y) if such notice is required to be provided to the Parent Borrower (or applicable Credit Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Designated Lender that flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(i)    Notwithstanding the foregoing or anything to the contrary herein or in any other Credit Document, no Credit Party shall be required to take any other actions other than those set forth in the definitions of Domestic Collateral and Guarantee Requirement, Canadian Collateral and Guarantee Requirement and the Agreed Security Principles.

5.10    Maintenance of Ratings. The Parent Borrower will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating, in the case of Moody’s or (ii) an issuer credit rating, in the case of S&P, for the Parent Borrower and (b) credit ratings for the Revolving Credit Facility from Moody’s and S&P, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.

5.11    Guaranties.

(a)    [Reserved].

(b)    On and after the Closing Date, within 45 days (or such longer period of time contemplated by the Collateral and Guarantee Requirements or as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to 5.1(a) and (b) and with respect to any Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Closing Date, within 45 days of such Person becoming a Subsidiary (other than an Excluded Subsidiary), the Parent Borrower shall take all actions (if any) required to be taken to satisfy the Collateral and Guarantee Requirements with respect to (i) each Wholly Owned US Subsidiary (other than an Excluded Subsidiary) and (ii) each Subsidiary (other than an Excluded Subsidiary) organized in a Specified Foreign Jurisdiction that guarantees funded Indebtedness of (A) any Credit Party or (B) any External Subsidiary (in the case of this clause (B), in excess of $10,000,000), the assets of each such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party such that (i) all Wholly Owned US Subsidiaries (other than Excluded Subsidiaries) and (ii) each Subsidiary (other than an Excluded Subsidiary) organized in a Specified Foreign Jurisdiction that guarantees funded Indebtedness of (A) any Credit Party or (B) any External Subsidiary (in the case of this clause (B), in excess of $10,000,000) are Guarantors as of such date.

(c)    In connection with the delivery of any such Guaranties and Collateral Documents and the satisfaction of the Collateral and Guarantee Requirements, the Parent Borrower shall provide such other documentation to the Administrative Agent and Collateral Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent and Collateral Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent and Collateral Agent is necessary or advisable in connection therewith. For the avoidance of doubt, notwithstanding the above, for so long as a Subsidiary of the Parent Borrower guarantees the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing 2023 Term Loans and/or the Extended Term Loans or any other Indebtedness for borrowed money (or in each case any refinancing, renewal or replacement thereof), such Subsidiary will be required to guaranty the Obligations.

5.12    Borrowing Base Determination.

(a)    (i) Not later than (x) January 6, 2023 with respect to the fiscal month ending November 30, 2022 and (y) twenty days after the end of each fiscal month commencing with the fiscal month ended December 31, 2022, Parent Borrower shall deliver a consolidating Borrowing Base Certificate with respect to the Global Borrowing Base and setting forth, on an individual basis, the US Borrowing Base, the Canadian Borrowing Base, the Total Shared Borrowing Base, the Belgian Borrowing Base, the Dutch Borrowing Base, the Italian Borrowing Base, the Swedish Borrowing Base, the Spanish Borrowing Base, the Polish Borrowing Base, the French Borrowing Base, each German Borrowing Base and the UK Borrowing Base, together with, in each case, to the extent reasonably available, such supporting information as the Administrative Agent may from time to time reasonably request in connection therewith as of the end of such fiscal month executed by an Authorized Officer of such Parent Borrower having signature power for Parent Borrower;

(A)    During any Global Liquidity Event Period, Parent Borrower shall deliver, not later than three (3) Business Days after the end the last day of each week, additional Borrowing Base Certificates as described in clause (A) above and, to the extent reasonably available, supporting information in connection therewith as of the end of such period (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) executed by an Authorized Officer of such Borrower;

(b)    Parent Borrower shall promptly notify the Administrative Agent in writing in the event that at any time Parent Borrower receives or otherwise gains knowledge that (i) any applicable Borrowing Base is less than 90% of the applicable Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (i) above, (ii) the applicable outstanding Revolving Credit Outstandings exceed the applicable Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess or (iii) any Global Liquidity Event Period has begun.

(c)    To the extent that the aggregate amount of Loans and Letters of Credit incurred in reliance on the US Borrowing Base or the UK Borrowing Base exceeds the aggregate amount of Eligible Receivables and Eligible Inventory included in such Borrowing Base, the Parent Borrower shall either (a) on each Business Day, report in form and substance reasonably satisfactory to the Administrative Agent cash balances with respect to Qualified Cash included in such Borrowing Base or (b) hold such Qualified Cash included in such Borrowing Base in a deposit account at the Administrative Agent that is subject to an effective Deposit Account Control Agreement (it being understood that the applicable Credit Party shall be permitted to withdraw amounts in such account after providing a request to the Administrative Agent so long as, on a Pro Forma Basis for such withdrawal, no Global Liquidity Event Period has occurred and is continuing).

(d)    During the Specified Availability Period, the Parent Borrower shall, on each Business Day, report in form and substance reasonably satisfactory to the Administrative Agent cash and Cash Equivalent balances with respect to cash and Cash Equivalents included in Specified Availability.

5.13    Field Examinations; Collateral Appraisals.

(a)    Each Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such appraisals, investigations and reviews as the Administrative Agent shall reasonably request for the purpose of determining the applicable Borrowing Base, all from an appraiser reasonably acceptable to the Administrative Agent and upon reasonable prior notice and at such times during normal business hours; provided that unless (i) an Event of Default has occurred and is continuing or (ii) any Global Liquidity Event Period has occurred, not more than one field examination and not more than one Collateral appraisal shall be required in each calendar year; provided, however, if on any date of determination (x) solely during the Specified Availability Period, the greater of Excess Availability and Specified Availability and (y) thereafter, Excess Availability is less than the greater of (x) 15% of the Line Cap and (y) $35,000,000 for 5 consecutive business days, one additional field examination and one additional collateral appraisal will be permitted within the next year. Each Borrower shall furnish to the Administrative Agent, for further distribution to the Lenders, any reasonably available information that the Administrative Agent may reasonably request regarding the determination and calculation of the applicable Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b)    During any Global Liquidity Event Period, the Administrative Agent may, at the Parent Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of the inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable, and the applicable Borrower shall furnish all such reasonable assistance and reasonably available information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the Parent Borrower, such Borrower shall, or shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to, furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless an Event of Default pursuant to Section 8.1(a), (f), or (g) shall be continuing, (x) the Administrative Agent shall request no more than two such reports from each Borrower during any calendar year and (y) such test verifications shall be conducted in coordination with the applicable Borrower.

5.14    Additional Borrowers.

(a)    The Parent Borrower may designate any Wholly Owned Subsidiary as a Borrower under this Agreement with the consent of all the Lenders (each, an “Additional Borrower”); provided that, with respect to any such Subsidiary which is not a US Subsidiary, such Wholly Owned Subsidiary shall be organized under the laws of France, Germany, Belgium, the European part of the Kingdom of the Netherlands, Spain, England and Wales, Italy, Poland, Sweden or Canada. Such Wholly Owned Subsidiary shall become an Additional Borrower and a party to this Agreement, and all references to the “Borrowers” (and any specific sub-class of Borrowers organized in the same jurisdiction as the Additional Borrower) shall also include such Additional Borrower, upon (a) the receipt by the Administrative Agent of documentation consistent in scope (but applicable to such Additional Borrower) with the documentation set forth in Section 3.1(b), (i), (l), (p) and (r) and (b) the Administrative Agent shall have received at least 15 Business Days’ prior notice of such requested Additional Borrower, and shall have received, at least three Business Days prior to the date such Additional Borrower becomes a party hereto, all documentation and other information about the Additional Borrower reasonably requested by the Administrative Agent or any Lender in writing at least 10 Business Days prior to such date and that the Administrative Agent or any Lender reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding anything to the contrary in Section 10.5 or in any Credit Document, the Credit Documents may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower (and without the consent of any other parties thereto) to effect the provisions of or be consistent with this Section 5.14 (including to make conforming changes related to the addition of any such Additional Borrower).

(b)    For the avoidance of doubt, the Spanish Borrower shall become a Borrower under this Agreement pursuant to the Spanish Joinder Agreement on the Closing Date, which shall not be subject to the foregoing requirements of Section 5.14(a).

5.15    Control Accounts; Approved Deposit Accounts.

(a)    Each Credit Party (other than the Swiss Borrower) shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank subject to an effective Deposit Account Control Agreement (or other applicable agreement under applicable foreign local law); provided, however, that notwithstanding the foregoing, each Credit Party may (i) maintain payroll, disbursement and other fiduciary accounts (and each Credit Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the payroll, disbursement or other fiduciary obligations to be made from such accounts), (ii) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed the Dollar Equivalent of $2,500,000 at any time, (iii) maintain other trust, escrow, customs and fiduciary accounts (and each Credit Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the trust, escrow, customs or fiduciary obligations to be made from such accounts), (iv) maintain cash collateral accounts solely holding cash collateral upon which Permitted Liens exist and (v) maintain tax accounts, including, without limitation, sales tax accounts (and each Credit Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the tax obligations to be made from such accounts) (each of the accounts referred to in clauses (i) to (v), an “Excluded Account”); provided further that (A) each Credit Party shall use commercially reasonable efforts to ensure that such Excluded Accounts receive no deposits from Account Debtors in respect of an Account and (B) each Credit Party shall promptly after becoming aware of any deposit in such Excluded Accounts from Account Debtors in respect of an Account cause such deposit to transferred to an Approved Deposit Account; provided further, however, that (1) with respect to any Deposit Account or Securities Account, other than an Excluded Account, maintained on the Closing Date, each of the Credit Parties shall deliver, to the extent not delivered to the Administrative Agent on the Closing Date (after the use of commercially reasonable efforts), each Deposit Account Control Agreement (or other applicable agreement under applicable foreign local law) and each Securities Account Control Agreement on or prior to the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree), (2) with respect to any Deposit Account or Securities Account, other than an Excluded Account, established or acquired after the Closing Date, each applicable Credit Party shall deliver to the Applicable Agent and the Administrative Agent a Deposit Account Control Agreement (or other applicable agreement under applicable foreign local law) or a Securities Account Control Agreement, as applicable, within 45 days after establishing or acquiring such Deposit Account or Securities Account (or such later date as the Administrative Agent may agree) and (3) for the avoidance of doubt, no Collection Account shall be an Excluded Account.

(b)

(i)    On or prior to the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree) (the “Segregation and DACA Deadline Date”), each European Borrower shall (A) to the extent its bank accounts are not segregated to receive the proceeds of Accounts only, open new bank accounts in order to, segregate payroll and other payables activities from accounts used for the collection of Accounts and shall procure that all amounts standing to the credit of each such Borrower’s existing deposit accounts (representing amounts other than Proceeds of Accounts) shall be immediately transferred to such new bank accounts such that the existing deposit accounts (being Collection Accounts) contain the Proceeds of Accounts only; and (B) deliver Deposit Account Control Agreements (or other applicable agreement under applicable foreign local law) in respect of each such Collection Account.

(ii)    To the extent that a European Borrower does not satisfy the requirements of Section 5.15(b)(i) above to the satisfaction of the Administrative Agent, each relevant European Borrower shall, within 60 days of the Segregation and DACA Deadline Date, open a Collection Account or Collection Accounts with the Administrative Agent or an Affiliate of the Administrative Agent (or such other account bank that may be approved by the Administrative Agent) and shall, on the opening of such Collection Accounts (A) instruct all of its Account Debtors to direct payments of the Proceeds of their Accounts into such new Collection Account(s) with the Administrative Agent (or relevant Affiliate); (B) until such Proceeds of Accounts have been redirected to such Collection Accounts, the applicable European Borrower shall cause all such amounts on deposit in any other Deposit Account to be transferred to the new Collection Account within three (3) Business Days following receipt), (C) enter into Liens and charges over the relevant Collection Account(s) in form and substance reasonably satisfactory to the Applicable Collateral Agent and the Administrative Agent and (D) deliver to the Applicable Collateral Agent and the Administrative Agent a Deposit Account Control Agreement (or other applicable agreement under applicable foreign local law) in respect of such Collection Accounts; and (E) take all other actions as the Applicable Collateral Agent (with respect to the European Collateral Agent, acting at the instructions of the Administrative Agent) and/or the Administrative Agent shall deem necessary or advisable in order to create or perfect its Liens over such Collection Account(s).

(c)    Without prejudice to Section 5.15(b) in respect of the European Borrowers, each Credit Party shall, promptly upon the applicable Deposit Account becoming subject to a Deposit Account Control Agreement, (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account (or, to the extent permitted pursuant to clause (a) above, an Excluded Account) within three (3) Business Days following receipt all Proceeds of such Accounts and General Intangibles received by Parent Borrower, the Borrowers or any of their Subsidiaries from any other Person.

(d)    [reserved].

(e)    In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement, each Credit Party shall notify all of its respective Account Debtors and other obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(f)    In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement, each Credit Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(g)    The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that any Cash Collateral Account established with respect to the assets of any European Credit Party shall be subject to the European Limitations. Each Credit Party agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account.” During any Global Liquidity Event Period, the Administrative Agent may (or at the request of the Required Lenders shall) cause all amounts on deposit (net of such minimum balance, if any, required by the Deposit Account Banks at which each Approved Deposit Account is maintained (not to exceed $10,000 per Approved Deposit Account and $100,000 in the aggregate); provided that no Agent shall be obligated to monitor any such minimum balance requirement and, for the avoidance of doubt, shall be entitled to request a sweep of all available funds) in any Approved Deposit Account and/or any Control Account to be transferred to a Cash Collateral Account at the end of each Business Day. If the Administrative Agent exercises such right, all amounts on deposit (net of such minimum balance, if any, required by the Deposit Account Banks at which each Approved Deposit Account is maintained (not to exceed $10,000 per Approved Deposit Account and $100,000 in the aggregate); provided that no Agent shall be obligated to monitor any such minimum balance requirement and, for the avoidance of doubt, shall be entitled to request a sweep of all available funds) in the Cash Collateral Account be applied on a daily basis by the Administrative Agent to reduce amounts outstanding under the applicable Revolving Credit Facility; provided that any amounts in a Cash Collateral Account established with respect to the assets of any European Credit Party shall be subject to the European Limitations.

(h)    Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Credit Parties to issue Entitlement Orders for such investments in Cash Equivalents as requested by the applicable Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Parent Borrower or any other US Credit Party or Person claiming on behalf of or through Parent Borrower, the Borrowers or any other Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the earlier of (A) termination of all outstanding applicable Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations and (B) the end of the applicable Global Liquidity Event Period. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.15(h).

5.16    Landlord Waivers and Bailee’s Letters.

(a)    To the extent not delivered on or prior to the Closing Date, each Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each premises of a third party at which any Collateral with a value in excess of $2,000,000 is located as of the Closing Date; provided that if such documentation is not obtained with respect to any premises on which Collateral included in a Borrowing Base is located in such time period, the Administrative Agent shall be permitted to impose a Reserve against such Collateral in an amount equal to three (3) months’ rent or operating expenses, as applicable, for such premises.

(b)    With respect to any premises of a third party at which any Collateral with a value in excess of $2,000,000 is located that was not used or leased by any Credit Party on the Closing Date, each Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the acquisition of such Leasehold Property or other third party location (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each such premises; provided that if such documentation is not obtained with respect to any premises on which Collateral included in a Borrowing Base is located, the Administrative Agent shall be permitted to impose a Reserve against such Collateral in an amount equal to three (3) months’ rent or operating expenses, as applicable, for such premises.

5.17    Financial Assistance. Each European Credit Party shall, if applicable, comply in all respects with applicable legislation governing financial assistance, including (i) Sections 677 to 683 of the UK Companies Act 2006, (ii) articles 2358 and/or 2474 of the Italian Civil Code, (iii) Article 150 of the Spanish Companies Law (in respect of a Spanish Credit Party incorporated as a Sociedad Anónima) and Article 143 of the Spanish Companies Law (in respect of a Spanish Credit Party incorporated as a Sociedad de Responsabilidad Limitada), (iv) articles 5:152, 6:118 and/or 7:227 of the Belgian Companies and Associations Code, and (v) article L. 225-216 of the French Commercial Code, as applicable.

5.18    Compliance with Swiss Non-Bank Rules. Each Swiss Borrower shall be at all times compliant with the Swiss Non-Bank Rules; provided, however, that it shall not be in breach of this covenant if the relevant number of creditors, which are Swiss Non-Qualifying Banks is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 2.19(s) or a failure by one or more Lenders to comply with their obligations in Section 10.6. For the purposes of this Section, each Swiss Borrower shall assume that the aggregate number of Lenders which are Swiss Non-Qualifying Banks is ten.

5.19    Post-Closing Matters. Deliver to Administrative Agent and, as applicable, the Applicable Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.19 hereof on or before the dates specified with respect to such items on Schedule 5.19 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion), except (with respect to documents or actions that would have been required to be delivered or taken on the Closing Date but for the proviso to Section 3.1(i)(i)) the extent otherwise agreed by the Administrative Agent and the Collateral Agent pursuant to their authority as set forth in the definitions of “Domestic Collateral and Guarantee Requirement” and “Canadian Collateral and Guarantee Requirement” and the Agreed Security Principles.

5.20    [Reserved]. 5.21     DAC 6. The Parent Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders if the Administrative Agent so requests) promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of the Parent Borrower or any of its Subsidiaries or by any adviser to such Person in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

5.22    Pensions.

(a)    Each Credit Party shall ensure that, other than in connection with the Wincor Nixdorf Defined Benefit Pension Scheme, no Credit Party nor any of its Subsidiaries or Affiliates is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.

(b)    The Parent Borrower shall ensure that all schedules of contributions in relation to pension schemes operated by or maintained for the benefit of the Parent Borrower or any other Credit Party and/or any of their respective employees are complied with in accordance with each of the Parent Borrower’s and the other Credit Parties’ legal and contractual obligations and that no action or omission is taken by the Parent Borrower or any other Credit Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(c)    The Parent Borrower shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to the Wincor Nixdorf Defined Benefit Pension Scheme.

(d)    The Parent Borrower shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (b) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by Law or otherwise).

(e)    The Parent Borrower shall promptly notify the Administrative Agent of any investigation or proposed investigation to be carried out by or under the authority of any regulatory authority relating to any pension scheme which is mentioned in paragraph (b) above. In addition, and without limiting the generality of the foregoing, the Parent Borrower shall promptly notify the Administrative Agent if it or any of the other Credit Parties receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

5.23    Centre of Main Interests and Establishments. Each European Credit Party shall ensure that the (a) centre of main interests (as that term is used in Article 3(1) of the Insolvency Regulation) of each European Credit Party (other than a UK Credit Party) is situated in its jurisdiction of incorporation and each such European Credit Party has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction (or in each case any equivalent provision(s) of any applicable successor to the Insolvency Regulation which may apply from time to time); and each UK Credit Party shall ensure that its (b) centre of main interests (as that term is used in Article 3(1) of the Retained Insolvency Regulation) of each UK Credit Party is situated in its jurisdiction of incorporation and each such UK Credit Party has no “establishment” (as that term is used in Article 2(10) of the Retained Insolvency Regulation) in any other jurisdiction (or in each case any equivalent provision(s) of any applicable successor to the Retained Insolvency Regulation or the Insolvency Regulation, respectively, which may apply from time to time).

5.24    European Ongoing Perfection Requirements. Each applicable European Credit Party shall enter into such documents, do such acts and take such action as described in, and at the times set out in, Schedule 5.24, in order to perfect the Liens granted to (or otherwise ensure the continued grant of Liens to) the Applicable Collateral Agent pursuant to the Collateral Documents and each Applicable Collateral Agent shall promptly provide evidence of the receipt of such documents and the completion of such acts and actions to the Administrative Agent.

5.25    People with Significant Control Regime. Each Credit Party shall promptly (a) notify the Administrative Agent of its receipt of any warning notice or restrictions notice under Schedule 1B of the United Kingdom’s Companies Act 2006 in relation to any company incorporated in the United Kingdom whose shares are the subject of the Collateral Documents (b) provide to the Administrative Agent a copy of any such warning notice or restrictions notice; (c) within the relevant timeframe, respond to or comply with (as applicable) any such notice it receives; and (d) provide the Administrative Agent with a copy of the response sent/received in respect of such notice.

5.26    Dutch Tax Covenants

(a)    Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Credit Party is included, will consist of Credit Parties only, unless with the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders).

(b)    Residency for Dutch Tax Purposes. Each Dutch Credit Party will remain resident for tax purposes in the European part of the Kingdom of the Netherlands only and not create a permanent establishment or other taxable presence outside the European part of the Kingdom of the Netherlands, unless with the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders).

(c)    Allocation of Tax Assets, upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Credit Party is a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of that Credit Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the European Collateral Agent enforcing its rights under any Dutch Collateral Document, such Credit Party shall, at the request of the European Collateral Agent at the request of the Administrative Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) and any interest expenses available for carry forward (within the meaning of Article 15b(5) of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) to the Credit Party leaving the fiscal unity, to the extent such tax losses and interest expenses are attributable (toerekenbaar) to that Credit Party (within the meaning of Article 15af and Article 15ahb of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

SECTION 6.    NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent Obligations) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent), of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1    Fixed Charge Coverage Ratio.

(a)    During any period commencing on a date (each a “Commencement Date”) on which (x) solely during the Specified Availability Period, the greater of Excess Availability and Specified Availability and (y) thereafter, Excess Availability is less than the greater of (A) 10% of the Line Cap and (B) $25,000,000, and continuing until any later date on which Excess Availability (or, solely during the Specified Availability Period, the greater of Excess Availability and Specified Availability) shall have exceeded the threshold set forth above for at least 30 consecutive days, Parent Borrower shall not permit the Fixed Charge Coverage Ratio for the Applicable Reference Period in effect at any such time (including, for the avoidance of doubt, the Applicable Reference Period in effect on the applicable Commencement Date) to be less than 1.00 to 1.00.

(b)    With respect to any period during which an Acquisition, Investment or a Disposition has occurred or during which Indebtedness has been incurred or assumed, repaid or prepaid (or any other transaction which occurred during the relevant four fiscal quarter period or during the period from the last day of such period to and including the date of determination), for purposes of determining compliance with the financial covenant set forth in this Section 6.1, Excess Availability, Specified Availability, EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a Pro Forma Basis.

6.2    Merger; Consolidations; Fundamental Changes. The Parent Borrower will not, nor will it permit any Subsidiary to, merge, amalgamate or consolidate with or into any other Person; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may merge, amalgamate or consolidate with any other corporation and each Subsidiary may merge, amalgamate or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Parent Borrower, the Parent Borrower is the surviving corporation and continues to be organized in the United States, (ii) in the case of any such merger, amalgamation or consolidation involving any Borrower other than the Parent Borrower, such Borrower is the surviving corporation and continues to be organized in Germany, Canada, Belgium, France, England and Wales, Sweden, Spain, Switzerland, Poland, Italy or the Netherlands, as applicable, (iii) in the case of any such merger, amalgamation or consolidation involving a Guarantor that does not survive or continue following such merger, amalgamation or consolidation, the surviving or continuing Person assumes all of such Guarantor’s obligations under the Credit Documents and, if not already the Parent Borrower or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent and such surviving or continuing Person shall be organized in the United States, Germany, Canada, Belgium, France, England and Wales, Sweden, Spain, Poland, Italy or the Netherlands and (iv) any Disposition of a Subsidiary is otherwise permitted under Section 6.3.

The Parent Borrower will not, nor will it permit any Subsidiary to, liquidate or dissolve, provided that a Subsidiary (other than, directly or indirectly, any of the Borrowers) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the interest of the Parent Borrower and is not materially disadvantageous to the Lenders (it being agreed that any Guarantor that liquidates or dissolves shall transfer all of its assets to the Parent Borrower or another Guarantor (or, in the case of a Guarantor that is a direct or indirect Subsidiary of any of the Borrowers, to such Borrower or another Guarantor that is a direct or indirect Subsidiary of such Borrower), unless otherwise permitted pursuant to Section 6.4).

6.3    Sale of Assets. The Parent Borrower will not, nor will it permit any Subsidiary to, Dispose of its Property, to any other Person, except:

(a)    Sales and leases of inventory in the ordinary course of business;

(b)    Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;

(c)    Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days;

(d)    Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;

(e)    Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

(f)    Dispositions resulting from any taking or condemnation of any property of the Parent Borrower or any Subsidiary by any Governmental Authority or any assets subject to a casualty;

(g)    The lease or sublease of real property in the ordinary course of business and not constituting a Sale and Leaseback Transaction;

(h)    Licenses and sublicenses of Intellectual Property of the Parent Borrower and its Subsidiaries pursuant to joint marketing agreements with other Persons, in each case in the ordinary course of business; provided that such licensing or sublicensing of Intellectual Property is either (x) on a non-exclusive basis or (y) exclusive only within the granted territory;

(i)    Dispositions or the lapse or abandonment (including failure to maintain) in the ordinary course of business of any Intellectual Property of the Parent Borrower or any Subsidiary determined in the reasonable good faith judgment of the respective owner to be no longer useful, necessary, or otherwise material in the operation of the business of the Parent Borrower or any Subsidiary;

(j)    Issuance of Capital Stock by a Subsidiary to Parent Borrower or to a Wholly Owned Subsidiary;

(k)    Dispositions constituting Investments permitted by Section 6.4, Dispositions constituting Restricted Payments permitted by Section 6.12; and Dispositions constituting mergers, consolidations, or fundamental changes permitted by Section 6.2;

(l)    Disposition of any property, interests or assets (i) to any Credit Party and (ii) by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(m)    the Parent Borrower or any Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a similar business between the Parent Borrower or any of its Subsidiaries and another person to the extent that the assets received by the Parent Borrower or its Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (m) constituted Collateral, the assets received by the Parent Borrower or its applicable Subsidiary shall also constitute Collateral;

(n)    Dispositions of treasury stock of the Parent Borrower to Subsidiaries for use as consideration for acquisitions permitted under Section 6.4;

(o)    Creation of Liens permitted by Section 6.5 and Dispositions in connection with such Liens;

(p)    Other Dispositions of Property that, together with all other Property of the Parent Borrower and its Subsidiaries previously Disposed of in reliance upon this clause (p) during the twelve-month period ending with the most recent month prior to the month in which any such Disposition occurs for which financial statements of the Parent Borrower have been delivered pursuant to Section 5.1(a) or 5.1(b), did not constitute a Substantial Portion of the Property of the

Parent Borrower and its Subsidiaries as of the end of such most recent prior month; provided that, with respect to any Disposition made in reliance on this Section 6.3(p), the consideration paid to the Parent Borrower and its Subsidiaries in such Disposition is 100% cash or Cash Equivalents; and

(q)    any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims.

Notwithstanding anything in this Section 6.3 to the contrary, (x) no such Dispositions of property may be made (other than pursuant to clause (a) above) if any Event of Default or, in the case of clause (p), Default has occurred and is continuing, (y) no such Dispositions of Equity Interests in any Guarantor may be made to any Person if such Disposition would result in such Guarantor being prohibited by applicable law or regulations or by the terms of any binding contractual arrangement from providing its Guaranty hereunder and under the other Credit Documents unless such Guarantor ceases to be a Subsidiary of the Parent Borrower as a result of such Disposition and (z) if any such Disposition results in a Borrower ceasing to be a Subsidiary, or constitutes a Disposition of ABL Collateral in an amount exceeding the lesser of $25,000,000 and 10% of the Global Borrowing Base, in each case as a condition to such Disposition, (i) an updated Borrowing Base Certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Base after giving effect to such Disposition and such updated Borrowing Base Certificate shall demonstrate that, after giving effect to such Disposition, (A) the aggregate principal amount of applicable Tranche A Revolving Credit Outstandings does not exceed the applicable Tranche A Maximum Credit, (B) the Dollar Equivalent of the aggregate principal amount of applicable Tranche B Revolving Credit Outstandings does not exceed the applicable Tranche B Maximum Credit and (C) the Dollar Equivalent of the aggregate principal amount of applicable Tranche C Revolving Credit Outstandings does not exceed the applicable Tranche C Maximum Credit and (ii) with respect to any such Disposition resulting in a Borrower ceasing to be a Subsidiary, any Credit Extensions made to such Borrower shall have been repaid in full prior to or simultaneously with such Disposition.

6.4    Investments and Acquisitions. The Parent Borrower will not, nor will it permit any Subsidiary to, make any Investments or to make any Acquisition of any Person, except:

(a)    Investments in cash and Cash Equivalents;

(b)    Investments in the Parent Borrower and the Subsidiaries; provided that at no one time shall the aggregate outstanding principal amount of all Investments made by a Credit Party in an External Subsidiary on or after October 20, 2022 in reliance on this clause (b) exceed the sum of (x) $10,000,000 and (y) cash and Cash Equivalents received by a Credit Party on or after October 20, 2022 from one or more External Subsidiaries; provided that the outstanding principal amount of Investments made in reliance on clause (x) shall be (without duplication) reduced by the amount of capital returned (exclusive of items reflected in Consolidated Net Income) to a Credit Party from any such Investments made in reliance on such clause, which reductions may not exceed in aggregate amount the amount originally invested;

(c)    Investments in existence on October 20, 2022 and set forth on Schedule 6.4;

(d)    other intercompany Investments made by a Credit Party in an External Subsidiary in connection with ordinary course cash management activities;

(e)    to the extent constituting an Investment, the Extended Term Loan Paydown;

(f)    Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(g)    Investments received in settlement of amounts due to the Parent Borrower or any Subsidiary effected in the ordinary course of business;

(h)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Investments made with cash, Cash Equivalents or with assets that do not (and are not required hereunder or under any other Credit Document to) constitute Collateral provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) does not exceed $35,000,000;

(i)    Investments by Parent Borrower or any of its Subsidiaries in exchange for consideration consisting only of Capital Stock (other than Disqualified Stock) of Parent Borrower or Net Cash Proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower;

(j)    [reserved];

(k)    [reserved];

(l)    Investments by Parent Borrower or any of its Subsidiaries in payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(m)    Receivables owing to the Parent Borrower and extensions of trade credit in the ordinary course of business;

(n)    Investments by Parent Borrower or any of its Subsidiaries in the form of loans or advances to employees, officers or directors of Parent Borrower or any Subsidiary (i) in the ordinary course of business or (ii) in an aggregate amount not to exceed $5,000,000 (including, for the avoidance of doubt, any such Investments existing as of the Closing Date) at any one time outstanding to fund the purchase of Capital Stock of the Parent Borrower by such Persons;

(o)    Investments consisting of licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; provided, that such licensing, sublicensing or contribution of Intellectual Property is either (i) on a non-exclusive basis or (ii) exclusive only within the granted territory;

(p)    any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Parent Borrower or its Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Acquisitions permitted hereunder and not yet consummated;

(q)    prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(r)    Investments made by Parent Borrower or any of its Subsidiaries in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent Borrower and its Subsidiaries in connection with such plans; and

(s)    other Investments; provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investment.

Any Investment in any Person other than a Credit Party that is otherwise permitted by this Section 6.4 may be made through substantially concurrent intermediate Investments in Subsidiaries that are not Credit Parties that are part of the same transaction or series of related transactions and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 6.4, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.4, Parent Borrower may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.4 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.5    Liens. The Parent Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien on the Property of the Parent Borrower or any of its Subsidiaries, except:

(a)    (i) Permitted Encumbrances, (ii) Liens, if any, created under the Credit Documents (including Liens created under the Collateral Documents securing Obligations) and (iii) subject to the Intercreditor Agreement, Liens on the Collateral securing obligations in respect of Indebtedness outstanding pursuant to Section 6.7(b), 6.7(c), 6.7(d), 6.7(e), 6.7(f), 6.7(g), 6.7(h);

(b)    Liens existing on the Closing Date and described on Schedule 6.5, but not including any subsequent increase in the principal amount secured thereby;

(c)    [reserved];

(d)    [reserved];

(e)    [reserved];

(f)    Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction, provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent Borrower or its Subsidiaries;

(g)    Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the UCC of a bank or other financial institution (or similar Liens of non-U.S. financial institutions) incurred in the ordinary course of business where deposits are maintained by the Parent Borrower or any Subsidiary;

(h)    [reserved];

(i)    any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(j)    Liens on assets and property of Foreign Subsidiaries securing Indebtedness and other obligations of such Foreign Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time;

(k)    Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.7(y), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(l)    Liens arising from filing UCC (or PPSA or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Credit Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(n)    Liens on cash or Cash Equivalents permitted by Section 6.4 securing Swap Contracts in the ordinary course of business submitted for clearing in accordance with applicable law;

(o)    Liens in favor of a Credit Party;

(p)    Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent Borrower or a Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(q)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Parent Borrower or its Subsidiaries to a seller after the consummation of an Acquisition;

(r)    Liens not otherwise permitted by the foregoing provisions of this Section 6.5, provided that (1) the aggregate outstanding amount secured by all such Liens shall not at any time exceed $25,000,000 (2) [reserved], (3) at the time of such incurrence and immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing and (4) to the extent any Liens on the Collateral outstanding under this clause (r) secure any Indebtedness for borrowed money, (x) the aggregate outstanding amount secured by all such Liens shall not at any time exceed $10,000,000 and (y) the Parent Borrower, the applicable Credit Parties and the Agents shall enter into an intercreditor agreement in form and substance reasonably satisfactory to the Agents providing for such Indebtedness to be secured on a junior basis to the Liens securing the Obligations (and the Lenders hereby authorize the Agents to negotiate and enter into any such documentation);

(s)    Liens on Collateral securing obligations in respect of any Bi-lateral LC/WC Agreement outstanding pursuant to Section 6.7(aa); provided that, either (x) the obligations under such Bi-lateral LC/WC Agreement shall constitute Obligations or (y) a representative for the holders thereof shall have entered into an intercreditor agreement providing that the Liens securing such Bi-lateral LC/WC Agreement are junior to the Liens securing the Obligations in form and substance reasonably satisfactory to the Administrative Agent (and the Lenders hereby authorize the Administrative Agent to negotiate and enter into any such documentation); and

(t)    Liens on Collateral securing obligations in respect of Permitted Refinancing Indebtedness permitted to be outstanding under this Agreement and to the extent such Liens are permitted pursuant to the proviso to clause (e) of the definition of “Permitted Refinancing Indebtedness”.

For purposes of determining compliance with this Section 6.5, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.5, Parent Borrower may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.5 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.6    Affiliates. The Parent Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent Borrower and/or such Subsidiary, (c) solely between or among the Parent Borrower and the other Borrowers and/or Guarantors, or solely among non-Borrowers, non-Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Parent Borrower or such Subsidiary than the Parent Borrower or such Subsidiary would obtain in a comparable arms-length transaction; provided, that (x) in the event such transaction involves an aggregate consideration in excess of $30,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Parent Borrower and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the criteria in clause (d)) and (y) in the event such transaction involves an aggregate consideration in excess of $50,000,000, the Parent Borrower has received a written opinion from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Parent Borrower or such Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate, (e) a Restricted Payment permitted by Section 6.12 or (f) an Investment permitted by Section 6.4; provided that any Investment in an External Subsidiary will be made on commercially reasonable terms.

6.7    Indebtedness. The Parent Borrower will not, and will not permit any Subsidiary, to create, incur or suffer to exist any Indebtedness, except:

(a)    The Loans and the other Obligations under the Credit Documents;

(b)    Indebtedness of Parent Borrower and the other Credit Parties under the Superpriority Term Loans in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions);

(c)    Indebtedness of Parent Borrower and the other Credit Parties under the Extended Term Loans in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions);

(d)    Indebtedness of Parent Borrower and the other Credit Parties under the Existing 2023 Term Loans in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions);

(e)    Indebtedness of Parent Borrower and the other Credit Parties under the 2025 Notes in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions);

(f)    Indebtedness of Parent Borrower and the other Credit Parties under the 2024 Notes in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions);

(g)    Indebtedness of Parent Borrower and the other Credit Parties under the New 2L Notes in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions), plus any additional principal amount incurred pursuant to the payment-in-kind or capitalization of periodic interest due on the New 2L Notes plus any additional principal amount incurred pursuant to a Registered Exchange Offer;

(h)    Indebtedness of the Parent Borrower and its Subsidiaries existing as of the Closing Date (other than Indebtedness outstanding pursuant to Section (b), (c), (e), and (g)) and set forth on Schedule 6.7;

(i)    Indebtedness consisting of avals by any of the Parent Borrower or its Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Parent Borrower or its Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;

(j)    [reserved];

(k)    Any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (b), (c), (d), (e), (f), (g), (h) above;

(l)    Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(m)    Indebtedness (other than Indebtedness for borrowed money) arising from agreements of Parent Borrower or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any acquisition or Disposition otherwise permitted under this Agreement;

(n)    Indebtedness consisting of the financing of insurance premiums;

(o)    Indebtedness incurred by Parent Borrower or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(p)    Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(q)    Indebtedness in respect of performance, surety, customs and appeal bonds, or any indemnity agreement related thereto, arising in the ordinary course of business;

(r)    Other Indebtedness of the Parent Borrower and its Subsidiaries; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed an amount equal to $50,000,000;

(s)    Guarantee Obligations in respect of Indebtedness permitted under this Section 6.7; provided that (i) if any Indebtedness that is Guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Credit Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations, (ii) no such permitted Indebtedness in respect of the Existing 2025 Notes, New 2L Notes, Extended Term Loans, Existing 2023 Term Loans and/or the Superpriority Term Loan Agreement (or in each case any Permitted Refinancing Indebtedness thereof) shall be Guaranteed by any Subsidiary unless such Subsidiary has Guaranteed the applicable Obligations pursuant to a Guaranty, (iii) such Guarantee Obligations shall be incurred in compliance with Section 6.4, and (iv) no such permitted Indebtedness of a Credit Party (other than the Swiss Borrower), other than any Indebtedness permitted pursuant to Section 6.7(a), (b), (c), (d), (e), (f), (g), (h) or (k), shall be Guaranteed by another Credit Party (other than the Swiss Borrower) and (v) no such permitted Indebtedness of an External Subsidiary shall be Guaranteed by a Credit Party unless otherwise permitted pursuant to Section 6.4;

(t)    [reserved];

(u)    Indebtedness in respect of Swap Contracts permitted by Section 6.10;

(v)    Indebtedness among the Parent Borrower and its Subsidiaries (including between or among Subsidiaries) incurred in accordance with Section 6.4;

(w)    other Indebtedness (a) that is unsecured or, if secured, secured on a junior basis to the Obligations and the obligations under the Superpriority Term Loan Agreement, the Extended Term Loans, the Existing 2025 Notes and the New 2L Notes on substantially the same terms on which the New 2L Notes are subordinated to the Obligations and the obligations under the Superpriority Term Loan Agreement, the Extended Term Loans and the Existing 2025 Notes, (b) that is expressly subordinated to the prior payment in full in cash of all Obligations and the obligations under the Superpriority Term Loan Agreement, the Extended Term Loans, the Existing 2025 Notes and the New 2L Notes, (c) that does not require any mandatory prepayments in cash prior to the Revolving Commitment Termination Date or the maturity date applicable to the Superpriority Term Loans, the Extended Term Loans, the Existing 2025 Notes and the New 2L Notes, (d) the final maturity date and weighted average life of which is no earlier than the Revolving Commitment Terminated Date and then remaining weighted average life of the Loans, (e) the terms of which are no more restrictive to the Parent Borrower and its Subsidiaries than those under the Superpriority Term Loan Agreement and (f) the proceeds of which are used to prepay or repay amounts outstanding under the Existing 2023 Term Loans or the Existing 2024 Notes;

(x)    [reserved];

(y)    Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $20,000,000 at any time outstanding;

(z)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(aa)    [reserved]; and

(bb)    Indebtedness consisting of Bi-lateral LC/WC Agreements in an aggregate maximum principal exposure amount at any one time up to an amount equal to (x) $55,000,000 less (y) the amount of Indebtedness outstanding at such time under Bi-lateral LC/WC Agreements that constitutes Obligations under this Agreement.

Notwithstanding anything in this Section 6.7 to the contrary, (x) any Indebtedness owing by any Credit Party (including, notwithstanding Section 6.19 hereof, the Swiss Borrower) to any Subsidiary that is not a Credit Party shall be (a) unsecured and (b) expressly subordinated to the prior payment in full in cash of all Obligations (with respect to the Swiss Borrower, of the Swiss Borrower); provided that such Indebtedness shall be incurred in compliance with Section 6.4 and (y) any such Indebtedness owing by any Foreign Subsidiary to any Domestic Subsidiary shall be expressly subordinated to the prior payment in full in cash of all Obligations.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the

Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.7. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 6.7, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.7, Parent Borrower may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.7 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement and all Indebtedness (other than in respect of Swap Agreements, Bi-lateral LC/WC Agreements and ordinary course cash management obligations) permitted to be incurred or outstanding pursuant to Section 6.7(b), (c), (d), (e), (f) or (g) shall at all times be deemed to have been incurred pursuant to Section 6.7(a), (b), (c), (d), (e), (f) or (g), as applicable.

6.8    Negative Pledge Clauses. The Parent Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Credit Documents, any Indebtedness permitted by Section 6.7(a), 6.7(b), 6.7(c), 6.7(d), 6.7(e), 6.7(f) or 6.7(g), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.7 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Parent Borrower, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.3 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Subsidiary or its assets at the time such Subsidiary first becomes a Subsidiary or such assets were first acquired by such Subsidiary (other than a Subsidiary that was a Subsidiary on the Closing Date or assets owned by any Subsidiary on the Closing Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) [reserved], (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Parent Borrower or any Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Parent Borrower, such conditions would not have a material adverse effect on the ability of the Borrowers to satisfy its Obligations hereunder.

6.9    Limitation on Restrictions on Subsidiary Distributions. The Parent Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Credit Party, (1) make loans or advances to or Investments in any Credit Party or (2) transfer any of its assets to any Credit Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Credit Documents, any other Indebtedness permitted by Section 6.7(a), 6.7(b), 6.7(c), 6.7(d), 6.7(e), 6.7(f) or 6.7(g), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred pursuant to Section 6.7 to the extent such agreements’ applicable restrictions will not materially impair any Borrower’s ability to make principal or interest payment on the Loans, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.5 so long as such restriction applies only to the assets encumbered by such permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by Parent Borrower or any of its Subsidiaries, (e) [reserved], (f) applicable Laws, (g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.3 pending the consummation of such Disposition, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Parent Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Parent Borrower, (i) any instrument governing Indebtedness assumed in connection with any permitted Acquisition and permitted pursuant to Section 6.7, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.9 shall not apply to encumbrances or restrictions (x) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) in agreements governing any Indebtedness permitted pursuant to Section 6.7(y) otherwise permitted hereby and covering only those assets financed by such Indebtedness.

6.10    Swap Contracts. The Parent Borrower will not, and will not permit any Subsidiary to, enter into or remain a party to any Swap Contract for purposes of financial speculation.

6.11    Receivables. The Parent Borrower and its Subsidiaries shall not enter into any receivables financing program, factoring or similar sale of accounts receivable and related rights and property.

6.12    Restricted Payments. The Parent Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Parent Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Parent Borrower or another Subsidiary; provided that, in the case of Restricted Payments to (i) any Subsidiary, the Capital Stock of which is not 100% pledged as Collateral or (ii) an External Subsidiary, such Subsidiary shall receive no more than such Subsidiary’s ratable share of the Restricted Payment;

(b)    [reserved];

(c)    the Parent Borrower may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;

(d)    repurchases of Capital Stock deemed to occur as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (A) the exercise of stock options or (B) the vesting of other equity awards that constitute Capital Stock;

(e)    the Parent Borrower may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;

(f)    the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Parent Borrower (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Parent Borrower or any of its Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default or Event of Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $2,500,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (but not fiscal years ended prior to the Closing Date) which was not expended by the Parent Borrower for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z) the net cash proceeds of any “key-man” life insurance policies of the Parent Borrower or any of its Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any Subsidiary from Covered Persons in connection with a repurchase of such securities of the Parent Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.12;

(g)    provided no Default or Event of Default has occurred and is continuing, Restricted Payments made in cash, Cash Equivalents or with assets that do not (and are not required hereunder or under any other Credit Document to) constitute Collateral may be made in an aggregate amount not to exceed $15,000,000; provided that, if any such Restricted Payment is to be made, directly or indirectly, with proceeds of the Credit Extensions, then such Restricted Payment shall only be permitted under this clause (g) if the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment;

(h)    Restricted Payments to the extent required to consummate the Extended Term Loan Paydown;

(i)    [reserved];

(j)    [reserved]; and

(k)    Restricted Payments pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $2,000,000 in any fiscal year.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.12 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.12 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

6.13    Certain Payments of Restricted Indebtedness; Modifications of Restricted Indebtedness Documents.

(a) The Parent Borrower will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Superpriority Term Loans, the 2025 Notes, the Extended Term Loans, the New 2L Notes, any Indebtedness that is secured by a Lien on any Collateral ranking junior to the Lien on the Collateral securing any of the Obligations, any unsecured Indebtedness, Subordinated Indebtedness, the Existing 2023 Term Loans, the Existing 2024 Notes and any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) any of the foregoing (including any Permitted Refinancing Indebtedness in respect thereof) (collectively, the “Restricted Indebtedness”) (but, with respect to the Superpriority Term Loans, the Extended Term Loans, the 2025 Notes and the New 2L Notes, solely to the extent such payment, prepayment, repurchase, redemption or other optional or voluntary defeasement would be made, directly or indirectly, with the proceeds of Credit Extensions under this Agreement) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section (b) payments, prepayments,    ,6.7 repurchases or redemptions, or other optional or voluntary defeasements to the extent the Payment Conditions are satisfied on a Pro Forma Basis; (c) payments, repurchases or redemptions of amounts outstanding under the Existing 2023 Term Loans or the Existing 2024 Notes with amounts actually received (x) by the Parent Borrower from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Parent Borrower (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Parent Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interest the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than such amounts outstanding under the Existing 2023 Term Loans or the Existing 2024 Notes, as applicable)) or (y) by the Parent Borrower or a Subsidiary from the Incurrence of Indebtedness pursuant to Section 6.7(w); (d) payments, repurchases or redemptions of the New 2L Notes with the Net Cash Proceeds actually received by the Parent Borrower from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Parent Borrower (other than (i) Disqualified Equity

Interests, (ii) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Parent Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interests the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than such New 2L Notes)) not in excess of $100,000,000, (e) payments, repurchases or redemptions of the Existing 2024 Notes in connection with the Registered Exchange Offer and (f) repayments of intercompany Indebtedness (i) owing to the Parent Borrower, the Borrower or another Credit Party, (ii) owing to an External Subsidiary from another External Subsidiary and (iii) owing to an External Subsidiary from a Credit Party in connection with ordinary course cash management activities.

(b)    The Parent Borrower will not, and will not permit any Subsidiary to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any operative document or agreement governing any Restricted Indebtedness except, in each case, to the extent such amendment, restatement, supplement or other modification would not, taken as a whole, reasonably be expected to disproportionately, materially and adversely affect the interests of the Lenders.

6.14    Amendments to Certain Documents. The Parent Borrower will not, and will not permit any Subsidiary to amend, supplement, terminate, replace or waive or otherwise modify any Organizational Document of the Parent Borrower or any Credit Party, in each case, in a manner, taken as a whole, that is materially adverse to the interests of the Lenders.

6.15    [Reserved].

6.16    Fiscal Year. The Parent Borrower shall not change its Fiscal Year; provided, that Parent Borrower may change its fiscal quarter and/or Fiscal Year end one or more times, subject to such adjustments to this Agreement as Parent Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize Parent Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

6.17    No Segregation of Assets or Finanziamenti Destinati. No Italian Credit Party shall: (a)segregate any of its assets under or for the purposes set out in article 2447bis of the Italian Civil Code; (b) enter into any transaction which could qualify as a finanziamento destinato pursuant to article 2447decies of the Italian Civil Code; or (c) issue any class of stock or any other financial instruments under article 2447ter of the Italian Civil Code, in each case without the written consent of the Required Lenders.

6.18    Canadian Defined Benefit Plans. Without the consent of the Administrative Agent, no Credit Party shall maintain, administer, contribute to or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in a Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

6.19    Swiss Borrower. Notwithstanding anything to the contrary set forth herein, solely for purposes of this Section 6, the Swiss Borrower shall be deemed not to be a Borrower or a Credit Party.

SECTION 7.    GUARANTY.

7.1    Guaranty of the Obligations. Subject to the provisions of Section 7.2, in consideration of and to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit,

(a)    each US Guarantor and each Canadian Credit Party hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, jointly and severally with the other US Guarantors and Canadian Credit Parties, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Obligations; and

(b)    subject to the European Limitations, each European Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, jointly and severally with the other European Guarantors, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Obligations, in each case, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or similar or equivalent provisions under any other Debtor Relief Laws), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the applicable Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under any applicable Debtor Relief Laws, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment and not of collection. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, the guarantee provided by the European Guarantors hereunder shall be subject to the European Limitations.

7.2    Limitation of Guaranty. Any term or provision of this Section 7 or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Section 7 or any other Credit Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code, Section 286 of the Companies Act 1963 or any applicable provisions of comparable Debtor Relief Laws or applicable federal, state, provincial or other applicable law) (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect i) to all other liabilities of such Guarantor Subsidiary, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor Subsidiary in respect of intercompany Indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor Subsidiary hereunder) and ii) to the value as assets of such Guarantor Subsidiary (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor Subsidiary pursuant to (i) applicable law, (ii) this clause iii) or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor Subsidiary and other Subsidiaries or Affiliates of any Borrower of Obligations arising under this Section 7.2 or other guaranties of the Obligations of any Borrower by the parties.

7.3    Contribution. To the extent that any Guarantor Subsidiary shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor Subsidiary from the Loans and the other financial accommodations provided to the Borrowers under the Credit Documents and (b) the amount such Guarantor Subsidiary would otherwise have paid if such Guarantor Subsidiary had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the applicable Borrowers) in the same proportion as such Guarantor Subsidiary’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantor Subsidiaries at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantor Subsidiaries for the amount of such excess, pro rata, based on the respective net worth of such other Guarantor Subsidiaries at the date enforcement hereunder is sought.

7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of its Guaranteed Obligations (other than Contingent Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any applicable Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of each applicable Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any applicable Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any applicable Borrower or any of such other guarantors and whether or not any applicable Borrower is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of its Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of its Guaranteed Obligations which have not been paid and without limiting the generality of the foregoing, if any Secured Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of its Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of its Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of its Guaranteed Obligations;

(e)    any Secured Party, upon such terms as it deems appropriate, without notice or demand to or on any Person and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, in accordance with the terms of this Agreement and the other Credit Documents, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of any Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any Guaranteed Obligations and take and hold security for the payment hereof or any Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any Guaranteed Obligations, any other guaranties of any Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or any Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with the applicable Credit Document, the applicable Cash Management Document, the applicable Bi-lateral LC/WC Agreement or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any applicable Borrower or any security for its Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Cash Management Documents, any Bi-lateral LC/WC Agreement or any Hedge Agreements; and

(f)    this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of its Guaranteed Obligations (other than any Contingent Obligations)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Cash Management Documents, any Bi-lateral LC/WC Agreement or any Hedge Agreements, at law, in equity or otherwise) with respect to its Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of its Guaranteed Obligations; (ii) any rescission, waiver, amendment, extension or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Credit Documents, any of the Cash Management Documents, any of the Bi-lateral LC/WC Agreements any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for its Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Cash Management Document, such Bi-lateral LC/WC Agreement, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) its Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Cash Management Documents, any of the Bi-lateral LC/WC Agreements or any of the Hedge Agreements or from the proceeds of any security for its Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than its Guaranteed Obligations) to the payment of Indebtedness other than its Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Parent Borrower or any of its Subsidiaries and to any corresponding restructuring of its Guaranteed Obligations; (vi) any failure to perfect or continue perfection of, or any failure of priority of, a security interest in any collateral which secures any of its Guaranteed Obligations; (vii) any defenses, setoffs or counterclaims which any applicable Borrower may allege or assert against any Secured Party in respect of its Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of its Guaranteed Obligations.

7.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any applicable Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any applicable Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any applicable Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any applicable Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than any Contingent Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior by such Secured Party which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to setoffs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the other Credit Documents, the Cash Management Documents, the Bi-lateral LC/WC Agreements, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any applicable Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6    Guarantors’ Rights of Subrogation, Contribution, Etc. Until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any applicable Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, recourse, reimbursement or indemnification that such Guarantor now has or may hereafter have against any applicable Borrower with respect to its Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any applicable Borrower, (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (d) any right or power to vote as a creditor of any Dutch Credit Party or its estate other than in accordance with the instruction of the Administrative Agent for a composition (akkoord) within the meaning of the Dutch Bankruptcy Act (Faillissementswet). In addition, until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of its Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.3. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, recourse, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, recourse, reimbursement or indemnification such Guarantor may have against any applicable Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any applicable Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor (including any Guarantor). If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when its Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than Contingent Obligations), such amount shall be (i) held in trust for (or, in jurisdictions where the concept of trust is no recognized, held for the benefit of), the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof or (ii) in the case of a Swedish Guarantor, separated as “escrow funds” (Sw. redovisningsmedel) for the Administrative Agent on behalf of Secured Parties and shall promptly be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against its Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7    Subordination of Other Obligations. Any Indebtedness of any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to its Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor upon an acceleration or enforcement action after an Event of Default has occurred and is continuing shall be (i) held in trust for (or, in jurisdictions where the concept of trust is no recognized, held for the benefit of) the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof or (ii) in the case of a Swedish Guarantor, separated as “escrow funds” (Sw. redovisningsmedel) for the Applicable Agent on behalf of Secured Parties and shall promptly be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against its Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations of each Guarantor shall have been paid in full (notwithstanding any intermediate settling of account) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to its Guaranteed Obligations.

7.9    Authority of Guarantors. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10    Financial Condition of the Borrowers. Any Credit Extension may be made to any applicable Borrower or continued from time to time, and any Cash Management Documents, Bi-lateral LC/WC Agreements and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Cash Management Document, such Bi-lateral LC/WC Agreement or such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any applicable Borrower. Each Guarantor has adequate means to obtain information from each applicable Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, the Cash Management Documents, the Bi-lateral LC/WC Agreements and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each applicable Borrower and of all circumstances bearing upon the risk of nonpayment of its Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any applicable Borrower now known or hereafter known by any Secured Party. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

7.11    Default, Remedies. The Guaranteed Obligations of each Guarantor hereunder are independent of and separate from the Obligations of such Guarantor. If any Obligation of any applicable Borrower is not paid when due, or upon any Event of Default hereunder or upon any default by any applicable Borrower as provided in any other Credit Document, Cash Management Document, Bi-lateral LC/WC Agreement or Hedge Agreement, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations of such Borrower then due, without first proceeding against any applicable Borrower or any other guarantor (including the Guarantors) of its Guaranteed Obligations, or against any Collateral under the Credit Documents or joining any applicable Borrower or any other guarantor (including the Guarantors) in any proceeding against any Guarantor. At any time after maturity of the Guaranteed Obligations of a Guarantor, the Administrative Agent may (unless such Guaranteed Obligations have been paid in full (other than Contingent Obligations)), without notice to such Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of such Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.

Bankruptcy, Etc. (a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization, examinorship or insolvency case or proceeding of or against any applicable Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, examinorship or arrangement of any applicable Borrower or any other Guarantor or by any defense which any applicable Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or applicable body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any applicable Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, interim receiver, monitor, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of any Guaranteed Obligations are paid by any applicable Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.13    Waiver of Judicial Bond. To the fullest extent permitted by applicable law, each Guarantor waives the requirement to post any bond that otherwise may be required of any Secured Party in connection with any judicial proceeding to enforce such Secured Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Guaranty and the Credit Documents, Cash Management Documents, Bi-lateral LC/WC Agreements or Hedge Agreements to which it is a party.

7.14    Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) to any Person that is not an affiliate of the Parent Borrower, in each case, in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other disposition.

7.15    Stay of Acceleration. If acceleration of the time for payment, or the liability of any Borrower to make any payment, of any amount specified to be payable by any Borrower hereunder is stayed, prohibited or otherwise affected upon any bankruptcy, arrangement or liquidation proceeding or other event affecting any Borrower or its payment of its obligations hereunder, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes to be and to have become due and payable by such Borrower and shall be payable by the applicable Guarantors immediately after demand.

7.16    Assignment. Subject to Section 10.6 hereof, the Secured Parties may assign the benefit of this Guaranty to any person and each Guarantor hereby consents to such assignment.

7.17    Limitation of Guaranty under Applicable Laws.

(a)    Notwithstanding any other provision of this Section 7, the guarantee, indemnity and other obligations of any Dutch Guarantor expressed to be assumed in this Section 7 shall be deemed not to be assumed by such Dutch Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Credit Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Dutch Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

(b)    Notwithstanding any other provision of this Section 7 and the Credit Documents, the guarantee of the Guaranteed Obligations, and the obligations and liabilities of any French

Guarantor under this Agreement and the Credit Documents to which it is a Party, are subject to the following limitations:

(i)    the obligations and liabilities of any French Guarantor under this Agreement and the Credit Documents will not include any obligation or liability which, if incurred, would constitute financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or a misuse of assets and/or abuse of power, within the meaning of articles L. 241-3, L. 242-6 and L. 244-1 of the French Commercial Code or any other law or regulation having the same effect or any interpretation of such laws and/or regulations by the French courts (as the case may be);

(ii)    the obligations and liabilities of any French Guarantor under the Section 7 Guaranty of this Agreement and the Credit Documents shall be limited at any time to:

(1)    in respect of the Guaranteed Obligations under this Agreement and the Credit Documents of any other Credit Party which is its direct or indirect Subsidiary, all amounts which will be due by such other Credit Party (which is its direct or indirect Subsidiary) as a Borrower only but not as a Guarantor (if it is not a French Credit Party), or as Borrower and/or, subject to the provisions of the paragraph below, as Guarantor (if it is a French Credit Party) under this Agreement and the Credit Documents; and

(2)    in respect of the Guaranteed Obligations under this Agreement and the Credit Documents of any Credit Party which is not a direct or indirect Subsidiary of the relevant French Guarantor (a “Guaranteed Obligor”), the aggregate of all amounts borrowed directly or indirectly by any such Guaranteed Obligor under this Agreement and the Credit Documents to the extent any such amount(s) will have been on-lent (directly or indirectly) or otherwise made available to the relevant French Guarantor or its direct or indirect Subsidiaries (including, but not limited to, by way of intercompany loan agreements or similar arrangements whether direct or indirect) plus any accrued and unpaid interest, costs and fees in respect of or attributable to that on-lending, and which will be outstanding on the date a payment is to be made in respect of the Guaranteed Obligations of the relevant Guaranteed Obligor by the relevant French Guarantor under the Section 7 Guaranty of this Agreement (it being specified that any payment made by the French Guarantor under the Section 7 Guaranty of this Agreement in respect of that Guaranteed Obligor’s payment obligations under this Agreement and the Credit Documents shall automatically extinguish, pro tanto, the payment obligations under the relevant intercompany loan agreements or similar arrangements referred to above).

(iii)    For the purposes of this Section “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 of the French Commercial Code.

(iv)    It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as “co-débiteur solidaire” as to their obligations pursuant to the guarantee granted in accordance with the provisions of this Agreement.

(c)    [Reserved.]

(d)    The parties hereto agree to restrict (i) the enforcement of the guaranty granted by any German Guarantor under this Agreement, (ii) the enforcement of any payment obligation under this Agreement and (iii) the application of amounts credited to a Cash Collateral Account of a German Guarantor pursuant to Section 5.15(g) ((i), (ii) and (iii) together, the “Enforcement of Claims”) if and to the extent (i) the enforcement proceeds of the Enforcement of Claims are applied in satisfaction of any liability of such German Guarantor‘s direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any Subsidiary of the German Guarantor) and (ii) such enforcement would cause the amount of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) Net Assets, as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) or a violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:

(i)    the amount of any increase of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital that has been effected after the date of this Agreement (or, if at a later point, the accession thereto by the relevant German Guarantor as a Guarantor) without prior written consent of the Administrative Agent shall be deducted from the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital;

(ii)    loans provided to the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) the Parent Borrower or any of its Subsidiaries shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law at least into the rank pursuant to section 39 para 2 of the German Insolvency Code (Insolvenzordnung);

(iii)    loans or other contractual financial liabilities incurred in violation of the provisions of the Credit Documents shall be disregarded;

(iv)    assets of the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) shall be disregarded to the extent profits would be prohibited from distribution pursuant to Section 268 paragraph (8) of the German Commercial Code (Handelsgesetzbuch);

(v)    the amount of non-distributable assets according to section 253 paragraph (6) or section 272 paragraph (5) of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets; and

(vi)    the costs of any Auditor’s Determination (as defined below) shall be taken into account in calculating the Net Assets.

In a situation where a Capital Impairment would occur in relation to a German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) after satisfaction (in whole or in part) of the relevant payment demand under this Guaranty or this Credit Agreement or the application of amounts credited to a Cash Collateral Account of a German Guarantor, the German Guarantor shall without undue delay (but no later than eight (8) weeks after occurrence of such situation, unless an extension of such period is granted by the Administrative Agent), to the extent legally permitted, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) where the relevant assets are shown in the balance sheet of the German Guarantor with a book value significantly lower than the market value of such assets (each such asset a “Relevant Asset”), unless such disposal would not be commercially justifiable. The relevant German Guarantor shall, within ten (10) Business Days upon receipt of a written request from the Administrative Agent relating to any Relevant Asset which is not being sold pursuant to the preceding sentence, provide the Administrative Agent with reasonably detailed information as to why it considers the sale of such Relevant Asset not to be commercially justifiable. In the latter case, the relevant German Guarantor and the Administrative Agent will liaise with each other and the relevant German Guarantor shall use its best efforts to make further attempts to dispose of such Relevant Asset on more beneficial terms and keep the Administrative Agent informed about its progress on a continuous basis.

The limitation pursuant to this Section 7.17(d) shall apply, subject to the following requirements, if following a demand for payment by the Administrative Agent under this Guaranty or the Credit Agreement or a notification of the intention to apply any amounts credited to a Cash Collateral Account of a German Guarantor pursuant to Section 5.15(g), the German Guarantor notifies the Administrative Agent (“Management Notification”) within 15 Business Days upon receipt of the relevant demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing an estimation of the net proceeds realization along with the calculations / information on which such estimate is based, or other measures undertaken in accordance with the mitigation provisions set out above). If the Management Notification is contested by the Administrative Agent, the German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under this Guaranty or this Credit Agreement would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The German Guarantor shall provide the Auditor’s Determination to the Administrative Agent within twenty-five (25) Business Days from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the German Guarantor and the Secured Parties.

Notwithstanding the above, the provisions of this Section 7.17(d) shall not apply:

(i)    if (i) the German Guarantor is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), and (ii) it is to be expected (based on information available to the managing directors of the German Guarantor, interpreted by applying the due care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) that the relevant German Guarantor will be able to recover the annual loss (Jahresfehlbetrag) from the relevant dominating entity pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz) after the Guaranty or other payment obligation under this Credit Agreement has been enforced against the German Guarantor or the German Federal Court of Justice has ruled that only limb (a) is required to avoid a violation of sections 30, 31 German Limited Liability Company Act (GmbHG);

(ii)    if the German Guarantor has a recourse right (Rückgriffsanspruch) towards its direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig) at the time of the Enforcement of Claims; or

(iii)    to any amounts borrowed under the Credit Documents to the extent the proceeds of such borrowing are on-lent to the German Guarantor or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the German Guarantor.

(e)    Notwithstanding any other provision to the contrary in this Agreement and/or in any other Credit Document, the obligations and liabilities of each Italian Guarantor under Section 7 of this Agreement in respect of the Obligations of any Credit Party which is not a Subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor shall not exceed at any time the sum of: (x) the aggregate principal amount of any Loan at any time advanced or made available to the relevant Italian Guarantor (or any of its direct or indirect Subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as an Italian Borrower under this Agreement; and (y) the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced or made available to such Italian Credit Party (or any of its direct or indirect Subsidiaries pursuant to article 2359 of the Italian Civil Code) by any European Credit Party (whether directly or indirectly) on or following the Closing Date, less the aggregate at that time of (z) all amounts paid by such Italian Guarantor under Section 7 of this Agreement and (y) all amounts recovered by the Secured Parties under any other Collateral Document with respect to which such Italian Guarantor acts as security provider of the relevant collateral, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (namely article 2358 and article 2474, as the case may be, of the Italian Civil Code) no Italian Obligor shall be liable as guarantor and/or security provider under this Agreement in relation to (i) any Acquisition Loan; and (ii) the obligations of any European Credit Party under any guarantee given by such European Credit Party under Section 7 of this Agreement in respect of any Acquisition Loan. Notwithstanding any provision to the contrary herein and/or in any Credit Documents, (A) if and to the extent the guarantee of an Italian Guarantor under this Agreement in respect of any Loan would result in a breach of any Italian provisions relating to financial assistance, including articles 2358 and 2474, as applicable, of the Italian Civil Code, applicable to that Italian Guarantor, such Italian Guarantor will be deemed to have no liability hereunder and the Guarantee of such Italian Guarantor in respect thereof shall not be in force and effect ab initio; and (B) in order to comply with the mandatory provisions of Italian law in relation to (x) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (y) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No, 385 of 1 September 1993), the obligations of the Italian Obligor under this Agreement shall not include, and shall not extend to (1) any interest qualifying as usurious pursuant to the Italian Usury Law and (2) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, respectively.

(f)    Without prejudice to Section 7.17(e), in any event, (i) pursuant to article 1938 of the Italian Civil Code, the maximum amount that an Italian Credit Party may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed €4,000,000 (to be considered as a global cap applicable, without duplication, to an Italian Guarantor’s obligations under Section 7 of this Agreement and any security and/or guarantee granted by such Italian Guarantor to secure and/or guarantee the obligations of any entity under any of this Agreement, the Superpriority Term Loan, the Existing 2023 Term Loans, the Existing 2024 Notes, the Existing 2024 Indenture, Existing 2025 Notes, the Existing 2025 Indentures, the Existing Credit Agreement, the New 2L Notes or the New 2L Notes Indenture; provided that such cap will not apply to any own debt obligations of Diebold Nixdorf S.r.l. as borrower under this Agreement); (ii) the aggregate amount of interest guaranteed by an Italian Credit Party in respect of any Loan which is not an Acquisition Loan will be at any time equal to the interest then outstanding in respect of the principal amount of any Loan which is not an Acquisition Loan guaranteed by the Italian Credit Party at that time; and (iii) it is hereby expressly acknowledged and agreed that, notwithstanding any provision to the contrary under any Credit Document, in no event parallel debt or trust provisions under the Credit Documents shall apply to any Collateral or guarantee granted by any Italian Credit Party.

(g)    For the purposes of the transparency provisions set forth in the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy, as following amended and integrated, each Italian Credit Party hereby acknowledges and confirms that: (i) each of them has appointed and has been assisted by its respective legal counsels in connection with the negotiation, preparation and execution of the Credit Documents; and the Credit Documents, and all of their terms and conditions have been specifically negotiated in all their aspects (oggetto di trattativa individuale) between the parties hereof.

(h)    In relation to any Swedish Guarantor, its obligations and liabilities under this Agreement, including this Section 7 (including the obligation to indemnify) shall be limited, if (and only if) required by the mandatory provisions of the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) in force from time to time regulating unlawful distribution of assets and transfer of value (Sw. värdeöverföring) pursuant to Chapter 17, Sections 1 to 4 of the Swedish Companies Act and financial assistance and other prohibited loans, prohibited security and prohibited guarantees pursuant to Chapter 21, Sections 1 to 3 and 5, and it is understood that the obligations and liabilities of each European Guarantor incorporated in Sweden under this Agreement, including this Section 7 only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(i)    The Guaranty granted by any Polish Guarantor under this Section 7 will be subject to the following limitations: (i) the guaranty will not apply to any liability to the extent that it would result in breaching Article 189 § 2 of the Polish Commercial Companies Code in the form of reduction of the assets required for the coverage of the total nominal capital or the repayment of capital as prohibited under Article 189 § 2 of the Polish Commercial Companies Code or similar provisions of the Polish Commercial Companies Code; and (ii) to the extent the liability of a Polish Guarantor under this Agreement is considered a financial liability within the meaning of Article 11 § 2 of the Polish Insolvency Act dated 28 February 2003, the liability of a Polish Guarantor shall be limited so that it does not result in the insolvency (niewypłacalność) of a Polish Guarantor within the meaning of Article 11 § 2 of the Polish Insolvency Act or in the insolvency within the meaning of Article 6 section 3 of the Polish Restructuring Act.

(j)    The limitation in Section 7.17(i) above will not apply if one or more of the following circumstances occur: (i) any Event of Default is continuing, irrespective of whether such Event of Default occurs before or after a Polish Guarantor becomes insolvent (niewypłacalny) within the meaning of Article 11 paragraph 2 of the Polish Insolvency Act or Article 6 of the Polish Restructuring Act; (ii) the liabilities of a Polish Guarantor (other than those under the Finance Documents) result in its insolvency (niewypłacalność) within the meaning of Article 11 paragraph

2 of the Polish Bankruptcy Law or Article 6 of the Polish Restructuring Act; or (iii) Polish law is amended in such a manner that over-indebtedness (nadmierne zadłużenie) defined in Article 11 paragraph 2 of the Polish Insolvency Act (as in force on the date of this Agreement) no longer gives grounds for declaration of bankruptcy or obliges the representatives of a Polish Guarantor to file for bankruptcy.

(k)    Spanish Guarantee Limitations. Any guarantee, security, indemnity, obligation and liability granted, incurred, undertaken, assumed or otherwise agreed by a Spanish Credit Party under any Credit Document shall not extend to any liabilities to the extent that the same would cause a breach of the financial assistance prohibitions. In particular, the obligations undertaken under this Section 7 by any Credit Party incorporated under the laws of Spain (a “Spanish Guarantor”) as a sociedad de responsabilidad limitada shall be deemed not to be undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of section 143.2 of the Spanish Companies Law, and, in that case, all provisions of this guarantee and indemnity shall be construed accordingly in the sense that, in no case, can any guarantee and indemnity or Spanish Collateral Documents given by a Spanish Guarantor guarantee or secure repayment of the abovementioned funds. For the purposes of this paragraph, a reference to the “group” of a Spanish Guarantor shall mean such Spanish Guarantor and any other companies constituting a unity of decision. It shall be presumed that there is unity of decision when any of the scenarios set out in section 42.1 of the Spanish Commercial Code is met.

(l)    The obligations undertaking under this Section 7 by a Spanish Guarantor incorporated as a sociedad anónima shall be deemed not to be undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of section 150 of the Spanish Companies Law, and, in that case, all provisions of this guarantee and indemnity shall be construed accordingly in the sense that, in no case, can any guarantee or Spanish Collateral Documents given by a Spanish Guarantor guarantee or secure repayment of the abovementioned funds. For the purposes of this paragraph, a reference to a “dominant company” of a Spanish Guarantor shall mean the company which, directly or indirectly, owns the majority of the voting rights of such Spanish Guarantor or that may have a dominant influence on such Spanish Guarantor. It shall be presumed that one company has a dominant influence on another company when: (i) any of the scenarios set out in section 42.1 of the Spanish Commercial Code is met; or (ii) when at least half plus one of the members of the managing body or top managers of the dominant company or of another company controlled by such dominant company.

(m)    Belgian Guarantee Limitations: (i) Notwithstanding any provision to the contrary in this Agreement, the liability of any Belgian Guarantor expressed to be assumed in this Section 7 for the obligations of any Credit Party, which is not a direct or indirect Subsidiary of that Belgian Guarantor, will be limited to the greater of: (a) an amount equal to 90 percent of the Net Assets of that Belgian Guarantor calculated on the basis of its latest available annual financial statements at the date of this Agreement or, the date on which it accedes to this Agreement; and (b) an amount equal to 90 percent of the Net Assets of that Belgian Guarantor at the date of the most recent audited annual financial statements of that Belgian Guarantor available on the date on which the relevant demand under this Section 7 of this Agreement is made; and (c) the highest amount of On-Lending to that Belgian Guarantor and its Subsidiaries outstanding at any time between the date of this Agreement and the date on which a demand is made against it under this Section 7 (the “Belgian Maximum Guaranteed Amount”). (ii) For the purposes of this Section 7.17(m): “Net Assets” means the net assets (netto actief / actif net) of the relevant Belgian Guarantor as defined in article 5:142 third paragraph, article 6:115 third paragraph or article 7:212 second paragraph (as applicable) of the Belgian Companies and Associations Code (as determined in accordance with the Belgian Companies and Associations Code and Belgian GAAP), a certificate of such amount from the statutory auditor of the relevant Belgian Guarantor (or, if no statutory auditor is appointed or the statutory auditor refuses to issue such certificate, from an accountant appointed upon the Agent’s request by the “Instituut van de Bedrijfsrevisoren/Institut des Réviseurs d’Entreprises”) shall be conclusive, save in the case of manifest error; “On-Lending” means, without double counting, the aggregate amount of all Loans, advances and/or any other proceeds made to any Credit Party and made available by any Credit Party, directly or indirectly, to the relevant Belgian Guarantor or any of its Subsidiaries (in each case, irrespective of whether retained or on-lent by the relevant Belgian Guarantor or its Subsidiary). (iii) For the avoidance of doubt, any guarantee granted by a Belgian Guarantor shall not include any liability to the extent it would constitute unlawful financial assistance, within the meaning of article 5:152, 6:118 and 7:227 of the Belgian Companies and Associations Code (or any equivalent and applicable provisions in any relevant jurisdiction). The limitations set out in this Section 7.17(m) shall apply mutatis mutandis to any Lien granted by the relevant Belgian Guarantor and to any guarantee, undertaking, obligation, indemnity and payment, including (but not limited to) distributions, cash sweeps, credits, loans and set-offs, pursuant to or permitted by the Credit Documents and made by the Belgian Guarantor. For the avoidance of doubt, any payment made by a Belgian Guarantor in respect of any Credit Party, which is not a direct or indirect Subsidiary of that Belgian Guarantor shall reduce the Belgian Maximum Guaranteed Amount.

7.18    Certain Releases. The Guaranty of any Guarantor Subsidiary (other than a Guarantor Subsidiary that is a Borrower) shall be automatically released and such Guarantor Subsidiary shall be released from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents. The Guaranty of the US Obligations of any US Guarantor Subsidiary shall be automatically released and such US Guarantor Subsidiary shall be released from its obligations in respect of such US Obligations if such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

7.19    Spanish Guarantors Intent. Each Spanish Guarantor expressly confirms and acknowledges that: (a) the amounts due and payable by each Borrower to the Lenders under this Agreement shall constitute liquid, due and payable obligations of such Guarantor (deuda líquida, vencida y exigible); and (b) it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Credit Documents and/or any facility or amount made available under any of the Credit Documents and/or the addition of new borrowers; and any fees, costs and/or expenses associated with any of the foregoing. For such purposes, each Spanish Guarantor undertakes to execute any amendment and/or ratification of this guarantee, including as a Spanish Public Document. The obligations of each Spanish Guarantor under this Agreement vis-a-vis each Lender shall be governed by the terms of this Agreement at any time such that each Spanish Guarantor’s obligations pursuant to this Section 7 shall not be affected in any way by any composition agreement (convenio de acreedores) or a restructuring plan and shall remain exactly within the terms stated herein irrespective of: the fact that a Lender may vote in favour of the approval or ratification of a composition agreement (convenio de acreedores) as a result of the insolvency of any of the Credit Parties; or the fact that a Lender may vote in favour of the approval or execution of a restructuring plan which may be entered into in connection by any Borrower (in any case, prior to the declaration of insolvency, whether voluntary or mandatory). Each Spanish Guarantor acknowledges that the guarantee provided by it under this Section 7 must be construed as a first demand guarantee (garantía a primer requerimiento) and not as a performance surety (fianza) and, therefore, the benefits of preference (excusión), order (orden) and division (división) of the Spanish Civil Code shall not be applicable.

SECTION 8.    EVENTS OF DEFAULT

8.1    Events of Default. If any one or more of the following conditions or events shall occur and be continuing:

(a)    Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under an applicable Letter of Credit (it being understood that a deemed Revolving Loan made pursuant to Section 2.3(h) shall satisfy such Reimbursement Obligation); or (iii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)    Default in Other Agreements. (i) Failure of any of Parent Borrower or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any of Parent Borrower or any Subsidiary with respect to any other material term of (A) one or more items of Indebtedness for borrowed money in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) an “Event of Default” as defined in the definitive documentation governing any Fixed Asset Facility shall occur; or (iv) any event of default or termination event under any Swap Contract to which Parent Borrower or any Subsidiary is a party which results in the termination or unwinding of such Swap Contract and the Swap Termination Value owed by such Person in respect of such Swap Contract exceeds $50,000,000 in the aggregate for all such Swap Contracts; or

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply, or to cause any of its Subsidiaries to perform or comply, with any term or condition contained in (i) at any time during a Global Liquidity Event Period, Section 5.13 or (ii) at any time, Section 5.3, Section 5.4 (as to the maintenance of existence of Borrowers only), Section 5.11, Section 5.15, Section 5.19 or Section 6; or

(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or (pursuant to Section 3.2) deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (or, in the case of Section 5.12(a), 5.12(c) and 5.12(d), five (5) Business Days) after the earlier of (i) an Authorized Officer of Parent Borrower becoming aware of such default or (ii) receipt by any Borrower of notice from any Agent or any Lender of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a judgment, decree or order for relief (including any insolvency proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto and the suspension of payment, a moratorium, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, compromise, arrangement or other relief) in respect of any Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code, or under any other applicable Debtor Relief Laws, which judgment, decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Parent Borrower, any other Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable Debtor Relief Laws; or a judgment decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, liquidator, examiner, monitor, sequestrator, trustee, monitor, custodian, administrator, compulsory interim manager restructuring official (herstructureringsdeskundige), observer (observator) or other officer having similar powers over any Borrower or such Subsidiaries, or over all or substantially all of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, monitor or other custodian of the Parent Borrower, any such other Borrower or any of such Subsidiaries for all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against substantially all of the property of the Parent Borrower, any such other Borrower or any of such Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) without prejudice to the foregoing, (A) any French Credit Party or any Subsidiary of the Borrowers (other than an Immaterial Subsidiary) which is incorporated in France is subject to a French Insolvency Event (other than initiated by the relevant French Credit Party or its legal representatives); (B) an UK Insolvency Event occurs with respect to any UK Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrowers which is incorporated in England and Wales; or (C) any Swedish Credit Party or any Subsidiary of the Borrowers (other than an Immaterial Subsidiary) which is incorporated in Sweden is subject to a Swedish Insolvency Event; (D) a Polish Insolvency Event occurs with respect to any Polish Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrowers which is incorporated in Poland; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Borrower (other than a German Borrower) or any of their respective Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary having its centre of main interests in Germany) shall have a judgment or order for relief (including any insolvency proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto and the suspension of payment, a moratorium, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, restructuring plan, compromise, arrangement or other relief) entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other Debtor Relief Laws, or shall consent to the entry of a judgment or order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, trustee, monitor, administrator, compulsory interim manager or other custodian for all or a substantial part of its property; or any such Borrower or any of such Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Borrower (other than a German Borrower) or any of their respective Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary having its centre of main interests in Germany) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any such Borrower or any of such Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the steps and/or actions referred to herein or in Section 8.1(f); or (iii) with respect to any German Borrower or Subsidiary having its centre of main interests in Germany, such entity is subject to a German Insolvency Event; or (iv) with respect to any Swiss Borrower, or any Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act, such entity is subject to a Swiss Insolvency Event; or (v) without prejudice to the foregoing, with respect to any Dutch Credit Party or Subsidiary of a Borrower (other than an Immaterial Subsidiary) which is incorporated in the Netherlands having its centre of main interests in the Netherlands, such entity files a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); or (vi) without prejudice to the foregoing, in relation to a Spanish Credit Party, if it is subject to any mandatory obligation to be wound-up (causa obligatoria de disolución) as established in article 363 of the Spanish Companies Law, unless the relevant Spanish Credit Party evidences that it is in a position to implement any of the mechanisms applicable in accordance with the relevant regulation in order to cure that situation within the period legally established for that purpose or it is in likelihood of insolvency or in current or imminent situation in the terms set forth in clauses 2 and 584.2 of the Spanish Insolvency Law.

(h)    Judgments and Attachments. Any judgment, writ, order or warrant of attachment (including a beslag) or similar process (i) involving, in the case of any monetary judgment or liability, in an aggregate amount in excess of $50,000,000 or (ii) that, in any other case, could reasonably be expected to have a Material Adverse Effect, in each case, to the extent not adequately covered by either (x) insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage or (y) an enforceable indemnity, to the extent that Parent Borrower or the applicable Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim, shall be entered or filed against Parent Borrower or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)    Employee Benefit Plans. (i) An ERISA Event or Foreign Benefit Plan Event occurs, other than with respect to the matter set forth on Schedule 4.9 hereto, which has resulted or could reasonably be expected to result in liability of any Credit Party in an aggregate amount in excess of $50,000,000; (ii) a Lien (choate or inchoate) arises in respect of a Credit Party or its property in connection with any Pension Plan or Canadian Pension Plan (save for contribution amounts not yet due) or (iii) in relation to the Wincor Nixdorf Defined Benefit Pension Scheme, the Pensions Regulator issues a Financial Support Direction, a Contribution Notice or any other direction, notice, penalty, fine, order or requirement to the Parent Borrower or any other Credit Party unless the aggregate liability of the Parent Borrower and the other Credit Parties under all Financial Support Directions, Contribution Notices, directions, notices, penalties, fines, orders or requirements is less than $6,000,000; or

(j)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:

(i)    any of the Guaranty of the Parent Borrower or any other Guarantor (other than any Guarantor Subsidiary that would constitute an Immaterial Subsidiary) for any reason, other than the satisfaction in full of all applicable Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or the Parent Borrower or any such Guarantor shall repudiate its obligations thereunder;

(ii)    this Agreement or any Collateral Document that relates to a material portion of the Collateral ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the applicable Obligations in accordance with the terms hereof) or shall be declared null and void;

(iii)    the Applicable Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral as required by the Collateral Documents, purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document; or

(iv)    any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(k)    Change of Control. A Change of Control shall occur;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the election of the Administrative Agent or at the request of (or with the consent of) Required Lenders, upon notice to the Parent Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately and automatically terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to 103% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Contingent Obligations not yet due and payable); provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2 or Section 2.3; (C) the Administrative Agent may (and, acting at the direction of the Required Lenders, shall) direct the Applicable Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to the Administrative Agent 103% of such Borrower’s Reimbursement Obligations then outstanding.

8.2    Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Commitment Termination Date or (ii) as may be required by Section 2.13, each applicable Borrower shall pay to the Administrative Agent in immediately available funds at its Principal Office, for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of (A) all applicable outstanding Tranche A Letter of Credit Obligations and (y) in the case of clause (ii) above, the amount required by Section 2.13. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13 and Section 2.15(h) as shall have become or shall become due and payable by such Borrower to the Issuing Banks or the Lenders in respect of the Letter of Credit

Obligations; provided, however, that the foregoing shall be subject to the European Limitations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

8.3    [Reserved].

8.4    [Reserved].

8.5    CAM Exchange.

(a)    On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Section 8.1, (ii) each Revolving Lender shall immediately be deemed to have acquired participations in the Swing Line Loans in an amount equal to such Revolving Lender’s Pro Rata share (as in effect immediately prior to the CAM Exchange) of each Swing Line Loan outstanding on such date and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.2(f), (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Revolving Lenders shall automatically and without further act (and without regard to the provisions of Section 10.6) be deemed to have exchanged participation interests in the Revolving Loans (other than the Swing Line Loans) and participations in Swing Line Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Revolving Lender’s interest in the Obligations of each Borrower in respect of each such Revolving Loan and Letter of Credit), such Lender shall hold a participation interest in every one of the Revolving Loans (other than the Swing Line Loans and the FILO Loans), and a participation in every one of the Swing Line Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Revolving Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iv) simultaneously with the deemed exchange of participation interests pursuant to clause (iii) above, all outstanding Revolving Loans not denominated in US Dollars shall, automatically and with no further action required, be converted into US Dollars, determined using the exchange rate calculated as of the Business Day immediately preceding the CAM Exchange Date, and on and after such date all such Loans shall constitute Revolving Loans payable in US Dollars. Each Revolving Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Revolving Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Revolving Loan or any participation in any Swing Line Loan or Letter of Credit. Each Borrower agrees from time to time to execute and deliver to each Agent all such promissory notes and other instruments and documents as such Agent shall reasonably request to evidence and confirm the respective interests of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange; provided, further, for the avoidance of doubt, the CAM Exchange shall not apply with respect to any FILO Loans.

(b)    As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by any Agent pursuant to any Credit Document in respect of the Obligations shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages, subject to Section 2.21. Any direct payment received by a Revolving Lender on or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to an Agent for distribution to the Revolving Lenders in accordance herewith.

SECTION 9.    AGENTS

9.1    Authorization and Action.

(a)    Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints each entity named as an Agent in this Agreement and its successors and assigns to serve as the administrative agent and collateral agent (as applicable) under the Credit Documents and each Lender and each Issuing Bank authorizes each Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably authorises the ABL Administrative Agent (and its successors and assigns) to appoint the European Collateral Agent as the collateral agent of the Secured Parties pursuant to the terms of the Intercreditor Agreement (the appointment provisions in this sentence, together with the provisions of Section 9.14 being the “Authority”). In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to each Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Each Lender and each Issuing Bank exempts each Agent from the restrictions pursuant to Section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender or Issuing Bank. Any Lender and any Issuing Bank which cannot grant such exemption shall notify each Agent accordingly and, upon request of any Agent, either act in accordance with the terms of this Agreement and/or any other Credit Document as required pursuant to this Agreement and/or such other Credit Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which such Agent is a party, and to exercise all rights, powers and remedies that each Agent may have under such Credit Documents, expressly including appearing before Spanish notaries to grant or execute any Spanish Public Document or private document related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, amendments or ratifications of the Credit Documents, all the above with express faculties of self-contracting (~~s~~au~~b~~tocontratación), sub-empowering (subdelegación) or multiple representation (multirepresentación) and/or conflict of interest (conflicto de intereses).

(b)    (i) Each Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, or making requests hereunder, and each Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested and (ii) without limiting the foregoing, the European Collateral Agent shall be entitled to request instructions, or clarification of any instruction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, or making requests hereunder, and the European Collateral Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)    Each Agent may refrain from acting in accordance with any instructions of any Lender, group of Lenders or any other Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Credit Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(d)    As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) in such Agent’s or its counsel’s opinion may lead it to expend its own funds or expose it to liability (financial or otherwise) unless such Agent receives an indemnification or security (which may be greater in extent than that contained in the Credit Document and which may include payment in advance) and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that any Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Credit Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)    In performing its functions and duties hereunder and under the other Credit Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    no Agent assumes and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by any Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)    where any Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Credit Document expressed to be governed by the laws of England and Wales, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of such Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    to the extent that English law is applicable to the duties of any Agent under any of the Credit Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of such Agent in relation to the trusts constituted by that Credit Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Credit Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv)    nothing in this Agreement or any Credit Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by any Agent for its own account.

(f)    Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(g)    None of any Co-Syndication Agent, any Co-Documentation Agent nor any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(h)    In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other

Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim under Sections 2.10, 2.7, 2.18, 2.19, 10.2 and 10.3) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to each Agent and, in the event that any Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to such Agent any amount due to it, in its capacity as an Agent, under the Credit Documents (including under Sections 10.2 and 10.3). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize any Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(i)    The provisions of this Section 9 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Section 9, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Section 9.

(j)    Without limiting the powers of any Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes each Agent and, to the extent necessary, ratifies the appointment and authorization of each Agent, to act as the hypothecary representative of the present and future Lenders as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec and applicable law. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to such Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of such Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Attorney.

(k)    With respect to GLAS Americas LLC acting as collateral agent under the terms of this Agreement, if there is any conflict between the provisions of this Section 9 and the terms of the Intercreditor Agreement, except with respect to the Authority the terms of the Intercreditor Agreement shall prevail.

9.2    Agent’s Reliance, Limitation of Liability, Etc.

(a)    No Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, such Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with such Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)    No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.1 unless and until written notice thereof stating that it is a “notice under Section 5.1“ in respect of this Agreement and identifying the specific clause under said Section is given to such Agent by the Parent Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to such Agent by the Parent Borrower, a Lender or the Issuing Bank. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 3 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, no Agent shall be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Borrower, any other Credit Party, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any exchange rate or Dollar Equivalent. No Agent shall have any duty to monitor the value or rating of any Collateral on an ongoing basis. Other than in respect of legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Collateral Documents or enforcement of the Collateral or Collateral Documents, no Agent is authorized to act on behalf of a Lender (without first obtaining that Lender’s prior written consent) in any legal or arbitration proceedings relating to this Agreement or any Credit Document;

(c)    Without limiting the foregoing, each Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

(d)    Each Lender will be responsible for carrying out any Spanish formalities required under Spanish law pursuant to the terms of this Agreement or the Spanish Collateral Agreements.

9.3    Posting of Communications.

(a)    The Borrowers agree that each Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by such Agent in its reasonable discretion to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that no Agent is responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence or willful misconduct of any of the Applicable Parties (as defined below) (as determined by a court of competent jurisdiction by a final and nonappealable judgment).

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE

APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY AGENT, ANY LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL NON-APPEALABLE JUDGMENT).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by any Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Bank agrees (i) to notify each applicable Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, Issuing Bank and each Borrower agrees that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with such Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of any Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.4    Agent Individually. With respect to its Revolving Commitment, Loans (including Swing Line Loans) and Letters of Credit, each Person serving as Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. Each Person serving as Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Credit Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

9.5    Successor Agent.

(a)    Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Parent Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, (i) such Agent may appoint one of its Affiliates as a successor Agent and (ii) if such Agent has not appointed one of its Affiliates as a successor Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if such Agent appoints one of its Affiliates as a successor Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Parent Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Credit Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to such Agent under any Collateral Document for the benefit of the Secured Parties, such retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to such Agent for the account of any Person other than such Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to such Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of such Agent’s resignation from its capacity as such, the provisions of this Section 9, Section 2.17(d) and Section 9.2, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

(c)    Notwithstanding paragraphs (a) and (b) of this Section, no successor Agent shall be incorporated, domiciled or established in a Non-Cooperative Jurisdiction or a Belgian Non-Cooperative Jurisdiction without the prior consent of the Parent Borrower and the Lenders (it being understood, for the avoidance of doubt, that this clause (c) does not limit any Agent’s right to resign).

(d)    Unless otherwise agreed in writing by each Agent, Issuing Bank or Swing Line Lender (in each case, as to itself), on the Revolving Commitment Termination Date, the obligations under the Credit Documents of such Agent, Issuing Bank and Swing Line Lender shall terminate, notwithstanding an election of any Lender to extend the Revolving Commitment Termination Date pursuant to Section 2.23.

9.6    Acknowledgements of Lenders and Issuing Bank.

(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment Agreement or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Closing Date or the effective date of any such Assignment Agreement or any other Credit Document pursuant to which it shall have become a Lender hereunder.

(c)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of any Agent; (ii) each Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that no Agent undertakes any obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold each Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by such Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)

(i)    Each Lender (including, for the avoidance of doubt, each Issuing Bank) hereby agrees that (x) if any Agent notifies such Lender that such Agent has determined in its sole discretion that any funds received by such Lender from such Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to such Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Lender under this Section 9.6(d) shall be conclusive, absent manifest error.

(ii)    Each Lender (including, for the avoidance of doubt, each Issuing Bank) hereby further agrees that if it receives a Payment from any Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    Each Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the applicable Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Credit Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower.

(iv)    Each party’s obligations under this Section 9.6(d) shall survive the resignation or replacement of any Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

9.7    Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 10.4 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, each Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC, the PPSA or other applicable law. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, each Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of such Agent on behalf of the Secured Parties.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Documents the obligations under which constitute Obligations, no Bi-lateral LC/WC Agreement the obligations under which constitute Obligations, and no Hedge Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Documents, Bi-lateral LC/WC Agreements or Hedge Agreements, as applicable, shall be deemed to have appointed each Agent to serve as administrative agent and collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize each Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by such Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.5. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d)    No Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created pursuant to any Credit Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Credit Document pertaining to this matter.

(e)    Beyond the exercise of reasonable care in the custody thereof, no Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and no Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

9.8    Credit Bidding. The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code or any other applicable Debtor Relief Law, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar or equivalent provisions of any Debtor Relief Laws to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) such Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by such Agent at the direction of the Required Lenders (x) on a ratable basis within each of the Revolving Credit Facility (and the Tranches therein) and the FILO Facility and (y) between the Revolving Credit Facility and the FILO Facility subject to Section 11 (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) each Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid in accordance with this Section shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) each Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by such Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.5 of this Agreement), (iv) each Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata (x) on a ratable basis within each of the Revolving Credit Facility (and the Tranches therein) and the FILO Facility and (y) between the Revolving Credit Facility and the FILO Facility subject to Section 11 with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as any Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.9    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions of such exemption are and continue to be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iii)    such other representation, warranty and covenant as may be agreed in writing between any Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iii) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of any Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c)    Each Agent and each Lead Arranger, Co-Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10    Flood Laws. JPMorgan has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

9.11    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub-agents, to the extent that such Agent shall not have been reimbursed by any Credit Party (but without limiting such Credit Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, or any of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents or sub-agents, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Credit Documents, to the extent that the Agents are not reimbursed for such expenses by any Borrower or another Credit Party. Amounts payable pursuant to this Section 9.11 shall be payable on demand.

9.12    [Reserved].

9.13    French Collateral Documents. The Secured Parties hereby irrevocably appoint the European Collateral Agent as French collateral agent to create, register, manage and enforce on their behalf (étendue de ses pouvoirs), under the denomination of Agent des Sûretés (qualité), the security interests constituted by the French Collateral Documents of the French Credit Parties in accordance with Article 2488-6 et.seq. of the French Civil Code (objet de sa mission), as amended from time to time on the terms of the relevant Credit Documents and French Collateral Documents, and until the discharge date of the relevant Credit Documents or French Collateral Documents (durée de sa mission), and the European Collateral Agent accepts that appointment.

9.14    Italian Law Credit Documents. In relation to the Credit Documents governed by Italian law, each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank irrevocably (i) appoints GLAS Americas LLC as collateral agent (the “Collateral Agent”) to be its agent (mandatario con rappresentanza) for the purpose of executing on behalf of itself and any of its Affiliates that are Secured Parties any Credit Document which is expressed to be governed by Italian law; (ii) grants the Collateral Agent the powers to negotiate and approve the terms and conditions of such Credit Documents which are expressed to be governed by Italian law, execute any other agreement or instruments, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release, in whole or in part, of the security created thereunder, in each case in the name and on behalf of it and its Affiliates that are Secured Parties and each Issuing Bank, (iii) consents that the Collateral Agent may act as its agent (mandatario con rappresentanza) in all cases of conflict of interest and self-dealing, in accordance with Article 1394 and execute each Credit Documents expressed to be ~~executed~~governed by Italian law and executed by the Collateral Agent on its behalf including to execute any document with itself (contratto con se stesso) in accordance with Article 1395 of the Italian Civil Code, and (iv) consents to the possibility for the Collateral Agent to delegate and sub-delegate any of its powers under this clause including by appointing third parties agents and/or representatives.

9.15    [Reserved].

9.16    Belgian Priority of Ranking. The persons who become a Lender after the date of this Agreement expressly waive any priority of ranking they may have in have in connection with the Credit Documents pursuant to the Belgian Act of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/ Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier).

9.17    [Reserved].

9.18    [Reserved].

SECTION 10.    MISCELLANEOUS

10.1    Notices.

(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, any Agent, any Swing Line Lender, any Lender, or any Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, as may be otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed, sent by telefacsimile, United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b)    Electronic Communications. Notwithstanding clause (a) above (unless the Administrative Agent requests that the provisions of clause (a) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means the Credit Parties shall deliver all Approved Electronic Communications to the Administrative Agent or other applicable Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at such electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers. Nothing in this clause (b) shall prejudice the right of any Agent or any Lender or Issuing Bank to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner. Notices and other communications delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.3 to be delivered thereunder) shall be effective when such notice or other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform.

10.2    Expenses.

(a)    From and after the Closing Date, the Parent Borrower agrees promptly following of receipt of a reasonably detailed written invoice therefor, to pay or reimburse each Agent for, all of each Agent’s reasonable out-of-pocket audit, legal (including court clerk fees (procuradores), court, notarial, registration), appraisal, translation, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of (v) one primary counsel to the Administrative Agent and the Collateral Agent, (w) not more than one counsel to the Adm~~n~~inistrative Agent and the Collateral Agent in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), (x) one primary counsel to the European Collateral Agent, (y) not more than one counsel to the European Collateral Agent in each appropriate jurisdiction or specialty (as reasonably determined by the European Collateral Agent) and (z) internal per diem field examination costs, the reasonable fees and expenses of appraisers, auditors, insurance advisors, environmental advisors, accountants, and consultants advising the Agents, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by any Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Parent Borrower, the Borrowers and the Subsidiaries in connection with the preparation, negotiation or execution of any Credit Document (subject to the limitations set forth herein) or the Administrative Agent’s periodic audits, in accordance with the terms of the Credit Documents, of any Borrower or any of the Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement, any Credit Document, or the making of the Credit Extensions hereunder, (iii) the creation, perfection or protection of the Liens under any Credit Document (including any reasonable and documented fees, disbursements and expenses for local counsel in appropriate jurisdictions), (iv) the ongoing administration of this Agreement and the Credit Extensions, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of the Agents hereunder and under the other Credit Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Credit Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Bi-lateral LC/WC Agreements, the Hedge Agreements, this Agreement or any other Credit Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Bi-lateral LC/WC Agreements, the Hedge Agreements, this Agreement or any other Credit Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Credit Document or the preparation, negotiation and execution of the same. From and after the Closing Date, the Parent Borrower agrees promptly following receipt of a reasonably detailed written invoice therefor, to pay or reimburse each Issuing Bank for all reasonable and documented out-of-pocket expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)    The Parent Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuing Banks promptly following receipt of a reasonably detailed written invoice therefor for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement) (which shall be limited to the reasonable attorneys’ fees of (v) one primary counsel to the Administrative Agent and Collateral Agent, (w) one primary counsel to the European Collateral Agent, (x) one primary counsel to the Lenders, (y) special counsel to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), and if the interests of any Lender, any Issuing Bank or any group of Lenders or Issuing Banks (other than all the Lenders and Issuing Banks) are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders and (z) special counsel to the European Collateral Agent in each appropriate jurisdiction or specialty (as reasonably determined by the European Collateral Agent)), incurred by the Agents, such Lenders or such Issuing Banks in connection with any of the following: (i) in enforcing any Credit Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Credit Party, any of the Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Credit Document, any related agreement, any Cash Management Document, any Bi-lateral LC/WC Agreement or any Hedge Agreement or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c)    Notwithstanding anything in this Section 10.2 to the contrary, funds received from or held by any European Credit Party shall be applied subject to the European Limitations.

10.3    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and each Lender, and each Affiliate of the foregoing, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Liabilities have been incurred by reason of the gross negligence or willful misconduct by such Indemnitee or its officers, partners, directors, trustees, agents, sub-agents or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The Swiss Borrower shall not be liable for any other Credit Party’s Indemnified Liabilities.

(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank, each Agent and any Affiliate of the foregoing, and each of the foregoing’s respective directors, employees, attorneys, advisors, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement, any Credit Document, the TSA or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the Parent Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)    If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York or London, England. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.

(d)    Each Credit Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.3) or any other Credit Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

(e)    IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY CREDIT PARTY, LENDER, ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f)    Notwithstanding anything in this Section 10.3 to the contrary, funds received from or held by any European Credit Party shall be applied subject to the European Limitations.

10.4    Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to Section 11 and the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default each Lender, each Issuing Bank and each Agent and each of their Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or Agent or any of their respective Affiliates to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Person hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Person shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Credit Party shall be applied to any Excluded Swap Obligations of such Credit Party.

10.5    Amendments and Waivers.

(a)    No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under any other Credit Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.23, Section 2.25(c), (d) and (e) and Section 10.5(e) below, neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Applicable Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Commitment or FILO Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment (except as permitted by Section 2.23), without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.12, Section 2.15 or Section 2.16 in a manner that would alter the ratable reduction of Revolving Commitments or the manner in which payments or proceeds are shared, without the written consent of each Lender directly affected thereby (other than any Defaulting Lender), (E) increase the advance rates set forth in the definition of any Borrowing Base without the written consent of each Revolving Lender and each FILO Lender (in each case, other than any Defaulting Lender), (F) make any change to the definition of any Borrowing Base or the component definitions thereof which result in increased borrowing availability, without the written consent of the Supermajority Revolving Lenders ~~(~~and each FILO Lender (in each case, other than any Defaulting Lender) (it being understood, for the avoidance of doubt, that increases in the advance rates set forth in the definition of any Borrowing Base shall be subject to the foregoing clause (E)), (G) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required FILO Lenders”, “Supermajority Revolving Lenders”, “Pro Rata Share” or any other provision of any Credit Document specifying the number or percentage of Lenders (or Lenders of any Tranche) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, or include any new or increased Revolving Commitments ~~or~~, Revolving Credit Exposure, FILO Commitment or FILO Loans established pursuant to any amendment hereto in the definitions of “Required Lenders”, “Required Revolving Lenders”, “Required FILO Lenders”, “Supermajority Revolving Lenders”, “Pro Rata Share” or any other provision of any Credit Document specifying the number or percentage of Lenders (or Lenders of any Tranche) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder for purposes of any consent to be obtained therewith in connection with any transaction contemplated at the time of such amendment, in each case without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (H) change Section 2.21(c) without the consent of each Lender (other than any Defaulting Lender), (I) release any Guarantor (other than a Guarantor that is an Immaterial Subsidiary) from its obligation under its Guaranty (except as otherwise permitted herein or in the other Credit Documents), without the written consent of each Lender (other than any Defaulting Lender), (J) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) ~~or~~, (K) directly or indirectly (x) subordinate any of the Obligations in right of payment to the prior payment of any other Indebtedness or obligations of the Credit Parties or (y) subordinate the Liens on any of the ABL Collateral to any other Lien on such Collateral securing any other Indebtedness or obligations of the Credit Parties (including, without limitation, any amendment to the definition of “Permitted Refinancing Indebtedness” that would have substantially the same effect), without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (L) modify (x) any provision of Section 11, without the written consent of each adversely affected Lender (other than any Defaulting Lender) or (y) the definition of “Pre-Default FILO Payment Condition”, without the written consent of each adversely affected Revolving Lender (other than any Defaulting Lender), (M) modify any provisions specifically related to the terms of the FILO Facility, without the written consent of the Required FILO Lenders, (N) modify any provisions specifically related to the terms of the Revolving Facility, without the written consent of the Supermajority Revolving Lenders, (O) modify any provision in a manner that adversely affects the FILO Lenders in a disproportionate manner as compared to the Revolving Lenders (including, without limitation, any waiver, amendment or modification that releases or otherwise adversely affects the value of the Liens of the Collateral Agent or the European Collateral Agent on a material portion of the Collateral), without the written consent of the Required FILO Lenders, (P) modify any provision in a manner that adversely affects the Revolving Lenders in a disproportionate manner as compared to the FILO Lenders (including, without limitation, any waiver, amendment or modification that releases or otherwise adversely affects the value of the Liens of the Collateral Agent or the European Collateral

Agent on a material portion of the Collateral), without the written consent of the Supermajority Revolving Lenders, (Q) permit the maximum aggregate amount of Revolving Commitments under this Agreement to exceed $250,000,000, without the written consent of each FILO Lender (other than any Defaulting Lender), (R) permit the total principal amount of all Loans to exceed $250,000,000, without the written consent of each FILO Lender (other than any Defaulting Lender), or (S) modify the definition of “Minimum Borrowing Base Threshold” (as defined in the Amendment and Limited Waiver) or the definition of “Waiver Period” (as defined in the Amendment and Limited Waiver), in each case, without the consent of the Supermajority Revolving Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, Issuing Bank or Swing Line Lender hereunder without the prior written consent of such Agent, Issuing Bank or Swing Line Lender, as the case may be (it being understood that any amendment to Section 2.21 shall require the consent of the Administrative Agent, each Issuing Bank and each Swing Line Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.3 without the prior written consent of the Administrative Agent and the Issuing Banks. The Administrative Agent may also amend Appendix A to reflect assignments entered into pursuant to Section 10.6. Any amendment, waiver or other modification of this Agreement or any other Credit Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Tranches (but not the Lenders of any other Tranche), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Tranche of Lenders that would be required to consent thereto under this Section if such Tranche of Lenders were the only Tranche of Lenders hereunder at the time.

(c)    Subject to the Intercreditor Agreement, each of the Lenders and the Issuing Banks hereby:

(i)    consents to the release and hereby directs, in accordance with the terms hereof, the Applicable Collateral Agent to release any Lien held by the Applicable Collateral Agent for the benefit of the Lenders and the Issuing Banks against any of the following:

(1)    all of the Collateral and all Credit Parties, upon termination of the Revolving Commitments and payment and satisfaction in full in cash of all Loans, all Reimbursement Obligations and all other Obligations (other than Contingent Obligations) that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuing Banks);

(2)    any assets that are not ABL Collateral that are subject to a Lien permitted by Section 6.5(k) or securing purchase money Indebtedness or any Indebtedness with respect to Finance Lease Obligations that is incurred pursuant to Section 6.7(y) and subject to a Lien permitted by Section 6.5(k), in each case to the extent the terms of any purchase money Indebtedness or any Indebtedness with respect to Capital Leases do not permit a Lien on such acquired assets to secure the Obligations and to the extent such assets are not subject to a Lien in favor of the Fixed Asset Facility Collateral Agent for the benefit of the holders of the Fixed Asset Facility;

(3)    any part of the Collateral sold or disposed of by a Credit Party to a Person that is not a Credit Party if such sale or disposition is permitted by this Agreement

(or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement);

(4)    any Collateral as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of any Agent and the Lenders pursuant to Article VIII;

(5)    any assets that become Excluded Assets (save that any Excluded Assets which are subject to an English law floating charge under the UK Debenture or any equivalent “all assets” UK Collateral Document entered into by a UK Credit Party shall not be released and shall continue to be secured by the floating charge created under such UK Collateral Document); and

(ii)    directs, in accordance with the terms hereof, the Administrative Agent to release any Guarantor Subsidiary from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents, including because such Person has become an Excluded Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement); and

(iii)    directs the Agents to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.5(c) promptly upon the effectiveness of any such release; provided that notwithstanding anything to the contrary herein, no Guarantor shall be released from its obligations under the Credit Documents solely by reason of such Guarantor ceasing to be a Wholly Owned Subsidiary unless either (x) it is no longer a direct or indirect Subsidiary of the Parent Borrower or (y) such Guarantor ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to a Person that is not an Affiliate of the Parent Borrower and such sale or transfer is made for a bona fide business purpose of the Parent Bor-rower and its Subsidiaries and not for the primary purpose of evading the requirements of Sections 5.9, 5.11 and 7;

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by any Agent of documents in connection with any such release shall be without recourse to or warranty by such Agent.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 10.6(c), and (ii) the

Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.18 and 2.19, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.18 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Parent Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto; provided further that such assignment shall be subject to Section 10.6(f) and 10.8.

(e)    Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Parent Borrower only, amend, modify or supplement this Agreement or any of the other Credit Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)    Notwithstanding anything in this Section 10.5 or any other Credit Document, guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Credit Party or Credit Parties, the Applicable Agent and the Administrative Agent in its sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral document or other document to be consistent with this Agreement and the other Credit Documents.

10.6    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as otherwise expressly permitted by Section 6.2 or pursuant to Section 10.5(b), no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Each Borrower, Administrative Agent and Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof (notwithstanding any notice to the contrary), and no assignment or transfer of any such ~~Revolving~~ Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d), together with any Revolving Loan Note (if the assigning Lender’s Revolving Loans are evidenced by a Revolving Loan Note) or FILO Loan Note (if the assigning Lender’s FILO Loans are evidenced by a FILO Loan Note) subject to such assignment. Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Closing Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be presumptively correct as to any subsequent holder, assignee or transferee of the corresponding ~~Revolving~~ Commitments or Loans.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its ~~Revolving~~ Commitment or Loans owing to it or other Obligations (with, in all cases other than assignments by or to the Administrative Agent or an Affiliate of the Administrative Agent, the consent (not to be unreasonably withheld) of the Issuing Banks and the Swing Line Lenders in addition to the consents required below); provided, however, that (except in the case of an assignment pursuant to Section 8.5) with respect to assignments of Revolving Loans and Revolving Commitments, each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments:

(i)    [reserved];

(ii)    to any Eligible Assignee upon giving of notice to the Borrowers and the Administrative Agent and (except in the case of assignments made to an Affiliate of an Agent), being consented to by the Parent Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Parent Borrower, required (I) at any time an Event of Default under Sections 8.1(a), (f) or (g), shall have occurred and then be continuing or (II) with respect to an assignment to a Lender, an Affiliate of a Lender or a Related Fund); provided, further (A) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than Dollar Equivalent $5,000,000 or integral multiples of Dollar Equivalent $1,000,000 in excess thereof (or such lesser amount as may be agreed to by the Parent Borrower and the Administrative Agent or as shall constitute the aggregate amount of the ~~Revolving~~applicable Commitments and ~~Revolving~~ Loans of the assigning Lender) with respect to the assignment of the ~~Revolving~~ Commitments and ~~Revolving~~ Loans; provided that Related Funds may aggregate their ~~Revolving~~ Commitments and ~~Revolving~~ Loans for purposes of determining compliance with such minimum assignment amount and (B) in the case of an assignment by a Lender, such Person shall meet the criteria of the definition of the term of “Lender”;

(iii)    notwithstanding anything to the contrary in this Agreement and except in the case of an assignment (or otherwise transfer of rights or obligations) (A) to a Swiss Qualifying Bank or (B) to any Lender pursuant to Section 8.5, an assignment (or otherwise transfer of rights or obligations) of a Loan to a Swiss Borrower shall be subject to the prior written consent of such Swiss Borrower (such consent not to be unreasonably withheld, it being understood that it would not be unreasonable for a Swiss Borrower to withhold its consent if, following such assignment or transfer, either of the Swiss Non-Bank Rules would be violated), unless an Event of Default under Sections 8.1(a), (f) or (g) shall have occurred and then be continuing); and

(iv)    The Eligible Assignee shall not be incorporated, domiciled or acting through a facility office in a Non-Cooperative Jurisdiction without the prior consent of the Lenders.

(d)    Mechanics. Assignments and assumptions of ~~Revolving~~ Loans and ~~Revolving~~ Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. ~~Such~~With respect to assignments of Revolving Loans and Revolving Commitments, such assignments shall cover the same percentage of such Lenders Revolving Commitments and Revolving Credit Exposure. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Closing Date. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(k).

(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the ~~Revolving~~ Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Closing Date that (1) it is an Eligible Assignee; (2) it has experience and expertise in the making of or investing in commitments or loans such as the applicable ~~Revolving~~ Commitments or Loans, as the case may be; (3) it will make or invest in, as the case may be, its ~~Revolving~~ Commitments or Loans for its own account in the ordinary course and without a view to distribution of such ~~Revolving~~ Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such ~~Revolving~~ Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it is a Swiss Qualifying Bank or, if not, it accounts as one single creditor for the purposes of the Swiss Non-Bank Rules.

(f)    Effect of Assignment. On and after the applicable Assignment Closing Date, upon the recording of such assignment and acceptance in the Register and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (it being understood and agreed that (x) substantially contemporaneous assignments to any two or more Related Funds shall be treated as an assignment to a single Eligible Assignee for purposes of the applicable amount of such assignment fee and (y) no such assignment fee shall be required in connection with assignments by or to any Agent or Affiliate thereof), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Credit Documents have been assigned to such assignee pursuant to such Assignment Agreement, have the rights and obligations of a Lender and, if such Lender were an Issuing Bank, of such Issuing Bank hereunder and thereunder, (ii) the Revolving Loan Notes and FILO Loan Notes, as applicable, (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto) relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto).

(g)    Participations. Each Lender shall have the right (without the consent of, or notice to, the Borrowers and Agents (except as set forth below)) at any time to sell one or more participations to any Person (other than the Parent Borrower or any of its Affiliates or a natural person or any Disqualified Lender) in all or any part of its Revolving Commitments, Loans or in any other Obligation (provided that in the case of a Loan to a Swiss Borrower, Section 10.6(c) and 10.6(i) are complied with). The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates or amendments to the definition of Excess Availability that would impact the amount of the Applicable Margin) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Parent Borrower of any of its rights and obligations under this Agreement (except as expressly permitted pursuant to Section 6.2) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (subject to the requirements and limitations therein, including the requirement to provide any applicable documentation under Section 2.19(k)); provided a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the Lender would have been entitled to receive with respect to the participation sold to such participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place. With respect to any Loan made to a US Borrower, each Lender that sells participations to a participant, acting solely for this purpose as a non-fiduciary agent of the US Borrowers, shall maintain a register of all such participants. The entries in the participant register shall be conclusive (absent manifest error), and the US Borrowers and the Lenders shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as a participant for all purposes of this Agreement, notwithstanding notice to the contrary. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may, without the consent of ~~the~~any Borrower or the ~~the~~Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)    Exposure Transfers. Except as permitted under Section 10.6(c) and (g), no Lender shall, in case of a Loan to a Swiss Borrower, enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(i)    the relationship between the Lender and that other person is that of debtor and creditor (including in the bankruptcy or similar event of the Lender or a Borrower);

(ii)    the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(iii)    the other person will under no circumstances (a) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement, and (b) have otherwise any contractual relationship with, or rights against, a Borrower under or in relation to this Agreement.

(j)    Spanish law particularities

(i)    At the reasonable request of the Agent, each of the Lender and the Assignee (each at its own cost) shall promptly formalize the duly completed Assignment Agreement as a Spanish Public Document.

(ii)    The Parties agree that a transfer or assignment under this Section shall constitute a transfer of any Spanish Collateral Agreements to the Assignee in the manner set out in Article 1,203 et seq. of the Spanish Civil Code, and with the effects set out in Article 1,528 of the Spanish Civil Code.

(iii)    Each Spanish Credit Party hereby expressly waives any right it may have in the future under article 1,535 of the Spanish Civil Code to any extent it may be applicable.

(k)     Each Spanish Credit Party (and each other Credit Party having granted a Spanish Collateral Agreement) accepts all transfers and assignments made by the Lenders under and in accordance with the terms of this Agreement without requiring any additional formalities, and undertakes, if necessary, to cooperate in the granting of any Spanish Public Document required for such purposes, if necessary. Any legal fees in connection with the transfer and assignments will be borne by the assignee and transferee, and any notarial and registration costs and, if applicable, any taxes arising from the execution of the transfer and assignment (including the transfer of the Spanish Collateral Agreements, as applicable) will be borne by such assignee or transferee.

10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements set forth in Sections 2.16, 2.17(d), 2.18, 2.19, 9, 10.2 and 10.3 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the payment of any Reimbursement Obligations, and the termination hereof.

10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Cash Management Documents, any of the Bi-lateral LC/WC Agreements or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Lender or any Issuing Bank (or to the Applicable Agent, on behalf of any such Person) pursuant to the terms of any of the Credit Documents or otherwise related to the Obligations, or any Agent, Lender or Issuing Bank enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, monitor, receiver, interim receiver or any other party under any Debtor Relief Law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14    GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15    CONSENT TO JURISDICTION; SERVICE OF PROCESS.

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) EXCEPT FOR PROCEEDINGS RELATING TO POLISH BORROWER OR GUARANTOR, AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

10.16    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR

ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWERS RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17    Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Parent Borrower and its Subsidiaries, and their respective businesses identified as such by The Parent Borrower or any Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, employees, agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, in each case, permitted by Section 10.6 (it being understood that, in any event, the list of Disqualified Lenders can be provided as set forth in the definition thereof), or by any pledgee referred to in Section 10.6(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures required or requested by any governmental agency or regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (v) disclosure to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Agents, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Nothing in any Credit Document shall prevent the disclosure of any Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Credit Documents or any transaction carried out in connection with any transaction contemplated by the Credit Documents to become an arrangement described in Part II A 1 of DAC6.

10.18    Entire Agreement. This Agreement, together with all of the other Credit Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Credit Document (other than the Intercreditor Agreement), the terms of this Agreement shall govern. This Agreement and each other Credit Document are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Credit Document, the terms of Intercreditor Agreement shall govern.

10.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. A set of the copies of this Agreement signed by all parties shall be lodged with the Parent Borrower and Administrative Agent.

10.20    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

10.21    Electronic Execution. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, each Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, the Borrowers and the Credit Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons, for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.22    Joint and Several Liability. All Loans upon funding shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct Obligations, as applicable, but all such Obligations shall be primary Obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Credit Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the

Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code or any other Debtor Relief Law, of the application of Section 1111(b)(2) of the Bankruptcy Code or similar or equivalent provisions of any other Debtor Relief Law, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or similar or equivalent provisions of any other Debtor Relief Law, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code or similar or equivalent provisions of any other Debtor Relief Law, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, (a) none of the foregoing provisions of this Section 10.22 shall apply to any Person released from its Obligations as a Borrower in accordance with Section 10.5, (b) if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person’s Obligations, to the extent such Obligations are secured, shall be several obligations and not joint and several obligations, (c) the foregoing shall be subject to the European Limitations and (d) the Swiss Borrower shall not be liable for any other Credit Party’s Obligations.

10.23    Agency of the Parent Borrower for Each Other Borrower and Guarantor.

(a)    Each of the other Borrowers and Guarantors irrevocably appoints the Parent Borrower as its agent (and, in relation to each Italian Borrower and/or Italian Guarantor, as its agent with representative power (mandatario con potere di rappresentanza) for the purposes of, and pursuant to articles 1704 of, Italian law) for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates, Funding Notices and Conversion/Continuation Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.23; provided that nothing in this Section 10.23 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Funding Notice or Conversion/Continuation Notice),

document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

(b)    Each Italian Credit Party hereby expressly consents to the Parent Borrower acting as its agent with representative power (mandatario con potere di rappresentanza) for the purposes of Italian law, with express consent pursuant to articles 1394 and 1395 of the Italian Civil Code.

(c)    The Parties to this Agreement hereby mutually release each other from the restrictions set out in Article 108 of the Polish Civil Code.

(d)    For all purposes of this Agreement and this Section 10.23 each Swiss Borrower unconditionally releases the Parent Borrower from any restriction on self-contracting (Selbstkontrahieren) and/or double representation (Doppelvertretung) under Swiss law, both of which are herewith explicitly approved by each Swiss Borrower.

10.24    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien granted to the Applicable Collateral Agent pursuant to any Credit Document and the exercise of any right or remedy in respect of the Collateral by the Applicable Collateral Agent hereunder or under any other Credit Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Credit Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Applicable Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Credit Party shall be required hereunder or under any Credit Document to take any action with respect to the Collateral that is inconsistent with such Credit Parties’ obligations under the Fixed Asset Facility entered into on the date hereof. The Administrative Agent may not require any Credit Party to take any action with respect to the creation, perfection or priority of its security interest in the Collateral, whether pursuant to the express terms hereof or of any other Credit Document or pursuant to the further assurance provisions hereof or any other Credit Document, to the extent that such action would be violative of the Intercreditor Agreement or such Credit Party’s obligations under the Fixed Asset Facility entered into on the date hereof. The delivery of any Collateral to the collateral agent under the Fixed Asset Facility entered into on the date hereof pursuant to the Fixed Asset Facility entered into on the date hereof shall satisfy any delivery requirement hereunder or under any other Credit Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement. The override provisions under this Section 10.24 shall not apply to any Credit Documents that have been notarized by a German notary.

10.25    Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement to the extent provided in Section 10.22. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (such other Borrower, the “Other Borrower” and such payment, an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers and such Other Borrower in an amount, for each of such other Borrowers and the Other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s or Other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of

the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Credit Document, supersede such inconsistent provision.

10.26    Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a)    Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Credit Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Credit Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Credit Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Credit Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b)    Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof;

(c)    Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any Issuing Bank: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Credit Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any Issuing Bank, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any Issuing Bank under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d)    Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations; and

(e)    Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower agrees that neither the Agents, any Lender, nor any issuing Bank has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

10.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.28    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.29    Canadian Anti-Money Laundering Legislation.

(a)    Each Credit Party acknowledges that, pursuant to the Canadian Anti-Money Laundering & Anti-Terrorism Legislation and other “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If an Agent has ascertained the identity of any Credit Party or any authorized signatories of any Credit Party for the purposes of applicable AML Legislation, then the Agent:

(i)    shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Agent within the meaning of the applicable AML Legislation; and

(ii)    shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)    Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.

10.30    Spanish Formalities.

(a)    Spanish Public Document: At the reasonable request of the Administrative Agent, this Agreement (as well as any amendments hereto or thereto and any Spanish Joinder Agreement), this Agreement, the Intercreditor Agreement, each Spanish Collateral Document, as well as any amendments hereto or thereto, shall, be formalized as a Spanish Public Document. At the reasonable request of the Agents, each Spanish Credit Party also undertakes to grant any public or private document required for the purposes of or in relation to such Spanish Public Document. Any costs and expenses relating to such formalization shall be paid and satisfied by the Spanish Credit

Party in accordance with this Agreement. The costs of issuance of the first copies (with and without enforcement title) of such Spanish Public Document shall be borne by the Spanish Credit Party and the cost regarding the issuance of additional copies will be borne by the Party requesting such additional copies. Each Spanish Credit Party undertakes that the Spanish Public Document shall state any conditions that any of the Agents reasonably considers necessary or convenient in respect of the enforceability of the Credit Documents referred to in article 517 et seq of the Spanish Civil Procedural Law.

(b)    Executive Proceedings (i) For the purpose of art. 571 et seq. of the Spanish Civil Procedural Law, the Parties agree that: (A) the amount due and payable under the Credit Documents that may be claimed in any executive proceedings will be contained in a certificate setting out the relevant calculations and determinations provided by the relevant Agent and will be based on the accounts maintained by such Agent in connection with this Agreement; (B) the Agent and/or each Lender may (at the cost of the relevant Spanish Credit Party) have the certificate notarized evidencing that the calculations and determinations have been effected; and (C) the Agent and/or the Lenders may claim the total amount of the principal and interest due if there is a default in the repayment of any instalment of principal or interest. (ii) The Agent and/or the Lenders may start, where applicable, executive proceedings (procedimiento ejecutivo) in Spain, in connection with or relating to this Agreement or the relevant Spanish Joinder Agreement, by providing to the relevant court the documents specified in article 573 of the Spanish Civil Procedural Act, namely: (A) an original notarial copy of this Agreement or the relevant Spanish Joinder Agreement; (B) a notarial document (acta notarial) incorporating the certificate of the Agent and/or the Lenders referred to in Section 10.30(b)(i)(A) for the purposes of Article 572 of the Spanish Civil Procedural Act; and (B) evidence that the relevant obligor has been notified of the amount which is due and payable resulting from the certificate. (iii) The Spanish Credit Party hereby expressly authorises the Agents (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement (or any accession deed or amendment thereto) in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of numbers 4º or 5º (as applicable) of Article 517 of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Credit Party. (iv) For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Spanish Credit Parties acknowledge and accept that, provided that the relevant assignment, transfer or change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by any of the Agents confirming who the Lenders are in each moment, and therefore, those who are certified as Lenders by such Agent shall be able to initiate enforcement in Spain through procedimiento ejecutivo without further evidence being required. (v) Notwithstanding the provisions of Section 10.14 (Governing Law) above, none of the Lenders will be prevented from initiating enforcement proceedings before the Spanish courts against the Spanish Credit Parties, which is hereby expressly acknowledged and accepted by the Spanish Credit Parties.

10.31    English Language. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Requirement of Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

SECTION 11.     SUBORDINATION ; BANKRUPTCY PROCEEDINGS ; PURCHASE OPTION

11.1    Subordination of Liabilities.

(a)    Each FILO Secured Party for itself, its successors and assigns, covenants and agrees, that the payment of all FILO Obligations is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Revolving Obligations and the occurrence of the Revolving Obligations Payment Date. While no Specified Default or Event of Default has occurred and is continuing, any payment on account of the FILO Obligations may be made subject to the satisfaction of the Pre-Default FILO Payment Conditions. Upon the occurrence of a Specified Default or Event of Default (including the commencement of an Insolvency Proceeding) or maturity of the Revolving Obligations, whether at stated maturity, by acceleration or otherwise, all Revolving Obligations shall first be paid until the occurrence of the Revolving Obligations Payment Date before any payment of any kind or character (whether in cash, property, securities or otherwise or whether in connection with the distribution of assets or any Credit Party of any kind or character in any Insolvency Proceeding) is made by, or on behalf of, a Credit Party on account of any FILO Obligations (and for the avoidance of doubt, with such proceeds distributed among the Revolving Obligations and FILO Obligations, in a manner consistent with the order of the application of proceeds set forth in Section 2.15(h)) and resulting in the occurrence of the Revolving Obligations Payment Date prior to any payment of the FILO Obligations, except for (i) adequate protection payments to FILO Secured Parties specifically permitted pursuant to, and to the extent set forth in, this Section 11, (ii) payments with respect to any debtor-in-possession financing provided by any FILO Secured Parties or their designees if such debtor-in-possession financing specifically permitted pursuant to, and to the extent set forth in, this Section 11 and (iii) as long as, after giving effect thereto, the Company shall be in compliance with Section 2.3 of the Amendment and Limited Waiver other than the satisfaction of the Pre-Default FILO Payment Conditions, any refinancing in full of FILO Obligations from the proceeds of any financing provided by the FILO Secured Parties or their designees or debtor-in-possession financing provided by the FILO Secured Parties or their designees and permitted under the last sentence of Section 11.3. Each FILO Secured Party hereby agrees that it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the FILO Obligations from any Credit Party prohibited by this Section 11.

(b)    In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 11.1, any payment shall be made on account of the FILO Obligations, at a time when payment is not permitted by this Agreement, or any payment or other distribution that is not permitted by this Section 11 is received by any FILO Secured Party on account of any FILO Obligations before the occurrence of the Revolving Obligations Payment Date, such payment or distribution shall be held by the applicable FILO Secured Party, in trust for the benefit of, and shall be paid forthwith over and delivered to, the Revolving Secured Parties or their representative or representatives in respect of the Revolving Obligations for application to the payment of all Revolving Obligations until the occurrence of the Revolving Obligations Payment Date.

(c)    If the FILO Secured Parties do not file a proper claim or proof of debt in the form required in any Insolvency Proceeding prior to two Business Days before the expiration of the time to file such claim or claims, then the Administrative Agent is hereby authorized to file an appropriate claim for and on behalf of the FILO Secured Parties.

11.2    Separate Classification. Each Secured Party acknowledges and agrees that the Revolving Obligations are fundamentally different from the FILO Obligations and should be separately classified in any plan of reorganization, plan or arrangement, plan of liquidation or similar proposal or plan proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that claims in respect of the Revolving Obligations and the FILO Obligations constitute claims in the same class (rather than separate classes of secured claims), then the Revolving Secured Parties and the FILO Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Revolving Obligations and the FILO Obligations claims against the Credit Parties, subject to Section 11.1.

11.3    Financing Matters. If any Credit Party becomes subject to any Insolvency Proceeding at any time prior to the Revolving Obligations Payment Date, and if the Revolving Secured Parties desire to consent (or not object) to the use of cash collateral that is ABL Priority Collateral under any Bankruptcy Law or to provide financing to any Credit Party under any Bankruptcy Law secured by a Lien or to consent (or not object) to the provision of such financing to any Credit Party by any third party in each case in accordance with the Intercreditor Agreement, (any such financing, “ABL DIP Financing”), then each FILO Secured Party agrees that each FILO Secured Party (i)(x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on the grounds of a failure to provide “adequate protection” for any FILO Secured Party’s Lien on the Collateral to secure the FILO Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such ABL DIP Financing except as set forth in Section 11.5 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the Liens securing the FILO Obligations on any Collateral and the FILO Obligations (A) to such ABL DIP Financing on the same terms as the Liens securing the Revolving Obligations are subordinated thereto and in accordance with Section 11.1 (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the Revolving Secured Parties and (C) to any “carve-out” agreed to by the Revolving Secured Parties, so long as (w) each FILO Secured Party retains the benefit of the Lien on the Collateral to secure the FILO Obligations (in each case, including Proceeds thereof arising after the commencement of the case, application or proceeding under any Bankruptcy Law) and such Lien has the same priority as existed prior to the commencement of the case, application or proceeding under any Bankruptcy Law subject to Section 11.1, (x) all Liens on Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the Revolving Secured Parties securing the Revolving Obligations on Collateral, (y) if any ABL DIP Financing provides for a refinancing or “roll-up” of all of the Revolving Obligations, the terms of such ABL DIP Financing shall provide that all of the FILO Obligations shall be refinanced or “rolled-up” (on a subordinated basis relative to the Revolving Obligations in accordance with Section 11.1), unless the approval of such refinancing or “roll-up” is denied by the applicable court with jurisdiction over any such Insolvency Proceeding, and (z) the FILO Secured Parties shall be given a bona fide opportunity to participate pro rata in the amount of any proposed ABL DIP Financing that exceeds the amount required to refinance or “roll-up” the Revolving Obligations or the FILO Obligations, if applicable, on the date of the commencement of the applicable Insolvency Proceeding, which participation shall be on a subordinated basis relative to the Revolving Obligations in accordance with Section 11.1. Notwithstanding anything to the contrary herein, the FILO Secured Parties may propose or provide financing to any Credit Party under any Bankruptcy Law to the extent that (x) the Liens in respect of such financing are subordinated to the Liens securing the Revolving Obligations, including any ABL DIP Financing (but may be secured by a Lien on the Term Debt Priority Collateral (as defined in the Intercreditor Agreement) that is senior to the Lien thereon securing the Revolving Obligations) and (y) the claims with respect to such financing shall be subordinated in all respects to the claims with respect to the ABL Collateral granted to the Revolving Secured Parties with respect to any ABL Financing and any Revolving Obligations on the same basis as the FILO Obligations are so subordinated to the Revolving Obligations under this Section 11.

11.4    Adequate Protection. Each FILO Secured Party, agrees that, prior to the Revolving Obligations Payment Date, none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by any Revolving Secured Party for adequate protection of its interest in the

Collateral or any adequate protection provided to any Revolving Secured Party, (ii) any objection by any Revolving Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral or (iii) the periodic payment of amounts equal to interest, fees, expenses or other amounts provided to any Revolving Secured Party as adequate protection of its interest in the Collateral; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 11.3. Each FILO Secured Party further agrees that, prior to the Revolving Obligations Payment Date, none of them shall support any other Person asserting or enforcing any claim under Section 506(c) of the Bankruptcy Code (or any other similar or equivalent provision under applicable Bankruptcy Law) or otherwise that is senior to or on a parity with the Liens of the Administrative Agent for costs or expenses of preserving or disposing of any Collateral. Notwithstanding anything to the contrary set forth in this Section and in Section 11.3(i)(y), but subject to all other provisions of this Agreement, in any Insolvency Proceeding, if the Revolving Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Collateral (with replacement liens on such additional collateral), superpriority claims in connection with any ABL DIP Financing or use of cash collateral and/or the periodic payment of amounts equal to interest, fees, expenses or other amounts provided to any Revolving Secured Party, and the Revolving Secured Parties do not object to such adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral each FILO Secured Party, may, as adequate protection of their interests in the Collateral in respect of the FILO Obligations, seek or accept (and the Revolving Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the Revolving Obligations and such ABL DIP Financing, and subject to Section 11.1, (y) superpriority claims subordinated in all respects to the claims in respect of the Collateral granted to the Revolving Secured Parties with respect to any Revolving Obligations on the same basis as the other FILO Obligations are so subordinated to the Revolving Obligations under this Section 11 and/or (z) the periodic payment of amounts equal to interest, fees, expenses or other amounts as adequate protection of its interest in the Collateral.

11.5     No Contest. The FILO Secured Parties agree that, prior to the Revolving Obligations Payment Date, none of them shall contest (or support any other Person contesting) (a) any request by any Revolving Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 11.4) or (b) any objection by any Revolving Secured Party to any motion, relief, action, or proceeding based on a claim by any Revolving Secured Party that its interests in the Collateral (unless in contravention of Section 11.4, as applicable) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to any Revolving Secured Party as adequate protection of its interests are subject to this Agreement, including Section 11.1.

11.6     Effectiveness in Insolvency Proceedings. This Section 11, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code (or any other similar or equivalent provision under applicable Bankruptcy Law), shall be effective as between the Revolving Secured Parties and the FILO Secured Parties before, during and after the commencement of an Insolvency Proceeding.

11.7     Credit Bidding. The FILO Secured Parties may exercise their right to credit bid with respect to the Collateral so long as (and only if) any such credit bid provides for the occurrence of the Revolving Obligations Payment Date.

11.8     Purchase Option.

(i)    Notice of Exercise. Subject to the exercise of the purchase option in the Intercreditor Agreement (which shall supercede the purchase option in this Agreement if such Intercreditor Agreement purchase option is exercised or in the event of a conflict), if (i) an Event of Default has occurred and remains uncured or unwaived for at least five consecutive days and the Required Lenders have not agreed to forbear from the exercise of remedies (or, if earlier, within five Business Days after the Administrative Agent notifies the FILO Lenders that it shall exercise remedies), (ii) the Revolving Commitments have been terminated and the Revolving Obligations have been accelerated in accordance with the terms of the Credit Documents or (iii) an Insolvency Proceeding has commenced, all or a portion of the FILO Lenders, shall have the option at any time upon five Business Days’ prior written notice to the Administrative Agent to purchase all of the Revolving Obligations (including unfunded Revolving Commitments, if any) from the Revolving Secured Parties. Such notice from such FILO Lenders to the Administrative Agent shall be irrevocable. If the FILO Lenders deliver purchase notices for amounts of Revolving Obligations in excess of the Revolving Obligations to be purchased, the FILO Lenders shall be deemed to have delivered purchase notices for the aggregate amount of the Revolving Obligations to be purchased, consistent with their ratable holdings of FILO Loans on the date of the event giving effect to such purchase right.

(ii)    Purchase and Sale. On the date specified by the relevant FILO Lenders in the notice contemplated by Section 11.8(i) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the Administrative Agent of the notice of the relevant FILO Lender’s election to exercise such option), the Revolving Secured Parties shall sell to the relevant FILO Lenders, and the relevant FILO Lenders shall purchase from the Revolving Secured Parties, the Revolving Obligations (including unfunded Revolving Commitments), provided that, the Revolving Secured Parties shall retain all rights to be indemnified or held harmless by the Credit Parties in accordance with the terms of the Credit Documents but shall not retain any rights to the security therefor.

(iii)    Payment of Purchase Price. Upon the date of such purchase and sale contemplated by Section 11.8(i) above, the relevant FILO Lenders shall effect the occurrence of the Revolving Obligations Payment Date as follows: (a) pay to the Administrative Agent for the benefit of the Revolving Secured Parties as the purchase price therefore the full amount of all the Revolving Obligations then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, termination or similar fees), (b) furnish cash collateral to the Administrative Agent in a manner and in such amounts as is reasonably necessary to secure such Revolving Secured Parties, along with the applicable Issuing Banks and applicable Affiliates in connection with any issued and outstanding Letters of Credit (not to exceed 103% of the aggregate undrawn face amount of such Letters of Credit) and cash management obligations secured by the Credit Documents, (c) with respect to Revolving Obligations in respect of Swap Agreements and Banking Services Obligations, furnish cash collateral to the Administrative Agent in the amount that would be payable by the relevant Credit Party thereunder if it were to terminate such Swap Agreements or agreements governing such Banking Services Obligations on the date of such purchase, (d) agree to reimburse each Revolving Secured Party, along with any Issuing Banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letters of Credit as described above and any checks or other payments provisionally credited to the Revolving Obligations, and/or as to which such Revolving Secured Party has not yet received final payment, (e) agree to reimburse the Revolving Secured Parties and the applicable Issuing Banks, in respect of indemnification obligations of the Credit Parties under the Credit Documents as to matters or circumstances known to the Administrative Agent at the time of such purchase and sale, which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Revolving Secured Parties or Issuing Banks, as applicable, and (f) agree to indemnify, defend and hold harmless the Administrative Agent, the other Revolving Secured Parties and the applicable Issuing Banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) of whatever kind or nature (regardless of their merit) demanded, asserted or claimed, arising out of or related to any claim asserted by a third party in respect of the Revolving Obligations as a direct or indirect result of any acts by any FILO Secured Party occurring after the date of such purchase. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account as the applicable Administrative Agent may designate in writing for such purpose.

(iv)    Limitation on Representations and Warranties. Such purchase shall be expressly made without representation or warranty of any kind by any selling party (or any other Revolving Secured Party) and without recourse of any kind, except that the selling party shall represent and warrant (it being expressly agreed and acknowledged that in no event shall any Revolving Secured Party, in its capacity as agent for the applicable secured parties, be required to make any such representations and warranties, even if acting as the seller party): (a) the amount of the Revolving Obligations being purchased from it, (b) that such Revolving Secured Party owns the Revolving Obligations free and clear of any Liens or encumbrances and (c) that such Revolving Secured Party has the right to assign such Revolving Obligations and the assignment is duly authorized.

11.9    Section 11 Governs. This Section 11 shall establish solely the rights and obligations as between the holders of the FILO Obligations and the holders of the Revolving Obligations and shall in no way or manner convey rights or privileges to any Credit Party, or limit the obligations of any Credit Party under any Credit Documents. In the event of any conflict between the terms of this Section 11 and the other provisions of this Agreement (including Sections 2.4, 2.15 and 2.16) and the Collateral Documents, the terms of this Section 11 shall govern any payments and distributions between the Revolving Obligations, on the one hand, and the FILO Obligations, on the other hand.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

APPENDIX A

TO REVOLVING CREDIT AND GUARANTY AGREEMENT

[Appendix A is on file with the Company]

APPENDIX A-1

APPENDIX B

NOTICE ADDRESSES

[Appendix B is on file with the Company]

APPENDIX B-1

APPENDIX C

TO REVOLVING CREDIT AND GUARANTY AGREEMENT

[Appendix C is on file with the Company]

APPENDIX C-1

Exhibit B

[Exhibit B on file with the Company]

Exhibit C

Foreign Matters

1.

On the Waiver Effective Date, the Administrative Agent shall have received (i) a supplemental English law governed security agreement between the European Collateral Agent and the UK Borrower in substantially the same form as the UK Debenture; (ii) a supplemental English law governed floating charge between the European Collateral Agent and DNGL in substantially the same form as the UK Floating Charge; (iii) a supplemental English law governed shares charge between the European Collateral Agent and WNI, in substantially the same form as the UK Share Charge; (iv) a supplemental English law governed bank account charge between the European Collateral Agent, the UK Borrower, the Swedish Borrower, the Canadian Borrower and the Company, in substantially the same form as that previously executed by the same parties on 27 January 2023, in each duly and executed by the parties thereto (together the “Supplemental UK Collateral Documents”) and (v) a board resolution and shareholder resolution in respect of the UK Borrower which, amongst other things, shall approve the terms of, and transactions contemplated by, this Amendment and Waiver and the Supplemental UK Collateral Documents to which it is a party, authorize the execution, delivery and performance of such documents to which it is a party, and authorize a specified person or persons to execute such documents to which it is a party on its behalf.

2.

Within twenty-one (21) days following the Waiver Effective Date, a statement of particulars together with a certified copy of the English law debenture shall be delivered to the UK Register of Companies for registration.

3.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the European Collateral Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, an extension and confirmation agreement to the Spanish public deed of notarization of the Spanish Joinder Agreement, attaching thereto a copy of the Amendment and Limited Waiver, formalized as Spanish Public Document.

4.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the European Collateral Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent: (a) an extension and confirmation agreement of the Spanish pledge over credit rights arising from bank accounts, formalized as Spanish Public Document; (b) an extension and confirmation agreement of the Spanish pledge over credit rights from any agreements, formalized as Spanish Public Document; (c) an extension and confirmation agreement of the Spanish non-possessory pledge over inventory, formalized as Spanish Public Document; and (d) confirmation deeds of the Spanish irrevocable power of attorney (in connection with the Spanish Collateral Documents and in connection with the pledge over credit rights arising from bank accounts), formalized as Spanish Public Document.

5.

Within five (5) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the Administrative Agent shall have received (a) a German law junior-ranking account pledge agreement to be entered into between, inter alios, the German Guarantors and the Swedish Borrower as pledgors, the Administrative Agent as administrative agent and the European Collateral Agent as present pledgee and European collateral agent; and (b) a German law security amendment and restatement agreement to be entered into between the German Guarantors and the Swedish Borrower as security providers, the Administrative Agent as administrative agent and the European Collateral Agent as European collateral agent in relation to (i) a global assignment agreement originally dated 29 December 2022 between the German Guarantors as assignors and the European Collateral Agent as assignee and European collateral agent, (ii) a security transfer agreement originally dated 29 December 2022 between the German Guarantors as transferors and the European Collateral Agent as transferee and European collateral agent and (iii) an account pledge agreement originally dated 29 December 2022 between, inter alios, the German Guarantors and the Swedish Borrower as pledgors, the Administrative Agent as administrative agent and the European Collateral Agent as present pledgee and European collateral agent.

6.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), Sullivan & Cromwell Germany, German counsel to the Credit Parties, shall issue a capacity opinion in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

7.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the Administrative Agent shall have received (i) an Italian law governed agreement for the confirmation and extension of the assignment by way of security of receivables between the Italian Borrower and the European Collateral Agent; (ii) an Italian law governed agreement for the confirmation and extension of the pledge over balance on bank account between the Italian Borrower and the European Collateral Agent, in each case duly executed and delivered by the parties thereto (together the “Italian Confirmation Documents”); and (iii) an Italian law legal opinion in relation to the powers of the Italian Borrower to enter into the Italian Confirmation Documents.

8.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the European Collateral Agent shall have received (i) a French law governed déclaration de nantissement de compte de titres financiers de quatrième rang bis and (ii) a French law governed attestation de constitution de nantissement de compte-titres de quatrième rang bis.

9.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent), the Administrative Agent shall have received an opinion of McMillan LLP, counsel to the Canadian Credit Parties, as to such matters as the Administrative Agent may reasonably request, and in form and substance reasonably satisfactory to the Administrative Agent.

10.

Within fifteen (15) days of the Waiver Effective Date, (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the European Collateral Agent shall have received any information reasonably requested by the FILO Lender Advisors on assets of Subsidiaries in jurisdictions that are currently not Credit Parties.

11.

Within seventy-five (75) days of the Waiver Effective Date, the Parent Borrower shall use commercially reasonable efforts to deliver or cause to be delivered and perfect or otherwise secure or cause to be perfected or otherwise secured such guarantee and collateral documents as may be reasonably requested by the FILO Lender Advisors in consultation with the Company and its advisors.

12.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent (and, with respect to clause (ii) below, the Required FILO Lenders, in their respective sole discretion), the Company shall pay all outstanding invoices of foreign local counsel to (i) the Agents and the Revolving Credit Lenders and (ii) the FILO Lenders.

13.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), Jones Day Brussels shall provide a capacity opinion as legal advisers to Diebold Nixdorf BV, addressed to the Administrative Agent, the European Collateral Agent and the Lenders.

14.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent and the Required FILO Lenders in their sole discretion), the Administrative Agent shall have received a legal opinion of Jones Day (Netherlands) addressed to the Administrative Agent, the European Collateral Agent and the Lenders with respect to any Borrower and/or Guarantor organized under the laws of the Netherlands, relating to such matters as may be reasonably requested by the Administrative Agent, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

15.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent), Jones Day, Spanish counsel for the Credit Parties shall issue a capacity opinion in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

16.

Within ten (10) Business Days of the Waiver Effective Date (or such longer period of time agreed to by the Administrative Agent), Ashurst LLP, Sucursal en España, Spanish counsel for the FILO Lenders shall issue an enforceability opinion in relation to the documents listed in section 4 above in form and substance reasonably satisfactory to the Administrative Agent and the FILO Lenders.

17.

Within ten (10) Business Days of the Waiver Effective Date, a Swedish law legal opinion issued by Advokatfirman Schjødt AS, filial, counsel for the European Collateral Agent and certain other Credit Parties in form and substance satisfactory to the European Collateral Agent.

18.

Within eight (8) days of the Waiver Effective Date and in any event no later than 29 March 2023, the Administrative Agent and the Required FILO Lenders shall have received a French law capacity opinion of Sullivan & Cromwell LLP with respect to Diebold Nixdorf S.A.S to execute this Amendment and Waiver in a form and substance satisfactory to the Administrative Agent and the Required FILO Lenders.

19.

Within eight (8) days of the Waiver Effective Date and in any event no later than 29 March 2023, the Required FILO Lenders shall have received a French law validity opinion of Ashurst LLP with respect to the French law governed déclaration de nantissement de compte de titres financiers de quatrième rang bis.